AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996

                                                        REGISTRATION NO. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                         CROMPTON & KNOWLES CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

         MASSACHUSETTS                          2860                           04-1218720
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)
                                  ONE STATION PLACE, METRO CENTER
                                    STAMFORD, CONNECTICUT 06902
                                           (203) 353-5400

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              -------------------

                               VINCENT A. CALARCO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CROMPTON & KNOWLES CORPORATION
                        ONE STATION PLACE, METRO CENTER
                          STAMFORD, CONNECTICUT 06902
                                 (203) 353-5400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                              -------------------

                                WITH COPIES TO:

             EDWARD D. HERLIHY, ESQ.                               JOSEPH A. COCO, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
               51 WEST 52ND STREET                                   919 THIRD AVENUE
             NEW YORK, NY 10019-6150                             NEW YORK, NEW YORK 10022
                  (212) 403-1000                                      (212) 735-3000

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

       TITLE OF EACH                                   PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
    CLASS OF SECURITIES           AMOUNT TO BE          OFFERING PRICE        AGGREGATE        REGISTRATION
     TO BE REGISTERED              REGISTERED            PER SHARE(2)     OFFERING PRICE(2)         FEE
Common Stock, $0.10 par
value(1)...................      30,268,054 shares          $11.80         $357,122,574.00    $123,145.72(3)

(1) Includes one attached Preferred Share Purchase Right per share.
(2) Pursuant to Rule 457(f)(1), 457(f)(2) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $357,122,574.00, which equals the sum of (x) the product of (A) $13.09, the average of the high and low prices of the common stock, $.01 par value, of Uniroyal Chemical Corporation (together with the attached Preferred Stock Purchase Rights of Uniroyal Chemical Corporation ("Uniroyal"), "Uniroyal Common Stock") as reported on the Nasdaq National Market on July 18, 1996, and (B) 26,963,367, the total number of shares of Uniroyal Common Stock (including shares issuable pursuant to the exercise of outstanding options, warrants and rights to purchase Uniroyal Common Stock) expected to be exchanged in the merger of a subsidiary of Crompton & Knowles Corporation ("Crompton") with and into Uniroyal (the "Merger"), (y) the product of (A) $100, the book value per share of the Series A Cumulative Redeemable Preferred Stock, $0.01 par value ("Series A Preferred Stock"), of Uniroyal computed as of March 31, 1996, and (B) 29,721, the number of shares of Series A Preferred Stock expected to be exchanged in the Merger, and (z) the product of (A) $100, the book value per share of the Series B Preferred Stock, $0.01 par value ("Series B Preferred Stock"), of Uniroyal computed as of March 31, 1996, and (B) 12,000, the number of shares of Series B Preferred Stock expected to be exchanged in the Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Crompton common stock, $0.10 par value, that could be issued in the Merger based on the maximum share exchange ratio of 1.1111.
(3) $85,769.03 of which was previously paid in connection with the filing by Crompton and Uniroyal on May 24, 1996 of preliminary proxy materials on
    Schedule 14A in connection with the Merger.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         CROMPTON & KNOWLES CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                  FORM S-4 ITEM                     JOINT PROXY STATEMENT/PROSPECTUS HEADING
- -------------------------------------------------  -------------------------------------------

INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                   Front Cover Page of Joint Proxy
                                                   Statement/Prospectus

2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Table of
                                                   Contents

3.    Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information.............  Summary; Comparative Per Share Data; Market
                                                   Price and Dividend Data; The Merger;
                                                   Historical and Unaudited Pro Forma Combined
                                                   Capitalization; Unaudited Pro Forma
                                                   Combined Financial Information; The
                                                   Companies

4.    Terms of Transaction.......................  Summary; The Merger; The Merger Agreement;
                                                   Certain Federal Income Tax Consequences;
                                                   Recent Developments; Comparison of
                                                   Stockholder Rights; Description of Crompton
                                                   Capital Stock

5.    Pro Forma Financial Information............  Summary; Historical and Unaudited Pro Forma
                                                   Combined Capitalization; Unaudited Pro
                                                   Forma Combined Financial Information

6.    Material Contacts With the Company Being
      Acquired...................................  Summary; The Merger; The Merger Agreement;
                                                   Recent Developments

7.    Additional Information Required For
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................  Not Applicable

8.    Interests of Named Experts and Counsel.....  Legal Matters; Experts

9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable

INFORMATION ABOUT THE REGISTRANT

10.   Information With Respect to S-3
      Registrants................................  Not Applicable

11.   Incorporation of Certain Information by
      Reference..................................  Not Applicable

12.   Information With Respect to S-2 or S-3
      Registrants................................  Not Applicable

13.   Incorporation of Certain Information by
      Reference..................................  Not Applicable

14.   Information With Respect to Registrants
      Other Than S-2 or S-3 Registrants..........  Summary; Market Price and Dividend Data;
                                                   The Companies; Recent Developments;
                                                   Selected Historical Financial Data of
                                                   Crompton; Management's Discussion and
                                                   Analysis of Financial Condition and Results
                                                   of Operations of Crompton; Historical and
                                                   Unaudited Pro Forma Combined
                                                   Capitalization; Unaudited Pro Forma
                                                   Combined Financial Information; Index to
                                                   Financial Statements of Crompton & Knowles
                                                   Corporation

INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information With Respect to S-3
      Companies..................................  Incorporation of Certain Documents by
                                                   Reference; Summary; The Merger; Recent
                                                   Developments

16.   Information With Respect to S-2 or S-3
      Companies..................................  Not Applicable

17.   Information With Respect to Companies Other
      Than S-2 or S-3 Companies..................  Not Applicable

VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents, or
      Authorizations Are to be Solicited.........  Incorporation of Certain Documents by
                                                   Reference; Summary; The Special Meetings;
                                                   The Merger; Rights of Dissenting
                                                   Stockholders; Directors and Executive
                                                   Officers of Crompton; Compensation of
                                                   Directors and Executive Officers of
                                                   Crompton; Principal Stockholders of
                                                   Crompton; Stockholder Proposals

19.   Information if Proxies, Consents, or
      Authorizations Are Not to be Solicited, or
      in an Exchange Offer.......................  Not Applicable

                   [Uniroyal Chemical Corporation Letterhead]

                                                                   July   , 1996

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Uniroyal Chemical Corporation ("Uniroyal") to be held at the offices of Uniroyal
Chemical Company, Inc. at Benson Road, Middlebury, Connecticut, on         ,
August   , 1996, at 10:00 a.m., local time.

    At the Special Meeting, you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Crompton & Knowles Corporation ("Crompton") with and into Uniroyal. Upon consummation of the Merger, Uniroyal will become a wholly owned subsidiary of Crompton. The Board of Directors has fixed the close of business on July 9, 1996 as the record date for determining the holders of Uniroyal Common Stock entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Only holders of record of Uniroyal Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

    On the terms and subject to the conditions of the Merger Agreement, each share of Common Stock, $0.01 par value per share, of Uniroyal outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which
will be cancelled) will be converted into       of a share of Crompton Common
Stock. Each share of Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, and Series B Preferred Stock, $0.01 par value per share, of Uniroyal (the "Uniroyal Preferred Stock") issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) and other than shares of Uniroyal Preferred Stock as to which dissenters' rights of appraisal have been asserted and perfected under Delaware
law will be converted into          shares of Crompton Common Stock. Each share
of Crompton Common Stock so issued will include the corresponding right to purchase shares of Series A Junior Participating Preferred Stock of Crompton. Cash will be paid in lieu of any fractional share of Crompton Common Stock.

    Crompton Common Stock is traded on the New York Stock Exchange under the symbol "CNK." It is intended that Uniroyal stockholders will not recognize gain or loss for federal income tax purposes to the extent Crompton Common Stock is received in the Merger in exchange for Uniroyal stock, although the receipt of cash in lieu of fractional shares will be taxable.

    ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

    Your Board of Directors has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Crompton, the Board of Directors of Uniroyal has received the written opinion dated April 30, 1996 of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of shares of Uniroyal Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B and Uniroyal stockholders are urged to read carefully the opinion in its entirety.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR

TO, AND IN THE BEST INTERESTS OF, UNIROYAL AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT UNIROYAL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Uniroyal common stock. Holders of Uniroyal Preferred Stock are not entitled to vote at the Special Meeting.

    In view of the importance of the action to be taken at this important Special Meeting of Uniroyal Stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Crompton and Uniroyal.

    Your vote is important regardless of the number of shares you own. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Uniroyal, at Uniroyal's headquarters prior to the Special Meeting or by attending the Special Meeting and voting in person.

    On behalf of the Board of Directors, I thank you for your past and continuing support.

                                          Sincerely,

                                          ROBERT J. MAZAIKA
                                          Chairman, President and
                                            Chief Executive Officer

                         UNIROYAL CHEMICAL CORPORATION
                      C/O UNIROYAL CHEMICAL COMPANY, INC.
                                  BENSON ROAD
                         MIDDLEBURY, CONNECTICUT 06749

                              -------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST   , 1996
                              -------------------

To the Stockholders of
  Uniroyal Chemical Corporation:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal"), will be held on
      , August   , 1996, at 10:00 a.m., local time, at the offices of Uniroyal
Chemical Company, Inc. at Benson Road, Middlebury, Connecticut, for the following purposes:

    1. To consider and vote on a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), by and among Uniroyal, Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"), and Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of Crompton ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton,
(ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of Uniroyal common stock, par value $0.01 per share (together with the attached preferred stock purchase rights of Uniroyal, "Uniroyal Common
Stock"), will be converted into       (the "Exchange Ratio") shares of Crompton
common stock, par value $0.10 per share (together with the attached preferred share purchase rights, "Crompton Common Stock") (with cash in lieu of fractional shares), and (iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of Uniroyal and of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, "Uniroyal Preferred Stock"), of
Uniroyal will be converted into       shares of Crompton Common Stock (with cash
in lieu of fractional shares). A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on July 9, 1996, as the record date (the "Record Date") for the determination of the holders of Uniroyal Common Stock entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Uniroyal Common Stock entitled to vote at the meeting. The executive officers and Directors of Uniroyal and certain of their affiliates have expressed an intention to vote in favor of the Merger Proposal. Holders of Uniroyal Common Stock will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

    Holders of Uniroyal Preferred Stock as of the Record Date are entitled to notice of, but are not entitled to vote such shares at, the meeting. Dissenters' appraisal rights will be available in connection with the Merger to those holders of Uniroyal Preferred Stock who meet and comply with the requirements of
Section 262 of the Delaware General Corporation Law, a copy of which is attached as

Annex D to, and a summary of which is set forth under the caption "Rights of Dissenting Stockholders" in, the accompanying Joint Proxy Statement/Prospectus.

    Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

    THE BOARD OF DIRECTORS OF UNIROYAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, UNIROYAL AND ITS STOCKHOLDERS. ACCORDINGLY, THE UNIROYAL BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In considering the Uniroyal Board's recommendation, certain members of the Uniroyal Board may be deemed to have interests in addition to or potentially different from the interests of stockholders of Uniroyal generally, as more fully described under the caption "The Merger--Interests of Certain Persons in the Merger" in the accompanying Joint Proxy Statement/Prospectus.

                                          By Order of the Board of Directors

                                          IRA J. KRAKOWER
                                          Secretary

Middlebury, Connecticut
July   , 1996

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                  [Crompton & Knowles Corporation Letterhead]

                                                                   July   , 1996

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Crompton & Knowles Corporation ("Crompton") to be held at Crompton's corporate
offices at One Station Place, Metro Center, Stamford, Connecticut, on         ,
August   , 1996, at 10:00 a.m., local time.

    At the Special Meeting, you will be asked to vote on a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Crompton with and into Uniroyal Chemical Corporation ("Uniroyal"). Upon consummation of the Merger, Uniroyal will become a wholly owned subsidiary of Crompton, and Uniroyal stockholders will be
entitled to receive          (the "Exchange Ratio") shares of Crompton common
stock for each share of Uniroyal common stock held by them. As a result of the Merger and the transactions contemplated thereby, it is currently contemplated
that Crompton will issue up to approximately          additional shares of
Crompton common stock. Approval and adoption of the Merger Proposal will also constitute approval of an amendment to Crompton's 1988 Long Term Incentive Plan to increase the number of shares of Crompton common stock reserved for issuance thereunder by 6,000,000 shares.

    ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

    Your Board of Directors has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Uniroyal, the Board of Directors of Crompton has received a written opinion dated April 30, 1996 from its financial advisor, Salomon Brothers Inc ("Salomon Brothers"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to Crompton from a financial point of view. The full text of the written opinion of Salomon Brothers, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex C and should be read carefully in its entirety.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CROMPTON AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY AND RECOMMENDS THAT CROMPTON STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In view of the importance of the action to be taken at this important Special Meeting of Crompton Stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Crompton and Uniroyal. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible in the enclosed envelope.

                                          Very truly yours,

                                          VINCENT A. CALARCO
                                          Chairman, President and
                                            Chief Executive Officer

                         CROMPTON & KNOWLES CORPORATION
                        ONE STATION PLACE, METRO CENTER
                          STAMFORD, CONNECTICUT 06902

                              -------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST   , 1996
                              -------------------

To the Stockholders of
  Crompton & Knowles Corporation:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"), will be held on
      , August   , 1996, at 10:00 a.m., local time, at Crompton's corporate offices at One Station Place, Metro Center, Stamford, Connecticut, for the following purposes:

    1. To consider and vote on a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), by and among Crompton, Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of Crompton ("Subcorp"), and Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal"), pursuant to which, among other things, (i) Subcorp will be merged (the "Merger") with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of Uniroyal common stock, par value $0.01 per share (together with the attached preferred stock purchase rights of Uniroyal), will be converted
into     (the "Exchange Ratio") shares of Crompton common stock, par value $0.10 per share (together with the attached preferred share purchase rights, "Crompton Common Stock") (with cash in lieu of fractional shares), and (iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of Uniroyal and of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, "Uniroyal Preferred Stock"), of
Uniroyal will be converted into       shares of Crompton Common Stock (with cash
in lieu of fractional shares). Approval and adoption of the Merger Proposal will also constitute approval of an amendment to Crompton's 1988 Long Term Incentive Plan to increase the number of shares of Crompton Common Stock reserved for issuance thereunder by 6,000,000 shares. The consummation of the Merger is a condition to the effectiveness of such amendment. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Crompton is seeking stockholder approval of the Merger Agreement to comply with (i) certain requirements of the New York Stock Exchange, Inc. governing the listing of Crompton Common Stock thereon and relating to the issuance of the shares of Crompton Common Stock in the Merger and (ii) certain requirements of the Securities Exchange Act of 1934, as amended, governing the qualification of Crompton's 1988 Long Term Incentive Plan under certain provisions thereof. The Board of Directors has fixed the close of business on July 9, 1996, as the record date (the "Record Date") for the determination of the holders of Crompton Common Stock entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Crompton Common Stock present in person, or represented by proxy, and entitled to vote at the Special Meeting, provided that the total votes cast represent over 50% of the shares of Crompton Common Stock issued and outstanding on the Record Date. Crompton stockholders will not be entitled to dissenters' appraisal rights under Massachusetts law or any other statute in connection with the Merger.

    Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors

                                          JOHN T. FERGUSON II
                                          Secretary

Stamford, Connecticut
July   , 1996

                         CROMPTON & KNOWLES CORPORATION
                                      AND
                         UNIROYAL CHEMICAL CORPORATION
                             JOINT PROXY STATEMENT
                              -------------------
                         CROMPTON & KNOWLES CORPORATION
                                   PROSPECTUS
                              -------------------

    This Joint Proxy Statement/Prospectus is being furnished to holders of shares of common stock, par value $0.10 per share (together with the attached preferred share purchase rights, "Crompton Common Stock"), of Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"), in connection with the solicitation of proxies by the Board of Directors of Crompton for use at the
Special Meeting of Crompton Stockholders to be held on             , August   ,
1996, at Crompton's corporate offices at One Station Place, Metro Center, Stamford, Connecticut, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Crompton Special Meeting").

    This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of common stock, par value $0.01 per share (together with the attached preferred stock purchase rights, "Uniroyal Common Stock"), of Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal"), in connection with the solicitation of proxies by the Board of Directors of Uniroyal for use at the
Special Meeting of Uniroyal Stockholders to be held on             , August   ,
1996, at the offices of Uniroyal Chemical Company, Inc. at Benson Road, Middlebury, Connecticut, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Uniroyal Special Meeting").

    At the Crompton Special Meeting and the Uniroyal Special Meeting, holders of Crompton Common Stock ("Crompton Stockholders") and holders of Uniroyal Common Stock ("Uniroyal Stockholders") as of the close of business on the Crompton Record Date and Uniroyal Record Date (each as hereinafter defined), respectively, will be asked at their respective meetings to consider and vote on the Merger Proposal (as hereinafter defined) to approve and adopt the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of Crompton ("Subcorp"), with and into Uniroyal. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of
Uniroyal Common Stock will be converted into          (the "Exchange Ratio")
shares of Crompton Common Stock (with cash in lieu of fractional shares), and
(iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of Uniroyal and of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, "Uniroyal Preferred Stock"), of
Uniroyal will be converted into       shares of Crompton Common Stock (with cash
in lieu of fractional shares). See "The Merger Agreement--Merger Consideration."

    Approval and adoption of the Merger Proposal by Crompton Stockholders will also constitute approval of an amendment to Crompton's 1988 Long Term Incentive Plan (the "Crompton 1988 LTI Plan") to increase the number of shares of Crompton Common Stock reserved for issuance thereunder by 6,000,000 shares. The consummation of the Merger is a condition to the effectiveness of such amendment. See "The Special Meetings--Crompton 1988 LTI Plan Amendment."

    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Crompton with respect to the shares of Crompton Common Stock to be issued by Crompton in the Merger described herein in exchange for the issued and outstanding shares of Uniroyal Common Stock and of Uniroyal Preferred Stock. Crompton Common Stock is quoted on the New York Stock Exchange (the "NYSE")
under the symbol "CNK." On July   , 1996, the closing price of Crompton Common
Stock on the NYSE Composite Tape was $         . Uniroyal Common Stock is quoted
on the Nasdaq National Market (the "NASDAQ/NM") under the symbol "UCHM." On
July   , 1996, the last sale price of Uniroyal Common Stock on the NASDAQ/NM was
$         . Crompton Stockholders and Uniroyal Stockholders should obtain current quotes for the Crompton Common Stock and Uniroyal Common Stock.

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Crompton has been supplied by Crompton. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Uniroyal has been supplied by Uniroyal.

    This Joint Proxy Statement/Prospectus, the Letter to Crompton Stockholders, the Notice of the Crompton Special Meeting and the form of proxy for use at the Crompton Special Meeting are first being mailed to Crompton Stockholders on or
about July   , 1996. This Joint Proxy Statement/Prospectus, the Letter to
Uniroyal Stockholders, the Notice of the Uniroyal Special Meeting and the form of proxy for use at the Uniroyal Special Meeting are first being mailed to
Uniroyal Stockholders on or about July   , 1996. Any stockholder who has given
his, her or its proxy may revoke it at any time prior to its use. See "The Special Meetings--Voting of Proxies."

                              -------------------

      The date of this Joint Proxy Statement/Prospectus is July   , 1996.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CROMPTON COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CROMPTON OR UNIROYAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Each of Crompton and Uniroyal is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by either Crompton or Uniroyal with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or through the World Wide Web (http://www.sec.gov). Crompton Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Crompton are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Uniroyal Common Stock is quoted on the NASDAQ/NM, and such reports, proxy statements and other information concerning Uniroyal are available for inspection and copying at the Public Reference Section of the NASDAQ/NM at 1737 K Street, N.W., Washington, D.C. 20006.

    Crompton has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), with respect to the shares of Crompton Common Stock to be issued in the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Crompton and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Uniroyal with the Commission pursuant to the Exchange Act (Commission File No. 0-25586) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. The description of Uniroyal Common Stock contained in Uniroyal's Registration Statement on Form 8-A filed with the Commission on February 17, 1995, and any amendment or report filed for the purpose of updating such description;

    2. The description of Uniroyal Preferred Stock Purchase Rights (the "Uniroyal Rights") contained in Uniroyal's Current Report on Form 8-K dated April 13, 1993 and incorporated by reference in Uniroyal's Registration Statement on Form 8-A filed with the Commission on February 17, 1995 (as amended by Form 8-A/A No. 1 filed with the Commission on November 2, 1995, and by Form 8-A/A No. 2 filed with the Commission on May 8, 1996), and any amendment or report filed for the purpose of updating such description;

    3. Uniroyal's Annual Report on Form 10-K for the fiscal year ended October 1, 1995 (the "1995 Uniroyal Form 10-K");

    4. Uniroyal's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995 and March 31, 1996; and

    5. Uniroyal's Current Report on Form 8-K dated October 31, 1995.

    All reports and other documents filed with the Commission by Uniroyal pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Uniroyal Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO UNIROYAL THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO UNIROYAL CHEMICAL CORPORATION, C/O UNIROYAL CHEMICAL COMPANY, INC., BENSON ROAD, MIDDLEBURY, CONNECTICUT 06749; ATTENTION: IRA J. KRAKOWER, SECRETARY; TELEPHONE:
(203) 573-2000. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS
SHOULD BE MADE BY AUGUST   , 1996.

                               TABLE OF CONTENTS
                                        PAGE
                                        ----
AVAILABLE INFORMATION................    iii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..........................     iv
SUMMARY..............................      1
  The Companies......................      1
  The Special Meetings...............      1
  The Merger.........................      4
  Certain Federal Income Tax
    Consequences.....................      9
  Comparison of Stockholder Rights...     10
  Selected Historical and Unaudited
    Pro Forma Combined Financial
    Data.............................     11
  Unaudited Selected Pro Forma
    Combined Financial Data..........     13
COMPARATIVE PER SHARE DATA...........     15
MARKET PRICE AND DIVIDEND DATA.......     18
THE SPECIAL MEETINGS.................     19
  General............................     19
  Matters to Be Considered at the
    Special Meetings.................     19
  The Crompton 1988 LTI Plan
    Amendment........................     20
  Record Date; Vote Required; Voting
    at the Meetings..................     25
  Voting of Proxies..................     26
  Solicitation of Proxies............     27
  Recommendations of the Boards of
    Directors........................     27
  Appraisal Rights...................     28
THE MERGER...........................     28
  Background of the Merger...........     28
  Reasons for the Merger;
    Recommendations of the Boards of
    Directors........................     30
  Opinion of Uniroyal's Financial
    Advisor..........................     33
  Opinion of Crompton's Financial
    Advisor..........................     39
  Interests of Certain Persons in the
    Merger...........................     44
  Accounting Treatment...............     46
  Regulatory Approvals...............     47
  Federal Securities Law
    Consequences.....................     47
  Uniroyal Rights Agreement
    Amendment........................     48
  Certain Litigation.................     48
THE MERGER AGREEMENT.................     49
  The Merger.........................     49
  Merger Consideration...............     49
  Exchange Procedures................     50
  Representations, Warranties and
    Covenants........................     50
  No Negotiation or Solicitation.....     54
  Conditions.........................     55

                                        PAGE
                                        ----
  Uniroyal Stock Options and
    Warrants.........................     56
  Employee Benefits..................     57
  Termination; Effect of
    Termination......................     57
  Amendment and Waiver...............     59
  Expenses...........................     59
RIGHTS OF DISSENTING STOCKHOLDERS....     59
  Crompton Stockholders..............     59
  Uniroyal Stockholders; Holders of
    Uniroyal Preferred Stock.........     59
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES.......................     62
THE COMPANIES........................     63
  Business of Uniroyal...............     63
  Business of Crompton...............     63
RECENT DEVELOPMENTS..................     69
  Issuance of Crompton Common
    Stock............................     69
  Description of Certain
    Indebtedness.....................     69
  Crompton Second Quarter Earnings...     70
SELECTED HISTORICAL FINANCIAL DATA OF
  CROMPTON...........................     71
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF CROMPTON..........     72
  Financial Condition and
    Liquidity........................     72
  Operating Results--1995 as Compared
    to 1994..........................     73
  Operating Results--1994 as Compared
    to 1993..........................     74
  First Quarter Results..............     75
HISTORICAL AND UNAUDITED PRO FORMA
  COMBINED CAPITALIZATION............     77

  Notes to Historical and Unaudited
    Pro Forma Combined
    Capitalization...................     78
UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION..............     79
  Unaudited Pro Forma Combined
    Balance Sheet....................     80
  Unaudited Pro Forma Combined
    Statement of Operations..........     81
  Notes to Unaudited Pro Forma
    Combined Financial Information...     86
DIRECTORS AND EXECUTIVE OFFICERS OF
  CROMPTON...........................     88
  Directors of Crompton..............     88
  Board Meetings and Committees......     89
  Executive Officers of Crompton.....     89
COMPENSATION OF DIRECTORS AND
  EXECUTIVE OFFICERS OF CROMPTON.....     90
  Compensation of Directors..........     90

                                        PAGE
                                        ----

  Report of the Committee on
    Executive Compensation...........     91
  Performance Graphs.................     94
  Executive Compensation.............     96
PRINCIPAL STOCKHOLDERS OF CROMPTON...    100
COMPARISON OF STOCKHOLDER RIGHTS.....    101
  Action by Written Consent of
    Stockholders.....................    101
  Amendment of Charter Documents.....    101
  Voting Rights of Preferred
    Stockholders.....................    102
  Stockholder Voting.................    102
  Control Share Statutes.............    102
  Stockholder Approval of Certain
    Business Combinations............    103
  Appraisal Rights...................    104
  Amendment of By-Laws...............    104
  Limitation on Directors' Liability;
    Indemnification of Officers and
    Directors........................    105
  Classified Board of Directors......    105
  Cumulative Voting for Directors....    106
  Removal of Directors...............    106
  Newly Created Directorships and
    Vacancies........................    106
  Special Meetings...................    107
  Inspection Rights..................    107
[CAPTION]
                                        PAGE
                                        ----
[S]                                     [C]
  Election of Directors..............    108
  Dividends..........................    108
  Stockholder Rights Plan............    108
DESCRIPTION OF CROMPTON CAPITAL
  STOCK..............................    110
  Crompton Common Stock..............    110
  Preferred Share Purchase Rights....    110
  Certain Charter and By-Law
    Provisions.......................    111
LEGAL MATTERS........................    111
EXPERTS..............................    111
STOCKHOLDER PROPOSALS................    111
INDEX TO FINANCIAL STATEMENTS OF
  CROMPTON & KNOWLES CORPORATION.....    F-1
ANNEXES:
  A--Agreement and Plan of Merger,
     dated as of April 30, 1996, by
     and among Crompton & Knowles
     Corporation, Tiger Merger Corp.
     and Uniroyal Chemical
     Corporation.....................    A-1
  B--Opinion of Morgan Stanley & Co.
     Incorporated, dated April 30,
     1996............................    B-1
  C--Opinion of Salomon Brothers
     Inc, dated April 30, 1996.......    C-1
  D--Section 262 of the Delaware
     General Corporation Law.........    D-1

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto (the "Joint Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Crompton Stockholders and Uniroyal Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

UNIROYAL

    Uniroyal, through its subsidiaries, is a major multinational manufacturer of a wide variety of specialty chemical products, including specialty elastomers, rubber chemicals, crop protection chemicals and additives for the plastics and lubricants industries. Uniroyal produces high value added products which are currently marketed in approximately 120 countries. The principal executive offices of Uniroyal are located at Benson Road, Middlebury, Connecticut 06749, and its telephone number is (203) 573-2000. See "The Companies--Business of Uniroyal."

CROMPTON

    Crompton is engaged in the manufacture and sale of specialty chemicals and specialty process equipment and controls which are marketed throughout the world. Crompton's line of specialty value-added chemicals includes textile and industrial dyes and auxiliary chemicals, reaction flavors, specialty sweeteners, food colors and inactive pharmaceutical additives and coatings. Crompton's specialty process equipment and controls business consists primarily of the manufacture and sale of plastics and rubber extrusion equipment and integrated extrusion systems, industrial blow molding equipment and electronic controls. The principal executive offices of Crompton are located at One Station Place, Metro Center, Stamford, Connecticut 06902, and its telephone number is (203) 353-5400. See "The Companies--Business of Crompton."

                              THE SPECIAL MEETINGS

CROMPTON SPECIAL MEETING

    Date, Time and Place of Crompton Special Meeting. The Crompton Special Meeting will be held at Crompton's corporate offices at One Station Place, Metro
Center, Stamford, Connecticut 06902, on           , August   , 1996, at 10:00
a.m., local time, for the following purposes:

        1. To consider and vote on a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be
    cancelled) of Uniroyal Common Stock will be converted into       shares of
    Crompton Common Stock (with cash in lieu of fractional shares), and (iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Uniroyal Preferred Stock will be converted
    into       shares of Crompton Common Stock (with cash in lieu of fractional shares). Approval and adoption of the Merger Proposal will also constitute approval of an amendment to the Crompton 1988 LTI Plan to increase the number of shares of Crompton Common Stock reserved for issuance thereunder by 6,000,000 shares. The consummation of the Merger is a condition to the effectiveness of such amendment. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. For additional information with respect to the amendment of the Crompton 1988 LTI Plan, see "The Special Meeting--The Crompton 1988 LTI Plan Amendment."

        2. To transact such other business as may properly come before the Crompton Special Meeting.

    Reasons For Seeking Stockholder Approval. Crompton is seeking stockholder approval of the Merger Proposal to comply with (i) certain requirements of the NYSE governing the listing of Crompton Common Stock thereon and relating to the issuance of the shares of Crompton Common Stock in the Merger and (ii) certain requirements of the Exchange Act governing the qualification of the Crompton 1988 LTI Plan under certain provisions thereof. Approval of the Merger Proposal is not required by Massachusetts law or the Articles of Organization, as amended and restated (the "Crompton Articles"), or By-Laws (the "Crompton By-Laws") of Crompton. If Crompton were to consummate the Merger without stockholder approval, the Crompton Common Stock could not remain listed on the NYSE. See "The Special Meetings--Record Date; Vote Required; Voting at the Meetings--Crompton" and "The Special Meetings--The Crompton 1988 LTI Plan Amendment."

    Record Date. Only Crompton Stockholders of record at the close of business on July 9, 1996 (the "Crompton Record Date"), will be entitled to notice of and to vote at the Crompton Special Meeting. As of the Crompton Record Date, there were approximately 48,039,309 shares of Crompton Common Stock outstanding held by approximately 4,474 holders of record. Each holder of record of Crompton Common Stock on the Crompton Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Crompton Special Meeting. See "The Special Meetings--Record Date; Vote Required; Voting at the Meetings--Crompton."

    Required Vote. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Crompton Common Stock present in person, or represented by proxy, and entitled to vote at the Crompton Special Meeting, provided that the total votes cast represent over 50% of the shares of Crompton Common Stock issued and outstanding on the Crompton Record Date. As of the Crompton Record Date, the directors and executive officers of Crompton and certain of their affiliates owned approximately 4% of the outstanding Crompton Common Stock and each such person has advised Crompton that such person intends to vote in favor of the Merger Proposal. See "The Special Meetings--Record Date; Vote Required; Voting at the Meetings--Crompton."

    Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of Crompton, before the taking of the vote at the Crompton Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Crompton Special Meeting and voting in person.

    Recommendation of the Board of Directors. The Board of Directors of Crompton (sometimes hereinafter referred to as the "Crompton Board") has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Crompton and the Crompton Stockholders. Accordingly, the Crompton Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Crompton Stockholders vote FOR the approval and adoption of the Merger Agreement.

    Appraisal Rights. Crompton Stockholders will not be entitled to dissenters' appraisal rights under Massachusetts law or any other statute in connection with the Merger. See "Rights of Dissenting Stockholders--Crompton Stockholders" and "Comparison of Stockholder Rights--Appraisal Rights."

UNIROYAL SPECIAL MEETING

    Date, Time and Place of Uniroyal Special Meeting. The Uniroyal Special Meeting will be held at the offices of Uniroyal Chemical Company, Inc. at Benson
Road, Middlebury, Connecticut 06749, on           , August   , 1996, at 10:00
a.m., local time, for the following purposes:

        1. To consider and vote on the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

        2. To transact such other business as may properly come before the Uniroyal Special Meeting.

    Record Date. Only Uniroyal Stockholders of record at the close of business on July 9, 1996 (the "Uniroyal Record Date"), will be entitled to notice of and to vote at the Uniroyal Special Meeting. As of the Uniroyal Record Date, there were approximately 24,308,403 shares of Uniroyal Common Stock outstanding held by approximately 358 holders of record. Each holder of record of Uniroyal

Common Stock on the Uniroyal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Uniroyal Special Meeting. Holders of Uniroyal Preferred Stock as of the Uniroyal Record Date are entitled to notice of, but are not entitled to vote such shares at, the Uniroyal Special Meeting. See "The Special Meetings--Record Date; Vote Required; Voting at the Meetings--Uniroyal."

    Required Vote. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Uniroyal Common Stock outstanding and entitled to vote thereon. A vote of the holders of outstanding shares of Uniroyal Preferred Stock is not required to approve and adopt the Merger Proposal. As of the Uniroyal Record Date, the directors and executive officers of Uniroyal and certain of their affiliates owned approximately 4% of the outstanding Uniroyal Common Stock and each such person has advised Uniroyal that such person intends to vote in favor of the Merger Proposal. See "The Special Meetings--Record Date; Vote Required; Voting at the Meetings--Uniroyal."

    Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of Uniroyal, before the taking of the vote at the Uniroyal Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Uniroyal Special Meeting and voting in person.

    Recommendation of the Board of Directors. The Board of Directors of Uniroyal (sometimes hereinafter referred to as the "Uniroyal Board") has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Uniroyal and the Uniroyal Stockholders. Accordingly, the Uniroyal Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Uniroyal Stockholders vote FOR the approval and adoption of the Merger Agreement. In considering the Uniroyal Board's recommendation, certain members of the Uniroyal Board may be deemed to have interests in addition to or potentially different from the interests of stockholders of Uniroyal generally. See "The Merger--Interests of Certain Persons in the Merger."

    Appraisal Rights. Uniroyal Stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. Dissenters' appraisal rights will be available in connection with the Merger to those holders of Uniroyal Preferred Stock who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"). Such holders who comply with the procedural requirements of Section 262 of the DGCL will have the right to obtain a cash payment for the "fair value" of their shares of Uniroyal Preferred Stock (excluding any element of value arising from the accomplishment or expectation of the Merger) if the Merger is consummated.

    In order to comply with the requirements of Section 262 of the DGCL, among other things, a holder of shares of Uniroyal Preferred Stock must deliver to Uniroyal, prior to the vote on the Merger Proposal at the Uniroyal Special Meeting, a written demand for appraisal of his shares of Uniroyal Preferred Stock. A proxy or vote against the Merger will not constitute such a demand. Further, such a holder wishing to exercise his dissenters' appraisal rights must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares until the date of consummation of the Merger and must not vote in favor of the Merger Proposal. In addition, within 120 days after the consummation of the Merger, but not thereafter, Uniroyal or any stockholder entitled to dissenters' appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of Uniroyal Preferred Stock held by any such stockholders. Uniroyal is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of the Uniroyal Preferred Stock to initiate all necessary action to perfect their dissenters' appraisal rights within the time prescribed in Section 262. See "Rights of Dissenting Stockholders--Uniroyal Stockholders; Holders of Uniroyal Preferred Stock" and "Comparison of Stockholder Rights--Appraisal Rights."
Section 262 of the DGCL is set forth in Annex D to this Joint Proxy Statement/Prospectus.

                                   THE MERGER

GENERAL; EXCHANGE RATIO

    Upon consummation of the Merger pursuant to the Merger Agreement, (i) each share of Uniroyal Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) will be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio (as calculated below), and (ii) each share of Uniroyal Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) will be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio multiplied by 6.667. No certificates for fractional shares of Crompton Common Stock will be issued in the Merger, and to the extent that an outstanding share of Uniroyal Common Stock or Uniroyal Preferred Stock would otherwise have become a fractional share of Crompton Common Stock, the holder thereof will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Crompton Common Stock on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

    On July   , 1996, pursuant to the Merger Agreement, the Exchange Ratio of was calculated by Crompton and Uniroyal, with the consultation of their respective financial and legal advisors, by dividing $15.00 by the "Acquiror Transaction Value" (as defined below), and rounding to four decimal places; provided, however, that notwithstanding the foregoing, the Exchange Ratio could not be less than 0.9091 nor more than 1.1111. The term "Acquiror Transaction Value" means the average closing price on the NYSE Composite Tape of Crompton Common Stock for the twenty NYSE trading days ending with the third NYSE trading day immediately preceding the date of mailing of this Joint Proxy
Statement/Prospectus. The Acquiror Transaction Value was $         (calculated
as described above based on the July   , 1996 mailing date of this Joint Proxy
Statement/Prospectus). Consummation of the Merger and the conversion of Uniroyal Common Stock and Uniroyal Preferred Stock into Crompton Common Stock as described above are subject to the satisfaction or waiver of certain conditions (see "The Merger Agreement--Conditions") and the right of one or both of Uniroyal and Crompton to terminate the Merger Agreement under certain circumstances as described under the caption "The Merger Agreement--Termination; Effect of Termination."

    See "The Merger Agreement--Merger Consideration."

UNIROYAL STOCK OPTIONS AND WARRANTS

    At the Effective Time, each unexpired and unexercised option or right to purchase shares of Uniroyal Common Stock under stock option plans and stock purchase plans of Uniroyal in effect on the date of the Merger Agreement which has been granted to current or former directors, officers, employees, consultants or independent contractors of Uniroyal or its subsidiaries by Uniroyal (each, a "Uniroyal Option") will be automatically converted into an option (a "Crompton Exchange Option") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Uniroyal Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Option immediately before the Effective Time (including, without limitation, the acceleration of the exercisability of each such option upon the consummation of the Merger and the length of the period of continuing exercisability of each such option after any termination of the employment of the respective optionee); provided that with respect to any Uniroyal Option that is an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Uniroyal Record Date, approximately 2,540,014 shares of Uniroyal Common Stock were issuable upon the exercise of outstanding

Uniroyal Options, which options will be converted to become approximately Crompton Exchange Options at the Effective Time. Each of the executive officers and directors of Uniroyal currently hold Uniroyal Options which will become Crompton Exchange Options. Pursuant to the terms of the stock option agreements under which the Uniroyal Options were issued, the unvested portion of each Uniroyal Option will vest upon consummation of the Merger.

    Also at the Effective Time, each unexpired and unexercised warrant to purchase shares of Uniroyal Common Stock under the Warrant Agreement, dated as of October 30, 1989, between Uniroyal and Avery, Inc. (each, a "Uniroyal Warrant") will be converted into a warrant (a "Crompton Exchange Warrant") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Uniroyal Warrant divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Warrant immediately before the Effective Time.

    See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement-- Uniroyal Stock Options and Warrants."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

    The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. This filing will be made on a date (the "Closing Date") specified by Crompton and Uniroyal, which date will be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as Crompton and Uniroyal may mutually agree. See "The Merger Agreement--The Merger" and "The Merger Agreement--Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to fulfillment (or waiver) of the following conditions, among others, (i) approval by Uniroyal Stockholders (which approval may not be legally waived) and approval by Crompton Stockholders of the Merger Proposal; (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger having been issued and remaining in effect, and no statute, rule or regulation having been enacted by any governmental authority which prevents the consummation of the Merger; (iii) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which expired on June 13, 1996, and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any governmental authority in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby having been obtained; (iv) the Commission having declared the Registration Statement effective, and, at the Effective Time, no stop order or similar restraining order having been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger; (v) receipt by Uniroyal and Crompton of legal opinions to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (vi) receipt by Crompton of a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; (vii) receipt by Uniroyal of a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; (viii) authorization for inclusion on the NYSE of the shares of Crompton Common Stock to be issued in the Merger, subject to official notice of issuance; (ix) execution of certain employment agreements with certain officers of Uniroyal (see "The Merger--Interests of Certain Persons in the Merger"); (x) receipt by each of Crompton and Uniroyal of written undertakings from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of the other party within the meaning of Rule 145 under the Securities Act at least 35 days prior to the other party's special meeting;

and (xi) no action having been instituted by any governmental authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding.

    In addition, consummation of the Merger by any party to the Merger Agreement is conditioned upon the representations and warranties of the other parties being true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party, and performance in all material respects of each obligation and agreement and compliance in all material respects with each covenant to be performed and complied with by the other parties thereto. Uniroyal's obligation to consummate the Merger is further conditioned upon Crompton's having entered into satisfactory arrangements with respect to the consolidated indebtedness of the combined company. See "The Merger--Accounting Treatment," "The Merger--Interests of Certain Persons in the Merger," "The Merger--Regulatory Approvals," "The Merger Agreement--Representations, Warranties and Covenants" and "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon, among other things, Crompton's receipt of a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP to the effect that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and Uniroyal's receipt of a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP to the same effect. See "The Merger-- Accounting Treatment."

REGULATORY APPROVALS

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On May 14, 1996, Crompton and Uniroyal submitted the required filings to the FTC and the Antitrust Division. On June 13, 1996, the applicable waiting period expired without the Antitrust Division or FTC taking any action.

    Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any United States Federal or state agency.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Uniroyal. The Uniroyal Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors described under the caption "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors-- Uniroyal."

    THE BOARD OF DIRECTORS OF UNIROYAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, UNIROYAL AND THE UNIROYAL STOCKHOLDERS. ACCORDINGLY, THE UNIROYAL BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT UNIROYAL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In considering the Uniroyal Board's recommendation, certain members of the Uniroyal Board may be deemed to have interests in addition to or potentially different from the interests of stockholders of Uniroyal generally. See "The Merger--Interests of Certain Persons in the Merger."

    Crompton. The Crompton Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors described under the caption "The Merger-- Reasons for the Merger; Recommendations of the Boards of Directors-- Crompton."

    THE BOARD OF DIRECTORS OF CROMPTON HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CROMPTON AND THE CROMPTON STOCKHOLDERS. ACCORDINGLY, THE CROMPTON BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT CROMPTON STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF UNIROYAL'S FINANCIAL ADVISOR

    Uniroyal engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor in connection with the Merger. At the April 30, 1996, Board meeting at which the Merger Agreement was approved by the Uniroyal Board, Morgan Stanley delivered its written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of shares of Uniroyal Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. As of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley owns 6% of the outstanding shares of Uniroyal Common Stock. The full text of the written opinion of Morgan Stanley, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Annex B and Uniroyal Stockholders are urged to read carefully the opinion in its entirety. Uniroyal does not intend to obtain any further opinion of Morgan Stanley in respect of the Merger. See "The Merger--Opinion of Uniroyal's Financial Advisor."

OPINION OF CROMPTON'S FINANCIAL ADVISOR

    Salomon Brothers Inc ("Salomon Brothers") has acted as financial advisor to Crompton in connection with the Merger and has delivered its written opinion dated April 30, 1996, to the Crompton Board to the effect that, based upon and subject to the various considerations set forth therein, as of April 30, 1996, the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to Crompton from a financial point of view. The full text of the written opinion of Salomon Brothers, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Annex C and should be read carefully in its entirety. Crompton does not intend to obtain any further opinion of Salomon Brothers in respect of the Merger. See "The Merger--Opinion of Crompton's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Uniroyal's management and the Uniroyal Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of stockholders of Uniroyal generally. The following is a summary of such interests. It is anticipated that Messrs. Castaldi, Krakower, Mazaika and Melore will terminate their employment with Uniroyal upon the Merger for "Good Reason" in accordance with their Employment Agreements. Upon such terminations, certain severance payments become due pursuant to their respective Employment Agreements and Supplemental Executive Retirement Agreements and pro rata bonus payments become due as agreed by Crompton and Uniroyal. The aggregate amounts payable to each individual if all four such terminations were to occur on August 1, 1996 are estimated to be $2,484,552, $3,445,532, $14,225,336 and $2,546,317 for Messrs. Castaldi,
Krakower, Mazaika and Melore, respectively. Messrs. Eisenberg, Ingulli, Johnson and Stephenson have agreed in principle with Crompton to enter into amendments to their current employment agreements with Uniroyal which will provide for, among other things, sign on bonuses of approximately $365,800, $914,700, $746,134 and $355,750 for Messrs. Eisenberg, Ingulli, Johnson and Stephenson, respectively. Options to purchase Uniroyal Common Stock granted under the 1993 Uniroyal Chemical Corporation Stock Option Plan (the "Stock Option Plan") which are not currently exercisable will become fully exercisable upon the Merger. Messrs. Eisenberg, Ingulli, Krakower, Johnson, Mazaika, Melore and Stephenson hold options to purchase 93,184, 172,933, 124,541, 208,062, 438,720, 71,823 and
57,141 shares of Uniroyal Common Stock half of which are currently exercisable and the balance of which will become exercisable upon the Merger. Mr. Castaldi holds options to purchase 150,000 shares of Uniroyal Common Stock, one-third of which are currently exercisable and the balance of which will become exercisable upon the Merger. Messrs. Begel, Bernhard, Corless and Kolton each hold options to purchase 16,000 shares of Uniroyal Common Stock, 13,000 of which are currently exercisable and the balance of which will become exercisable upon the Merger. The potential realizable value of Messrs. Eisenberg's, Ingulli's, Krakower's, Johnson's, Mazaika's, Melore's, Stephenson's, Castaldi's, Begel's, Bernhard's, Corless' and Kolton's options which become exercisable upon the Merger is approximately $174,720, $324,251, $233,516, $390,116, $822,600,
$134,670, $107,141, $390,625, $14,500, $14,500, $14,500 and $14,500,
respectively, calculated, for each such option, by subtracting the exercise price of such option from $15, the per share valuation of Uniroyal Common Stock. Additionally, the Merger Agreement provides that immediately after the Effective Time, Crompton will take action to cause Messrs. Mazaika, Begel and Corless to be elected to the Crompton Board, upon which they will receive such benefits and compensation as the other members of the Crompton Board. The Merger Agreement also provides that Crompton will, to the fullest extent permitted by applicable law, indemnify present and former officers, directors, employees, trustees or agents of Uniroyal and its subsidiaries or divisions against certain liabilities. Crompton has also agreed to cause Uniroyal to maintain in effect for at least six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Uniroyal with respect to matters occurring prior to the Effective Time, subject to certain limitations. In addition, the Uniroyal Board, the executive officers of Uniroyal as well as certain key employees own options and rights to purchase Uniroyal Common Stock which will become fully exercisable, to the extent such options and purchase rights are not currently exercisable, upon consummation of the Merger. Pursuant to the Merger Agreement all outstanding options and purchase rights will be converted into options with respect to Crompton Common Stock. Additionally, Crompton has agreed to provide for at least two years after the Effective Time, benefits to employees of Uniroyal and its subsidiaries that are no less favorable, in the aggregate, as those provided to such employees immediately prior to the date of the Merger Agreement. For more information as to these interests, see "The Merger--Interests of Certain Persons in the Merger."

EXCHANGE PROCEDURES

    If the Merger Proposal is approved and the Merger is consummated, promptly and, in any event, within three business days after the Effective Time, a letter of transmittal will be mailed to each Uniroyal Stockholder and each record holder of Uniroyal Preferred Stock to be used in forwarding certificates evidencing such holder's shares of Uniroyal Common Stock and shares of Uniroyal Preferred Stock, respectively, for surrender and exchange for certificates evidencing shares of Crompton Common Stock to which such holder has become entitled and, if applicable, cash in lieu of fractional shares of Crompton Common Stock. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Uniroyal Common Stock or shares of Uniroyal Preferred Stock should surrender such certificates to Chemical Mellon Shareholder Services, the exchange agent for the Merger (the "Exchange Agent"), pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of shares of Crompton Common Stock to which he is entitled and any cash which may be payable in lieu of any fractional share of Crompton Common Stock. See "The Merger Agreement--Exchange Procedures." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. UNIROYAL STOCKHOLDERS AND HOLDERS OF UNIROYAL PREFERRED STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

UNIROYAL RIGHTS AGREEMENT AMENDMENT

    In connection with the execution of the Merger Agreement, Uniroyal and Chemical Bank (the "Rights Agent") executed Amendment No. 2 to the Rights Agreement, dated as of May 8, 1996 (the "Rights Agreement Amendment"), amending the Rights Agreement, dated as of April 29, 1993, as amended as of October 31, 1995 (the "Uniroyal Rights Agreement"), between Uniroyal and Chemical Bank, so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" (as such term is defined in the Uniroyal Rights Agreement) as a result of the execution of the Merger Agreement or the consummation of the Merger pursuant to the terms thereof. Uniroyal has also represented and warranted under the Merger Agreement that it has taken or will take all action necessary, if any, in respect of the Uniroyal Rights Agreement so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Uniroyal Rights Agreement) will occur as a result of the execution of the Merger Agreement or the consummation of the Merger pursuant thereto or the acquisition or transfer of shares of Uniroyal Common Stock by Crompton. Further, Uniroyal has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Uniroyal will not, without the prior written consent of Crompton, take any action that would reasonably be expected to result in the representations and warranties regarding the Uniroyal Rights Agreement set forth above becoming false or inaccurate, or to otherwise terminate, amend, modify or make inapplicable as to any person or entity, the Uniroyal Rights Agreement or redeem the rights issued thereunder. See "The Merger--Uniroyal Rights Agreement Amendment" and "Comparison of Stockholder Rights--Rights Agreements."

CERTAIN LITIGATION

    On May 2, 1996, a purported class action lawsuit (the "Stockholder Action") was filed in the Delaware Court of Chancery, allegedly on behalf of Uniroyal Stockholders, against Uniroyal, the Uniroyal directors and Crompton alleging, among other things, that the defendant directors breached their fiduciary duties by pursuing the Merger at an allegedly unfair and inadequate price; by agreeing to the proposed Merger without having conducted an "auction process or active market check" or a full and thorough investigation; and by agreeing to the allegedly unfair terms of the Merger. As relief, the Stockholder Action seeks, among other things, an order enjoining consummation of the proposed Merger, or, in the event it is consummated, recission of the Merger, or an award of "rescissory or compensatory damages" in an unspecified amount. Defendants believe that the Stockholder Action is without merit.

    UNIROYAL STOCKHOLDERS SHOULD NOTE THE FOLLOWING. In the course of the litigation, the defendants may raise as a defense to any claims asserted in the Stockholder Action the circumstance that the Merger Proposal was approved and ratified, upon full disclosure, by the requisite vote of the Uniroyal Stockholders, if such is the case. Further, the defendants may contend that those Uniroyal Stockholders who vote in favor of the Merger Proposal are barred from receiving any proceeds from any potential award against the defendants in the litigation, unless such award is based on a finding that the defendants failed to make full disclosure in connection with the vote of Uniroyal Stockholders. See "The Merger--Certain Litigation."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Crompton has received an opinion from Wachtell, Lipton, Rosen & Katz ("Wachtell") to the effect that, based on the assumptions set forth therein, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, accordingly, (i) no gain or loss will be recognized by the stockholders of Uniroyal upon the conversion of their shares of Uniroyal Common Stock or Uniroyal Preferred Stock (together, "Uniroyal Capital Stock") solely into shares of Crompton Common Stock pursuant to the terms of the Merger to the extent of such conversion; (ii) the tax basis of the shares of Crompton Common Stock into which shares of Uniroyal Capital Stock are converted pursuant to the Merger will be the same as the basis of such shares of Uniroyal Capital Stock exchanged therefor; (iii) the holding period for shares of Crompton Common Stock into which shares of Uniroyal Capital Stock are converted will include the period that such shares of Uniroyal Capital Stock were held by the holder, provided such shares were a capital asset of the holder; and (iv) the receipt of cash in lieu of fractional shares of Crompton Common Stock by a Uniroyal stockholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Crompton. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF STOCKHOLDER RIGHTS

As a result of the Merger, shares of Uniroyal Common Stock and of Uniroyal Preferred Stock, which are issued by a Delaware corporation, will be converted into the right to receive shares of Crompton Common Stock, which are issued by a Massachusetts corporation. There are differences between the rights of Uniroyal Stockholders and holders of Uniroyal Preferred Stock, on the one hand, and the rights of Crompton Stockholders, on the other hand. These differences result from (i) differences between Massachusetts and Delaware law, and (ii) differences between the governing instruments of Uniroyal and Crompton. For a discussion of the various material differences between the rights of Uniroyal Stockholders and holders of Uniroyal Preferred Stock, on the one hand, and Crompton Stockholders, on the other hand, see "Comparison of Stockholder Rights."

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  Selected Historical Financial Data

    The selected financial data presented below for Crompton as of December 31, 1994 and December 30, 1995 and for the years ended December 25, 1993, December 31, 1994 and December 30, 1995, and Uniroyal as of October 2, 1994 and October 1, 1995 and for the three years ended September 30, 1993, October 2, 1994 and October 1, 1995, have been derived from and are qualified in their entirety by, and should be read in conjunction with, the respective audited financial statements and notes thereto contained or incorporated by reference herein. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton's statement of operations data for the years ended December 28, 1991 and December 26, 1992 and the balance sheet data as of December 28, 1991, December 26, 1992 and December 25, 1993 are derived from audited Crompton consolidated financial statements that are neither included nor incorporated by reference herein. Uniroyal's statement of operations data for the fiscal years ended September 30, 1991 and 1992 and the balance sheet data as of September 30, 1991, 1992 and 1993 are derived from audited Uniroyal financial statements which are neither included nor incorporated by reference herein.

    The unaudited financial data presented below for the interim periods ended April 1, 1995 and March 30, 1996, and April 2, 1995 and March 31, 1996, are derived from the unaudited consolidated financial statements of Crompton and Uniroyal, respectively, that are incorporated by reference herein. In the opinion of Crompton and Uniroyal, respectively, such unaudited financial data have been prepared on the same basis as the audited financial statements incorporated by reference herein and include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the information set forth herein. Operating results for the interim periods ended March 30, 1996 and March 31, 1996 are not necessarily indicative of the results that may be expected for the year or for any other interim period.

                                                          YEARS ENDED                                   THREE MONTHS ENDED
                            ------------------------------------------------------------------------   --------------------
                            DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   APRIL 1,   MARCH 30,
                                1991           1992           1993           1994           1995         1995       1996
                            ------------   ------------   ------------   ------------   ------------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Crompton & Knowles
 Corporation
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales.................    $450,228        517,718        558,348        589,757        665,513      168,193    164,840
Income before
 extraordinary charges and
 cumulative effect of
 accounting changes.......    $ 35,941         43,265         51,958         50,916         40,493       13,196      9,468
Net income................    $ 35,941         34,465         51,958         50,916         40,493       13,196      9,468
Income per common share
 before extraordinary
 charges and cumulative
 effect of accounting
 changes..................    $   0.73           0.87           1.00           1.00           0.84         0.27       0.20
Net income per common
 share....................    $   0.73           0.69           1.00           1.00           0.84         0.27       0.20
Weighted average number of
 shares outstanding.......      49,317         49,967         52,176         51,152         48,448       48,921     48,318
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..............    $308,562        350,715        363,246        432,328        484,138                 521,518
Long-term debt............    $ 76,118         24,000         14,000         54,000         64,000                  74,000
Cash dividends declared
 per common share.........    $   0.25           0.31           0.38           0.46          0.525         0.12      0.135

                                                     YEARS ENDED                                       SIX MONTHS ENDED
                      -------------------------------------------------------------------------     ----------------------
                      SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   OCTOBER 2,     OCTOBER 1,     APRIL 2,     MARCH 31,
                          1991            1992            1993           1994           1995          1995         1996
                      -------------   -------------   -------------   ----------     ----------     --------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Uniroyal Chemical
 Corporation
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net sales............  $   832,302        856,591         907,862        946,454      1,079,321      485,963       527,108
Income (loss) before
 extraordinary
 charges and
 cumulative effect of
 accounting changes..  $   (23,648)       (27,790)        (24,792)      (213,843)(3)     99,429(4)    83,300(4)      3,318
Net income (loss)....  $   (23,648)       (27,790)       (236,733)      (213,843)(3)     91,150(4)    75,021(4)      3,014
Income (loss) per
 common share before
 extraordinary
 charges and
 cumulative effect of
 accounting changes
 (1)(2)..............  $     (2.15)         (2.54)          (2.31)        (20.31)(3)       5.37(4)      6.71(4)       0.12
Net income (loss) per
 common share (1)(2).  $     (2.15)         (2.54)         (21.85)        (20.31)(3)       4.92(4)      6.04(4)       0.11
Weighted average
 number of shares
 outstanding(2)......       11,167         11,038          10,847         10,543         18,461       12,385        24,542
CONSOLIDATED BALANCE
 SHEET DATA (5):
Total assets.........  $ 1,253,370      1,228,569       1,225,438      1,056,017      1,171,707                  1,197,502
Long-term debt.......  $   854,619        880,343       1,034,799      1,048,225        910,156                    898,564

- ------------
(1) Calculated based on income (loss) available to common shareholders after preferred dividends earned of $375, $262, $267, $292, $395, $194 and $210 for the years ended September 30, 1991, 1992 and 1993, October 2, 1994, and October 1, 1995, and the six-month periods ended April 2, 1995 and March 31, 1996, respectively.

(2) During the second quarter of fiscal 1995, Uniroyal completed an initial public offering. Upon consummation of the offering, certain redeemable common stock owned by Uniroyal management was converted into a single class of common stock. Weighted average number of shares outstanding reflects the conversion on a retroactive basis for all periods presented.

(3) Includes an after-tax write-off of $163 million for impairment of certain intangible assets.

(4) Includes a gain of $78.9 million related to a deferred tax asset reserve. (See note 10 under "Unaudited Pro Forma Combined Financial
    Information--Notes To Unaudited Pro Forma Combined Financial Information")

(5) Uniroyal has not declared any dividends on its common stock during the periods indicated above.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The unaudited selected pro forma combined financial data shown below gives effect to the Merger using the pooling-of-interests basis of accounting. The pro forma statement of operations data reflects the combination of statement of operations data of Crompton for each of the years ended December 25, 1993, December 31, 1994 and December 30, 1995, and the three-month periods ended April 1, 1995 and March 30, 1996, with statement of operations data of Uniroyal for each of the years ended September 30, 1993, October 2, 1994 and October 1, 1995, and the three-month periods ended April 2, 1995 and March 31, 1996. The pro forma balance sheet data reflects the combination of balance sheet data of Crompton as of December 25, 1993, December 31, 1994, December 30, 1995 and March 30, 1996 with balance sheet data of Uniroyal as of September 30, 1993, October 2, 1994, October 1, 1995 and March 31, 1996. The selected pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial information and notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. These pro forma data do not purport to be indicative of the results that would have actually been obtained if the Merger had been in effect for the above-mentioned periods and on the dates indicated or that may be obtained in the future.

                                                                                 THREE MONTHS
                                             YEARS ENDED                             ENDED
                            ---------------------------------------------    ---------------------
                            DECEMBER 25,     DECEMBER 31,    DECEMBER 30,    APRIL 1,    MARCH 30,
                              1993 AND         1994 AND        1995 AND      1995 AND    1996 AND
                            SEPTEMBER 30,     OCTOBER 2,      OCTOBER 1,     APRIL 2,    MARCH 31,
                                1993             1994            1995          1995       1996(4)
                            -------------    ------------    ------------    --------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF
  OPERATIONS DATA: (2)
Net sales................    $ 1,466,210       1,536,211       1,744,834      442,515      460,468
Operating income.........    $   187,372           1,417(5)      218,122       71,708       63,792
Income (loss) before
  extraordinary charges
  and cumulative effect
  of accounting
  changes................    $    27,166        (162,927)(5)     139,922(6)   107,032(6)    21,154
Income (loss) per common
  share before
  extraordinary charges
  and cumulative effect
  of accounting changes
  (1)....................    $      0.42           (2.63)(5)        2.08(6)      1.70(6)      0.29(7)
Weighted average number
  of shares outstanding
  (1)....................         64,197          61,973          67,187       62,789       73,499
PRO FORMA BALANCE SHEET
  DATA:
Total assets.............    $ 1,588,684       1,488,345       1,655,845                 1,719,020
Long-term debt...........    $ 1,048,799       1,102,225         974,156                 1,013,314(3)
Cash dividends declared
  per common share (8)...    $      0.38            0.46           0.525         0.12        0.135

- ------------

(1) Common and common equivalent shares outstanding were calculated assuming a conversion rate of one share of Crompton Common Stock for each share of Uniroyal Common Stock, and 6.667 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement, the conversion rates resulting in the mid-point number of shares of Crompton Common Stock to be issued to effect the Merger.

    Based on the maximum exchange ratio of 1.1111, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $.41, $(2.58)
    and $2.02 for the years ended 1993, 1994 and 1995, respectively, and $1.66 and $0.28 for the three months ended April 1995 and March 1996, respectively.

    Based on the minimum exchange ratio of .9091, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $0.43, $(2.67) and $2.14 for the years ended 1993, 1994 and 1995, respectively, and $1.74 and $0.30 for the three months ended April 1995 and March 1996, respectively.

(2) The Pro Forma Statement of Operations Data does not include an estimated $55 million of after tax costs associated with the Merger, as such costs are non-recurring and will be reflected in the statement of operations of the combined company in its first reporting period.

(3) Long-term debt includes the financing of the estimated costs of the Merger (see notes 1, 2 and 6 under "Historical and Unaudited Pro Forma Combined Capitalization--Notes to Historical and Unaudited Pro Forma Combined Capitalization"), net of proceeds from the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock to be issued in an offering to take place prior to the consummation of the Merger.

(4) After the consummation of the Merger, Uniroyal will change its fiscal year-end to conform with that of Crompton. Results of operations for Uniroyal's quarter ended December 31, 1995 were a net loss of $8.4 million which will be reflected as a one-time adjustment to stockholders' equity in the combined company's 1996 financial statements.

(5) Includes an after-tax write-off of $163 million for impairment of certain intangible assets.

(6) Includes a gain of $78.9 million related to a deferred tax asset reserve. (See note 10 under "Unaudited Pro Forma Combined Financial
    Information--Notes To Unaudited Pro Forma Combined Financial Information.")

(7) The calculation of pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes does not reflect as outstanding 1,000,000 shares of Crompton Common Stock to be issued in an offering prior to the consummation of the Merger, as such amounts are not reflective of historical trends for the combined company. Assuming the issuance of 1,000,000 shares of treasury stock (see note 3 above) had taken place at the beginning of the year, income per common share before extraordinary charges and cumulative effect of accounting changes for the three months ended 1996 would have been $0.29, $0.28 and $0.27 at the minimum, midpoint and maximum exchange ratio, respectively.

(8) Represents Crompton's historical dividends per share. Uniroyal has not declared any dividends on its common stock during the periods presented.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Crompton and Uniroyal and combined per share data on an unaudited pro forma combined basis and on a per share equivalent pro forma combined basis for Uniroyal after giving effect to the Merger using the pooling-of-interests basis of accounting. Pro forma earnings per share and book value per share have been calculated assuming that (a) one share of Crompton Common Stock is issued in exchange for each share of outstanding Uniroyal Common Stock, and (b) 6.667 shares of Crompton Common Stock are issued in exchange for each share of outstanding Uniroyal Preferred Stock. Pro forma cash dividends declared per share represent Crompton cash dividends declared per share in the periods indicated. The Equivalent Pro Forma Crompton/Uniroyal Per Uniroyal Share amounts are based on the assumed conversion of each share of Uniroyal Common Stock into one share of Crompton Common Stock. The information set forth below should be read in conjunction with the selected historical financial data and the unaudited pro forma combined financial information included elsewhere in this Joint Proxy Statement/Prospectus, and the separate historical financial statements of Crompton and Uniroyal and the notes thereto, incorporated by reference herein. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                     YEARS ENDED                    THREE MONTHS ENDED
                                          ----------------------------------      -----------------------
                                          DEC 25,     DEC 31,       DEC 30,       APRIL 1,      MARCH 30,
                                            1993        1994          1995          1995          1996
                                          --------    --------      --------      --------      ---------
Historical--Crompton:
  Net income per common share..........    $ 1.00        1.00           0.84        0.27            0.20
  Book value per common share..........                             $   5.00                        5.04
  Cash dividends declared per common
   share...............................    $ 0.38        0.46          0.525        0.12           0.135

                                                     YEARS ENDED                     SIX MONTHS ENDED
                                          ----------------------------------      -----------------------
                                          SEPT 30,     OCT 2,        OCT 1,       APRIL 2,      MARCH 31,
                                            1993        1994          1995          1995          1996
                                          --------    --------      --------      --------      ---------
Historical--Uniroyal (3):
  Income (loss) per common share before
    extraordinary charges and
    cumulative effect of accounting
    changes (5)........................    $(2.31)     (20.31)(6)       5.37(7)     6.71(7)         0.12
  Book value per common share (1)......                             $ (12.56)                     (12.51)

                                               YEARS ENDED                     THREE MONTHS ENDED
                                    ----------------------------------      ------------------------
                                    DEC 25,     DEC 31,       DEC 30,       APRIL 1,       MARCH 30,
                                    1993 AND    1994 AND      1995 AND      1995 AND       1996 AND
                                    SEPT 30,     OCT 2,        OCT 1,       APRIL 2,       MARCH 31,
                                      1993        1994          1995          1995           1996
                                    --------    --------      --------      ---------      ---------
Pro Forma--Crompton/Uniroyal:
  Income (loss) per common share
    before extraordinary charges
    and cumulative effect of
    accounting changes (2).......    $ 0.42       (2.63)(6)       2.08(7)      1.70(7)        0.29(8)
  Book value per common share
    (2)..........................                             $  (0.82)                      (1.34)(4)
  Cash dividends declared per
    common share (9)(10).........    $ 0.38        0.46           0.525        0.12           0.135
Equivalent Pro Forma--Crompton/
  Uniroyal per Uniroyal share:
  Income (loss) per common share
    before extraordinary charges
    and cumulative effect of
    accounting changes (2).......    $ 0.42       (2.63)(6)       2.08(7)      1.70(7)        0.29(8)
  Book value per common share
    (2)..........................                             $  (0.82)                      (1.34)(4)
  Cash dividends declared per
    common share (10)............    $ 0.05        0.05           0.05        --             --

- ------------

(1) Represents stockholders' deficit attributable to common shareholders (exclusive of the liquidation preference of preferred stock) on a per-share basis.

(2) Per-share data were calculated assuming a conversion rate of one share of Crompton Common Stock for each share of Uniroyal Common Stock, and 6.667 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement, the conversion rates resulting in the mid-point number of shares of Crompton Common Stock to be issued to effect the Merger.

Based on the maximum exchange ratio of 1.1111, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $0.41, $(2.58) and $2.02 for the years ended 1993, 1994 and 1995, respectively, and $1.66 and $0.28 for the three months ended April 1995 and March 1996, respectively. Equivalent pro forma amounts would be $0.46, $(2.87) and $2.24 for the years ended 1993, 1994 and 1995, respectively, and $1.84 and $0.31 for the three months ended April 1995 and March 1996, respectively.

Based on the minimum exchange ratio of .9091, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $0.43, $(2.67) and $2.14 for the years ended 1993, 1994 and 1995, respectively, and $1.74 and $0.30 for the three months ended April 1995 and March 1996, respectively. Equivalent pro forma amounts would be $0.39, $(2.43) and $1.95 for the years ended 1993, 1994 and 1995, respectively, and $1.58 and $0.27 for the three months ended April 1995 and March 1996, respectively.

Pro forma book value per common share at December 1995 and March 1996, respectively, would be $(0.79) and $(1.29) based on the maximum exchange ratio of 1.1111, and $(0.84) and $(1.38) based on the minimum exchange ratio of
   0.9091 for the three months ended April 1995 and March 1996, respectively. Equivalent pro forma amounts at December 1995 and March 1996, respectively, would be $(0.88) and $(1.43) based on the maximum exchange ratio and $(0.76) and $(1.25) based on the minimum exchange ratio.

(3) Uniroyal has not declared any dividends on its common stock during the periods indicated above.

(4) Reflects the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock in an offering to take place prior to the consummation of the Merger. The issuance of such shares is required to reduce treasury share purchases within two years of the initiation of the Merger to less than 10 percent of the Crompton Common Stock to be issued in exchange for all of the outstanding shares of Uniroyal, in order to qualify for pooling-of-interests accounting. Proceeds are calculated using an estimated offering price of $15 per share, net of estimated fees of $750,000. The estimated offering price of $15 per share is based on the mid-point of the share price range of Crompton Common Stock to be issued to effect the Merger.

(5) During the second quarter of fiscal 1995, Uniroyal completed an initial public offering. Upon consummation of the offering, certain redeemable common stock owned by Uniroyal management was converted into a single class of common stock. The per-share data presented reflects the conversion on a retroactive basis for all periods presented.

(6) Includes an after-tax write-off of $163 million for impairment of certain intangible assets.

(7) Includes a gain of $78.9 million related to a deferred tax asset reserve. (See note 10 under "Unaudited Pro Forma Combined Financial
    Information--Notes To Unaudited Pro Forma Combined Financial Information.")

(8) The calculation of pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes does not reflect as outstanding 1,000,000 shares of Crompton Common Stock to be issued in an offering prior to the consummation of the Merger, as such amounts are not reflective of historical trends for the combined company. Assuming the issuance of 1,000,000 shares of treasury stock (see note 3 above) had taken place at the beginning of the year, income per common share before extraordinary charges and cumulative effect of accounting changes for the three months ended 1996 would have been $0.29, $0.28 and $0.27 at the minimum, midpoint and maximum exchange ratio, respectively.

(9) Represents Crompton's historical dividends per share.

(10)Crompton intends to reduce its dividend to $0.05 per share annually, payable in May.

                         MARKET PRICE AND DIVIDEND DATA

    The following table reflects (i) the range of the reported high and low prices of Crompton Common Stock on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low prices of Uniroyal Common Stock on the NASDAQ/NM and the per share dividends paid thereon, in each case for the calendar quarters indicated. Uniroyal Preferred Stock is not publicly traded and no comparative market price data is available in respect thereof. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                                         CROMPTON                                            UNIROYAL
                                                       COMMON STOCK                                        COMMON STOCK
                                                     ---------------                                     ---------------
   CALENDAR QUARTERS                              HIGH              LOW        DIVIDENDS              HIGH              LOW
- -------------------------------------------  ---------------  ---------------  ---------         ---------------  ---------------
1993:
    First quarter..........................  $24 3/4          $21 3/8           $ 0.08           $     --         $     --
    Second quarter.........................   27 1/4           21                 0.10                 --               --
    Third quarter..........................   23 1/4           19                 0.10                 --               --
    Fourth quarter.........................   23 7/8           17 5/8             0.10                 --               --
1994:
    First quarter..........................  $24 1/8          $19 5/8           $ 0.10           $     --         $     --
    Second quarter.........................   23 5/8           17 3/8             0.12                 --               --
    Third quarter..........................   18 1/2           15 7/8             0.12                 --               --
    Fourth quarter.........................   16 5/8           13 7/8             0.12                 --               --
1995:
    First quarter..........................  $17 3/8          $15 7/8           $ 0.12           $12 1/4          $11
    Second quarter.........................   20               13 3/8             0.135           12 1/8            9 7/8
    Third quarter..........................   15 3/4           13 5/8             0.135           12 1/4            8 1/4
    Fourth quarter.........................   14 7/8           12                 0.135            9                7 1/4
1996:
    First quarter..........................   15 1/2           13                 0.135           10 1/8            7 7/8
    Second quarter.........................   18 3/8           13 7/8             0.135           16 1/2            8 1/2


   CALENDAR QUARTERS                         DIVIDENDS
- -------------------------------------------  ---------
1993:

    First quarter..........................    $--
    Second quarter.........................    --
    Third quarter..........................    --
    Fourth quarter.........................    --
1994:

    First quarter..........................    $--
    Second quarter.........................    --
    Third quarter..........................    --
    Fourth quarter.........................    --
1995:
    First quarter..........................    $--
    Second quarter.........................    --
    Third quarter..........................    --
    Fourth quarter.........................    --
1996:
    First quarter..........................    --
    Second quarter.........................    --

    On April 30, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the closing price of Crompton Common Stock was $15 3/8 per share and the last sale price of Uniroyal Common Stock was $11 3/4 per share, as reported on the NYSE Composite Tape and the NASDAQ/NM, respectively. The value of Uniroyal Common Stock at April 30, 1996, on an
equivalent per share basis, was $         (based on the Exchange Ratio of
      ). The value of Uniroyal Preferred Stock at April 30, 1996, on an
equivalent per share basis, was $         (based on the Exchange Ratio
multiplied by 6.667). On July    , 1996, the most recent practicable date prior
to the mailing of this Joint Proxy Statement/Prospectus, the closing price of Crompton Common Stock and the last sale price of Uniroyal Common Stock were
$         per share and $         per share, respectively, as reported on the
NYSE Composite Tape and the NASDAQ/NM, respectively. Crompton Stockholders and Uniroyal Stockholders are encouraged to obtain current market quotations for Crompton Common Stock and Uniroyal Common Stock.

    Crompton has applied for the listing of the shares of Crompton Common Stock to be issued in the Merger on the NYSE.

    Crompton anticipates that it will continue to pay an annual cash dividend of $0.05 per share. However, the timing and amount of any future dividends remain within the discretion of the Crompton Board of Directors and will depend on Crompton's future earnings, financial condition, capital requirements and other factors.

    Pursuant to the Merger Agreement, Uniroyal has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Uniroyal will not make, declare or pay any dividend or distribution on the Uniroyal Common Stock or the Uniroyal Preferred Stock.

    If the Merger is consummated, the Uniroyal Common Stock will be delisted from the NASDAQ/NM and will be deregistered under the Exchange Act.

                              THE SPECIAL MEETINGS

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to Crompton Stockholders in connection with the solicitation of proxies by the Board of Directors of Crompton for use at the Crompton Special Meeting to be held on
      , August    , 1996, at Crompton's corporate offices at One Station Place,
Metro Center, Stamford, Connecticut 06902, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

    This Joint Proxy Statement/Prospectus is also being furnished to Uniroyal Stockholders in connection with the solicitation of proxies by the Board of Directors of Uniroyal for use at the Uniroyal Special Meeting to be held on
      , August    , 1996, at the offices of Uniroyal Chemical Company, Inc. at
Benson Road, Middlebury, Connecticut 06749, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

    This Joint Proxy Statement/Prospectus, the Letter to Crompton Stockholders, the Notice of the Crompton Special Meeting and the form of proxy for use at the Crompton Special Meeting are first being mailed to Crompton Stockholders on or
about July    , 1996. This Joint Proxy Statement/Prospectus, the Letter to
Uniroyal Stockholders, the Notice of the Uniroyal Special Meeting and the form of proxy for use at the Uniroyal Special Meeting are first being mailed to
Uniroyal Stockholders on or about July    , 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    Crompton Special Meeting. At the Crompton Special Meeting, Crompton Stockholders will consider and vote on:

        1. The Merger Proposal, which is a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of Uniroyal
    Common Stock will be converted into       shares of Crompton Common Stock
    (with cash in lieu of fractional shares), and (iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Uniroyal Preferred Stock will be converted into shares of Crompton Common Stock (with cash in lieu of fractional shares). Approval and adoption of the Merger Proposal will also constitute approval of an amendment to the Crompton 1988 LTI Plan to increase the number of shares of Crompton Common Stock reserved for issuance thereunder by 6,000,000 shares. The consummation of the Merger is a condition to the effectiveness of such amendment. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. For additional information with respect to the amendment of the Crompton 1988 LTI Plan, see "--The Crompton 1988 LTI Plan Amendment."

        2. Such other business as may properly come before the Crompton Special Meeting.

    Uniroyal Special Meeting. At the Uniroyal Special Meeting, Uniroyal Stockholders will consider and vote on:

        1. The Merger Proposal.

        2. Such other business as may properly come before the Uniroyal Special Meeting.

THE CROMPTON 1988 LTI PLAN AMENDMENT

    On May 15, 1996, the Board of Directors of Crompton approved an amendment to the Crompton 1988 LTI Plan to increase the number of shares of Crompton Common Stock reserved for issuance thereunder by 6,000,000 shares, subject to the approval of Crompton Stockholders and the effectiveness of which is conditioned upon the consummation of the Merger. Of the 4,000,000 shares of Crompton Common Stock approved for issuance under the Crompton 1988 LTI Plan, 380,800 shares remain available for future grants as of the close of business on the Crompton Record Date.

    The Board of Directors of Crompton believes that it is in the best interests of Crompton to be able to continue to create equity incentives to assist in attracting, retaining and motivating its key employees. Further, Crompton expects to issue options to purchase shares of Crompton Common Stock under the Crompton 1988 LTI Plan in connection with the Merger. The shares remaining reserved for issuance under the Crompton 1988 LTI Plan are insufficient for such purposes, and the Board of Directors therefore recommends that all Crompton Stockholders vote in favor of increasing the number of shares authorized for issuance thereunder as provided by the amendment.

  Summary of the Crompton 1988 LTI Plan

    The following general description of certain features of the Crompton 1988 LTI Plan, as proposed to be amended, is qualified in its entirety by reference to such plan, a copy of which may be obtained from the Secretary of Crompton.

    Eligibility. Approximately fifty officers and other key employees (including approximately ten executive officers) of Crompton and its subsidiaries who in the opinion of the Committee on Executive Compensation of the Board (the "Committee") are responsible for the management, growth, and profitability of the business of Crompton and its subsidiaries are eligible to be granted stock options, stock appreciation rights ("SARs"), restricted stock awards, and long term performance awards.

    Administration. The Crompton 1988 LTI Plan is administered by the Committee, which is composed of not less than three disinterested persons. The Committee has full power to select, from among the officers and other key employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each grant, subject to the provisions of the Crompton 1988 LTI Plan.

    Plan Features. The Crompton 1988 LTI Plan authorizes the issuance of up to 2,676,656 shares plus such number of shares of stock previously approved by the stockholders of Crompton for issuance pursuant to Crompton's 1983 stock option plan as are not used under such plan. Such shares may be issued pursuant to the grant or exercise of stock options, including incentive stock options ("ISOs"), nonqualified stock options, stock appreciation rights ("SARs"), restricted stock and long-term performance awards. No single participant may be granted stock options pursuant to the Crompton 1988 LTI Plan covering in excess of 1,000,000 shares of Crompton's Common Stock over the life of the Crompton 1988 LTI Plan. Subject to the foregoing limits, the shares available under the Crompton 1988 LTI Plan can be divided among the various types of awards and participants as the Committee sees fit. The shares subject to grant under the Crompton 1988
LTI Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Board. Awards may be granted for such terms as the Committee may determine, except that the term of an ISO may not exceed ten years from its date of grant, and the term of a nonqualified stock option may not exceed ten years and one month.

    Stock Options. The Crompton 1988 LTI Plan permits the granting of non-transferable stock options that either qualify as ISOs under Section 422 of the Code or do not so qualify ("Non-Qualified Options"). No more than 25% of the shares of stock reserved under the plan may be granted as to stock options to any one individual. The option exercise price for each share covered by an option is, unless a higher price is determined by the Committee, the fair market value of such share on date of grant. The term of each option is fixed by the Committee but may not exceed ten years from date of grant in the case of an ISO or ten years and one month in the case of a Non-Qualified Option. The Committee determines at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The option exercise price may be paid in cash or, unless the Committee determines otherwise, by delivery of Crompton Common Stock (or, in the case of exercise of a Non-Qualified Option, with restricted stock) valued at its fair market value on the exercise date. The Committee may permit the option exercise price to be paid in shares acquired through the previous exercise of a portion of the option.

    In the event of termination of employment by reason of normal retirement at or after age 65, approved early retirement, disability, or death, an option may thereafter be exercised (to the extent it was then exercisable) for various periods of up to three years, subject to the stated term of the option. If an optionee's employment terminates for any reason other than normal retirement at or after age 65, approved early retirement, disability, or death, his option may be exercised for three months, subject to the stated term of the option, except that if the optionee is terminated for cause, all rights in the option expire immediately upon notice of termination. If an optionee whose employment has terminated for any reason other than cause dies while the option is still exercisable, the option will be exercisable for one year following death, subject to the stated term of the option. The Committee may at or after the date of grant provide for acceleration of the exercisability of options upon termination of employment by reason of retirement, disability, or death.

    The Crompton 1988 LTI Plan also permits the Committee to cash out options exercised after the death of an optionee by paying the spread between the exercise price of the shares subject to the option and the fair market value on the date of exercise in cash or in shares of Crompton Common Stock.

    To qualify as ISOs, options must meet additional federal income tax requirements. Under current law, these requirements include a limitation of $100,000 on the value of options that may become exercisable annually as ISOs with respect to any optionee.

    Stock Appreciation Rights. The Committee may also grant non-transferable SARs, either standing alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or Crompton Common Stock (as determined by the Committee) equal in value to the increase since date of grant in the fair market value of the shares covered by such right. When SARs are exercised by persons subject to Section 16(b) of the Exchange Act during a "window period," as provided in Rule 16b-3 under the Exchange Act, cash settlements may be made on the basis of the highest mean sales price of the Crompton Common Stock on the NYSE on any day during such "window period". Each SAR granted in conjunction with an option will terminate upon the exercise or termination of the related option, and the related option will no longer be exercisable to the extent the SAR has been exercised.

    Restricted Stock. The Committee may also award shares of Crompton Common Stock which are subject to certain conditions set forth in the Crompton 1988 LTI Plan and such other conditions and restrictions as the Committee may determine, but which are deliverable to a participant without the payment of any consideration. The Committee may also provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied. These performance goals must be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, shareholder return, total shareholder return, achievement of cost controls, or stock price of Crompton. Such performance goals also may be based on the attainment of specified levels of Crompton performance under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." Prior to the lapse of restrictions on shares of restricted stock, the participant will have all rights of a stockholder with respect to the shares, including the right to vote the shares and receive cash dividends thereon, unless the Committee provides that dividends will be automatically deferred and reinvested in the form of additional restricted stock.

    Crompton delivers to each recipient of a restricted stock award a restricted stock agreement, setting forth the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse. The Committee may permit such restrictions to lapse in installments within the restricted period and may accelerate or waive such restrictions at any time. Shares of restricted stock are non-transferable. If a participant to whom shares of restricted stock are granted terminates employment for any reason prior to the lapse or waiver of the restrictions, all shares still subject to restrictions are forfeited by the participant. In the event of the death of a participant or if the Committee determines that special hardship circumstances have occurred with respect to a participant whose employment is terminated involuntarily (other than for cause), it may waive, in whole or in part, any remaining restrictions with respect to the restricted stock.

    Long Term Performance Awards. The Committee may also grant long term performance awards under the Crompton 1988 LTI Plan. Such awards will be conditioned upon continued service and/or the attainment of Performance Goals based on one or more of the measures described in the section entitled "Restricted Stock" above, determined by such Committee during a performance period, which may be no less than two years. Performance Goals may vary from participant to participant, group to group, and period to period. At the beginning of each Performance Period, the Committee fixes a range of dollar values or number of shares of Crompton Common Stock to be awarded to the participant at the end of the Performance Period if the performance objectives are met. Unless otherwise determined by the Committee, long term performance awards are generally paid out on a prorated basis in the event of termination of employment due to normal retirement at or after age 65 or approved early retirement, death, or disability and are forfeited in the event of other types of termination. Long term performance awards are payable in cash or Crompton Common Stock (including restricted stock), as the Committee determines.

    "Unfunded" Status. The Crompton 1988 LTI Plan constitutes an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to facilitate or ensure payment of Crompton's obligations, provided that such trusts and arrangements are consistent with the "unfunded" status of the Crompton 1988 LTI Plan (unless the Committee otherwise determines).

    Amendment and Termination. The Board of Directors may terminate or suspend the Crompton 1988 LTI Plan at any time, but such termination or suspension shall not adversely affect any stock options, SARs, restricted stock awards, or long term performance awards then outstanding without the participant's consent. The Board may amend the Crompton 1988 LTI Plan but may not, without prior approval of the Crompton Stockholders, make any amendment which would, except as otherwise provided in the Crompton 1988 LTI Plan, increase the number of shares reserved for grants, decrease the minimum purchase price for stock options, change the class of employees eligible to receive awards, or extend the maximum term for option. The Committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without the holder's consent.

    Change in Control Provisions. The Crompton 1988 LTI Plan provides that in the event of a "Change in Control" (as defined in the Crompton 1988 LTI Plan), unless otherwise determined by the Committee or the Board prior to such Change in Control, or to the extent expressly provided by the Committee or the Board in the event of a "Potential Change in Control" (as so defined), all stock options and related SARs (to the extent outstanding for at least six months in the case of persons subject to Section 16(b) of the Exchange Act) will become immediately exercisable, the restrictions and deferral limitations applicable to outstanding restricted stock awards will lapse and the shares in question will fully vest, the value of all outstanding options, SARs, and restricted stock awards (except as otherwise determined by the Committee) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period, and outstanding long term performance awards will be vested and paid out on a prorated basis, based on the target values of such awards and the number of months elapsed compared to the total number of months in the Performance Period. In addition, at any time prior to or after a Change in Control or a Potential Change in Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it deems appropriate.

  Federal Income Tax Aspects

    The following is a brief summary of the principal federal income tax consequences of transactions under the Crompton 1988 LTI Plan, based on federal income tax laws as presently in effect. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

    Incentive Stock Options. No taxable income will be realized by an optionee upon the grant or exercise of an ISO. If shares of Crompton Common Stock are issued to an optionee pursuant to the exercise of an ISO and if no disposition of such shares is made within two years after date of grant or within one year after the transfer of such shares to such optionee ("disqualifying disposition"), then, upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long term capital gain and any loss sustained will be a long term capital loss and no deduction will be allowed to the optionee's employer for federal income tax purposes. If no disqualifying disposition is made, the difference between the fair market value of the shares at the time of exercise and the exercise price will be taken into account in computing the alternative minimum tax liability of the optionee.

    Under the Code, long-term capital gains are subject to a maximum tax rate of 28%. Capital losses, however, will not be treated like ordinary losses but must be offset against any capital gains, with only the lesser of the excess of capital losses over capital gains or $3,000 ($1,500 in the case of a married individual filing a separate return) being deductible in the same manner as ordinary losses.

    If shares of Crompton Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee will in most instances realize ordinary income in the year of such disqualifying disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and the optionee's employer will be entitled to deduct such amount. Any further gain realized by the participant will be taxed as short term or long term capital gain, as the case may be, and will not result in any deduction by the employer. Long-term capital gain and loss treatment applies to capital assets held for more than one year.

    If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a Non-Qualified Option. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the tax treatment described above if it is exercised more than three months following the termination of employment.

    Non-Qualified Options. No income will be realized by an optionee at the time a Non-Qualified Option is granted. Except as noted below, ordinary income will be realized by the optionee upon exercise in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the optionee's employer will be entitled to a tax deduction in the same amount. When an optionee exercises a Non-Qualified Option by paying the exercise price solely in cash, the basis in the shares acquired is equal to the fair market value of the shares on the date ordinary income is recognized, and the holding period for such shares begins on the day after the shares are received. When an optionee exercises a Non-Qualified Option by exchanging previously acquired shares of Common Stock of the Company held as capital assets in partial or full payment of the exercise price, shares of Common Stock of the Company received by the optionee equal in number to the previously acquired shares exchanged therefor will be received free of tax and will have the same basis and holding period as such previously acquired shares. The optionee will have a basis in such additional shares equal to their fair market value on the date ordinary income is recognized and the holding period of such shares will commence on the day after they are transferred to the optionee. At disposition, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

    Stock Appreciation Rights. No income will be realized by an optionee in connection with the grant of a SAR. When a SAR is exercised, the optionee will in most instances be required to include as ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares received upon exercise. The optionee's employer will be entitled to a deduction for federal income tax purposes at the same time equal to the amount included in such optionee's income by reason of the exercise. If the optionee receives shares of Crompton Common Stock upon the exercise of a SAR, the tax treatment after such exercise is the same as that described above with respect to shares acquired pursuant to the exercise of a Non-Qualified Option. Reference is also made to the material appearing under the caption "Special Rules Applicable to Corporate Insiders", below.

    Restricted Stock. A recipient of restricted stock will in most instances be subject to tax at ordinary income rates on the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of grant will have ordinary income as of such date equal to the fair market value of the shares of restricted stock, determined without regard to the restrictions. If the shares subject to such election are forfeited, the recipient will not be entitled to a deduction, refund, or loss for tax purposes. In the case of a sale of shares after the expiration of the forfeiture period, the holding period to determine whether the recipient has long term or short term capital gain or loss begins upon such expiration, and the tax basis for such shares will be equal to the fair market value thereof on such date. However, if the recipient elects under Section 83(b) to be taxed as of the date of grant, the holding period commences on such date and the tax basis will be equal to the fair market value of the shares on the date of grant, determined without regard to the restrictions. The recipient's employer will in most instances be entitled to a deduction equal to the amount treated as compensation to the recipient, subject to the provisions of Section 162(m) of the Code (see below). Dividends on restricted stock will be taxed as ordinary income when paid to the recipient.

    Long Term Performance Awards. Long term performance awards once vested will in most instances be taxed as ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. However, if receipt of payment is subject to restrictions or deferral limitations, rules similar to those applicable to restricted stock will apply.

    Limitation on Company's Ability to Take Deductions. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer and the four other most highly compensated officers of a public corporation. Certain types of compensation, including options and SARs granted with a fair market value exercise price, and performance-based stock awards are generally excluded from this deduction limit. The stock options and SARs should qualify for compensation deductions under Section 162(m), as their exercise price must be equal to at least the full fair market value on the date of the grant. Further, both the restricted stock and long-term performance awards may require participants to meet certain Performance Goals in order to qualify for such compensation, which would comply with Section 162(m).

    Special Rules Applicable to Corporate Insiders. In most instances, persons subject to Section 16(b) of the Exchange Act will not be taxed until six months after exercise of a Non-Qualified Option, with the excess of the fair market value of the stock at the end of the six-month period over the exercise price being taxed as ordinary income and the holding period for such stock beginning at the end of the six-month period. Similar rules apply with respect to the exercise of SARs settled in stock. However, an optionee who makes an election under Section 83(b) of the Code, as described above under the caption

"Restricted Stock," will be taxed on the excess of the fair market value at exercise over the exercise price.

    Payments in Respect of a Change in Control. The Crompton 1988 LTI Plan provides for acceleration or payment of awards and related shares in the event of a Change in Control or Potential Change in Control. Such acceleration or payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code which could subject the recipient to a 20% excise tax and which would reduce the $1 million limitation on deduction of their compensation by an equal amount, and thus could result in other compensation to such individuals being nondeductible.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

    Crompton. Crompton is seeking stockholder approval of the Merger Proposal to comply with (i) certain requirements of the NYSE governing the listing of Crompton Common Stock thereon and relating to the issuance of the shares of Crompton Common Stock in the Merger and (ii) certain requirements of the Exchange Act governing the qualification of the Crompton 1988 LTI Plan under certain provisions thereof. Approval of the Merger Proposal is not required by Massachusetts law or the Crompton Articles or the Crompton By-Laws. If Crompton were to consummate the Merger without stockholder approval, the Crompton Common Stock could not remain listed on the NYSE. See "--The Crompton 1988 LTI Plan Amendment."

    The Board of Directors of Crompton has fixed the close of business on July 9, 1996, as the Crompton Record Date for determination of Crompton Stockholders entitled to notice of and to vote at the Crompton Special Meeting. Accordingly, only holders of Crompton Common Stock of record at the close of business on July 9, 1996, will be entitled to notice of and to vote at the Crompton Special Meeting. Each holder of record of Crompton Common Stock on the Crompton Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Crompton Special Meeting. As of the Crompton Record Date, there were approximately 48,039,309 shares of Crompton Common Stock outstanding and entitled to vote which were held by approximately 4,474 holders of record.

    The holders of a majority of the outstanding shares of Crompton Common Stock entitled to vote at the Crompton Special Meeting shall represent a quorum. Pursuant to the requirements of the NYSE set forth under paragraph 312.03 of the NYSE Listed Company Manual and the requirements of Rule 16b-3 promulgated under the Exchange Act, the affirmative vote of the holders of a majority of the shares of Crompton Common Stock present in person, or represented by proxy, and entitled to vote at the Crompton Special Meeting, provided that the total votes cast represent over 50% of the shares of Crompton Common Stock issued and outstanding on the Crompton Record Date, is required to approve and adopt the Merger Proposal. Abstentions will not be counted in favor of the Merger Proposal and will have the same effect as votes against such proposal. Broker non-votes will have no effect on the result of the vote to approve the Merger Proposal, assuming that the number of votes cast represents over 50% of all outstanding shares of Crompton Common Stock. As of the Crompton Record Date, the directors and executive officers of Crompton and certain of their affiliates owned approximately 4% of the outstanding Crompton Common Stock and each such person has advised Crompton that such person intends to vote in favor of the Merger Proposal.

    Uniroyal. The Board of Directors of Uniroyal has fixed the close of business on July 9, 1996, as the Uniroyal Record Date for determination of Uniroyal Stockholders entitled to notice of and to vote at the Uniroyal Special Meeting. Accordingly, only holders of Uniroyal Common Stock of record at the close of business on July 9, 1996, will be entitled to notice of and to vote at the Uniroyal Special Meeting. Each holder of record of Uniroyal Common Stock on the Uniroyal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Uniroyal Special Meeting. As of the Uniroyal Record Date, there were approximately 24,308,403 shares of Uniroyal Common

Stock outstanding and entitled to vote which were held by approximately 358 holders of record. Holders of Uniroyal Preferred Stock as of the Uniroyal Record Date are entitled to notice of, but are not entitled to vote such shares at, the Uniroyal Special Meeting.

    Pursuant to Uniroyal's Certificate of Incorporation, as amended (the "Uniroyal Certificate"), and Uniroyal's Bylaws, as amended and restated (the "Uniroyal Bylaws"), the holders of a majority of the outstanding shares of Uniroyal Common Stock shall represent a quorum. Under applicable Delaware law, the affirmative vote of the holders of a majority of the shares of Uniroyal Common Stock outstanding and entitled to vote thereon is required to approve and adopt the Merger Proposal. Under applicable Delaware law, in determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as votes against such proposal. A vote of the holders of outstanding shares of Uniroyal Preferred Stock is not required to approve and adopt the Merger Proposal. As of the Uniroyal Record Date, the directors and executive officers of Uniroyal and certain of their affiliates owned approximately 4% of the outstanding Uniroyal Common Stock and each such person has advised Uniroyal that such person intends to vote in favor of the Merger Proposal.

VOTING OF PROXIES

    All Crompton Stockholders and Uniroyal Stockholders who are entitled to vote and are represented at the Crompton Special Meeting (in the case of Crompton Stockholders) or at the Uniroyal Special Meeting (in the case of Uniroyal Stockholders) by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Proposal.

    If any other matters are properly presented at the Crompton Special Meeting (in the case of Crompton Stockholders) or at the Uniroyal Special Meeting (in the case of Uniroyal Stockholders) for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Crompton nor Uniroyal is aware of any matters expected to be presented at its respective meeting other than as described in its respective Notice of Special Meeting.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Crompton or the Secretary of Uniroyal, as the case may be, before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Crompton or the Secretary of Uniroyal, as the case may be, before the taking of the vote at the relevant meeting, or (iii) attending the relevant meeting and voting in person. In order to vote in person at either the Crompton Special Meeting or the Uniroyal Special Meeting, Crompton Stockholders and Uniroyal Stockholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

        (i) in the case of Crompton Stockholders, to Crompton & Knowles Corporation, One Station Place, Metro Center, Stamford, Connecticut 06902,
    Attention: John T. Ferguson II, Secretary; and

        (ii) in the case of Uniroyal Stockholders, to Uniroyal Chemical Corporation, c/o Uniroyal Chemical Company, Inc., Benson Road, Middlebury, Connecticut 06749, Attention: Ira J. Krakower, Secretary.

SOLICITATION OF PROXIES

    The expenses of the respective solicitations for the Crompton and Uniroyal Special Meetings will be borne by Crompton and Uniroyal, respectively; however, Crompton and Uniroyal have agreed to share equally the cost of printing and distributing this Joint Proxy Statement/Prospectus and the forms of proxy to Crompton Stockholders and Uniroyal Stockholders. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Crompton and Uniroyal in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Crompton has retained D.F. King & Co., Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Uniroyal has retained MacKenzie Partners, Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Crompton and Uniroyal with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Crompton and Uniroyal will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Crompton. The Board of Directors of Crompton has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Crompton and the Crompton Stockholders. Accordingly, the Crompton Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that Crompton Stockholders vote FOR the approval and adoption of the Merger Agreement.

    Uniroyal. The Board of Directors of Uniroyal has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Uniroyal and the Uniroyal Stockholders. Accordingly, the Uniroyal Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that Uniroyal Stockholders vote FOR the approval and adoption of the Merger Agreement. In considering the Uniroyal Board's recommendation, certain members of the Uniroyal Board may be deemed to have interests in addition to or potentially different from the interests of stockholders of Uniroyal generally. See "The Merger-- Interests of Certain Persons in the Merger."

APPRAISAL RIGHTS

    Crompton Stockholders. Crompton Stockholders will not be entitled to dissenters' appraisal rights under Massachusetts law or any other statute in connection with the Merger. See "Rights of Dissenting Stockholders--Crompton Stockholders" and "Comparison of Stockholder Rights--Rights of Dissenting Stockholders."

    Uniroyal Stockholders; Holders of Uniroyal Preferred Stock. Uniroyal Stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

    Dissenters' appraisal rights will be available in connection with the Merger to those holders of Uniroyal Preferred Stock who meet and comply with the requirements of Section 262 of the DGCL. Such holders who comply with the procedural requirements of Section 262 of the DGCL will have the right to obtain a cash payment for the "fair value" of their shares of Uniroyal Preferred Stock (excluding any element of value arising from the accomplishment or expectation of the Merger) if the Merger is consummated. See "Rights of Dissenting Stockholders--Uniroyal Stockholders; Holders of Uniroyal Preferred Stock" and "Comparison of Stockholder Rights--Rights of Dissenting Stockholders." Section 262 of the DGCL is set forth in Annex D to this Joint Proxy Statement/Prospectus.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Crompton regularly reviews merger and acquisition opportunities and candidates as a part of its management process and in January 1996 reviewed Uniroyal as a potential candidate for a business combination with Crompton. Several senior managers of Crompton, including its Chairman, President and Chief Executive Officer, Vincent A. Calarco, were familiar with Uniroyal in part due to having held senior posts at Uniroyal prior to joining Crompton. As a major specialty chemical producer with a number of niche market positions, Uniroyal was perceived by Crompton management as offering significant growth opportunities for Crompton. It appeared that by aggressively managing and rapidly deleveraging the combined company, profitability could be increased and stockholder value created.

    Representatives of Salomon Brothers attended the regularly scheduled meeting of the Crompton Board on January 22, 1996, and discussed with the Board the possibility of a business combination between Crompton and Uniroyal. At this meeting, the Board was given an overview of Uniroyal's businesses, and the strategic rationale for a merger was discussed. At the conclusion of the meeting, the Board asked that Mr. Calarco contact Robert J. Mazaika, the Chairman, President and Chief Executive Officer of Uniroyal, to explore the possibility of a transaction between the two companies.

    Mr. Calarco contacted Mr. Mazaika on January 22, 1996, and arranged to meet on January 29, 1996. The two chairmen met on January 29, 1996, and discussed the possibility of a business combination between the two companies.

    At a regular meeting of the Uniroyal Board held on January 30, 1996, and at a special meeting of the Uniroyal Board held on February 22, 1996, the Uniroyal Board discussed the possibility of a business combination between Uniroyal and Crompton. At these meetings, the Uniroyal Board decided that Uniroyal was not interested in pursuing a transaction with Crompton at Crompton's initial indications of value. As of the January 30 meeting, Crompton had indicated a value approximating the Uniroyal IPO price of $12 per share of Uniroyal Common Stock, less certain costs. As of the February 22 meeting, Crompton had indicated a value per share ranging from $12 to $15, based on certain conditions and assumptions.

    At a special meeting of the Uniroyal Board held on March 5, 1996, the Uniroyal Board again discussed the possibility of a business combination with Crompton after receiving a letter dated

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
February 28, 1996, from Crompton indicating a willingness to increase the value it was prepared to offer Uniroyal stockholders in a possible business combination between the companies. At the March 5 special meeting, the Uniroyal Board determined to engage Morgan Stanley as its financial advisor in connection with evaluating a potential transaction between Uniroyal and Crompton.

    At a special meeting of the Uniroyal Board held on March 14, 1996, representatives of Morgan Stanley gave a preliminary report, based on publicly available information, on a possible business combination between Uniroyal and Crompton, including, among other things, an overview of Crompton and its business, the strategic rationale for a transaction between the two companies and the outlook for Uniroyal as an independent entity. At the March 14 meeting, the Uniroyal Board determined that it would continue to explore whether a merger with Crompton would be feasible and in the best interests of Uniroyal stockholders and authorized management to continue exploratory discussions with Crompton and to conduct due diligence and exchange information with Crompton.

    Discussions between representatives of the two companies and between their financial advisors occurred from late January until the middle of March. From March 15, 1996 to March 17, 1996, representatives of Crompton and Uniroyal negotiated the terms of a confidentiality agreement which was executed on March 18, 1996.

    A meeting of senior management of the two companies together with certain of their financial advisors occurred on March 19, 1996. At that meeting, arrangements were made for further meetings to conduct due diligence investigations. Those meetings occurred during the period of March 20 through April 3, 1996. During the same period, there were numerous discussions between management representatives of the two companies and between their financial advisors regarding terms for a potential merger between the companies.

    At a regular meeting of the Crompton Board held on April 9, 1996, the Board was briefed regarding the results of due diligence to date, the status of negotiations of a potential merger, the information developed to date regarding valuation of Uniroyal, the pro forma capital structure of the combined company, and various integration issues.

    Negotiations between representatives of Crompton and Uniroyal and due diligence continued during the period of April 9 through April 30, 1996.

    At a regular meeting of the Uniroyal Board held on April 12, 1996, at which Uniroyal's financial and legal advisors were present, the Uniroyal Board discussed in detail the results of the due diligence to date, the status of the negotiations of a potential merger, the value to Uniroyal stockholders of the potential merger between Uniroyal and Crompton, price protection mechanisms, governance issues, the structure of the transaction and various integration issues. At the April 12 meeting, the Uniroyal Board determined to continue to explore further whether a merger between Uniroyal and Crompton was in the best interests of Uniroyal stockholders.

    At a special meeting of the Uniroyal Board held on April 20, 1996, at which Uniroyal's financial and legal advisors were present, the Uniroyal Board discussed in detail the progress of negotiations with Crompton to date and determined to further explore the possibility of a merger.

    At a special meeting of the Crompton Board held on April 30, 1996, at which Crompton's financial and legal advisors were present, the Crompton Board reviewed the negotiations with Uniroyal and the terms of the proposed transaction, including the Exchange Ratio, with the management of Crompton and its financial and legal advisors. Salomon Brothers delivered its written opinion to the Crompton Board to the effect that, based upon and subject to the various considerations set forth therein, as of that date, the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to Crompton from a financial point of view. Following extended discussion, the Crompton Board determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Crompton and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby.

    At a special meeting of the Uniroyal Board held on April 30, 1996, at which Uniroyal's financial and legal advisors were present, the Uniroyal Board reviewed the negotiations with Crompton and the terms of the proposed transaction, including the Exchange Ratio, with the management of Uniroyal and its financial and legal advisors. Morgan Stanley delivered its written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of shares of Uniroyal Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Following extended discussion, the Uniroyal Board determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Uniroyal and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby.

    The Exchange Ratio was determined through negotiation between Crompton and Uniroyal as directed by their respective Board of Directors and in consultation with their respective financial and legal advisors.

    On Tuesday, April 30, 1996, the Merger Agreement was executed. The parties issued a joint press release announcing the Merger on Wednesday, May 1, 1996.

    In considering the proposed Merger, the Uniroyal Board determined not to solicit other offers based on the advice of its financial advisors that there were not likely to be any alternatives reasonably available that would provide Uniroyal Stockholders with greater value than Crompton's proposed strategic combination.

    On May 2, 1996, a purported class action lawsuit was filed in the Delaware Court, allegedly on behalf of Uniroyal Stockholders, against Uniroyal, the Uniroyal directors and Crompton alleging, among other things, that the defendant directors breached their fiduciary duties by pursuing the Merger at an allegedly unfair and inadequate price; by agreeing to the proposed Merger without having conducted an "auction process or active market check" or a full and thorough investigation; and by agreeing to the allegedly unfair terms of the Merger. Defendants believe that the complaint in such stockholder action is without merit. See "The Merger--Certain Litigation."

    On July   , 1996, pursuant to the Merger Agreement, the Exchange Ratio of was calculated by Crompton and Uniroyal, with the consultation of their respective financial and legal advisors, by dividing $15.00 by the Acquiror
Transaction Value of $   , and rounding to four decimal places; provided,
however, that notwithstanding the foregoing, the Exchange Ratio could not be less than 0.9091 nor more than 1.1111. See "Summary--The Merger--General;
Exchange Ratio" and "The Merger Agreement--Merger Consideration." On July   ,
1996, the closing price of Crompton Common Stock and the last sale price of
Uniroyal Common Stock were $   per share and $   per share, respectively, as
reported on the NYSE Composite Tape and the NASDAQ/NM, respectively.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Uniroyal. The Uniroyal Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Uniroyal and its stockholders. Accordingly, the Uniroyal Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that the Uniroyal Stockholders vote for approval and adoption of the Merger Agreement. The Uniroyal Board views the Merger as an opportunity for Uniroyal stockholders to participate in a combined enterprise which would have a stronger financial position and long-term growth potential than Uniroyal standing alone. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Uniroyal Board consulted with

Uniroyal's legal and financial advisors as well as with Uniroyal's management, and considered a number of factors, including the following which were the material factors considered:

    (i) the Board's review and analysis of the business, assets, management, competitive position and prospects of Uniroyal and Crompton;

    (ii) the financial condition, cash flows and results of operations of Uniroyal and Crompton, both on an historical and a prospective basis;

    (iii) historical market prices and trading information with respect to Uniroyal Common Stock and Crompton Common Stock;

    (iv) the significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by Uniroyal alone;

    (v) the ability of the combined company to accelerate repayment of Uniroyal's debt from the increased free cash flow of the combined entity and the reduction of Crompton's dividend to $0.05 per share payable annually, leading to improved credit worthiness and faster growth in earnings per share;

    (vi) the potential efficiencies and cost savings as a result of the combination of Uniroyal's and Crompton's operations, including the elimination of redundant costs at the corporate level, although such potential efficiencies and cost savings were not quantified by the Uniroyal Board;

    (vii) the succession of leadership in the management of Uniroyal following the anticipated retirement of Robert J. Mazaika, President and Chief Executive Officer of Uniroyal, and the familiarity of certain members of senior management of Crompton with, and its prior experience in, the management of Uniroyal's business;

    (viii) a review of the possible alternatives to the Merger, including (a) the sale of Uniroyal, it being determined, following consultation with Uniroyal's financial advisors, that potential alternatives offering a higher value to Uniroyal Stockholders were not reasonably available, and (b) operating as an independent entity, which, it was determined, did not present the increased financial strength and flexibility of the combined entity and accordingly yielded less value to Uniroyal Stockholders;

    (ix) that, following the Merger, Uniroyal's stockholders will be able to participate in the potential growth of Crompton;

    (x) the terms of the Merger Agreement (see "The Merger Agreement");

    (xi) the financial terms of the Merger, including the proposed structure of the Merger as a stock for stock transaction and the Exchange Ratio (see "The Merger Agreement--Merger Consideration");

    (xii) that, assuming the Exchange Ratio yields the Crompton Common Stock equivalent of $15 per share of Uniroyal Common Stock, the Merger represents a premium for Uniroyal Common Stock of approximately 28% over the closing price of $11.75 per share of Uniroyal Common Stock on April 30, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement;

    (xiii) the terms of the Merger Agreement that set forth the restrictions on the conduct of Uniroyal's business pending closing, conditions to closing and the fee that would become payable by Uniroyal in the event of a termination of the Merger Agreement under certain circumstances (see "The Merger
Agreement--Representations, Warranties and Covenants," "The Merger Agreement--Conditions" and "The Merger Agreement--Termination; Effect of Termination");

    (xiv) while the Merger Agreement restricts Uniroyal's ability to negotiate with parties concerning an alternative transaction and restricts Uniroyal from providing such parties with information, the Merger Agreement does however permit Uniroyal to consider additional third party offers to acquire Uniroyal and permits Uniroyal to provide information to and negotiate with such parties and to terminate the Merger Agreement, subject to the payment of a fee of $50 million to Crompton, in each case under limited circumstances (see "The Merger Agreement--No Negotiation or Solicitation" and "The Merger Agreement--Termination; Effect of Termination");

    (xv) the likelihood of consummation of the Merger, including the risks associated with obtaining necessary approvals and the fact that it is possible that the Merger may not be consummated even if approved by, stockholders (see "The Merger Agreement--Conditions");

    (xvi) the interests that certain executive officers of Uniroyal have with respect to the Merger in addition to their interests as stockholders of Uniroyal generally, including the treatment of purchase rights and options to purchase Uniroyal Common Stock and other rights of certain members of the Uniroyal Board (see "--Interests of Certain Persons in the Merger");

    (xvii) the opinions, analyses and presentations of Morgan Stanley, its opinion as to the fairness from a financial point of view of the consideration to be received by the Uniroyal Stockholders pursuant to the Merger Agreement and the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley, as discussed in "--Opinion of Uniroyal's Financial Advisor" and "--Background of the Merger";

    (xviii) the percentage of equity in Crompton to be received by Uniroyal
stockholders (approximately    % after the Merger) in relation to the
contribution of Uniroyal to the combined entity based upon a review of certain financial elements being contributed by Uniroyal, which included, among other things, (a) income before interest, taxes, depreciation and amortization, (b) income before interest and taxes and (c) net income;

    (xix) that the majority of the Uniroyal Board will become members of the Crompton Board, as described under "The Merger Agreement--Representations, Warranties and Covenants";

    (xx) that The Merger Agreement contains a condition to Uniroyal's consummating the Merger that Uniroyal is satisfied with the arrangements that Crompton has made with respect to the consolidated indebtedness of Uniroyal;

    (xxi) that the Merger is intended to be a tax-free reorganization under the Code as described under "Certain Federal Income Tax Consequences" and that the Merger Agreement contains a condition to the consummation of the Merger that Crompton and Uniroyal receive an opinion from Wachtell and Skadden, respectively, confirming that the Merger will constitute a tax free reorganization under the Code; and

    (xxii) that the Merger is intended to qualify for pooling of interests treatment as described under "--Accounting Treatment" and that the Merger Agreement contains a condition to the consummation of the Merger that Crompton and Uniroyal receive letters from their respective accountants confirming that the Merger will qualify as a pooling of interests.

    The foregoing discussion of the information and factors considered by the Uniroyal Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Uniroyal Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

    AT A MEETING OF THE BOARD OF DIRECTORS OF UNIROYAL, THE DIRECTORS OF UNIROYAL PRESENT, WITH ONE DIRECTOR ABSENT, UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, UNIROYAL AND THE UNIROYAL STOCKHOLDERS. ACCORDINGLY, THE UNIROYAL DIRECTORS PRESENT AT

SUCH MEETING HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT UNIROYAL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In considering the Uniroyal Board's recommendation, certain members of the Uniroyal Board may be deemed to have interests in addition to or potentially different from the interests of stockholders of Uniroyal generally. See "--Interests of Certain Persons in the Merger."

    Crompton. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Crompton consulted with Crompton's legal and financial advisors as well as with Crompton's management, and considered a number of factors, including the following which were the material factors considered: (i) the transaction is expected to be immediately additive to Crompton's earnings per share by approximately 5% in 1996 before considering potential synergies, (ii) Uniroyal's strong positions in industry segments which offer significant new growth opportunities for the combined company, (iii) the ability of the combined company to accelerate repayment of Uniroyal's debt from the increased free cash flow of the combined entity and the reduction of Crompton's dividend to $0.05 per share payable annually, leading to improved credit worthiness and faster growth in earnings per share, (iv) the potential efficiencies and cost-savings as a result of the combination of Crompton's and Uniroyal's operations, including the elimination of redundant costs at the corporate level, although such potential efficiencies and cost-savings were not quantified by the Crompton Board, (v) the increase in international business opportunities expected to result from the combination of the two companies, (vi) the familiarity of senior management of Crompton with and its prior experience in the management of Uniroyal's businesses, (vii) the Crompton Board's review and analysis of the business, assets, management, competitive position and prospects of Crompton and Uniroyal, (viii) the financial condition, cash flows and results of operations of Crompton and Uniroyal, both on an historical and a prospective basis, (ix) historical market prices and trading information with respect to Crompton Common Stock and Uniroyal Common Stock, (x) the terms of the Merger Agreement, (xi) the analyses and presentations of Salomon Brothers, Crompton's financial advisor in connection with the Merger, its opinion that the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to Crompton from a financial point of view and the assumptions made, matters considered and limitations of the review undertaken by Salomon Brothers, and (xii) the treatment of the Merger as a pooling-of-interests for financial reporting and accounting purposes, which avoids adding goodwill to Crompton's balance sheet and penalizing reported earnings with goodwill amortization charges.

    The foregoing discussion of the factors considered by the Crompton Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Crompton Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations.

    THE BOARD OF DIRECTORS OF CROMPTON HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CROMPTON AND THE CROMPTON STOCKHOLDERS. ACCORDINGLY, THE CROMPTON BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT CROMPTON STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF UNIROYAL'S FINANCIAL ADVISOR

    Morgan Stanley was retained by Uniroyal to act as its financial advisor in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the April 30,

1996 meeting of the Uniroyal Board, Morgan Stanley rendered to the Uniroyal Board a written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of shares of Uniroyal Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. No limitations were imposed by Uniroyal on Morgan Stanley with respect to the investigations made or procedures followed by Morgan Stanley. Uniroyal does not intend to obtain any further opinion of Morgan Stanley in respect of the Merger.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED APRIL 30, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF UNIROYAL COMMON STOCK SHOULD READ MORGAN STANLEY'S OPINION CAREFULLY IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE UNIROYAL BOARD AND THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO BE RECEIVED BY THE HOLDERS OF SHARES OF UNIROYAL COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF UNIROYAL COMMON STOCK AS TO HOW TO VOTE AT THE UNIROYAL SPECIAL MEETING. THE SUMMARY OF MORGAN STANLEY'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of Uniroyal and Crompton, respectively; (ii) reviewed certain internal business, operating and financial information, including financial projections, relating to Uniroyal and Crompton, furnished to Morgan Stanley by Uniroyal and Crompton, respectively; (iii) discussed the past and current operations and financial condition and the prospects of Uniroyal with senior executives of Uniroyal; (iv) discussed the past and current operations and financial condition and the prospects of Crompton with senior executives of Crompton and analyzed the pro forma impact of the Merger on Crompton's earnings per share, consolidated capitalization and financial ratios; (v) reviewed the reported prices and trading activity for Uniroyal Common Stock and the Crompton Common Stock; (vi) compared the financial performance of Uniroyal and the prices and trading activity of Uniroyal Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) compared the financial performance of Crompton and the prices and trading activity of the Crompton Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) participated in discussions and negotiations among representatives of Uniroyal and Crompton and their financial and legal advisors and reviewed the Merger Agreement; and (x) performed such other review and performed such other analyses as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Uniroyal and Crompton. Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of Uniroyal or Crompton, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of its opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Uniroyal or any of its assets.

    The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Uniroyal Board in connection with the preparation of the Morgan Stanley opinion and with its oral presentations to the Uniroyal Board on April 12 and April 30, 1996:

    Uniroyal Common Stock Performance. Morgan Stanley's analysis of Uniroyal's Common Stock performance consisted of a historical analysis of closing prices and trading volumes from March 17, 1995, the time of Uniroyal's initial public offering ("IPO"), to April 29, 1996. In this period based on close prices of the NYSE, Uniroyal Common Stock achieved a high of $12.25 and a low of $7.25. Uniroyal was offered to the public at $12.00 per share of Common Stock (the "IPO Price") and had a price of $9.625 on March 29, 1996, approximately 30 calendar days prior to April 29, 1996 (the "Unaffected Market Price"). Morgan Stanley observed that a $15 proposal price represented a 55.8% premium to the Unaffected Market Price, a 25.0% premium to the IPO Price, a 22.4% premium to the high price and a 106.9% premium to the low price.

    Comparable Company Analysis. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of Uniroyal, Crompton and seven groups of chemical companies (the "Comparable Companies"): Small Capitalization Specialty, Small Capitalization Intermediate, Small Capitalization Commodity, Large Capitalization Specialty, Large Capitalization Intermediate, Large Capitalization Commodity and Large Capitalization Conglomerate. Companies in the Large Capitalization Conglomerate Chemicals group are: E.I. Du Pont De Nemours & Co., Dow Chemical Co., Monsanto Co., PPG Industries Inc., Air Products and Chemicals Inc., W.R. Grace & Co., Eastman Chemical Co. and Olin Corp. ("Large Capitalization Conglomerate Chemicals Companies"). Companies in the Large Capitalization Commodity Chemicals group are: Union Carbide Corp., FMC Corp., Lyondell Petrochemical Co., Georgia Gulf Corp., Wellman Inc., The Geon Co. and Sterling Chemicals Inc. ("Large Capitalization Commodity Chemicals Companies"). Companies in the Large Capitalization Intermediate Chemicals group are: Hercules Inc., ARCO Chemical Co., Rohm and Haas Co., Witco Corp., Albemarle Corp., M.A. Hanna Co., Cytec Industries Inc. and Dexter Corp. ("Large Capitalization Intermediate Chemicals Companies"). Companies in the Large Capitalization Specialty Chemicals group are: Morton International Inc., Great Lakes Chemical Corp., Nalco Chemical Co., Lubrizol Corp., Loctite Corp., Ethyl Corp., Betz Laboratories Inc., H.B. Fuller Co. and Petrolite Corp. ("Large Capitalization Specialty Chemicals Companies"). Companies in the Small Capitalization Commodity Chemicals group are: NL Industries Inc. and Rexene Corp. ("Small Capitalization Commodity Chemicals Companies"). Companies in the Small Capitalization Intermediate Chemicals group are: OM Group Inc., McWhorter Technologies Inc., Stepan Co., Quaker Chemical Corp. and MacDermid Inc. ("Small Capitalization Intermediate Chemicals Companies"). Companies in the Small Capitalization Specialty Chemicals group are: Cambrex Corp., Learonal Inc., Penwest Ltd., Sybron Chemical Corp. and Park Electrochemical Corp. ("Small Capitalization Specialty Chemical Companies"). Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company.

    Morgan Stanley analyzed the relative performance and value for Uniroyal and Crompton by comparing certain market trading statistics for Uniroyal and Crompton with the Comparable Companies. Among the market trading information considered in the valuation analysis was market price to earnings per share ("EPS") estimates for 1996 and the ratio of aggregate value to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"). These two ratios were deemed most relevant by Morgan Stanley for this analysis. Market information used in calculating the ratios below is as of April 29, 1996. The market price to EPS estimate for Uniroyal for 1996 was 10.1x and for Crompton was 16.1x. The median ratios of market price to EPS estimate for 1996 for the Large Capitalization Conglomerate Chemicals Companies, Large Capitalization Commodity Chemicals Companies, Large Capitalization Intermediate Chemicals Companies, Large Capitalization Specialty Chemicals Companies, Small Capitalization Commodity Chemicals Companies, Small Capitalization Intermediate Chemicals Companies and Small Capitalization Specialty Chemicals Companies were

13.6x, 12.0x, 16.0x, 15.3x, 8.3x, 14.3x and 13.1x, respectively. EPS estimates for Crompton and the Comparable Companies were estimates provided by Institutional Brokers Estimate System ("IBES"). EPS estimates for Uniroyal were based on Morgan Stanley research analyst Mark Gulley's April 9, 1996 estimates, which Uniroyal management deemed to be a reasonably conservative estimation of expected 1996 EPS at the time. The ratio of aggregate value to latest twelve months EBITDA for Uniroyal was 6.4x and for Crompton was 9.8x. The median ratios of aggregate value to latest twelve months EBITDA for the Large Capitalization Conglomerate Chemicals Companies, Large Capitalization Commodity Chemicals Companies, Large Capitalization Intermediate Chemicals Companies, Large Capitalization Specialty Chemicals Companies, Small Capitalization Commodity Chemicals Companies, Small Capitalization Intermediate Chemicals Companies and Small Capitalization Specialty Chemicals Companies were 6.8x, 5.5x, 8.0x, 8.3x, 5.8x, 7.1x and 7.1x, respectively. Morgan Stanley observed that a $15 proposal price implied a ratio of market price to EPS estimate for 1996 of 13.2x and a ratio of aggregate value to latest twelve months EBITDA of 6.9x for Uniroyal.

    No company utilized in the comparable companies analysis as a comparison is identical to Uniroyal or Crompton. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Uniroyal or Crompton such as the impact of competition on the business of Uniroyal or Crompton and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Uniroyal or Crompton or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

    Comparable Transaction Analysis. Morgan Stanley performed an analysis of precedent transactions involving specialty chemicals companies from January 8, 1993 through November 10, 1995. Multiples of aggregate value to EBITDA were deemed by Morgan Stanley to be most relevant for this analysis. The following transactions were analyzed (acquiree/acquiror): INDSPEC Chemical Corp. (65% stake)/Occidental Petroleum Corp.; DLJ Merchant Banking Partners L.P. (OSI Specialties Inc.)/Witco Corp.; Associated British Industries plc/MSC Holdings Inc. (Newco); Grow Group Inc./ICI plc; ENI SpA (Enichem Augusta--70%)/RWE AG; Merck & Co. Inc. (Kelco division)/Monsanto Co.; Procter & Gamble Co. (Richardson-Vicks--J.T. Baker Inc.)/Mallinckrodt Group Inc.; EniChem SpA (Alcantara--51%)/Toray Industries Inc.; Merck & Co. (Calgon Vestal
Labs)/Bristol-Meyers Squibb Co.; Kay Chemical Co./Ecolab Inc.; Exxon Corp. (Callaway Chemical Co.)/Vulcan Materials Co.; Premier Holdings BV/Manders plc; Insilco Corp. (Sinclair Paint Co.)/Grow Group Inc.; Rust-Oleum Corp./RPM Inc.; Millipore Corp. (Waters Chromatography division)/Waters Holding Inc.; Reckitt & Colman plc (Reckitt Colours International)/Holliday Chemical Holdings plc; EniChem SpA (polymer additives)/Great Lakes Chemical Corp.; ChemDesign Corp./Bayer AG (Miles Inc.); United Coatings Inc./Pratt & Lambert Inc.; Manders Holdings plc (decorative division)/Johnstone's Paints plc; Zeneca Group plc (Thoro System products)/D. George Harris & Associates; INDSPEC Chemical Corp./Castle Harlan Inc.; Brent International plc (electronic chemicals)/Cookson Group plc; Merck & Co. (Calgon Corp.)/English China Clays plc; Cargill Inc. (resin products)/Valspar Corp.; MTM plc (fine chemicals assets)/BTP plc; Elf Atochem North America Inc. (specialty chemicals assets)/Ivax Corp.; ICI plc (powder coatings)/Ferro Corp.; Union Carbide Corp. (organosilicon)/DLJ Merchant Banking Partners; and Evode Group plc/Laporte plc. EBITDA values were calculated for the latest twelve month period prior to the transaction for which publicly reported information was available. Since some of the transactions analyzed did not involve public disclosure, some of the multiples of aggregate value to EBITDA statistics were unavailable or inapplicable. The analysis resulted in a range of multiples of 6.2x to 14.8x latest twelve months EBITDA. Morgan Stanley observed that a $15 proposal price implied a multiple of 6.9x Uniroyal's latest twelve months EBITDA.

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
    No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Uniroyal or Crompton, such as the impact of competition on the business of Uniroyal and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Uniroyal or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

    Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis to estimate the present value of the stand-alone unleveraged free cash flows that Uniroyal and Crompton are expected to generate if Uniroyal and Crompton perform in accordance with scenarios based upon certain financial forecasts. Morgan Stanley analyzed two sets of financial forecasts for each company, a Management case ("Management Case") and a Downside case ("Downside Case"). The Management Case for each company was based upon certain financial forecasts prepared by the respective managements of each company. The Downside Case differed from the Management Case in that it employed slower sales growth rate and essentially stable rather than increasing margins. Unlevered free cash flows of each company were calculated as net income plus depreciation and amortization plus deferred taxes plus other noncash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates ("Perpetual Growth Rate Methodology") to the unlevered free cash flows in fiscal 2000 from 2.5% to 3.5% for Uniroyal and 3.0% to 4.0% for Crompton representing estimated ranges of long-term cash flow growth rates. Morgan Stanley also calculated terminal values for Crompton by applying a multiple of 7.0x to 9.0x the terminal year's EBITDA ("Terminal EBITDA Multiple Methodology"). The cash-flow streams and terminal values were then discounted to the present using a range of discount rates from 11.5% to 12.5% for Uniroyal and 11.0% to 12.0% for Crompton. The discount rate ranges were selected based upon a weighted average cost of capital analysis. Based on this analysis, Morgan Stanley calculated per share equity values of Uniroyal ranging from $18.32 to $31.60 for the Management Case and $6.96 to $17.24 for the Downside Case on a primary share basis. The per share equity values calculated for Crompton ranged from $10.28 to $13.41 based on the Perpetual Growth Rate Methodology and $13.16 to $17.20 based on the Terminal EBITDA Multiple Methodology for the Management Case and $7.21 to $9.48 based on the Perpetual Growth Rate Methodology and $9.07 to $11.91 based on the Terminal EBITDA Multiple Methodology for the Downside Case on a primary share basis.

    Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical exchange ratio between Uniroyal Common Stock and Crompton Common Stock over several time periods. The historical exchange ratio is the ratio of the price of Uniroyal Common Stock to the price of Crompton Common Stock for a selected period of time or for a point in time. For each time period selected, the high, average and low exchange ratios were calculated. The time periods selected for analysis were as follows: March 17, 1995 to April 19, 1996, last six months, last three months, last one month, last ten days, and close price on April 29, 1996 (for which only one exchange ratio was calculated). The average exchange ratio for each aforementioned time period was 0.6531, 0.6375, 0.6672, 0.6602, 0.6879, and 0.7541, respectively. The highest exchange ratio achieved in any time period reviewed by Morgan Stanley was 0.8378. Morgan Stanley observed that a $15 proposal price implied an exchange ratio of 0.9836, which is higher than the historical exchange ratios between Uniroyal Common Stock and Crompton Common Stock.

    Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on Crompton's earnings per share for the fiscal years ended 1996 through 2000. This analysis was based upon certain assumptions, including, among others, an assumed exchange ratio of 0.9836 and a $0.25 annual dividend per share. This financial analysis indicated that when the Uniroyal Management Case forecasts and the Crompton Management Case forecasts are utilized, the combined company's 1996, 1997, 1998, 1999 and 2000 EPS were, respectively, approximately 15.1%, 25.4%, 39.9%, 56.0% and

79.0% greater than the EPS estimates for Crompton on a stand-alone basis in the absence of the Merger. When the Uniroyal Downside Case forecasts and the Crompton Downside Case forecasts are utilized, this financial analysis indicated that the combined company's 1996, 1997, 1998, 1999 and 2000 EPS were, respectively, approximately 12.2%, 20.1%, 29.1%, 38.0% and 52.1% greater than the EPS estimates for Crompton on a stand-alone basis in the absence of the Merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, by selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Uniroyal or Crompton.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Uniroyal or Crompton. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration from a financial point of view to holders of Uniroyal Common Stock and were provided to the Uniroyal Board in connection with the delivery of Morgan Stanley's written opinion of April 30, 1996. The analyses do not purport to be appraisals or to reflect the prices at which Uniroyal or Crompton might actually be sold. Because such estimates are inherently subject to uncertainty, none of Uniroyal, Crompton, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Uniroyal Board was one of many factors taken into consideration by the Uniroyal Board in making its determination to approve the Merger.

    The Uniroyal Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of Uniroyal or Crompton. As of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley and its affiliates own approximately 6% of the outstanding shares of Uniroyal Common Stock. The shares were acquired by Morgan Stanley or its affiliates in one or more transactions unrelated to the current engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Uniroyal and Crompton and have received customary fees for the rendering of these services. In the last two years, Morgan Stanley received fees from Uniroyal of approximately $1.7 million for financing and advisory services, including acting as a co-manager in connection with the IPO. Morgan Stanley has received no fees from Crompton in the last two years.

    Pursuant to a letter agreement, dated March 13, 1996, between Uniroyal and Morgan Stanley, Uniroyal has agreed to pay Morgan Stanley a transaction fee, payable upon consummation of the Merger. The transaction fee is calculated as a percentage of the transaction's aggregate value, defined as the value of the consideration paid per share of outstanding common stock times the total number of outstanding common shares (including the number of shares which would be outstanding upon exercise of any in-the-money options, convertible debt, convertible preferred or warrants) of Uniroyal, plus the value of any long-term debt, capital lease, and preferred stock obligations of Uniroyal assumed, retired, or defeased in connection with the Merger. At the time of the execution of the Merger Agreement, the transaction fee payable to Morgan Stanley was estimated at approximately $6.0 million. Uniroyal also agreed pursuant to such letter agreement that in the event the Merger is not consummated to reimburse Morgan Stanley for its time and efforts expended and expenses as incurred. Uniroyal has also agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify and hold harmless Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services. All fees will be paid by Uniroyal to Morgan Stanley after consummation of the Merger.

OPINION OF CROMPTON'S FINANCIAL ADVISOR

    Salomon Brothers has rendered to the Crompton Board its written opinion dated April 30, 1996 (the "Salomon Brothers Opinion") to the effect that, based upon and subject to the various considerations set forth in the opinion, as of April 30, 1996, the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to Crompton from a financial point of view. Crompton does not intend to obtain any further opinion of Salomon Brothers in respect of the Merger.

    THE FULL TEXT OF THE SALOMON BROTHERS OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE SALOMON BROTHERS OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID TO THE STOCKHOLDERS OF UNIROYAL IN CONNECTION WITH THE MERGER FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CROMPTON AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT. THE SUMMARY OF THE OPINION OF SALOMON BROTHERS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In rendering the Salomon Brothers Opinion, Salomon Brothers, among other things: (i) reviewed the Merger Agreement, including the exhibits and disclosure schedules thereto and the documents referred to therein; (ii) analyzed certain publicly available information concerning Crompton and Uniroyal, including the Annual Reports on Form 10-K of Crompton for each of the years in the five-year period ended December 30, 1995, the Annual Report on Form 10-K of Uniroyal for the year ended October 1, 1995, and the Quarterly Report on Form 10-Q of Uniroyal for the quarter ended December 31, 1995; (iii) reviewed Crompton's and Uniroyal's press releases announcing preliminary financial information for the quarter ended March 30, 1996 and March 31, 1996, respectively; (iv) reviewed certain financial forecasts concerning the businesses and operations of Crompton and Uniroyal that were prepared by the managements of Crompton and Uniroyal, respectively; (v) analyzed certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable in certain respects to Crompton and Uniroyal and the trading markets for such other companies' securities; (vi) met with certain officers and employees of Crompton and Uniroyal to discuss the foregoing, including the past and current business operations, financial condition and prospects of Crompton and Uniroyal, respectively, as well as other matters Salomon Brothers believed relevant to its inquiry; and (vii) considered such other information, financial studies, analyses, investigations, financial, economic and market criteria as Salomon Brothers deemed relevant.

    In rendering its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not attempt to independently verify or assume responsibility for independently verifying any of such information. With respect to the financial projections of Crompton and Uniroyal, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of Crompton or Uniroyal, as the case may be, and Salomon Brothers expressed no opinion with respect to such projections or the assumptions on which they were based. Salomon Brothers has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Crompton or Uniroyal. Salomon Brothers assumed that the Merger would qualify as a tax-free reorganization for federal income tax purposes, and would be accounted for as a pooling-of-interests business combination in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16. The Salomon Brothers Opinion was necessarily based on conditions as they existed and could be evaluated on the date of such opinion and Salomon Brothers did not assume any responsibility to update or review the Salomon Brothers Opinion based upon circumstances or events occurring after the date thereof. The Salomon Brothers Opinion does not address Crompton's underlying business decision to effect the Merger nor does it constitute a recommendation to any holder of Crompton Common Stock as to how such holder should vote with respect to the Merger. The Salomon Brothers Opinion does not imply any conclusion as to the likely trading range for Crompton Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    The following is a brief summary of the material analyses performed by Salomon Brothers in preparation of the Salomon Brothers Opinion and reviewed with the Crompton Board.

    Historical Trading Analysis. As part of its analysis, Salomon Brothers reviewed the recent stock market performance of Crompton and Uniroyal and compared such performance to that of an index of nine selected publicly traded chemical companies (Cabot Corp., Cytec Industries, Ferro Corp., FMC Corp., Lubrizol Corp., McWhorter Technologies, Rohm and Haas Co., Witco Corp. and Wellman (collectively, the "Comparable Companies")) that Salomon Brothers deemed to be comparable to Uniroyal for purposes of its analysis. Salomon Brothers also compared the recent stock market performance of Crompton and Uniroyal to that of the S&P Industrial Average (400 stocks). Salomon Brothers also noted that the public trading price per share of Uniroyal Common Stock during the period beginning March 20, 1995 and ending March 29, 1996 ranged from $7.25 to $12.25.

    Salomon Brothers reviewed the historical ratio of the public trading price per share of Uniroyal Common Stock to the public trading price per share of Crompton Common Stock during the period beginning March 17, 1995 and ending March 29, 1996. Such analysis indicated that during such period the ratio of the public trading price per share of Crompton Common Stock to the public trading price per share of Uniroyal Common Stock ranged from 0.54 to 0.84 (with an average of 0.65), and was 0.66 as of the last day thereof. Salomon Brothers also reviewed the historical implied Exchange Ratio calculated pursuant to the Merger Agreement as of each of the days during the period beginning January 2, 1996 and ending April 26, 1996, based upon an assumed Acquiror Transaction Value equal to the average closing price on the NYSE Composite Tape of Crompton Common Stock for the twenty NYSE trading days ending on the respective date of calculation. Salomon Brothers observed that such implied Exchange Ratio declined from approximately 1.15 to 1.02 during such period and compared such range of implied Exchange Ratios to selected ranges within the "collar" of .9091 to 1.111 provided for in the Merger Agreement.

    Public Market Valuation. Salomon Brothers compared certain available financial and market data of the Comparable Companies with similar data of Crompton and Uniroyal. Such financial and market data included, among other things, equity value (equity market capitalization) based upon closing stock prices as of March 29, 1996, stock price as a multiple of (i) 1997 estimated earnings per

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
share (based upon First Call median estimates), (ii) 1996 estimated earnings per share (based upon First Call median estimates) and (iii) latest twelve months ("LTM") earnings per share, and firm value (equity market capitalization plus total debt, preferred stock and minority interests less cash and equity investments) as a multiple of (x) LTM earnings before interest and taxes ("EBIT"), (y) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (z) LTM sales. These multiples were as follows: (1) price to 1997 estimated earnings per share was 13.9x for Crompton and 5.9x for Uniroyal, compared to those of the Comparable Companies which ranged from 9.5x to 14.1x (with a median of 12.4x); (2) price to 1996 estimated earnings per share was 15.4x for Crompton and 7.4x for Uniroyal, compared to those of the Comparable Companies which ranged from 10.8x to 17.6x (with a median of 14.1x); (3) price to LTM earnings per share was 17.4x for Crompton and 9.9x for Uniroyal, compared to those of the Comparable Companies which ranged from 10.2 to 25.1x (with a median of 14.6x); (4) firm value to LTM EBIT was 11.5x for Crompton and 8.7x for Uniroyal, compared to those of the Comparable Companies which ranged from 8.0x to 14.4x (with a median of 10.2x); (5) firm value to LTM EBITDA was 9.5x for Crompton and 5.9x for Uniroyal, compared to those of the Comparable Companies which ranged from 5.4x to 8.6x (with a median of 7.0x); and (6) firm value to LTM sales was 124.1% for Crompton and 113.9% for Uniroyal, compared to those of the Comparable Companies which ranged from 67.9% to 147.7% (with a median of 116.2%).

    Salomon Brothers then derived from this and other data (based upon the relative comparability of the financial performance of the Comparable Companies to that of Uniroyal) a range of 1996 price to earnings multiples deemed most meaningful for its analysis and applied these multiples to the 1996 estimated earnings per share of Uniroyal (based on projections of Uniroyal's management as adjusted to reflect certain assumptions of Crompton's management). This analysis resulted in a range of per share implied equity values for Uniroyal Common Stock of $12.65 to $13.80 (compared to the March 29, 1996 market price per share of Uniroyal Common Stock of $9.63).

    No company used in the Comparable Companies analysis was identical to either Crompton or Uniroyal. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable company data. In addition, this analysis did not reflect any potential synergies resulting from the combination of the two companies.

    Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Salomon Brothers arrived at a range of values for Uniroyal by estimating the present value of future free cash flows that Uniroyal could produce over a 5-year period from 1996 through 2000, under various assumptions, if Uniroyal were to perform on a stand-alone basis (without giving effect to the Merger) in accordance with Uniroyal's management forecasts through 2000, on the one hand (the "Management Case"), and in accordance with Uniroyal's management forecasts through 2000 as adjusted to reflect certain assumptions of Crompton's management, on the other hand (the "Adjusted Case"). As part of the DCF analysis, Salomon Brothers used discount rates of 11% to 12%. Such valuation ranges were based upon the sum of (x) the present value of free cash flows over the 5-year period from 1996 to 2000 plus (y) the present value of the (a) final year's projected EBITDA multiplied by (b) numbers representing various terminal or exit multiples (ranging from 5x to 6x). This DCF analysis resulted in an implied equity value of the Uniroyal Common Stock of $18.33 to $24.61 per share, under the Management Case, and $10.64 to $16.14 per share, under the Adjusted Case.

    Analysis of Selected Mergers/Acquisition Transactions. Salomon Brothers also analyzed certain publicly available financial, operating and stock market information for various merger or acquisition transactions in the chemical industry over the past ten years, analyzing in particular the following six of such acquiror/target transactions that Salomon Brothers considered to be most comparable to the Merger: Occidental/Indspec, Lyondell/Occidental HDPE, Ciba Geigy/Dr. Maag, Ferro/Synpro, Witco/OSi, Specialties Inc. and Sentrachem/Hampshire Chem (the "Precedent Transactions"). For each of the Precedent Transactions, Salomon Brothers calculated the multiples of, among other things, firm value to LTM revenue, firm value to LTM EBITDA, firm value to LTM EBIT and equity value to net earnings based upon the price paid in each respective transaction. Salomon Brothers then derived from this data the ranges of the implied valuation multiples of revenues, EBITDA, EBIT and net income deemed most meaningful for its analysis on a segment basis, which were as follows across all segments: revenues (from 0.8x to 1.9x), EBITDA (from 5.4x to 8.0x), EBIT (from 7.7x to 11.5x) and net income (from 9.3x to 14.1x). Salomon Brothers then applied the multiples derived from the Precedent Transactions to Uniroyal's revenues, EBITDA, EBIT and net income for fiscal 1995 on a segment-by-segment basis. This analysis resulted in an equity value reference range per share of Uniroyal Common Stock of $12.60 to $20.12.

    Contribution Analysis. Salomon Brothers compared the relative ownership of the stockholders of Crompton and the stockholders of Uniroyal of approximately 65% and 35% (based upon an assumed Exchange Ratio of 1.0157), respectively, in the combined company following consummation of the Merger to the relative balance sheet and income statement contributions of each of Crompton and Uniroyal to the combined company to (i) revenue, EBITDA and EBIT (in each case, based upon projections for 1996 provided by Crompton and Uniroyal management (as adjusted to reflect certain assumptions of Crompton's management)), (ii) pre-tax income, net income, funds from operations (net income plus depreciation and amortization) and free cash flow (funds from operations minus capital expenditures) (in each case, based upon projections for the 5-year period from 1996 to 2000 provided by Crompton and Uniroyal management (as adjusted to reflect certain assumptions of Crompton's management)) and (iii) total assets, net debt and stockholders' equity (in each case, as of December 31, 1995), as well as certain other combined pro forma balance sheet and operating ratios. No pro forma adjustments were made for the Merger, and Salomon Brothers assumed that the Crompton and Uniroyal projections, including the adjustments to the latter, were accurate. This analysis indicated that, for the year ending December 1996, Crompton and Uniroyal would contribute approximately 36% and 64%, respectively, of revenue of the combined company; approximately 28% and 72%, respectively, of EBITDA of the combined company; approximately 32% and 68%, respectively, of EBIT of the combined company; approximately 60% and 40%, respectively, of net income of the combined company; approximately 37% and 63%, respectively, of the funds from operations of the combined company; approximately 56% and 44%, respectively, of the free cash flow of the combined company; approximately 26% and 74%, respectively, of the total assets of the combined company; and approximately 5% and 95% of the net debt of the combined company. This analysis also indicted that, for the 5-year period from 1996 to 2000, Crompton and Uniroyal would have contributed in the aggregate over such period approximately 53% and 47%, respectively, of pre-tax income of the combined company; approximately 55% and 45%, respectively, of the net income of the combined company; approximately 36% and 64%, respectively, of the funds from operations of the combined company; and approximately 48% and 52%, respectively, of the free cash flow of the combined company. Using the DCF methodology described above, but applying such methodology to the combined company following consummation of the Merger and utilizing terminal or exit multiples ranging from 5x to 6x for Uniroyal and from 7x to 9x for Crompton and discount rates of 11.5% to 12.5%, in the case of Crompton, and 11.0% to 12.0%, in the case of Uniroyal, Salomon Brothers noted that Crompton and Uniroyal would have contributed approximately 54% to 57% and 43% to 46%, respectively, of the implied equity value of the combined company under the Management Case, and approximately 64% to 70% and 30% to 36%, respectively, under the Adjusted Case.

    Pro Forma Combination Analysis. Salomon Brothers reviewed certain pro forma financial effects resulting from the Merger for the projected 12-month periods for 1996 through 2000, based upon the Adjusted Case projections. This analysis was based upon certain assumptions, including an assumed Exchange Ratio of 1.0157, a $0.05 dividend and certain cost savings resulting from the combination of $3.0 million to $4.0 million per annum for the 5-year period from 1996 to 2000, and that the stand-alone projections provided to Salomon Brothers by Compton and Uniroyal management, respectively, and the adjustments to the Uniroyal projections provided to Salomon Brothers by Crompton were accurate.

This financial analysis indicated that the combined company's 1996, 1997, 1998, 1999 and 2000 projected earnings per share were, respectively, approximately 5.9%, 10.6%, 16.2%, 25.3% and 41.8% higher than the earnings per share projected for Crompton as a stand-alone entity.

    The summary set forth above does not purport to be a complete description of Salomon Brothers' analyses. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Salomon Brothers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in Salomon Brothers' presentation to the Crompton Board and its opinion. Salomon Brothers has not indicated that any of the analyses which it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon Brothers of the actual values of Crompton and Uniroyal. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crompton or Uniroyal. The analyses performed by Salomon Brothers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Brothers' analysis of the fairness to Crompton, from a financial point of view, of the consideration to be paid to the stockholders of Uniroyal in connection with the Merger. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which a business actually might be sold, or the prices at which a company might actually be sold, or the prices at which securities might trade at the present time or at any time in the future.

    Salomon Brothers is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Brothers regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes. The Crompton Board retained Salomon Brothers based on Salomon Brothers' expertise in the valuation of companies, as well as its familiarity with Crompton and other chemical companies. Salomon Brothers, in the ordinary course of its business, may actively trade the securities of Crompton and Uniroyal for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers has in the past rendered and is currently rendering certain investment banking and financial advisory services to Crompton, for which Salomon Brothers has received and will receive customary compensation. Salomon Brothers and Crompton have jointly identified and evaluated a number of specialty chemical acquisition candidates during the last two years, of which only Uniroyal has entered into a definitive agreement with Crompton for a proposed transaction. Other than occasional reimbursement for expenses, Salomon Brothers has not received any advisory fees from Crompton during the last two years. Salomon Brothers may continue to provide investment banking and financial advisory services to Crompton in the future.

    Pursuant to a letter agreement, dated January 22, 1996, between Crompton and Salomon Brothers, Crompton has agreed to pay Salomon Brothers the following cash fees for the services rendered by Salomon Brothers in connection with the
Merger: (i) $500,000, payable (and heretofore paid) upon execution of the Merger Agreement; (ii) an additional $6,125,000, payable upon consummation of the Merger; and (iii) if, following or in connection with the termination or abandonment of the Merger, Crompton receives a "break-up," "termination," "topping" or similar fee or payment (such as the "Termination Fee" that may become payable to Crompton pursuant to the Merger Agreement under certain circumstances as described under the caption "The Merger Agreement--Termination; Effect of Termination"), an additional amount equal to the amount by which any fee previously paid to Salomon Brothers pursuant to clause (i) above is exceeded by 25% of the excess, if any, of the aggregate amount of all such fees and payments received by Crompton over the direct out-of-pocket expenses incurred in connection with the Merger. Crompton has also agreed pursuant to such letter agreement to reimburse Salomon Brothers for all reasonable fees and disbursements of Salomon Brothers' counsel and all of Salomon Brothers' reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of Salomon Brothers' engagement under such letter agreement. Pursuant to an additional letter agreement, dated January 22, 1996, Crompton has agreed to indemnify and hold harmless Salomon Brothers and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Uniroyal's management and the Uniroyal Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of stockholders of Uniroyal generally. The Uniroyal Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In considering the recommendation of the Uniroyal Board in respect of the Merger Agreement and the transactions contemplated thereby, the Uniroyal Stockholders should be aware of these interests which may present actual or potential conflicts of interest with respect to the Merger.

    Directorships. The Merger Agreement provides that, immediately after the Effective Time, Crompton will take such action as may be necessary to cause Robert J. Mazaika to be elected to the Crompton Board as Vice Chairman, and Thomas M. Begel and Harry Corless, each currently a director of Uniroyal, to be elected to the Crompton Board. Upon their election to the Crompton Board, Messrs. Mazeika, Begel and Corless will receive such benefits and compensation as the other members of the Crompton Board receive. See "The Merger Agreement--Representations, Warranties and Covenants."

    Indemnification; Directors and Officers Insurance. Pursuant to the Merger Agreement, Crompton shall, to the fullest extent permitted by applicable law, indemnify present and former officers, directors, employees, trustees or agents of Uniroyal or any of its subsidiaries or divisions against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation against such persons in such capacities. Crompton has also agreed to use its reasonable best efforts to cause Uniroyal to maintain in effect for at least six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Uniroyal with respect to matters occurring prior to the Effective Time, subject to certain limitations. See "The Merger Agreement--Representations, Warranties and Covenants."

    Employment Agreements. Messrs. Castaldi, Eisenberg, Ingulli, Johnson, Krakower, Mazaika, Melore, and Stephenson (the "Executive Officers") are parties to employment agreements (the "Employment Agreements") with Uniroyal. Each such Employment Agreement continues until the Executive Officer's employment is terminated by death, disability, by Uniroyal for Cause (as defined in the Employment Agreement) or by the Executive for Good Reason (as defined in the Employment Agreement) or otherwise. The Employment Agreements contain customary employment terms and provide for a base annual salary, bonuses, employee benefit plan participation, and fringe benefits. If Uniroyal terminates the Executive Officer's employment in breach of his Employment Agreement or the Executive Officer terminates his employment for Good Reason, Uniroyal will be required to pay the Executive Officer an amount equal to the sum of (i) his then current base salary, accrued to the date of termination, plus any amounts accrued under any compensation plan of Uniroyal and (ii) a lump sum amount calculated according to a formula taking into account such factors as his base salary, past bonus payments and contributions, with respect to the Executive Officer, to any of Uniroyal's qualified defined contribution plans; multiplied by a number ranging from one to five, based upon certain circumstances.

Crompton has confirmed that the Merger will constitute a change in control and that a termination by any of the Executive Officers within one year of the Merger without Good Reason will trigger severance becoming due to such Executive Officer under the applicable Employment Agreement, with a severance multiplier of one in the case of Messrs. Castaldi, Stephenson and Eisenberg and two in the case of Messrs. Ingulli, Johnson, Krakower, Mazaika and Melore. If the Executive Officer becomes entitled to any payment or benefit whether pursuant to the terms of his Employment Agreement or any other plan, arrangement or agreement with Uniroyal (or any person whose actions result in a subsequent change in control or any person affiliated with Uniroyal or such person) in connection with any termination of the Executive Officer's employment within one year following a change of control (all such payments being called, collectively, the "Severance Payment") which is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, Uniroyal will pay the Executive Officer an additional amount such that the net amount retained by the Executive Officer after deduction of any Excise Tax and any federal and state and local income tax upon such additional payment shall be equal to the Severance Payment.

    It is anticipated that Messrs. Castaldi, Krakower, Mazaika, and Melore will terminate their employment with Uniroyal upon the Merger, which terminations will be treated as being for Good Reason under the respective Employment Agreements. The parties have agreed that these terminations will trigger severance payments becoming due pursuant to the respective Employment Agreements and Supplemental Executive Retirement Agreements and pro rata bonus payments becoming due under an agreement between Crompton and Uniroyal, the respective aggregates of which payments, at an assumed termination date of August 1, 1996, are equal in amount to $2,484,552, $3,445,532, $14,225,336 and $2,546,317 for
Messrs. Castaldi, Krakower, Mazaika and Melore, respectively. These amounts include any amounts required to compensate for any Excise Tax, discussed above. The calculated amounts will be increased as necessary to take into account the actual date of termination. Certain post-termination welfare benefits will be provided in accordance with the Employment Agreements and the Uniroyal benefit plans and arrangements.

    Messrs. Eisenberg, Ingulli, Johnson, and Stephenson have agreed in principle with Crompton to enter into amendments to their current employment agreements with Uniroyal to provide, among other things, for the following: a sign-on bonus payable on the Effective Time, based on the Executive Officer's base salary and recent bonuses (which is estimated to be approximately $365,800, $914,700, $746,134 and $355,750 for Messrs. Eisenberg, Ingulli, Johnson and Stephenson, respectively); fully vested participation in Crompton's Supplemental Executive Retirement Plan (which constitutes accelerated vesting for Messrs. Eisenberg and Stephenson); participation in Crompton's annual bonus plan on a basis no less favorable than similarly situated Crompton executives; a severance payment if employment is terminated under certain circumstances within the first two years after the Merger equal to the severance payment contained in his current Employment Agreement minus the sign-on bonus paid to the Executive Officer; stock options for 100,000 shares of Crompton Common Stock (options for 80,000 shares in the case of Mr. Johnson), vesting over a five-year period; grants of restricted stock under the Crompton 1988 LTI Plan for the 1996-1998 Performance Period comparable to similarly situated Crompton executives; and for Messrs. Eisenberg and Stephenson, a doubling of their severance payment for certain terminations.

    Uniroyal Option Plans. As described below, Uniroyal maintains for the benefit of the members of the Uniroyal Board and its executive officers (as well as other key employees) certain benefit plans or arrangements that will become operative upon a change in control of Uniroyal.

    Options to purchase Uniroyal Common Stock granted under the Stock Option Plan will become fully exercisable upon the Merger. Messrs. Eisenberg, Ingulli, Krakower, Johnson, Mazaika, Melore and Stephenson hold options to purchase 93,184, 172,933, 124,541, 208,062, 438,720, 71,823 and 57,141 shares of Uniroyal
Common Stock, half of which are currently exercisable and the balance of which would have become exercisable in November, 1996. Mr. Castaldi holds options to purchase 150,000 shares of Uniroyal Common Stock, one-third of which are currently exercisable and one-third of which would have become exercisable on each of June 30, 1997 and June 30, 1998. Messrs. Begel,

Bernhard, Corless and Kolton each hold options to purchase 16,000 shares of Uniroyal Common Stock, 13,000 of which are currently exercisable, 1,000 of which would have been exercisable in September, 1996, 1,000 of which would have been exercisable in March, 1997 and 1,000 of which would have been exercisable in March 1998. The potential realizable value of Messrs. Eisenberg's, Ingulli's, Krakower's, Johnson's, Mazaika's, Melore's, Stephenson's, Castaldi's, Begel's, Bernhard's, Corless' and Kolton's options which become exercisable upon the Merger is approximately $174,720, $324,251, $233,516, $390,116, $822,600,
$134,670, $107,141, $390,625, $14,500, $14,500, $14,500 and $14,500,
respectively, calculated, for each such option, by subtracting the exercise price of such option from $15, the per share valuation of Uniroyal Common Stock. Pursuant to the terms of the Merger Agreement, all such options will be converted into options with respect to Crompton Common Stock. Under the Restated Purchase Right Plan, Messrs. Eisenberg, Ingulli, Krakower, Johnson, Mazaika, Melore and Stephenson hold fully exercisable rights to purchase 34,709, 73,728, 56,397, 81,159, 165,397, 33,379 and 22,520 shares of Uniroyal Common Stock.
These purchase rights will, pursuant to the terms of the Merger Agreement, be converted into options with respect to Crompton Common Stock. See "The Merger Agreement--Exchange Procedures" and "The Merger Agreement--Uniroyal Stock Options and Warrants."

    Uniroyal Benefit Plans. Pursuant to the Merger Agreement, Crompton has agreed to provide, for at least two years after the Effective Time, benefits to the employees of Uniroyal and its subsidiaries that are no less favorable, in the aggregate, as those provided to such employees immediately prior to the date of the Merger Agreement. Crompton has also agreed that for purposes of determining eligibility and vesting under its benefit and compensation plans, non-unionized employees of Uniroyal and its subsidiaries (including the Executive Officers) will be credited for all prior service with Uniroyal and its subsidiaries, affiliates and predecessors. See "The Merger Agreement--Employee Benefits."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon, among other things, Crompton's receipt of a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP, independent certified public accountants of Crompton, confirming at the Effective Time its letter dated the date of this Joint Proxy Statement/Prospectus to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes under Opinion 16 of the Accounting Principles Board, and Uniroyal's receipt of a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP, independent auditors of Uniroyal, confirming at the Effective Time its letter dated the date of this Joint Proxy Statement/Prospectus to the same effect.

    Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Crompton and Uniroyal will be carried forward to the combined company at their historical recorded amounts subject to any adjustments required to conform accounting policies of the two companies, income of the combined company will include income of Uniroyal and Crompton for the entire fiscal year in which the Merger occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Financial Information."

    It is a condition to the obligations of each of Uniroyal and Crompton to consummate the Merger that such party obtain written undertakings ("Affiliate Letters") at least 35 days prior to the other party's Special Meeting from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of the other party within the meaning of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Uniroyal Common Stock or Crompton Common Stock, or any securities exercisable, exchangeable or convertible therefor, beneficially owned thereby during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Crompton Common Stock, Crompton Exchange Options, or any securities exercisable, exchangeable or convertible therefor, beneficially owned thereby as a result of the Merger or otherwise until after such time as Crompton shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Crompton and Uniroyal for a period of at least 30 days of combined operations of Crompton and Uniroyal following the Effective Time. See "The Merger Agreement--Conditions."

REGULATORY APPROVALS

    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On May 14, 1996, Crompton and Uniroyal submitted the required filings to the FTC and the Antitrust Division. On June 13, 1996, the applicable waiting period expired without the Antitrust Division or FTC taking any action.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Uniroyal or Crompton. Uniroyal and Crompton believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

    Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any United States Federal or state agency.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Crompton Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Crompton Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Crompton or Uniroyal prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Uniroyal, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Crompton, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Crompton or Uniroyal generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

    Affiliates of Uniroyal prior to the Merger (each a "Uniroyal Affiliate") may not sell their shares of Crompton Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that a Uniroyal Affiliate (together with certain related persons) would be entitled to sell shares of Crompton Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by a Uniroyal Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1 percent of the outstanding shares of Crompton Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the

Securities Act will remain available to Uniroyal Affiliates if Crompton remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, a Uniroyal Affiliate will be able to sell such shares of Crompton Common Stock without being subject to such manner of sale or volume limitations provided that Crompton is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Crompton. Three years after the Effective Time, a Uniroyal Affiliate will be able to sell such shares of Crompton Common Stock without any restrictions so long as such affiliate had not been an affiliate of Crompton for at least three months prior to the date of such sale. See "The Merger--Accounting Treatment."

UNIROYAL RIGHTS AGREEMENT AMENDMENT

    In connection with the execution of the Merger Agreement, Uniroyal and the Rights Agent executed the Rights Agreement Amendment, amending the Uniroyal Rights Agreement so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" (as such term is defined in the Uniroyal Rights Agreement) as a result of the execution of the Merger Agreement or the consummation of the Merger pursuant to the terms thereof. Uniroyal has also represented and warranted under the Merger Agreement that it has taken or will take all action necessary, if any, in respect of the Uniroyal Rights Agreement so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Uniroyal Rights Agreement) will occur as a result of the execution of the Merger Agreement or the consummation of the Merger pursuant thereto or the acquisition or transfer of shares of Uniroyal Common Stock by Crompton. Further, Uniroyal has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Uniroyal will not, without the prior written consent of Crompton, take any action that would reasonably be expected to result in the representations and warranties regarding the Uniroyal Rights Agreement set forth above becoming false or inaccurate, or to otherwise terminate, amend, modify or make inapplicable as to any person or entity, the Uniroyal Rights Agreement or redeem the rights issued thereunder. See "Comparison of Stockholder Rights--Right Agreements."

    The foregoing is a summary of the material provisions of the Rights Agreement Amendment, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Rights Agreement Amendment which is incorporated herein by this reference.

CERTAIN LITIGATION

    Crompton, Uniroyal and the directors of Uniroyal have been named as defendants in a purported class action lawsuit filed in connection with the proposed Merger in the Court of Chancery, County of New Castle, State of Delaware. Fassbender v. Mazaika, C.A. No. 14980. The Stockholder Action alleges, among other things, that the defendant directors breached their fiduciary duties by pursuing the Merger at an allegedly unfair and inadequate price; by agreeing to the proposed Merger without having conducted an "auction process or active market check" or a full and thorough investigation; and by agreeing to the allegedly unfair terms of the Merger. The Stockholder Action is brought on behalf of a purported class of persons consisting of the stockholders of Uniroyal other than defendants. As relief, the Stockholder Action seeks, among other things, an order enjoining consummation of the proposed Merger, or, in the event it is consummated, rescission of the Merger, or an award of "rescissory or compensatory damages" in an unspecified amount. The time for defendants to move or answer has not yet elapsed. Defendants believe that the Stockholder Action is without merit.

    UNIROYAL STOCKHOLDERS SHOULD NOTE THE FOLLOWING. In the course of the litigation, the defendants may raise as a defense to any claims asserted in the Stockholder Action the circumstance that the Merger Proposal was approved and ratified, upon full disclosure, by the requisite vote of the Uniroyal Stockholders, if such is the case. Further, the defendants may contend that those Uniroyal Stockholders who vote in favor of the Merger Proposal are barred from receiving any proceeds from any potential award against the defendants in the litigation, unless such award is based on a finding that the defendants failed to make full disclosure in connection with the vote of Uniroyal Stockholders.

                              THE MERGER AGREEMENT

    The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

    The Merger Agreement provides that Subcorp will be merged with and into Uniroyal as a result of which Uniroyal as the Surviving Corporation will become a wholly owned subsidiary of Crompton, subject to the requisite approvals of Crompton Stockholders and Uniroyal Stockholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing is to be made on the Closing Date specified by Crompton and Uniroyal, which date will be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as the parties may mutually agree. It is currently anticipated that the Effective Time will occur shortly after the later of the date of the Uniroyal Special Meeting and the date of the Crompton Special Meeting assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION

    Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, (i) each share of Uniroyal Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) will be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio (as calculated below), and
(ii) each share of Uniroyal Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have
been perfected) will be converted into and represent       shares of Crompton
Common Stock (calculated by multiplying the Exchange Ratio by 6.667). On July
  , 1996, pursuant to the Merger Agreement, the Exchange Ratio of       was
calculated by Crompton and Uniroyal, with the consultation of their respective financial and legal advisors, by dividing $15.00 by the Acquiror Transaction Value, and rounding to four decimal places; provided, however, that notwithstanding the foregoing, the Exchange Ratio could not be less than 0.9091
nor more than 1.1111. The Acquiror Transaction Value was $         . In the
event that prior to the Effective Time Crompton declares a stock dividend or other distribution payable in shares of Crompton Common Stock or securities convertible into shares of Crompton Common Stock, or effects a stock split, reclassification, combination or other change with respect to Crompton Common Stock, the Exchange Ratio will be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

    Fractional Shares. No certificates for fractional shares of Crompton Common Stock will be issued in the Merger, and to the extent that an outstanding share of Uniroyal Common Stock or Uniroyal Preferred Stock would otherwise have become a fractional share of Crompton Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Uniroyal Common Stock or Uniroyal Preferred Stock to the Exchange Agent as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Crompton Common Stock on the NYSE

Composite Tape on the last full trading day immediately prior to the Effective
Time) of such fractional interest.

    Conversion of Subcorp Common Stock. Each share of common stock, par value $0.01 per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of Uniroyal as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

    HOLDERS OF UNIROYAL COMMON STOCK AND HOLDERS OF UNIROYAL PREFERRED STOCK SHOULD NOT SEND IN THEIR UNIROYAL STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    Promptly and, in any event, within three business days after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Uniroyal Common Stock or Uniroyal Preferred Stock whose shares were converted into the right to receive shares of Crompton Common Stock. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing shares of Crompton Common Stock to which a holder of shares of Uniroyal Common Stock or Uniroyal Preferred Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional share of Crompton Common Stock. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to Chemical Mellon Shareholder Services, the Exchange Agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of shares of Crompton Common Stock to which such holder is entitled and a check representing the amount of cash payable in lieu of any fractional share of Crompton Common Stock, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Certificates.

    After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing shares of Crompton Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Crompton having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    The Merger Agreement contains various representations, warranties and covenants of Crompton, Subcorp and Uniroyal. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that the other parties' representations and warranties be true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party.

    Pursuant to the Merger Agreement, each of Crompton and Uniroyal has agreed that it will (i) use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by the Merger Agreement (including, without limitation, satisfying their respective conditions precedent to the Merger);
(ii) file any Notification and Report Forms and related material required to be filed by it with the FTC and the Antitrust Division under the HSR Act with respect to the Merger (which filings required to date have been made), use its reasonable efforts to obtain an early termination of the applicable waiting period and promptly make any further filings pursuant thereto that may be necessary, proper or advisable, provided that neither Crompton nor any of its subsidiaries will be required under the Merger Agreement to divest or hold separate any portion of their business or assets; (iii) use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any governmental authority that it may be required to give, make or obtain; (iv) permit representatives of the other party to have appropriate access at all reasonable times to its premises, properties, books, records, contracts, tax records, documents, customers and suppliers; (v) unless otherwise required by applicable laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, to consult with the other before issuing any press release with respect to the Merger and not to issue any such press release prior to such consultation; and (vi) use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes and to constitute a tax free "reorganization" under Section 368(a) of the Code and to permit the respective legal counsel of each of Crompton and Uniroyal to issue its opinion to that effect.

    Crompton covenants in the Merger Agreement (i) to take all action in accordance with applicable laws and the Crompton Articles and Crompton By-Laws necessary to convene a meeting of Crompton Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) to cooperate with Uniroyal to, and to, prepare and file this Joint Proxy Statement/Prospectus with the Commission on a confidential basis as soon as is reasonably practicable, to cooperate with Uniroyal to, and to, prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of this Joint Proxy Statement/Prospectus by the Commission and to cooperate with Uniroyal to, and to, use all reasonable efforts to have the Registration Statement be declared effective by the Commission as promptly as practicable, to maintain the effectiveness of the Registration Statement through the Effective Time, to cooperate with Uniroyal to, and to, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Crompton Common Stock in the Merger, to use all reasonable efforts to mail at the earliest practicable date to Crompton Stockholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable laws to be furnished to Crompton Stockholders in connection with the Merger and the transactions contemplated thereby, and to advise Uniroyal promptly after it receives notice of (A) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (B) the issuance of any stop order in respect of the Registration Statement, and (C) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement; (iii) during the period from the date of the Merger Agreement to the Effective Time, and except as set forth in the Merger Agreement, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby, and to use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect; (iv) from and after the Effective Time, to cause the Surviving Corporation to indemnify and hold harmless to the fullest extent permitted under applicable law each person who is as of the date of the Merger Agreement, or has been at any time prior to such date, an officer, director, employee, trustee or agent of Uniroyal (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger, to cause the Surviving Corporation to keep in effect Uniroyal's current provisions in the Uniroyal Certificate and Uniroyal Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification, and, in the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, to cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the indemnified party, which counsel shall be reasonably acceptable to Crompton, in advance of the final disposition of any such action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and to cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); (v) to use its reasonable best efforts to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Uniroyal with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and that the Surviving Corporation will not be required to pay an annual premium for such insurance coverage in excess of four times the current annual premium paid by Uniroyal for its existing coverage, but in such case shall purchase as much coverage as possible for such amount; (vi) for a period of two years from and after the Effective Time, to cause the Surviving Corporation or its subsidiaries to provide for the benefit of employees of the Surviving Corporation or its subsidiaries benefits that are no less favorable, in the aggregate, as those provided to employees of Uniroyal or its subsidiaries immediately prior to the date of the Merger Agreement; (vii) if any "Employee" (as defined in the Merger Agreement) of Uniroyal or a Uniroyal subsidiary becomes a participant in any employee benefit or compensation plan of Crompton, a Crompton subsidiary (other than the Surviving Corporation) or a Crompton affiliate, to give such Employee credit under such plan for all service with Uniroyal and its subsidiaries, affiliates and predecessors which is recognized by Uniroyal and is rendered prior to the time the Employee becomes such a participant, solely for purposes of determining eligibility and vesting (but not for benefit accrual or any other purposes); provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans; (viii) to the extent employee benefit plans of Crompton or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or "Former Employees" (as defined in the Merger Agreement) of Uniroyal or a Uniroyal subsidiary after the Effective Time, to provide that such plans waive any preexisting conditions and actively-at-work exclusions and provide that any expenses incurred on or before the Effective Time shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions; (ix) to cause the Surviving Corporation and its subsidiaries to honor all Uniroyal's existing agreements with any Employee or Former Employee and to make severance payments to certain executive officers of Uniroyal; and
(x) to give prompt notice to Uniroyal of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Crompton or Subcorp representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (B) any material failure of Crompton to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement;

(xi) to, as soon as practicable following the date of the Merger Agreement, prepare and submit to the NYSE a listing application covering the shares of Crompton Common Stock issuable in the Merger, and to use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Crompton Common Stock, subject to official notice of issuance; (xii) immediately after the Effective Time, to take such action as may be necessary to cause (A) Robert J. Mazaika, Uniroyal's Chairman, President and Chief Executive Officer, to be elected to the Board of Directors of Crompton as Crompton's "Vice Chairman," (B) Thomas M. Begel, a director of Uniroyal, to be elected to the Board of Directors of Crompton and (C) Harry Corless, a director of Uniroyal, to be elected to the Board of Directors of Crompton, each of the foregoing to be elected to a different class of the Crompton Board; and (xiii) to use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Crompton within the meaning of Rule 145 under the Securities Act, to execute and deliver to Uniroyal no less than 35 days prior to the date of the Crompton Special Meeting written undertakings in the form reasonably acceptable to Uniroyal.

    Uniroyal covenants in the Merger Agreement (i) to take all action in accordance with applicable laws and the Uniroyal Certificate and Uniroyal Bylaws necessary to convene a meeting of Uniroyal Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) (A) to promptly furnish Crompton with all information concerning Uniroyal as may be required for inclusion in the Registration Statement, (B) to cooperate with Crompton in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, (C) if at any time prior to the Effective Time, any information pertaining to Uniroyal contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Crompton and provide Crompton with the information necessary to make statements contained therein not false and misleading, (D) to use all reasonable efforts to cooperate with Crompton in the preparation and filing of this Joint Proxy Statement/Prospectus with the Commission on a confidential basis, and (E) to use all reasonable efforts to mail at the earliest practicable date to Uniroyal Stockholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable laws to be furnished to Uniroyal Stockholders in connection with the Merger and the transactions contemplated thereby; (iii) during the period from the date of the Merger Agreement to the Effective Time, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect; (iv) to use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securities Act, to execute and deliver to Crompton no less than 35 days prior to the date of the Uniroyal Special Meeting written undertakings in the form reasonably acceptable to Crompton; (v) to give prompt notice to Crompton of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Uniroyal representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (B) any material failure of Uniroyal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; and (vi) prior to the Closing and with the participation of Crompton, to use its best efforts to enter into amendments (reasonably satisfactory to Crompton) to the existing employment agreements of Alfred F. Ingulli, Eric W. Johnson, William A. Stephenson and Joseph B. Eisenberg to reflect the amendments described under the caption "The Merger--Interests of Certain Persons in the Merger."

    Uniroyal also covenants in the Merger Agreement that, during the period from the date of the Merger Agreement to the Effective Time or the earlier termination of the Merger Agreement pursuant to its terms, Uniroyal will not, except as otherwise expressly contemplated by the Merger Agreement and the transactions contemplated thereby or as set forth therein, without the prior written consent of Crompton: (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except in connection with the use of shares of capital stock of Uniroyal to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Uniroyal or any of its subsidiaries), (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding warrants, options or rights to purchase Uniroyal Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, individually or in the aggregate, other than in the ordinary course of business consistent with past practice; (iii) make or propose any changes in the Uniroyal Certificate, Uniroyal Bylaws or other organizational documents; (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person, other than in connection with the Merger Agreement and the transactions contemplated thereby; (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice; (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law, the Merger Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of the Merger Agreement; (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;
(viii) settle any actions, whether pending as of the date of the Merger Agreement or thereafter made or brought involving an amount in excess of $250,000; (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract to which Uniroyal is a party or any confidentiality agreement to which Uniroyal is a party; (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice; (xi) take any action to exempt under or make not subject to (A) Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Crompton or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; (xii) take any action that would reasonably be expected to result in the representations and warranties set forth in the Merger Agreement regarding actions to be taken by Uniroyal in respect of the Rights Agreement becoming false or inaccurate, or to otherwise terminate, amend, modify or make inapplicable as to any person or entity, the Rights Agreement or redeem the Rights issued thereunder; (xiii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or (xiv) agree in writing or otherwise to take any of the foregoing actions.

NO NEGOTIATION OR SOLICITATION

    Pursuant to the Merger Agreement, each of Uniroyal and Crompton agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving it, or acquisition of any of its capital stock or any material portion of its assets (except as set forth in the Merger Agreement and except for acquisition of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (a "Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than the other party or such other party's directors, officers, employees, agents and representatives) with respect to any Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that it may (i) furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction if and so long as its Board of Directors determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and determines in good faith by a majority vote that such a proposal is more favorable to its stockholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transactions proposed by the other party in response to such Competing Transaction) and (ii) take a position with respect to the Merger or a Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. Further, pursuant to the Merger Agreement each of Uniroyal and Crompton agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing, and agreed that, from and after the execution of the Merger Agreement, it will promptly advise the other party in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the status, but not the specific terms thereof) and promptly furnish to the other party a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

CONDITIONS

    The obligations of Crompton and Uniroyal to consummate the Merger are subject to fulfillment (or waiver by the parties) of the following conditions, among others, (i) approval by Uniroyal Stockholders (which approval may not be legally waived) and approval by Crompton Stockholders of the Merger Proposal;
(ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger having been issued and remaining in effect, and no statute, rule or regulation having been enacted by any governmental authority which prevents the consummation of the Merger; (iii) expiration or termination of all waiting periods under the HSR Act, which expired on June 13, 1996, and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any governmental authority in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby having been obtained; (iv) the Commission having declared the Registration Statement effective, and, at the Effective Time, no stop order or similar restraining order having been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger; (v) receipt by Uniroyal and Crompton of legal opinions to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (vi) receipt by Crompton of a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; (vii) receipt by Uniroyal of a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; (viii) authorization for inclusion on the NYSE of the shares of Crompton Common Stock to be issued in the Merger, subject to official notice of issuance; (ix) execution of certain employment agreements with certain officers of Uniroyal

(see "The Merger--Interests of Certain Persons in the Merger"); and (x) no action having been instituted by any governmental authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding.

    The obligations of Uniroyal to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and fulfillment (or waiver by Uniroyal) of the following conditions: (i) the representations and warranties of each of Crompton and Subcorp shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Crompton; (ii) each of Crompton and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Crompton within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Uniroyal at least 35 days prior to the date of the Crompton Special Meeting written undertakings in the form reasonably acceptable to Uniroyal; and (iv) Crompton shall have entered into satisfactory arrangements with respect to the consolidated indebtedness of the combined company.

    The obligations of Crompton to consummate the Merger and the other transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and fulfillment (or waiver by Crompton and Subcorp) of the following conditions: (i) the representations and warranties of Uniroyal shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Uniroyal; (ii) Uniroyal shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; and (iii) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Crompton at least 35 days prior to the date of the Uniroyal Special Meeting written undertakings in the form reasonably acceptable to Crompton.

    For a discussion of the circumstances under which the foregoing conditions may be waived by the parties, see "--Amendment and Waiver."

UNIROYAL STOCK OPTIONS AND WARRANTS

    Crompton and Uniroyal covenant in the Merger Agreement to cause each unexpired and unexercised Uniroyal Option granted to current or former directors, officers, employees, consultants or independent contractors of Uniroyal or its subsidiaries by Uniroyal to be automatically converted at the Effective Time into a Crompton Exchange Option. See "The Merger--Interests of Certain Persons in the Merger--Uniroyal Options." Crompton further covenants to file with the Commission, as soon as reasonably practicable after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Crompton Common Stock issuable upon exercise of the Crompton Exchange Options and to use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such options. Uniroyal, as the Surviving Corporation, further covenants to take all such actions as may be necessary to cause each unexpired and unexercised Uniroyal Warrant to be converted into a Crompton Exchange Warrant.

EMPLOYEE BENEFITS

    Crompton has agreed that, (i) for a period of two years from and after the Effective Time, it will cause the Surviving Corporation or its subsidiaries to provide for the benefit of employees of the Surviving Corporation or its subsidiaries benefits that are no less favorable, in the aggregate, as those provided to employees of Uniroyal or its subsidiaries immediately prior to the date of the Merger Agreement; (ii) if any Employee (as defined below) becomes a participant in any employee benefit or compensation plan of Crompton, a Crompton subsidiary (other than the Surviving Corporation) or a Crompton affiliate, such Employee will be given credit under such plan for all service with Uniroyal and its subsidiaries, affiliates and predecessors which is recognized by Uniroyal and is rendered prior to the time the Employee becomes such a participant, solely for purposes of determining eligibility and vesting (but not for benefit accrual or any other purposes); provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans; and
(iii) to the extent employee benefit plans of Crompton or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or Former Employees (as defined below) after the Effective Time, such plans will waive any preexisting conditions and actively-at-work exclusions and will provide that any expenses incurred on or before the Effective Time will be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. For purposes of the foregoing, (i) "Employees" mean the employees of Uniroyal or a Uniroyal subsidiary whose terms of employment are not subject to a collective bargaining agreement immediately prior to the Effective Time, including, without limitation, any employee who is absent at the Effective Time on short-term disability, long-term disability, Workers' Compensation or an authorized leave (such as maternity, military, family and medical leaves or other leaves where return to work is subject to statutory requirements), and (ii) "Former Employees" mean any former employees of Uniroyal or a Uniroyal subsidiary whose employment terminated prior to the Effective Time (whether by retirement or otherwise).

    Crompton has also agreed under the Merger Agreement to cause the Surviving Corporation and its subsidiaries to honor all Uniroyal's existing agreements with any Employee or Former Employee and to make severance payments to certain executive officers of Uniroyal.

TERMINATION; EFFECT OF TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Uniroyal Stockholders and Crompton Stockholders (i) by mutual consent of Crompton and Uniroyal; (ii) by either Crompton or Uniroyal if any permanent injunction or other order or decree of a court or other competent governmental authority preventing the consummation of the Merger becomes final and non-appealable, provided that the party seeking to so terminate the Merger Agreement used its reasonable efforts to remove such injunction, order or decree; (iii) by either Crompton or Uniroyal if the Merger is not consummated before December 31, 1996, unless that deadline is extended by the Boards of Directors of both Crompton and Uniroyal, provided that a party shall not have a right to so terminate the Merger Agreement if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (iv) by either Crompton or Uniroyal if at the Uniroyal Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Uniroyal Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained; (v) by either Crompton or Uniroyal if at the Crompton Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Crompton Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained; (vi) by Crompton or Uniroyal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or
(vii) by either Crompton or Uniroyal if the Board of Directors of Uniroyal shall reasonably determine that a Competing Transaction in respect of Uniroyal is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement and Uniroyal shall have delivered to Crompton a written notice of the determination by the Uniroyal Board of Directors to so terminate the Merger Agreement; provided, however, that Uniroyal may not so terminate the Merger Agreement unless (A) five business days shall have elapsed after delivery to Crompton of the notice referred to above, (B) at the end of such five business-day period the Uniroyal Board of Directors shall continue to believe that such Competing Transaction is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement, (C) at the time of such termination, Uniroyal shall have paid to Crompton the Termination Fee (as defined below) and (D) promptly thereafter Uniroyal shall enter into a definitive acquisition, merger or similar agreement to effect such Competing Transaction.

    The Merger Agreement provides that if the Merger Agreement is terminated (I) by Crompton or Uniroyal pursuant to clause (vii) in the paragraph above, (II) by Crompton pursuant to clause (iii) above if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to have occurred on or before December 31, 1996, and (B) a Prior Event (as defined below) shall have occurred prior to such termination and (C) a Competing Transaction in respect of Uniroyal is consummated within one year following such termination, (III) by Crompton pursuant to clause (vi) above if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under the Merger Agreement is the basis for such termination and (B) a Prior Event shall have occurred prior to such termination and (C) a Competing Transaction in respect of Uniroyal is consummated within one year following such termination or (IV) by Crompton or Uniroyal pursuant to clause (iv) above if (A) a Prior Event shall have occurred prior to such termination and (B) a Competing Transaction in respect of Uniroyal is consummated within one year following such termination; then in any such case Uniroyal will, in the case of a termination by Crompton, within three business days following, in the case of clause (I) of this paragraph, any such termination or, in the case of clauses (II), (III) or
(IV) of this paragraph, the consummation of the Competing Transaction in respect of Uniroyal, or, in the case of a termination by Uniroyal, prior to, in the case of clause (I) of this paragraph, such termination or, in the case of clause (IV) of this paragraph, the consummation of the Competing Transaction in respect of Uniroyal, pay to Crompton in cash by wire transfer in immediately available funds to an account designated by Crompton a termination fee in an amount equal to $50 million (the "Termination Fee").

    As used above, a "Prior Event" means any of the following events: (1) any person (other than Crompton or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Uniroyal Common Stock such that, upon consummation of such offer, such person would beneficially own or control 10% or more of the then outstanding Uniroyal Common Stock; (2) Uniroyal or any of its subsidiaries shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Crompton or any of its subsidiaries) to, or any person (other than Crompton or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 10% or more of the assets of Uniroyal or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) beneficial ownership of securities representing 10% or more of the voting power of Uniroyal or any of its subsidiaries; or (3) any person (other than Crompton or any subsidiary of Crompton) shall have acquired beneficial ownership or the right to acquire beneficial ownership of a number of shares of Uniroyal Common Stock in addition to the number of shares of Uniroyal Common

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
Stock beneficially owned by such person on the date of the Merger Agreement equal to 10% or more of the voting power of Uniroyal.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Merger Proposal by Crompton Stockholders and Uniroyal Stockholders, but after each such approval, no amendment shall be made which by law requires further approval by the Crompton Stockholders or Uniroyal Stockholders, as the case may be, without such further approval.

    At any time prior to the Effective Time, Crompton (with respect to Uniroyal) and Uniroyal (with respect to Crompton and Subcorp) by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein, provided such waiver or extension is set forth in a written instrument signed on behalf of such party.

EXPENSES

    Except as otherwise provided in the Merger Agreement, Crompton and Uniroyal will pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement, except that Uniroyal and Crompton have agreed to share equally (i) the filing fees in connection with the filing of this Joint Proxy Statement and the Registration Statement with the Commission and (ii) the expenses incurred in connection with printing and mailing of this Joint Proxy Statement/Prospectus to the Crompton Stockholders and Uniroyal Stockholders.

                       RIGHTS OF DISSENTING STOCKHOLDERS

CROMPTON STOCKHOLDERS

    Crompton Stockholders will not be entitled to dissenters' appraisal rights under Massachusetts law or any other statute in connection with the Merger. See "Comparison of Stockholder Rights--Rights of Dissenting Stockholders."

UNIROYAL STOCKHOLDERS; HOLDERS OF UNIROYAL PREFERRED STOCK

    Uniroyal Stockholders. Holders of Uniroyal Common Stock will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

    Holders of Uniroyal Preferred Stock. In the event the Merger is consummated, record holders of Uniroyal Preferred Stock who meet and comply with the requirements of Section 262 of the DGCL will be entitled to dissenters' appraisal rights in respect of their shares of Uniroyal Preferred Stock. Holders of Uniroyal Preferred Stock will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. In order to exercise dissenters' appraisal rights, dissenting stockholders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided immediately below and the full text of which is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated herein by reference. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of dissenters' appraisal rights. Except as set forth above, stockholders of Uniroyal will have no appraisal rights in connection with the Merger.

    The dissenters' appraisal rights described below are available to holders of record of Uniroyal Preferred Stock. A person having a beneficial interest in shares of Uniroyal Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' appraisal rights the beneficial owner may have.

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
    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF UNIROYAL PREFERRED STOCK AS TO WHICH DISSENTERS' APPRAISAL RIGHTS ARE ASSERTED.

    Under the DGCL, holders of shares of Uniroyal Preferred Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Uniroyal Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

    Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to dissenters' appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 262. This Joint Proxy Statement/Prospectus shall constitute such notice to the holders of shares of Uniroyal Preferred Stock and a copy of
Section 262 is attached to this Joint Proxy Statement/Prospectus as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex D carefully because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Uniroyal Preferred Stock, holders of Uniroyal Preferred Stock who consider exercising such rights should seek the advice of legal counsel.

    A holder of shares of Uniroyal Preferred Stock wishing to exercise his dissenters' appraisal rights must deliver to Uniroyal, as the Surviving Corporation in the Merger, prior to the vote on the Merger Proposal at the Uniroyal Special Meeting, a written demand for appraisal of his shares of Uniroyal Preferred Stock. A proxy or vote against the Merger will not constitute such a demand. In addition, a holder of shares of Uniroyal Preferred Stock wishing to exercise his dissenters' appraisal rights must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares until the date of consummation of the Merger and must not vote in favor of the Merger Proposal or consent thereto in writing pursuant to
Section 228 of the DGCL.

    Only a holder of record of shares of Uniroyal Preferred Stock is entitled to assert appraisal rights for the shares of Uniroyal Preferred Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the shares of Uniroyal Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Uniroyal Preferred Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of Uniroyal Preferred Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Uniroyal Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Uniroyal Preferred Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Uniroyal Preferred Stock as to which appraisal is sought and where no number of shares of Uniroyal Preferred Stock is expressly mentioned the demand will be presumed to cover all shares of Uniroyal Preferred Stock held in the name of the record owner. Stockholders who hold their shares of Uniroyal Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    All written demands for appraisal should be sent or delivered to Uniroyal, c/o Uniroyal Chemical Company, Inc. at Benson Road, Middlebury, Connecticut 06749, Attention: Secretary.

    Within 120 days after the consummation of the Merger, but not thereafter, Uniroyal or any stockholder entitled to dissenters' appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of Uniroyal Preferred Stock held by any such stockholders. Uniroyal is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Uniroyal Preferred Stock. Accordingly, it is the obligation of the holders of the Uniroyal Preferred Stock to initiate all necessary action to perfect their dissenters' appraisal rights within the time prescribed in Section 262.

    Within 120 days after the consummation of the Merger, any holders of the Uniroyal Preferred Stock who have complied with the requirements for exercise of dissenters' appraisal rights will be entitled, upon written request, to receive from Uniroyal a statement setting forth the aggregate number of shares of Uniroyal Preferred Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such holders of the Uniroyal Preferred Stock within ten days after a written request therefor has been received by Uniroyal or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of the Uniroyal Preferred Stock outlined above, whichever is later.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Uniroyal Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of Uniroyal Preferred Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Uniroyal Preferred Stock. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Uniroyal Preferred Stock entitled to appraisal.

    Any holder of shares of Uniroyal Preferred Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the shares of Uniroyal Preferred Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Uniroyal Preferred Stock as of a date on or prior to the date of consummation of the Merger).

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
    If any stockholder who demands appraisal of his or its shares of Uniroyal Preferred Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or its right to appraisal, as provided in the DGCL, the shares of Uniroyal Preferred Stock of such stockholder will be converted into the right to receive a number of shares of Crompton Common Stock equal to 6.667 multiplied by the Exchange Ratio (with cash in lieu of fractional shares) in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Uniroyal a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the consummation of the Merger will require the written approval of Uniroyal.

    Failure of a stockholder to follow the steps required by Section 262 of the DGCL for perfecting dissenters' appraisal rights may result in the loss of such rights (in which event the shares of Uniroyal Preferred Stock of such stockholder will be converted into the right to receive a number of shares of Crompton Common Stock equal to 6.667 multiplied by the Exchange Ratio (with cash in lieu of fractional shares) in accordance with the Merger Agreement). Consequently, any holder of Uniroyal Preferred Stock wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights. See "Comparison of Stockholder Rights--Rights of Dissenting Stockholders."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to certain Uniroyal Stockholders and holders of Uniroyal Preferred Stock subject to special federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Uniroyal Common Stock or Uniroyal Preferred Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to federal income tax. Because of the complexity of the tax laws, and because the tax consequences of any particular stockholder may be affected by matters not discussed herein, each Uniroyal Stockholder and holder of Uniroyal Preferred Stock is urged to consult his tax adviser with respect to his particular circumstances and with respect to the specific tax consequences of the Merger to him, including the applicability and effect of state, local and foreign tax laws, estate tax laws and proposed changes in applicable tax laws.

    Crompton has received an opinion from Wachtell to the effect that, based on the assumptions set forth therein, under currently applicable laws, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, accordingly, (i) no gain or loss will be recognized by the stockholders of Uniroyal upon the conversion of their shares of Uniroyal Common Stock or Uniroyal Preferred Stock (together, "Uniroyal Capital Stock") solely into shares of Crompton Common Stock pursuant to the terms of the Merger to the extent of such conversion; (ii) the tax basis of the shares of Crompton Common Stock into which shares of Uniroyal Capital Stock are converted pursuant to the Merger will be the same as the basis of such shares of Uniroyal Capital Stock exchanged therefor; (iii) the holding period for shares of Crompton Common Stock into which shares of Uniroyal Capital Stock are converted will include the period that such shares of Uniroyal Capital Stock were held by the holder, provided such shares were a capital asset of the holder; and (iv) the receipt of cash in lieu of fractional shares of Crompton Common Stock by a Uniroyal stockholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Crompton.

    The receipt of cash in lieu of a fractional share of Crompton Common Stock by a Uniroyal Stockholder or a holder of Uniroyal Preferred Stock pursuant to the Merger or receipt of cash in respect of shares of Uniroyal Preferred Stock as to which dissenters' appraisal rights have been perfected in connection with the Merger by a holder thereof will generally result in taxable capital gain or loss to

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such stockholder for federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above or such stockholder's basis in such dissenting shares of Uniroyal Preferred Stock, as the case may be.

    It is a condition to the Merger that Uniroyal receive an opinion from Skadden, Arps, Slate, Meagher & Flom ("Skadden") and Crompton receive an opinion from Wachtell to the effect that, based on the facts, representations and assumptions set forth in such opinions, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In delivering their opinions, Wachtell has, and Skadden will, rely upon certain facts, assumptions, representations and warranties of Uniroyal, Crompton (on its own and on behalf of Subcorp) and others.

    The opinion of Wachtell is, and the opinion of Skadden will be, based on the Code, regulations and rulings in effect as of the date of such opinion, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinions neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position. The parties will not request and the Merger is not conditioned upon a ruling from the IRS in connection with any of the federal income tax consequences of the Merger.

                                 THE COMPANIES

BUSINESS OF UNIROYAL

    Uniroyal, through its subsidiaries, is a major multinational manufacturer of a wide variety of specialty chemical products, including specialty elastomers, rubber chemicals, crop protection chemicals and additives for the plastics and lubricants industries. Uniroyal produces high value added products which are currently marketed in approximately 120 countries. Crompton does not currently intend to make any material changes to the general operating activities of Uniroyal following consummation of the Merger. The principal executive offices of Uniroyal are located at Benson Road, Middlebury, Connecticut 06749, and its telephone number is (203) 573-2000.

BUSINESS OF CROMPTON

    GENERAL

    Crompton was incorporated in Massachusetts in 1900. Crompton has engaged in the manufacture and sale of specialty chemicals since 1954 and, since 1961, in the manufacture and sale of specialty process equipment and controls. Crompton expanded its specialty chemical business in 1988 with the acquisitions of Ingredient Technology Corporation, a leading supplier of ingredients for the food and pharmaceutical industries, and Townley Dyestuffs Auxiliaries Company, Ltd., one of the largest independent suppliers of dyes for Great Britain's textile and paper industries. Crompton made two acquisitions in calendar year 1990, acquiring the business and certain assets and liabilities of Atlantic Industries, Inc., a domestic dye manufacturer, and APV Chemical Machinery, Inc., which manufactured the Sterling line of extruders, extrusion systems and industrial blow molding equipment for the plastics industry. In 1991, Crompton acquired a wire and cable equipment business from Clipper Machines, Inc. In 1992, Crompton acquired a pre-metallized dyes business and facility located in Oissel, France. Crompton made two acquisitions in 1994, the Egan Machinery plastics extrusion, precision coating and cast and blown film equipment business and the plastics and rubber extrusion machinery and parts and after-market services business of McNeil & NRM, Inc. Effective January 1, 1995, Crompton's textile dyes and chemicals business and its specialty process equipment and controls business have been conducted by Crompton & Knowles Colors Incorporated and Davis-Standard Corporation, respectively, wholly owned subsidiaries of Crompton. In 1995, Crompton acquired the plastics and rubber extrusion business of McNeil Akron Repiquet SARL, including a manufacturing facility located in Dannemarie, France, and Killion Extruders, Inc., a producer of precision laboratory and small scale extrusion systems. In January 1996, Crompton acquired Klockner ER-WE-PA GmbH, a manufacturer of extrusion coating, cast film and plastic extrusion equipment located in Erkrath, Germany, and retained Salomon Brothers to assist in exploring strategic alternatives to maximize shareholder value with respect to the Ingredient Technology Corporation business, which Crompton currently intends to retain. In April 1996, Crompton announced the acquisition of the Hartig product line of industrial blow molding systems.

    Information as to the sales, operating profit, and identifiable assets attributable to each of Crompton's business segments during each of its last three fiscal years is set forth in the Notes to Consolidated Financial Statements contained elsewhere in this Joint Proxy Statement/Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

    PRODUCTS AND SERVICES

    The principal products and services offered by Crompton are described below.

    Specialty Chemicals. Textile dyes manufactured and sold by Crompton are used on both synthetic and natural fibers for knit and woven garments, home furnishings such as carpets, draperies, and upholstery, and automotive furnishings including carpeting, seat belts, and upholstery. Industrial dyes and chemicals are marketed to the paper, leather, and ink industries for use on stationery, tissue, towels, shoes, apparel, luggage, and other products and for transfer printing inks. Crompton also markets organic chemical intermediates and a line of chemical auxiliaries for the textile industry, including leveling agents, dye fixatives, and scouring agents. Sales of this class of products accounted for 43%, 50%, and 57% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Crompton manufactures and sells reaction and compounded flavor ingredients for the food processing, bakery, beverage and pharmaceutical industries; colors certified by the Food & Drug Administration for sale to domestic producers of food and pharmaceuticals; and inactive ingredients for the pharmaceutical industry. Crompton is also a leading supplier of specialty sweeteners, including edible molasses, molasses blends, malt extracts, and syrups for the bakery, confectionery and food processing industries and a supplier of seasonings and seasoning blends for the food processing industry. Sales of this class of products accounted for 15%, 17%, and 16% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Domestically, Crompton sells specialty chemicals predominantly through its own dedicated sales force. Outside the United States, as much as one-half of Crompton's sales of specialty chemicals are made through distributors.

    Specialty Process Equipment and Controls. Crompton manufactures and sells plastics and rubber extrusion equipment, industrial blow molding equipment, electronic controls, and integrated extrusion systems and offers specialized service and modernization programs for in-place extrusion systems. Sales of this class of products accounted for 42%, 33%, and 27% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Integrated extrusion systems, which include extruders in combination with controls and other accessory equipment, are used to process plastic resins and rubber into various products such as plastic sheet used in appliances, automobiles, home construction, sports equipment, and furniture; cast and blown film used to package many consumer products; and extruded shapes used as house siding, furniture trim, and substitutes for wood molding. Integrated extrusion systems are also used to compound engineered plastics, to recycle and reclaim plastics, to coat paper, cardboard and other materials used as packaging, and to apply plastic or rubber insulation to high voltage power cable for electrical utilities and to wire for the communications, construction, automotive, and appliance industries.

    Industrial blow molding equipment produced by the Corporation is sold to manufacturers of non-disposable plastic items such as tool cases and beverage coolers.

    Crompton's HES unit produces electrical and electronic controls primarily for use with extrusion systems. Crompton is a major user of such controls.

    In the United States, most of Crompton's sales of specialty process equipment and controls are made by its own dedicated sales force. In other parts of the world, and for export sales from the United States, Crompton's sales of such equipment and controls are made largely through agents.

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    SOURCES OF RAW MATERIALS

    Chemicals, steel, castings, parts, machine components, edible molasses, spices, and other raw materials required in the manufacture of Crompton's products are generally available from a number of sources, some of which are foreign. Substantial sales of the dyes and auxiliary chemicals business consist of dyes manufactured from intermediates purchased from foreign sources. Crompton has not experienced significant interruptions or other significant problems in obtaining raw materials.

    PATENTS AND LICENSES

    Crompton owns patents, trade names, and trademarks and uses know-how, trade secrets, formulae, and manufacturing techniques which assist in maintaining the competitive position of certain of its products. Patents, expiring in 1999 and thereafter, formulae, and know-how are of particular importance in the manufacture of a number of the dyes and flavor ingredients sold in Crompton's specialty chemicals business, and patents and know-how are also significant in the manufacture of certain wire insulating and plastics processing machinery product lines. Crompton believes that no single patent, trademark, or other individual right is of such importance, however, that expiration or termination thereof would materially affect its business. Crompton is also licensed to use certain patents and technology owned by foreign companies to manufacture products complementary to its own products, for which it pays royalties in amounts not considered material to the consolidated results of the enterprise. Products to which Crompton has such rights include certain dyes, plastics machinery and flavored ingredients.

    SEASONAL BUSINESS

    No material portion of any segment of the business of Crompton is seasonal.

    CUSTOMERS

    Crompton does not consider any segment of its business dependent on a single customer or a few customers, the loss of any one or more of whom would have an adverse effect on the segment. No one customer's business accounts for more than ten percent of Crompton's gross revenues nor more than ten percent of its earnings before taxes.

    BACKLOG

    Because machinery production schedules range from about 60 days to 10 months, backlog is important to Crompton's specialty process equipment and controls business. Firm backlog of customers' orders for this business at December 30, 1995, totalled approximately $72 million compared with $66 million at December 31, 1994. The increase in the backlog was attributable to the $9 million of backlog acquired in the Killion and Repiquet acquisitions in 1995. It is expected that all of the December 30, 1995 backlog will be shipped during 1996. Orders for specialty chemicals and equipment repair parts are filled primarily from inventory stocks and thus are excluded from backlog.

    COMPETITIVE CONDITIONS

    Crompton has many competitors in each of its business segments. Crompton is among the largest suppliers of dyes in the United States and is a leading domestic producer of specialty dyes for nylon, polyester, acrylics, and cotton. Crompton is less of a factor in other segments of the domestic dyes industry and in the European market. Crompton is also a major United States and Canadian supplier of edible molasses, a major United States supplier of malt extracts, and a significant supplier of other sugar-based specialty products. As a supplier of flavors and seasonings, Crompton has many competitors in the United States and abroad.

    Crompton is a leading producer of extrusion machinery for the plastics industry and a leading domestic producer of industrial blow molding equipment and competes with domestic and foreign producers of such products. Crompton is one of a number of producers of other types of plastics processing machinery.

    No one competitor or small number of competitors is believed to be dominant in any of Crompton's major markets.

    Product performance, service, and competitive prices are all important factors in competing in the specialty chemicals and specialty process equipment and controls product lines. Crompton has gained leadership positions in its chosen markets by providing quality products, technical service and performance know-how to solve problems and add value to customers' products. Crompton often develops new products in response to a customer's specific needs. Crompton's success as a producer of specialty process equipment and controls has been augmented by its strength as a supplier of aftermarket systems and services, including maintenance, parts and systems upgrade support.

    RESEARCH AND DEVELOPMENT

    Crompton employs about 285 engineers, draftsmen, chemists, and technicians responsible for developing new and improved chemical products and process equipment systems for the industries served by Crompton. Often, new products are developed in response to specific customer needs. Crompton's process of developing and commercializing new products and product improvements is ongoing and involves many products, no one of which is large enough to significantly impact Crompton's results of operations from year to year. Research and development expenditures totalled $14.0 million for the year 1995, $12.1 million for the year 1994, and $11.2 million for the year 1993.

    ENVIRONMENTAL MATTERS

    Crompton's manufacturing facilities are subject to various federal, state and local requirements with respect to the discharge of materials into the environment or otherwise relating to the protection of the environment. Although precise amounts are difficult to define, in 1995, Crompton spent approximately $15.8 million to comply with those requirements, including approximately $4.9 million in capital expenditures. Such capital expenditures are estimated to be $3.5 million in 1996.

    Crompton has been designated, along with others, as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or comparable state statutes, at two waste disposal sites; and an inactive subsidiary has been designated, along with others, as a potentially responsible party at two other sites.

    While the cost of compliance with existing environmental requirements is expected to increase, based on the facts currently known to Crompton, management expects that those costs, including the cost to Crompton of remedial actions at the waste disposal sites where it has been named a potentially responsible party, will not have a material effect on Crompton's liquidity and financial condition and that the cost to Crompton of any remedial actions will not be material to the results of Crompton's operations in any given year.

    EMPLOYEES

    Crompton had 2,761 employees on December 30, 1995.

    FINANCIAL INFORMATION CONCERNING FOREIGN OPERATIONS AND EXPORT SALES

    The information with respect to sales, operating profit, and identifiable assets attributable to each of the major geographic areas served by Crompton and export sales, for each of Crompton's last three fiscal years, is set forth in the Notes to Consolidated Financial Statements contained elsewhere in this Joint Proxy Statement/Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton considers that the risks relating to operations of its foreign subsidiaries are comparable to those of other U.S. companies which operate subsidiaries in developed countries. All of Crompton's international operations are subject to fluctuations in the relative values of the currencies in the various countries in which its activities are conducted.

    PROPERTIES

    The following table sets forth information as to the principal operating properties of Crompton and its subsidiaries:

                                                                                       OWNERSHIP
BUSINESS SEGMENT                                                           DATES       OR LEASE
  AND LOCATION                                   PRODUCTS                  BUILT      EXPIRATION
- ----------------------------------  ----------------------------------   ----------   -----------
Specialty Chemicals:
Carrollton, TX office and plant     Seasonings                           1982         1997
Des Plaines, IL office and plant    Flavors                              1968         Owned
Elyria, OH office and plant         Seasonings                           1978         2001
Gibraltar, PA office, laboratory    Textile and other dyes               1964-1980    Owned
  and chemical plant
Lowell, NC chemical plant           Textile dyes, organic chemicals      1961         Owned
Mahwah, NJ office, laboratory and   Flavors and Seasonings               1984-1989    2004
  plant
Newark, NJ chemical plant           Textile dyes, organic chemicals      1949-1985    Owned
Nutley, NJ office, laboratory and   Textile and other dyes               1949-1977    Owned
  chemical plant
Oissel, France office, laboratory   Textile and other dyes               1946-1992    Owned
  and chemical plant
Reading, PA chemical plant          Textile dyes, organic chemicals      1910-1979    Owned
                                      and food colors
Tertre, Belgium office, laboratory  Textile and other dyes               1970         Owned
  and chemical plant
Vineland, NJ office and plant       Food and pharmaceutical              1995         Owned
                                      ingredients and colors
Specialty Process Equipment and
  Controls:
Cedar Grove, NJ office and machine  Precision Laboratory extrusion       1929         1996
  shop                                equipment and extrusion systems
Dannemarie, France office and       Extrusion systems                    1967-1980    Owned
  machine shop
Edison, NJ office and machine shop  Blow molding and extrusion           1974-1979    2000
                                      equipment
Erkrath, Germany office and         Extrusion systems                    1954-1991    Owned
  machine shop
Pawcatuck, CT office and machine    Plastics and rubber extrusion and    1965-1985    Owned
  shop                                electronic control equipment and
                                      systems
Pawcatuck, CT office and machine    Extrusion systems                    1968         1998
  shop
Somerville, NJ office and machine   Extrusion systems                    1966-1994    Owned
  shop

    All plants are built of brick, tile, concrete, or sheet metal materials and are of one-floor construction except parts of the plants located in Reading and Gibraltar, Pennsylvania, Nutley, Cedar Grove, and Somerville, New Jersey, Oissel and Dannemarie, France, Erkrath, Germany, and Tertre, Belgium. All are considered to be in good operating condition, well maintained, and suitable for Crompton's requirements.

    LEGAL PROCEEDINGS

    In the normal course of its business, Crompton is subject to investigations, claims and legal proceedings, some of which concern environmental matters, involving both private and governmental parties. In some cases, the remedies sought or damages claimed may be substantial. While each of these matters is subject to various uncertainties as to outcome, and some of them may be decided unfavorably to Crompton, based on the facts known to Crompton and on consultation with legal counsel, management of Crompton believes that there are no such matters pending or threatened which will have a material effect on the financial position of Crompton or the results of Crompton's operations in any given year.

    OPERATIONS FOLLOWING THE MERGER

    Following the Merger, the operating activities of the combined company will consist of the following:



                                                                   1995 SALES
                                                                  (% OF TOTAL)
                                                                  ------------

Chemicals and Polymers.........................................         27%
Crop Protection................................................         19%
Dyes and Auxiliary Chemicals...................................         16%
Equipment and Controls.........................................         16%
Specialties....................................................         16%
Food and Pharmaceutical Ingredients............................          6%
                                                                       ---
                                                                       100%
                                                                       ---
                                                                       ---

The food and pharmaceutical ingredients business, which Crompton had considered selling, will be retained and Crompton has no current intention to sell the business.

    Upon completion of the Merger, the Chemicals and Polymers, Crop Protection, and Specialties businesses of Uniroyal and the existing businesses of Crompton will all report directly to Vincent A. Calarco. The managements of all of the operating businesses and the nature and scope of their activities will remain essentially the same following the Merger.

    During the past three years, Crompton's dyes and auxiliary chemicals business has been adversely affected primarily by external factors including a retail apparel recession in the United States, slow economic growth in Europe, fashion trends favoring lighter colors which require less dyes, and lower pricing resulting from aggressive marketing on the part of competitors. Although there has been some recent improvement with regard to these external factors, further improvement is required in order for Crompton to regain earlier sales and profitability levels for the business.

    In the first quarter of 1996, Crompton's specialty equipment business reported a 29% decrease in operating profit primarily attributable to lower unit volume in its more profitable domestic business. Domestic equipment orders weakened industry-wide during the second half of 1995 and have not recovered. An improvement in domestic orders is necessary for the business to regain earlier profitability levels.

    Crompton currently anticipates capital spending during the next several years at a level of approximately $60 million annually and debt repayment at a level of approximately $75 million annually. This should be possible as a result of anticipated cash flows and the planned reduction of Crompton's annual dividend payments on its common stock from $0.54 to $0.05 per share, to be paid annually rather than quarterly as in the past. The change in the dividend should make available an additional $24 million annually for debt reduction.

    Crompton has repurchased shares of its common stock in 1994 (2,954,700 shares) and 1995 (272,800 shares), but has no current intention of making further repurchases and will rescind the current open authorization of 1.3 million shares in July 1996.

    ENVIRONMENTAL MATTERS FOLLOWING THE MERGER

    Chemical companies are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to land, surface, subsurface strata, and water and the generation, handling, storage, transportation, treatment and disposal of waste and other materials and are also subject to federal, state and local laws and regulations regarding health and safety matters.

    The ongoing operations of chemical manufacturing plants entail risks in these areas, and there can be no assurance that material costs or liabilities will not be incurred. In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at facilities owned, used or controlled by Crompton or Uniroyal or the manufacture, use, emission or disposal of certain products or wastes by Crompton or Uniroyal and could involve potentially material expenditures for Crompton or Uniroyal. To meet changing permitting and regulatory standards, Crompton and Uniroyal may be required to make significant site or operational modifications, potentially involving substantial expenditures and reductions or suspensions of certain operations.

    Crompton and Uniroyal are involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. A number of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury. Crompton and Uniroyal have been identified by the United States Environmental Protection Agency (the "EPA"), state or local governmental agencies, and other potentially responsible parties (each a "PRP"), as a PRP for costs associated with waste disposal sites at various locations in the United States. Because these regulations have been construed to authorize joint and several liability, the EPA could seek to recover all costs involving a waste disposal site from any one of the PRPs for such site, including Crompton or Uniroyal, despite the involvement of other PRPs. In many cases, Crompton or Uniroyal is one of several hundred PRPs so identified. In a few instances, Uniroyal is one of only a handful of PRPs. In certain instances, a number of other financially responsible PRPs are also involved, and Crompton and Uniroyal expect that any ultimate liability resulting from such matters will be apportioned between Crompton or Uniroyal and such other parties.

    The combined companies intend to assert all meritorious legal defenses and all other equitable factors which are available with respect to the above matters. Neither company is assuming any environmental liability of the other as a result of the Merger. While Crompton and Uniroyal believe it is unlikely, the resolution of these matters could have material adverse effect on the combined companies' consolidated results of operations if a significant number of these matters is resolved unfavorably.

                              RECENT DEVELOPMENTS

ISSUANCE OF CROMPTON COMMON STOCK

    In connection with the Merger and in order for the Merger to qualify as a pooling-of-interests for accounting and financial reporting purposes, Crompton intends to issue 1,000,000 shares of Crompton Common Stock either by private placement or through a public offering to be completed prior to the Effective Time.

DESCRIPTION OF CERTAIN INDEBTEDNESS

    Crompton has obtained a commitment letter from Citicorp USA, Inc. and Citicorp Securities, Inc. in connection with credit facilities in the aggregate amount of $600 million to be extended to Crompton and Uniroyal Chemical Company, Inc., a wholly owned subsidiary of Uniroyal ("Uniroyal Chemical"), immediately prior to the Effective Time (i) to replace certain bank credit facilities of Crompton and Uniroyal Chemical that would otherwise be in default and subject to acceleration as a result of the consummation of the Merger, (ii) to redeem or repurchase public debt of Uniroyal and Uniroyal Chemical (including in connection with the Merger), (iii) to pay transaction costs relating to the Merger and (iv) for general corporate purposes, including, without limitation, to make acquisitions and capital expenditures and to provide working capital for Crompton and Uniroyal Chemical following the Merger.

    The credit facilities to be extended to Crompton and Uniroyal Chemical upon the completion of the proposed Merger are revolving facilities with five year terms. Of the total amount of the facilities, $300 million will be extended to Crompton and its operating subsidiaries and $300 million will be extended to Uniroyal Chemical. The Crompton facility is secured by a pledge of the stock of its operating subsidiaries and the Uniroyal Chemical facility by a pledge of the stock of its operating subsidiaries and by a security interest in the accounts receivable and inventory of Uniroyal Chemical. Interest rates payable include several options including a spread over LIBOR that varies based on the Debt/EBITDA ratio for the trailing four fiscal quarters and will be set initially at .875% over LIBOR.

    Approximately $42 million of Uniroyal Chemical debt and $140 million of Crompton debt outstanding under existing bank credit facilities at the date of the Merger will be repaid at no penalty with funds from the new credit facilities. In addition, if holders of some or all of the 9% Senior Notes Due 2000 of Uniroyal Chemical accept its offer to purchase the 9% Notes at 101% of their principal amount under the terms of the governing indenture (as described below), additional debt repayment of up to $253 million will result. The extraordinary loss associated with such repayment, including 1% of the amount repaid and the write-off of unamortized financing fees, would be a maximum of $4.8 million, net of tax, if all $253 million of the 9% Notes are repaid.

    Assuming none of the 9% Notes are repaid, the $600 million credit facilities may be reduced, at the election of Crompton, to $450 million. Of the $450 million, $182 million will be used to repay debt under outstanding bank credit facilities, as explained above, and the balance of $268 million will be available for general corporate purposes, including the payment of an estimated $62 million ($55 million after tax) in merger related expenses.

    In addition, Uniroyal has three series of public debt outstanding, comprised of $283 million principal amount of 10 1/2% Senior Notes Due 2002, $232 million principal amount of 11% Senior Subordinated Notes Due 2003 and $127 million principal amount at maturity of 12% Subordinated Discount Notes Due 2005, and Uniroyal Chemical has one series outstanding of 9% Senior Notes Due 2000 in the principal amount of $253 million (collectively, the "Notes"), which in the aggregate comprises $895 million in indebtedness. The Notes contain a requirement that, within 30 days after a change of control of Uniroyal (which will occur upon consummation of the Merger), Uniroyal or Uniroyal Chemical, as the case may be, must make an offer to purchase all outstanding Notes at 101% of the principal amount thereof. Waivers of this requirement have been obtained from the holders of a majority in principal amount (as required under the governing indentures) of each of the 10 1/2%, 11% and 12% Notes of Uniroyal. Supplemental indentures have been executed by Uniroyal and the respective trustees for such Notes giving effect to such waivers, which are binding on all holders of such Notes whether or not such holders consented to the waiver. In consideration for receipt of waivers from holders of such Notes, Uniroyal has agreed to pay, promptly following consummation of the Merger, to each such holder who delivered to the respective trustee prior to 5:00 p.m., Eastern Time, on June 27, 1996 a properly completed, executed and dated consent to such waiver (provided such consent was not revoked) a one-time cash payment in the amount of $3.75 for each $1,000 principal amount (at maturity) of such Notes to which the consent relates. The aggregate amount that will become payable by Uniroyal in consideration for such waivers upon consummation of the Merger is approximately $2.4 million ($1.4 million after tax). With respect to the 9% Notes of Uniroyal Chemical, no such waivers have been sought; instead, Crompton and Uniroyal Chemical expect to have adequate capacity under the aforementioned $600 million new credit facilities to fund the purchase of any 9% Notes that are tendered pursuant to the offer.

Crompton Second Quarter Earnings

    On July 17, 1996, Crompton issued a press release relating to its second quarter earnings. Crompton announced that, for the second quarter ended June 29, 1996, sales decreased five percent to $167.6 million from $175.6 million last year. Earnings for the quarter were $9.7 million, or 20 cents per share, compared with $12.1 million, or 25 cents per share, last year. Specialty chemical segment sales in the quarter declined four percent to $96.9 million from $101.2 million last year. Operating profit for the segment was $13.0 million, compared with $13.1 million in 1995. Domestic dye sales were five percent below the prior year, including a four percent decline in price from the second quarter of 1995. International dye sales were twelve percent lower, while specialty ingredients sales rose seven percent. The specialty process equipment and controls segment posted sales of $70.7 million in the second quarter, five percent lower than the prior year's sales of $74.4 million. Operating profit was $6.4 million, compared with $11.1 million in the second quarter of 1995. The decline in operating profits was primarily attributable to lower U.S. demand for extrusion equipment. The equipment backlog at the end of the second quarter was $89 million, compared with $92 million at the end of the first quarter.

                 SELECTED HISTORICAL FINANCIAL DATA OF CROMPTON

    The selected financial data presented below for Crompton as of December 31, 1994 and December 30, 1995 and for the years ended December 25, 1993, December 31, 1994 and December 30, 1995, have been derived from and are qualified in their entirety by, and should be read in conjunction with, the audited financial statements and notes thereto contained herein. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton's statement of operations data for the years ended December 28, 1991 and December 26, 1992 and the balance sheet data as of December 28, 1991, December 26, 1992 and December 25, 1993 are derived from audited Crompton consolidated financial statements that are neither included nor incorporated by reference herein.

    The unaudited financial data presented below for the interim periods ended April 1, 1995 and March 30, 1996 are derived from the unaudited consolidated financial statements of Crompton contained herein. In the opinion of Crompton, such unaudited financial data have been prepared on the same basis as the audited financial statements contained herein and include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the information set forth herein. Operating results for the interim period ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year or for any other interim period.

                                                          YEARS ENDED                                   THREE MONTHS ENDED
                            ------------------------------------------------------------------------   --------------------
                            DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   APRIL 1,   MARCH 30,
                                1991           1992           1993           1994           1995         1995       1996
                            ------------   ------------   ------------   ------------   ------------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Crompton & Knowles
 Corporation
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales.................    $450,228        517,718        558,348        589,757        665,513      168,193    164,840
Income before
 extraordinary charges and
 cumulative effect of
 accounting changes.......    $ 35,941         43,265         51,958         50,916         40,493       13,196      9,468
Net income................    $ 35,941         34,465         51,958         50,916         40,493       13,196      9,468
Income per common share
 before extraordinary
 charges and cumulative
 effect of accounting
 changes..................    $   0.73           0.87           1.00           1.00           0.84         0.27       0.20
Net income per common
 share....................    $   0.73           0.69           1.00           1.00           0.84         0.27       0.20
Weighted average number of
 shares outstanding.......      49,317         49,967         52,176         51,152         48,448       48,921     48,318
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..............    $308,562        350,715        363,246        432,328        484,138                 521,518
Long-term debt............    $ 76,118         24,000         14,000         54,000         64,000                  74,000
Cash dividends declared
 per common share.........    $   0.25           0.31           0.38           0.46          0.525         0.12      0.135

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF CROMPTON

    The following should be read in conjunction with the year-end consolidated financial statements and quarterly financial statements of Crompton contained elsewhere in this Joint Proxy Statement/Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

FINANCIAL CONDITION AND LIQUIDITY

  Acquisitions

    In January 1995, Crompton acquired the business and certain assets of McNeil Akron Repiquet S.a.r.l. in France. In March 1995, Crompton acquired Killion Extruders, Inc. Costs of these acquisitions were accounted for based on the purchase method and, accordingly, the results of operations of these businesses have been included in the Consolidated Statements of Earnings since their dates of acquisition.

  Liquidity and Capital Resources

    The December 30, 1995 working capital balance of $126.2 million increased $4.6 million from the December 31, 1994 balance of $121.6 million, while the current ratio declined to 1.8 from 1.9 at the end of 1994. The decline in the current ratio is primarily attributable to the increase in notes payable. Days sales in receivables increased slightly to 55 days in 1995 from 54 days in 1994. Inventory turnover averaged 2.8 in 1995, compared to 3.0 in 1994.

    Cash flow from operating activities of $26.7 million increased $4.9 million from $21.8 million in 1994 and was used with cash reserves and increased borrowings to finance acquisitions, fund capital expenditures, pay cash dividends and repurchase 272,800 shares of Crompton's outstanding common shares. Dividends paid in 1995 of $25.2 million represent a payout ratio of 62% of earnings. Crompton's debt-to-capital ratio increased to 34% from 29% at year-end 1994.

    Capital expenditures of $18.2 million decreased $3.5 million from $21.7 million in 1994. Capital expenditures are expected to approximate $16 million in 1996 primarily for expansion and improvement of operating facilities in the United States and Europe. Crompton's long-term liquidity needs including such items as capital expenditures and dividends are expected to be financed through operations. Crompton has available uncommitted short-term lines of credit of $115 million that are unsecured, and a revolving credit agreement providing for unsecured borrowings up to $125 million through September 1998. At year-end, there were $60.4 million of short-term borrowings outstanding under Crompton's uncommitted short-term lines of credit and $60 million outstanding under the revolving credit agreement.

  Inflation

    During the last three years, inflation has not been a significant factor in the net earnings of Crompton. The LIFO method of accounting is used for a major portion of Crompton's inventories. Under this method, the cost of products sold approximates current costs and thus reduces possible distortion of reported earnings due to rising costs. Crompton continually emphasizes cost controls and efficient management of resources to mitigate the influence of inflation.

  International Operations

    The lower U.S. dollar exchange rate versus primarily the Belgian Franc and the French Franc accounted for the favorable adjustment of $4.5 million in the accumulated translation adjustment account since year-end 1994. Changes in the balance of this account are primarily a function of fluctuations in exchange rates and do not necessarily reflect either enhancement or impairment of the net asset values or the earnings potential of Crompton's foreign operations. The net asset value of foreign operations amounting to $81.4 million, representing primarily Belgian Francs and French Francs, is not currently being hedged with respect to translation into U.S. dollars.

    Crompton operates manufacturing facilities in Europe which serve primarily the European market. Exchange rate disruptions between the United States and European currencies, and among European currencies, are not expected to have a material effect on year-to-year comparisons of Crompton's earnings. Cash deposits, borrowings and forward exchange contracts are used to hedge fluctuations between the U.S. and European currencies, and among European currencies, if such fluctuations are earnings related. Such hedging activities are not significant in total.

  Research and Development

    Crompton employs about 285 engineers, draftsmen, chemists, and technicians responsible for developing new and improved chemical products and process equipment systems for the industries served by Crompton. Often, new products are developed in response to specific customer needs. Crompton's process of developing and commercializing new products and product improvements is ongoing and involves many products, no one of which is large enough to significantly impact Crompton's results of operations from year to year. Research and development expenditures totaled $14.0 million, $12.1 million and $11.2 million in the fiscal years 1995, 1994 and 1993, respectively.

  Environmental Matters

    Crompton's manufacturing facilities are subject to various federal, state and local requirements with respect to the discharge of materials into the environment or otherwise relating to the protection of the environment. Although precise amounts are difficult to define, Crompton spent approximately $15.8 million in 1995 to comply with those requirements, including approximately $4.9 million in capital expenditures. Such capital expenditures are estimated to be $3.5 million in 1996.

    Crompton has been designated, along with others, as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state statutes, at two waste disposal sites; and an inactive subsidiary has been designated, along with others, as a potentially responsible party at two other sites.

    While the cost of compliance with existing environmental requirements is expected to increase, based on the facts currently known to Crompton, management of Crompton expects that those costs, including the cost to Crompton of remedial actions at the waste disposal sites where it has been named a potentially responsible party, will not be material to the results of Crompton's operations in any given year.

OPERATING RESULTS--1995 AS COMPARED TO 1994

  Overview

    Consolidated net sales increased 13% to $665.5 million from $589.8 million in 1994. Net earnings declined 20% to $40.5 million from $50.9 million in 1994. Earnings per common share declined 16% to $.84 from $1.00 in the prior year. Average shares outstanding decreased 2.7 million to 48.5 million primarily as a result of Crompton's share repurchase program, which was discontinued in July 1996 in connection with the Merger.

    The gross margin percentage decreased to 28.8% from 31.5% in 1994 primarily from lower margins in the specialty chemicals segment. Consolidated operating profit of $72.3 million was 11% lower than 1994 as the specialty process equipment and controls segment increased 29% while the specialty chemicals segment decreased 30%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $385.6 million representing a decline of 2% from 1994. The decrease was attributable to lower selling prices (-4%), offset in part primarily by foreign currency translation. The proportion of sales outside the United States increased slightly to 26% from 25% in 1994.

    Domestic dyes sales declined 8% reflecting lower selling prices (-5%) and lower unit volume (-3%) as weak demand primarily for apparel dyes continued to negatively affect the business. International dyes sales increased by 3% versus 1994 due primarily to foreign currency translation (6%) and unit volume (4%), offset by lower selling prices (-7%). Sales of specialty ingredients increased 5% reflecting primarily increased unit volume.

    Operating profit declined 30% to $42.6 million from $60.8 million in 1994. The decline was primarily due to domestic and international dyes. Domestic dyes declined primarily due to lower pricing. International dyes declined primarily due to lower pricing and exchange rate fluctuations among European currencies. The percentage of operating profit outside the United States decreased to 13% from 21% in 1994.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $279.9 million representing an increase of 43% from $196.2 million in 1994. Approximately 27% was attributable to the incremental impact of acquisitions with the balance primarily from increased unit volume. International sales of $71 million increased 48% from 1994 and accounted for 25% of total segment sales versus 24% in 1994. Operating profit increased 29% to $40.2 million from $31.2 million in 1994. Approximately 11% was attributable to the incremental impact of acquisitions with the balance primarily attributable to unit volume, offset in part by a lower-margin product mix. The equipment order backlog totaled $72 million at the end of 1995 compared to $66 million at the end of 1994. The increase in the backlog was attributable to the $9 million of backlog acquired in the Killion and Repiquet acquisitions in 1995.

  Other

    Selling, general and administrative expenses increased 14% primarily due to the impact of acquisitions. Depreciation and amortization increased 13% over 1994 primarily as a result of a higher fixed asset base including acquisitions. Interest expense increased $6.2 million over 1994 reflecting the increased levels of borrowings in 1995. Other income declined $876 thousand versus 1994 primarily due to lower foreign exchange gains. Crompton's effective tax rate of 36.8% was up slightly from the prior year level of 36.3%.

OPERATING RESULTS--1994 AS COMPARED TO 1993

  Overview

    Consolidated net sales of $589.8 million increased 6% from $558.3 million in 1993. Net earnings of $50.9 million declined 2% from $52 million in 1993. Earnings per common share of $1.00 were unchanged from the prior year. Average shares outstanding decreased 1 million to 51.2 million primarily as a result of Crompton's share repurchase program, which was discontinued in July 1996 in connection with the Merger.

    The gross margin percentage of 31.5% decreased slightly from 31.8% in 1993. Consolidated operating profit of $81.1 million was 2% lower than 1993 as profit of the specialty process equipment and controls segment increased 20% while the specialty chemicals segment decreased 11%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $393.6 million representing a decline of 3% from 1993. The decrease was primarily attributable to lower selling prices (-2%) and unit volume (-1%). The proportion of sales outside the United States was 25% in 1994, unchanged from 1993.

    Domestic dyes sales declined 6% reflecting lower selling prices (-4%) and lower unit volume (-2%) as demand for apparel dyes remained weak. International dyes sales were 5% lower than 1993 due primarily to lower unit volume under a long-term supply agreement. Specialty ingredients sales increased 5% reflecting increased unit volume in all major product groups.

    Operating profit declined 11% to $60.8 million from $68 million in 1993 due primarily to lower pricing and unit volume offset in part by lower dye intermediate costs. The percentage of operating profit outside the United States was 21% in 1994, unchanged from 1993.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $196.2 million representing an increase of 30% from $151 million in 1993. Approximately 21% was attributable to the acquisition of Egan Machinery with the balance attributable equally between pricing and unit volume. Export sales of $48 million increased 18% from 1993 and accounted for 24% of total segment sales versus 27% in 1993. Operating profit increased 20% to $31.2 million from $26 million in 1993. Approximately 7% was attributable to the acquisition of Egan Machinery with the balance attributable primarily to unit volume and improved pricing offset in part by higher manufacturing costs. The equipment order backlog totalled $66 million at the end of 1994 compared to $38 million at the end of 1993.

  Other

    Selling, general and administrative expenses increased 10% primarily due to the acquisition of Egan Machinery and the impact of inflation. Depreciation and amortization increased 10% over 1993 primarily as a result of the Egan Machinery acquisition and a higher fixed asset base. Interest expense of $2.2 million was double the amount in 1993 reflecting the increased level of borrowings in 1994. Other income declined $163 thousand versus 1993. Crompton's effective tax rate of 36.3% was slightly lower than the prior year level of 37%.

FIRST QUARTER RESULTS

  Overview

    Consolidated net sales of $164.8 million for the first quarter of 1996 declined 2% from the comparable 1995 period. Net earnings of $9.5 million declined 28% versus the first quarter of 1995. Net earnings per common share of $.20 were 26% lower than the $.27 reported last year.

    Gross margin as a percentage of net sales decreased to 29.1% from 30.7% in the first quarter of 1995 as a result of lower margins in both of Crompton's segments. Consolidated operating profit of $16.8 million declined 25% from the first quarter of 1995 as the specialty chemicals segment decreased 18% and the specialty process equipment and controls segment decreased 29%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $96.1 million which represents a decline of 6% from the first quarter of 1995. The decrease was attributable to the impact of lower unit volume (4%) and lower selling prices (2%).

    Domestic dyes sales of $46.5 million declined 11% from the comparable 1995 quarter primarily due to lower unit volume (8%) and lower selling prices (3%). International dyes sales of $23.5 million declined 4% versus the first quarter of 1995 primarily as a result of lower selling prices. Specialty ingredients sales of $26.1 million rose 1% primarily as a result of increased unit volume. The percentage of sales outside the United States was 26%, versus 25% in the comparable 1995 period.

    Operating profit of $12.8 million for the first quarter of 1996 decreased 18% from 1995. The decrease was attributable primarily to the impact of lower unit volume and pricing. The percentage of operating profit outside the United States declined to 11% from 17% in 1995.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $68.7 million, which represents an increase of 5% from the first quarter of 1995. Approximately 21% was attributable to the incremental impact of acquisitions offset partially by lower unit volume in the domestic business. Export sales shipped from the U.S. accounted for 28% of total segment sales versus 18% in the comparable period in 1995 as shipments to the Far East increased significantly. International sales increased substantially as a result of acquisitions and accounted for 16% of total segment sales versus 1% in the first quarter of 1995.

    Operating profit for the first quarter of 1996 declined 29% to $7.1 million primarily attributable to lower unit volume in the domestic business. International operating profit was not significant in either the first quarter of 1996 or the first quarter of 1995. The order backlog for extruders and related equipment at the end of the first quarter of 1996 amounted to $92 million (including ER-WE-PA backlog of $24 million) compared to $72 million at December 30, 1995.

  Other

    Selling, general and administrative expenses of $27.1 million increased 7% versus the comparable period in 1995 primarily due to the impact of acquisitions. Depreciation and amortization of $4.0 million increased 8% versus 1995 primarily as a result of a higher fixed asset base including acquisitions. Interest expense increased $469 thousand primarily as a result of increased borrowings. Other income of $252 thousand approximated the level for the first quarter of 1995. The effective tax rate of 36.9% decreased slightly versus the comparable 1995 period.

  Liquidity and Capital Resources

    The March 30, 1996 working capital balance of $124.4 million decreased $1.8 million from $126.2 million at year-end 1995. The current ratio declined slightly to 1.7 from 1.8 at the end of 1995. Days sales in receivables averaged 62 days in the first quarter of 1996, an increase from 55 days for all of 1995. Inventory turnover averaged 2.9 for the first quarter of 1996 compared with 2.8 for all of 1995.

    Cash flows from operating activities of $14.3 million increased $9.9 million from the first quarter of 1995 primarily attributable to decreases in working capital requirements partially offset by lower earnings. Cash provided by operating activities and increased borrowings were used to finance the acquisition of ER-WE-PA, fund capital expenditures and pay cash dividends. Crompton's debt to total capital ratio increased to 35% from 34% at year-end 1995. Capital expenditures are expected to approximate $16 million in 1996 primarily for expansion and improvement of operating facilities in the United States and Europe. Crompton's long-term liquidity needs including such items as capital expenditures and dividends are expected to be financed from operations.

  International Operations

    The stronger U.S. dollar exchange rate versus the Belgian Franc and French Franc accounted primarily for the reduction of $1.5 million in the accumulated translation adjustment account since year-end 1995. Changes in the balance of this account are primarily a function of fluctuations in exchange rates and do not necessarily reflect either enhancement or impairment of the net asset values or the earnings potential of Crompton's foreign operations.

  Research and Development

    Research and development expenditures totaled $3.5 million for the first quarter of 1996 compared to $3.4 million in the comparable 1995 period.

           HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION

    The following table sets forth the historical capitalization of Crompton and Uniroyal as of March 30, and March 31, 1996, respectively, and the pro forma combined capitalization as of March 30, 1996, giving effect to the Merger. The pro forma combined information set forth below is not necessarily indicative of what the actual combined capitalization would have been had the foregoing transaction been consummated, nor does it give effect to (a) any transactions other than the foregoing transaction and those discussed in the accompanying Notes to Historical and Unaudited Pro Forma Combined Capitalization, or (b) Crompton's results of operations since March 30, 1996, or Uniroyal's results of operations since March 31, 1996. Accordingly, the pro forma combined information set forth below does not purport to be indicative of the actual combined capitalization as of the date hereof, the Effective Time, or any future date.

    The following table should be read in conjunction with the historical financial statements of Crompton and Uniroyal which are contained elsewhere or incorporated by reference herein, and the unaudited pro forma combined financial information, the related notes, and the other information contained elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Financial Information."

                                           HISTORICAL
                                --------------------------------               PRO FORMA
                                MARCH 30, 1996    MARCH 31, 1996    ---------------------------------
                                   CROMPTON          UNIROYAL       ADJUSTMENTS             COMBINED
                                --------------    --------------    -----------            ----------
                                                       (IN THOUSANDS)
                                                         (UNAUDITED)
Short-term debt:
  Notes payable..............      $ 57,886            69,171           --                    127,057
  Current portion of long-
  term debt..................       --                 11,503           --                     11,503
                                --------------    --------------    -----------             ---------
      Total short-term
       debt..................        57,886            80,674           --                    138,560
Long-term debt...............        74,000           898,564           40,750(1)(2)        1,013,314(6)
                                --------------    --------------    -----------             ---------
      Total debt.............      $131,886           979,238           40,750              1,151,874
                                --------------    --------------    -----------             ---------
Stockholders' equity
   (deficit):
  Preferred stock............      $--                  4,172           (4,172)(3)             --
  Common stock...............         5,336               254            2,202(3)(4)            7,792
  Additional paid-in
    capital..................        59,557           177,004          (10,249)(1)(3)(4)(5)   226,312
  Retained earnings
    (deficit)................       237,098          (444,446)         (55,000)(2)           (262,348)(7)
  Pension liability
    adjustment...............       --                 (3,617)          --                     (3,617)
  Cumulative translation
    adjustment...............         4,797           (22,038)          --                    (17,241)
  Treasury stock.............       (62,890)          (10,861)          26,469(1)(5)          (47,282)
  Deferred compensation......        (2,040)          --                --                     (2,040)
                                --------------    --------------    -----------              --------
      Total stockholders'
        equity (deficit).....       241,858          (299,532)         (40,750)               (98,424)
                                --------------    --------------    -----------              --------
      Total capitalization...      $373,744           679,706           --                   1,053,450
                                --------------    --------------    -----------              ---------
                                --------------    --------------    -----------              ---------
Ratio of total debt to total
  capitalization.............          35.3%            144.1%                                 109.3%
                                --------------    --------------                             ---------
                                --------------    --------------                             ---------

      NOTES TO HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION


(1) Reflects the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock, in an offering to take place prior to consummation of the Merger. The issuance of such shares is required to reduce treasury share purchases within two years of the initiation date of the Merger to less than 10 percent of the Crompton shares to be issued in exchange for all of the outstanding shares of Uniroyal, in order to qualify for pooling-of-interests accounting. Proceeds are calculated based on an estimated offering price of $15 per share, net of estimated fees of $750,000. The estimated offering price of $15 per share is based on the mid-point of the share price range of Crompton Common Stock to be issued to effect the Merger. The net proceeds of $14,250,000 will be used to partially offset the estimated merger costs discussed in note (2).

(2) Estimated costs expected to be incurred as a result of the Merger comprise principally bonus and severance $27.6 million, investment banking $12.4 million, legal $6 million, bank revolver and other debt fees $5.2 million, and other fees and costs $10.8 million, net of the expected tax benefit of $7 million.

(3) Assumes the issuance of 6.667 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement, the conversion rate resulting in the mid-point number of shares of Crompton Common Stock to be issued.

(4) Reflects the conversion of all outstanding shares of Uniroyal Common Stock (par value .01 per share) into shares of Crompton Common Stock (par value .10 per share) at a conversion rate of one share of Crompton Common Stock for each share of Uniroyal Common Stock, the conversion rate resulting in the mid-point number of shares of Crompton Common Stock to be issued.

(5) Reflects the retirement of Uniroyal treasury stock, as provided for in the Merger Agreement.

(6) Depending upon adverse movement within the credit markets, it is possible that holders of some or all of the 9% Notes of Uniroyal Chemical will accept Uniroyal Chemical's offer to purchase the notes at 101% of their principal amount under the terms of the indenture (see description under the caption "Recent Developments--Description of Certain Indebtedness"). If that should occur, up to $253 million of the new revolving facility may be used to redeem the 9% Notes. This would result in additional long-term debt of $1.5 million and, together with the write-off of unamortized financing fees, an extraordinary charge of approximately $4.8 million, net of tax.

(7) The pro forma combined balance sheet excludes a one-time cash payment of approximately $2.4 million ($1.4 million after tax) to be provided to certain Uniroyal noteholders in consideration for waivers of certain provisions of the indentures governing Uniroyal's notes. See "Recent Developments--Description of Certain Indebtedness."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information gives effect to the Merger using the pooling of interests basis of accounting. The information is based upon the historical financial statements of Crompton and Uniroyal and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain items derived from Crompton's and Uniroyal's historical financial statements have been reclassified to conform to the pro forma combined presentation.

    The unaudited pro forma combined financial information is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transaction been consummated on the dates set forth therein, nor does it give effect to (a) any transaction other than the Merger, (b) Crompton's results of operations since March 30, 1996 or Uniroyal's results of operations since March 31, 1996, or (c) all of the synergies, cost savings, and one-time charges expected to result from the Merger. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time, for any period ending at the Effective Time, or as of or for any other future date or period.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 30, 1996 (CROMPTON) AND
                           MARCH 31, 1996 (UNIROYAL)
                                 (IN THOUSANDS)

                                                                  PRO FORMA               PRO FORMA
                                         CROMPTON    UNIROYAL    ADJUSTMENTS              COMBINED
                                         --------   ----------   -----------              ---------
ASSETS
Current assets:
  Cash and cash equivalents............  $  2,599       21,747      --                       24,346
  Accounts receivable..................   123,779      172,392      --                      296,171
  Inventories..........................   163,210      198,464      --                      361,674
  Other current assets.................    25,589       50,987      --                       76,576
                                         --------   ----------   -----------              ---------
      Total current assets.............   315,177      443,590      --                      758,767
Property, plant and equipment, net.....   135,051      385,829      --                      520,880
Intangible assets......................    60,525      233,903      --                      294,428
Deferred income taxes..................     --          69,833      --                       69,833(10)
Other assets...........................    10,765       64,347      --                       75,112
                                         --------   ----------   -----------              ---------
                                         $521,518    1,197,502      --                    1,719,020
                                         --------   ----------   -----------              ---------
                                         --------   ----------   -----------              ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable........................  $ 57,886       69,171      --                      127,057
  Accounts payable.....................    60,991       99,441      --                      160,432
  Current portion of long-term debt....     --          11,503      --                       11,503
  Accrued liabilities..................    71,951      100,118      --                      172,069
                                         --------   ----------   -----------              ---------
      Total current liabilities........   190,828      280,233      --                      471,061
Long-term debt.........................    74,000      898,564      40,750(1)(2)          1,013,314(11)
Accrued postretirement liability.......     7,635      180,590      --                      188,225
Other liabilities......................     7,197      137,647      --                      144,844
Stockholders' equity (deficit):
  Preferred stock......................     --           4,172      (4,172)(3)               --
  Common stock.........................     5,336          254       2,202(3)(4)              7,792
  Additional paid-in capital...........    59,557      177,004     (10,249)(1)(3)(4)(5)     226,312
  Retained earnings (deficit)..........   237,098     (444,446)    (55,000)(2)             (262,348)(12)
  Pension liability adjustment.........     --          (3,617)     --                       (3,617)
  Cumulative translation adjustment....     4,797      (22,038)     --                      (17,241)
  Treasury stock.......................   (62,890)     (10,861)     26,469(1)(5)            (47,282)
  Deferred compensation................    (2,040)      --          --                       (2,040)
                                         --------   ----------   -----------              ---------
      Total stockholders' equity
        (deficit)......................   241,858     (299,532)    (40,750)                 (98,424)
                                         --------   ----------   -----------              ---------
                                         $521,518    1,197,502      --                    1,719,020
                                         --------   ----------   -----------              ---------
                                         --------   ----------   -----------              ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 25, 1993 (CROMPTON)
                       AND SEPTEMBER 30, 1993 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA         PRO FORMA
                                             CROMPTON    UNIROYAL     ADJUSTMENTS        COMBINED
                                             --------    --------    --------------      ---------
Net sales.................................   $558,348     907,862         --             1,466,210
Operating costs and expenses:
  Cost of products sold...................    380,941     616,208(7)      (70,802)(6)      926,347
  Selling, general and administrative.....     82,970     181,999(7)      (44,479)(6)      220,490
  Depreciation and amortization...........     12,076       --             77,792(6)        89,868
  Research & development..................      --          --             42,133(6)        42,133
                                             --------    --------    --------------      ---------
Operating profit..........................     82,361     109,655          (4,644)         187,372
Interest expense..........................      1,093     120,567         --               121,660
Other expense (income)....................     (1,205)      7,347          (4,644)(6)        1,498
                                             --------    --------    --------------      ---------
Income (loss) before income taxes,
  extraordinary charges and cumulative
  effect of accounting changes............     82,473     (18,259)        --                64,214
Income taxes..............................     30,515       6,533         --                37,048
                                             --------    --------    --------------      ---------
Income (loss) before extraordinary charges
  and cumulative effect of accounting
  changes.................................   $ 51,958     (24,792)        --                27,166
                                             --------    --------    --------------      ---------
                                             --------    --------    --------------      ---------
Income (loss) per common share before
  extraordinary charges and cumulative
  effect of accounting changes............   $   1.00       (2.31)                            0.42
                                             --------    --------                        ---------
                                             --------    --------                        ---------
Weighted average shares outstanding(8)....     52,176      10,847                           64,197
                                             --------    --------                        ---------
                                             --------    --------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1994 (CROMPTON)
                         AND OCTOBER 2, 1994 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA       PRO FORMA
                                          CROMPTON    UNIROYAL       ADJUSTMENTS      COMBINED
                                          --------    ---------      -----------      ---------
Net sales..............................   $589,757      946,454         --            1,536,211
Operating costs and expenses:
  Cost of products sold................    403,784      638,933(7)     (69,823)(6)      972,894
  Selling, general and
    administrative.....................     91,581      192,754(7)     (44,256)(6)      240,079
  Depreciation and amortization........     13,298       --             72,841(6)        86,139
  Research & development...............      --          --             44,682(6)        44,682
  Write-off of intangibles.............      --         191,000         --              191,000
                                          --------    ---------      -----------      ---------
Operating profit.......................     81,094      (76,233)        (3,444)           1,417
Interest expense.......................      2,167      128,567         --              130,734
Other expense (income).................     (1,042)         125         (3,444)(6)       (4,361)
                                          --------    ---------      -----------      ---------
Income (loss) before income taxes......     79,969     (204,925)        --             (124,956)
Income taxes...........................     29,053        8,918         --               37,971
                                          --------    ---------      -----------      ---------
Net income (loss)......................   $ 50,916     (213,843)        --             (162,927)
                                          --------    ---------      -----------      ---------
                                          --------    ---------      -----------      ---------
Net income (loss) per common share.....   $   1.00       (20.31)                          (2.63)
                                          --------    ---------                       ---------
                                          --------    ---------                       ---------
Weighted average shares
  outstanding(8).......................     51,152       10,543                          61,973
                                          --------    ---------                       ---------
                                          --------    ---------                       ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 30, 1995 (CROMPTON)
                         AND OCTOBER 1, 1995 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA       PRO FORMA
                                           CROMPTON     UNIROYAL        ADJUSTMENTS      COMBINED
                                           --------    ----------       -----------      ---------
Net sales...............................   $665,513     1,079,321           --           1,744,834
Operating costs and expenses:
  Cost of products sold.................    473,654       718,809(7)       (66,297)(6)   1,126,166
  Selling, general and administrative...    104,535       212,435(7)       (46,632)(6)     270,338
  Depreciation and amortization.........     15,035        --               65,083(6)       80,118
  Research & development................      --           --               50,090(6)       50,090
                                           --------    ----------       -----------      ---------
Operating profit........................     72,289       148,077           (2,244)        218,122
Interest expense........................      8,364       114,034           --             122,398
Other expense (income)..................       (166)         (326)          (2,244)(6)      (2,736)
                                           --------    ----------       -----------      ---------
Income before income taxes and
  extraordinary charge..................     64,091        34,369           --              98,460
Income taxes (benefit)..................     23,598       (65,060)(10)      --             (41,462)
                                           --------    ----------       -----------      ---------
Income before extraordinary charge......   $ 40,493        99,429           --             139,922
                                           --------    ----------       -----------      ---------
                                           --------    ----------       -----------      ---------
Income per common share before
  extraordinary charge..................   $   0.84          5.37                             2.08
                                           --------    ----------                        ---------
                                           --------    ----------                        ---------
Weighted average shares
  outstanding(8)........................     48,448        18,461                           67,187
                                           --------    ----------                        ---------
                                           --------    ----------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE QUARTER ENDED APRIL 1, 1995 (CROMPTON)
                          AND APRIL 2, 1995 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA         PRO FORMA
                                             CROMPTON    UNIROYAL        ADJUSTMENTS        COMBINED
                                             --------    --------       --------------      ---------
Net sales.................................   $168,193     274,322           --               442,515
Operating costs and expenses:
  Cost of products sold...................    116,559     174,194           (15,843)(6)      274,910
  Selling, general and administrative.....     25,422      50,346           (10,854)(6)       64,914
  Depreciation and amortization...........      3,725       --               15,490(6)        19,215
  Research & development..................      --          --               11,768(6)        11,768
                                             --------    --------           -------         ---------
Operating profit..........................     22,487      49,782              (561)          71,708
Interest expense..........................      1,568      29,630           --                31,198
Other expense (income)....................       (228)     (2,593)             (561)(6)       (3,382)
                                             --------    --------           -------         ---------
Income before income taxes and
  extraordinary charge....................     21,147      22,745           --                43,892
Income taxes (benefit)....................      7,951     (71,091)(10)      --               (63,140)
                                             --------    --------           -------         ---------
Income before extraordinary charge........   $ 13,196      93,836           --               107,032
                                             --------    --------           -------         ---------
                                             --------    --------           -------         ---------
Income per common share before
  extraordinary charge....................   $   0.27        6.90                               1.70
                                             --------    --------                           ---------
                                             --------    --------                           ---------
Weighted average shares outstanding (8)...     48,921      13,590                             62,789
                                             --------    --------                           ---------
                                             --------    --------                           ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE QUARTER ENDED MARCH 30, 1996 (CROMPTON)
                         AND MARCH 31, 1996 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA         PRO FORMA
                                               CROMPTON    UNIROYAL    ADJUSTMENTS(2)      COMBINED(9)
                                               --------    --------    --------------      ---------
Net sales...................................   $164,840     295,628        --                460,468
Operating costs and expenses:
  Cost of products sold.....................    116,948     194,427        (16,836)(6)       294,539
  Selling, general and administrative.......     27,094      53,637        (12,118)(6)        68,613
  Depreciation and amortization.............      4,009       --            16,582(6)         20,591
  Research & development....................      --          --            12,933(6)         12,933
                                               --------    --------        -------         ---------
Operating profit............................     16,789      47,564           (561)           63,792
Interest expense............................      2,037      26,954        --                 28,991
Other expense (income)......................       (252)      1,133           (561)(6)           320
                                               --------    --------        -------         ---------
Income before income taxes and
  extraordinary charge......................     15,004      19,477        --                 34,481
Income taxes................................      5,536       7,791        --                 13,327
                                               --------    --------        -------         ---------
Income before extraordinary charge..........   $  9,468      11,686        --                 21,154
                                               --------    --------        -------         ---------
                                               --------    --------        -------         ---------
Income per common share before
  extraordinary charge......................   $   0.20        0.47                             0.29
                                               --------    --------                        ---------
                                               --------    --------                        ---------
Weighted average shares outstanding(8)......     48,318      24,559                           73,499
                                               --------    --------                        ---------
                                               --------    --------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

 (1) Reflects the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock in an offering to take place prior to consummation of the Merger. The issuance of such shares is required to reduce treasury share purchases within two years of the initiation date of the Merger to less than 10 percent of the Crompton shares to be issued in exchange for all of the outstanding shares of Uniroyal, in order to qualify for pooling of interests accounting. Proceeds are calculated based on an estimated offering price of $15 per share, net of estimated fees of $750,000. The estimated offering price of $15 per share is based on the mid-point of the share price range of Crompton Common Stock to be issued to effect the Merger. The net proceeds of $14,250,000 will be used to partially offset the estimated merger costs discussed in note (2).

 (2) Estimated costs expected to be incurred as a result of the Merger comprise principally bonus and severance $27.6 million, investment banking $12.4 million, legal $6 million, bank revolver and other debt fees $5.2 million and other fees and costs $10.8 million, net of the expected tax benefit of $7 million. The Unaudited Pro Forma Combined Statements of Operations do not include such estimated costs associated with the Merger, as these costs are non-recurring and will be reflected in the statement of operations of the combined company in its first reporting period.

 (3) Assumes the issuance of 6.667 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement, the conversion rate resulting in the mid-point number of shares of Crompton Common Stock to be issued.

 (4) Reflects the conversion of all outstanding shares of Uniroyal Common Stock (par value .01 per share) into shares of Crompton Common Stock (par value .10 per share) at a conversion rate of one share of Crompton Common Stock for each share of Uniroyal Common Stock as provided for in the Merger Agreement, the conversion rate resulting in the mid-point number of shares of Crompton Common Stock to be issued.

 (5) Reflects the retirement of Uniroyal treasury stock, as provided for in the Merger Agreement.

 (6) Reflects certain reclassifications of research and development and depreciation and amortization expenses made to conform to Crompton's and the combined company's intended presentations.

 (7) Historical Uniroyal amounts for the fiscal years ended September 30, 1993, October 2, 1994, and October 1, 1995 reflect certain reclassifications of research and development and other expenses made to conform with Uniroyal's current historical presentation.

 (8) Common and common equivalent shares outstanding were calculated assuming a conversion rate of one share of Crompton Common Stock for each share of Uniroyal Common Stock, and 6.667 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement, the conversion rates resulting in the mid-point number of shares of Crompton Common Stock to be issued to effect the Merger.

     Based on the maximum exchange ratio of 1.1111, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $.41, $(2.58) and $2.02 for the years ended 1993, 1994 and 1995, respectively, and $1.66 and $.28 for the three months ended April 1995 and March 1996, respectively.

     Based on the minimum exchange ratio of .9091, the pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes would be $.43, $(2.67) and $2.14 for the years ended 1993, 1994 and 1995, respectively, and $1.74 and $.30 for the three months ended April 1995 and March 1996, respectively.

 (9) After the consummation of the Merger, Uniroyal will change its fiscal year-end to conform with that of Crompton. Results of operations for Uniroyal's quarter ended December 31, 1995 were a net loss of $8.4 million which will be reflected as a one-time adjustment to stockholders' equity in the combined company's 1996 financial statements.

(10) As a result of the interest savings from Uniroyal's March 1995 IPO, Uniroyal's previously recorded tax valuation reserve was reduced. Accordingly, Uniroyal included a benefit of $78.9 million for this reduction in its tax provision for fiscal 1995. Uniroyal's remaining net deferred tax asset as of 10/1/95 of some $82 million, including NOL carryforwards which do not expire until the year 2008, requires future taxable income of approximately $200 million to be fully realized. Uniroyal's 1995 pretax income was approximately $34 million. Pretax income for the first half of fiscal 1996 was approximately $6 million. The first half profitability is seasonally low due to Uniroyal's Crop Protection business.

(11) Depending upon adverse movement within the credit markets, it is possible that holders of some or all of the 9% Notes of Uniroyal Chemical will accept Uniroyal Chemical's offer to purchase the notes at 101% of their principal amount under the terms of the indenture (see description under the caption "Recent Developments--Description of Certain Indebtedness"). If that should occur, up to $253 million of the new revolving facility may be used to redeem the 9% Notes. This would result in additional long-term debt of $1.5 million, and together with the write-off of unamortized financing fees, an extraordinary charge of approximately $4.8 million, net of tax.

(12) The pro forma combined balance sheet excludes a one-time cash payment of approximately $2.4 million ($1.4 million after tax) to be provided to certain Uniroyal noteholders in consideration for waivers of certain provisions of the indentures governing Uniroyal's notes. See "Recent Developments--Description of Certain Indebtedness."

                  DIRECTORS AND EXECUTIVE OFFICERS OF CROMPTON

DIRECTORS OF CROMPTON

    Set forth below is information as of March 15, 1996 with respect to each person who currently is, and immediately following the Merger will be, a director of Crompton.

    VINCENT A. CALARCO, 53, Chairman of the Board, President and Chief Executive Officer of Crompton. He is former Vice President for Strategy and Development, Uniroyal, Inc., and former President of Uniroyal Chemical Company. Mr. Calarco has been a director since 1985. Mr. Calarco also serves as a director of Caremark International Inc.

    JAMES A. BITONTI, 65, is President and Chief Executive Officer of TCOM, L.P., an aerostat systems manufacturer, integrator and operator, Columbia, MD. He is a retired Vice President of International Business Machines Corporation, where he held the positions of Assistant Group Executive of the Asia/Pacific Group and President of the Communication Products Division. Mr. Bitonti has been a director of Crompton since 1983 and is Chairman of the Executive Compensation Committee. He also serves as a director of E-Systems, Inc., and as a director and the Chief Executive Officer of KFX, Inc.

    ROBERT A. FOX, 58, is President and Chief Executive Officer of Foster Poultry Farms, a privately held, integrated poultry company, Livingston, CA. He is former Executive Vice President of Revlon, Inc., a cosmetics, fragrances and toiletries manufacturer, New York, NY; and former Chairman and Chief Executive Officer of Clarke Hooper America, an international marketing services firm, Irvine, CA. Mr. Fox has been a director of Crompton since 1990 and is a member of the Executive Compensation Committee and Nominating Committee. He is also a director of the American Balanced Fund, the Growth Fund of America, Inc., the New Perspective Fund and the Income Fund of America, Inc., and a trustee of the Euro-Pacific Growth Fund.

    ROGER L. HEADRICK, 59, is President and Chief Executive Officer of the Minnesota Vikings Football Club, Eden Prairie, MN, and President and Chief Executive Officer of ProtaTek International, Inc., a biotechnology animal vaccine company, St. Paul, MN. Mr. Headrick is former Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food processing and restaurant company, Minneapolis, MN. He has been a director of Crompton since 1988 and is Chairman of the Nominating Committee and a member of the Executive Compensation Committee. He also serves as a director of Caremark International Inc.

    LEO I. HIGDON, JR., 49, is Dean of the Darden Graduate School of Business Administration at the University of Virginia, Charlottesville, VA. He is a former Managing Director and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, NY. Mr. Higdon became a director of Crompton in 1993 and is Chairman of the Audit Committee and a member of the Nominating Committee. He is a director of CPC International Corporation and Newmont Mining Corp.

    MICHAEL W. HUBER, 68, is retired Chairman of the Board of J. M. Huber Corporation, a diversified manufacturing and natural resource development company, Edison, NJ. He has been a director of Crompton since 1983 and is a member of the Executive Compensation Committee and the Audit Committee. He also serves as a director of Norland Medical Systems, Inc.

    CHARLES J. MARSDEN, 55, Vice President-Finance and Chief Financial Officer of Crompton. Mr. Marsden has been a director of Crompton since 1985.

    C.A. (LANCE) PICCOLO, 55, is Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services, Northbrook, IL. He is former Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, IL. He has been a director of Crompton since 1988 and is a member of the Audit Committee and the Nominating Committee. Mr. Piccolo is also a director of Caremark International Inc.

    PATRICIA K. WOOLF, PH.D., 61, is a private investor, and lecturer in the Department of Molecular Biology, Princeton University. She has been a director of Crompton since 1994 and is a member of the Audit Committee. Dr. Woolf is also a director of the American Balanced Fund, the Income Fund of America, Inc., the Growth Fund of America, Inc., Smallcap World Fund, Inc., the New Economy Fund, the National Life Insurance Co. of Vermont, and General Public Utilities Corporation.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of Crompton held five regular meetings during 1995. All of the directors except Mr. Bitonti attended at least 75% of the aggregate of the meetings of the Crompton Board and of the committees on which they served in 1995.

    The Crompton Board has established three committees to assist it in the discharge of its responsibilities. The Audit Committee, no member of which is an employee of Crompton, meets periodically with Crompton's independent auditor to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, provides general oversight with respect to the accounting principles employed in Crompton's financial reporting, and reviews Crompton's annual report on Form 10-K prior to its filing each year. The Audit Committee also recommends to the Crompton Board each year the selection of the auditor, has responsibility for approving professional non-audit services provided by the independent auditor, considers the possible effect of providing such non-audit services on the auditor's independence, and reviews the range of fees of the auditor for both audit and non-audit services. The Audit Committee held two meetings during 1995.

    The Committee on Executive Compensation is composed of directors who are not employees of Crompton. Its functions include approval of the level of compensation for executive officers serving on the Crompton Board, adoption of bonus and deferred compensation plans and arrangements for executive officers, and administration of the Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors, the Crompton & Knowles Corporation Restricted Stock Plan for Directors and the Corporation's 1988 Long-Term Incentive Plan (the "1988 Plan"). The Executive Compensation Committee held two meetings during 1995.

    The Nominating Committee is also composed of directors who are not employees of Crompton. The Committee makes recommendations with respect to the organization, size, and composition of the Crompton Board, identifies suitable candidates for Crompton Board membership and reviews their qualifications, proposes a slate of directors for election by the stockholders at each annual meeting, and assists the Crompton Board in providing for orderly succession in the top management of Crompton. The Nominating Committee met once in 1995.

EXECUTIVE OFFICERS OF CROMPTON

    Set forth below is information as of March 15, 1996 with respect to each person who currently is, and immediately following the Merger will be, an executive officer of Crompton.

    VINCENT A. CALARCO, age 53, has served as President and Chief Executive Officer of Crompton since 1985 and Chairman of the Board since 1986. He is former Vice President for Strategy and Development, Uniroyal, Inc. (1984-1985), and former President of Uniroyal Chemical Company (1979-1984). Mr. Calarco has been a member of the Board of Directors of Crompton since 1985. Mr. Calarco also serves as a director of Caremark International Inc.

    ROBERT W. ACKLEY, age 54, has served as a Vice President of Crompton since 1986 and as President of Davis-Standard Corporation (formerly the Davis-Standard Division) since 1983.

    PETER BARNA, age 52, has served as Treasurer of Crompton since 1980 and as Principal Accounting Officer since 1986.

    JOHN T. FERGUSON, II, age 49, has served as General Counsel and Secretary of Crompton since 1989.

    NICHOLAS FERN, PH.D., age 52, has served as President, Dyes and Chemicals--Asia, for Crompton since 1994, as President of Crompton's International Dyes and Chemicals Division from 1992 to 1994, and as Managing Director of Crompton & Knowles Europe, S.A. (formerly Crompton & Knowles Tertre) from 1978 to 1994.

    GERALD H. FICKENSCHER, PH.D., age 52, has served as President, Dyes and Chemicals--Europe, for Crompton and as Managing Director of Crompton & Knowles Europe, S.A. since 1994. He is the former Chief Financial Officer of Uniroyal Chemical Corporation (1986-1994).

    EDMUND H. FORDING, JR., age 59, has served as Vice President of Crompton since 1991 and as President of Crompton & Knowles Colors Incorporated (formerly the domestic Dyes and Chemicals Division) since 1989. He is the former General Manager of the Dyes Division of Hilton Davis Co. (1988-1989) and Director of the Organic Department of Mobay Corporation (1980-1988).

    MARVIN H. HAPPEL, age 56, has served as Vice President--Organization of Crompton since 1986. He is the former Director of Human Resources of Uniroyal Chemical Company (1979-1986).

    CHARLES J. MARSDEN, age 55, has served as Vice President--Finance and Chief Financial Officer and as a member of the Board of Directors of Crompton since 1985.

    RUDY M. PHILLIPS, age 54, has served as President of Ingredient Technology Corporation since January, 1996. He is a former Vice President of Ingredient Technology Corporation (1988-1996).

    The term of office of each of the above-named executive officers is until the first meeting of the Board of Directors of Crompton following Crompton's next annual meeting of stockholders and until the election and qualification of his successor.

    There is no family relationship between any of such officers, and there is no arrangement or understanding between any of them and any other person pursuant to which any such officer was selected as an officer.

          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF CROMPTON

COMPENSATION OF DIRECTORS

    Directors who are employees of Crompton receive no additional compensation for services on the Board of Directors of Crompton. Members of the Crompton Board who are not employees receive an annual retainer of $20,000 (committee chairmen receive an additional retainer of $2,500) and a fee of $7,500 for meeting service, and are reimbursed for expenses incurred in attending meetings. Crompton also provides $25,000 of term life insurance and accidental death and travel insurance coverage for each non-employee director.

    Under the Crompton & Knowles Corporation Restricted Stock Plan for Directors, one quarter of each director's retainer and fees is paid in shares of Crompton's common stock. A director may elect to receive any portion or all of the remainder of the retainer and fees in common stock under the plan. All shares issued under the plan are held by Crompton until the recipient of the shares leaves the Crompton Board, however the directors receive all dividends on the shares and may vote the shares.

    The Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors provides for the issuance to non-employee directors on the date of the first regular meeting of the Crompton Board in the fourth quarter of each calendar year of an option to purchase that number of full shares of Crompton's common stock determined by dividing the amount of the annual retainer payable to non-employee directors for service on the Crompton Board by the fair market value of the stock on the date of the grant. The exercise price of the options is to be equal to such fair market value on the date of grant. The options are to vest over a two-year period and are to be exercisable over a ten-year period from the date of grant. The plan provides for the grant of options with respect to a maximum of 100,000 shares of stock. Options to be granted under the plan are nonstatutory options not intended to qualify as incentive stock options under the Code.

REPORT OF THE COMMITTEE ON EXECUTIVE COMPENSATION

  Executive Compensation Philosophy

    The compensation program for Crompton's executive officers is administered in accordance with a pay for performance philosophy to link executive compensation with the values, objectives, business strategy, management initiatives and financial performance of Crompton. In addition, a significant portion of each executive officer's compensation is contingent upon the creation of shareholder value.

    The Committee on Executive Compensation of the Board (the "Committee") believes that stock ownership by management and restricted stock-based performance compensation plans serve to align the interests of management and other shareholders in the enhancement of shareholder value. The Committee further maintains that long-term strategic leadership commitment is promoted through vesting a significant portion of restricted stock performance awards at retirement.

    The compensation of Crompton's executive officers is comprised of cash and equity components and is designed to be competitive and highly leveraged based upon corporate financial performance and shareholder returns. The compensation program provides an opportunity to earn compensation in the third quartile within the chemical industry as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term performance of Crompton as well as individual performance. The measures of performance utilized under Crompton's compensation plans are as follows:

    . Annual actual after-tax earnings performance versus targeted after-tax earnings performance.

    . Annual actual return on capital performance versus targeted return on capital performance.

    . Annual actual revenue performance versus targeted revenue performance.

    . Three-year average annual return on equity and after-tax earnings per share growth.

  Base Salaries

    Base salaries and salary ranges for the executive officers are based upon competitive data gathered from several national and highly recognized compensation services. The Committee on Executive Compensation reviews and approves the salary ranges for the executive officers.

  Management Incentive Plan

    Crompton's Management Incentive Plan is an annual incentive program for executive officers and other key managers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve the annual goals for their business unit and Crompton. The plan includes the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which provides for an annual incentive pool for eligible executives based upon Crompton's return on stockholders' equity. Awards from the incentive pool are made annually by the Committee on Executive Compensation, with the maximum award not to exceed 100% of a participant's base salary. At the present time, Mr. Calarco is the only participant authorized to receive such awards.

    The other officers named in the compensation table below participate in a plan which provides for the payment of annual awards from a fund established with reference to the return on capital employed of Crompton as a whole, or of the business unit for which the officer is responsible. Assuming a stipulated level for return on capital employed has been attained, individual awards are based 60% on the achievement by the applicable business unit of specific objectives with respect to revenue, after-tax earnings, and return on capital, and 40% on the achievement by the individual of individual management objectives.

  Stock Options and Restricted Stock

    The stock option and restricted stock program is a long-term incentive plan for Crompton's executive officers and other key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in Crompton's common stock.

    The executive officers listed in the compensation table below receive a major portion of their compensation in the form of shares of Crompton's common stock. They receive annual grants of stock options, priced at fair market value on the date of grant. The number of options granted in 1995 was in the second quartile of all companies included in industrial company survey data available to the Committee.

    The factors used to award options include overall corporate performance, percentile rankings, base salary, and total compensation.

    In addition, Crompton's executive officers have received the opportunity under the 1988 Plan to earn shares of restricted stock based upon Crompton's cumulative after-tax earnings growth and return on equity over a three-year period. These grants have the potential to deliver above-average compensation if the goals are met. If the employment of an individual terminates after an award is earned for any reason other than death, disability, retirement, or a change in control of Crompton, any shares that have not vested will be forfeited. Crompton exceeded the performance criteria established under the 1988 Plan for the period 1989-1991. Awards for the 1989-1991 period vest and are distributed to individuals in common stock of Crompton in five installments, the first four having been distributed on December 9, 1992, December 6, 1993, December 13, 1994, and December 12, 1995, and the final one to be distributed upon retirement. Crompton met the performance criteria established under the 1988 Plan for the period 1992-1994. Awards for the 1992-1994 period vest and are distributed to individuals in common stock of Crompton in four uniform installments, one during each of the years 1994-1996, and the final one upon retirement. If the employment of an individual terminates for any reason other than death, disability, retirement or a change in control of Crompton, all shares that have not vested will be forfeited.

  Compensation of Chief Executive Officer

    The Committee did not increase Mr. Calarco's base salary of $495,000 during fiscal year 1995. The Executive Compensation Committee administers the Annual Incentive Compensation Plan for "A" Group of Senior Executives. Currently, the CEO is the only participant in this plan. Each year, a pool of funds is made available under this plan based upon Crompton's return on equity (ROE). At higher ROE levels, larger percentages of net income are allocated to the pool. The maximum incentive which the CEO may receive is equal to the lesser of 100% of salary or $650,000. The maximum award may be reduced if other goals, such as those for revenue and earnings growth, are not achieved. Based on the performance of Crompton in 1995 and the achievement of a return on average common equity of 17.4%, and an increase in sales of 13%, Mr. Calarco earned $415,000 under the Annual Incentive Compensation Plan for "A" Group of Senior Executives. The Committee believes Mr. Calarco has continued to manage Crompton extremely well in a particularly challenging business climate and has achieved above average results in comparison to others in the chemical industry. For example, the Crompton's average ROE for the 1991 to 1995 period was 23.4% which placed the Crompton in the top quartile of the peer group of 22 specialty chemical companies reflected in the performance graphs on pages 9 and 10 below. The stock options granted to Mr. Calarco during 1995 are consistent with the design of Crompton's executive compensation program and are shown in the compensation table below.

  Tax Deductibility of Executive Compensation

    The Committee's policy on the tax deductibility of compensation paid to Crompton's CEO and other executive officers is to maximize deductibility to the extent possible without abdicating all of its discretionary power. To this end, the Committee has reviewed all of Crompton's plans and has taken several actions as follows. First, the Committee has assured that the gains on non-qualified stock option grants will be deductible by amending the 1988 Plan to place a limit on the number of option shares that one individual may receive. The limit is 25% of the total share authorization. Secondly, the Committee resolved to continue the practice of not repricing options. Finally, at the 1994 annual meeting of shareholders, the shareholders approved the material terms of the performance goal for the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which is "performance-based" under Section 162(m) of the Code, and amounts paid under the plan are fully deductible.

  Committee on Executive Compensation

    Decisions on compensation of Crompton's executive officers are made by the four member Committee on Executive Compensation, a committee of the Board of Directors composed of the persons listed below, all of whom are non-employee directors. The Committee has retained an independent executive compensation consultant to evaluate Crompton's executive compensation program and has access to independent compensation data.

                                          The Committee on Executive
                                          Compensation:
                                          James A. Bitonti, Chairman
                                          Robert A. Fox
                                          Roger L. Headrick
                                          Michael W. Huber

    Notwithstanding anything to the contrary set forth in any of Crompton's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Joint Proxy Statement/Prospectus, in whole or in part, the foregoing Report of the Committee on Executive Compensation and the following Performance Graphs shall not be deemed incorporated by reference into any such filings.

PERFORMANCE GRAPHS

    The following graph compares the cumulative total return on the common stock of Crompton for the last five fiscal years with the returns on the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and a peer group of 22 specialty chemical companies, assuming the investment of $100 in Crompton's common stock, the S&P 500 Index, the S&P Specialty Chemicals Index and the peer group companies on December 31, 1990, and the reinvestment of all dividends. The peer group investment is weighted based on total market capitalization at the beginning of each fiscal year.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                    CROMPTON & KNOWLES CORPORATION, S&P 500,
                    S&P SPECIALTY CHEMICALS, AND PEER GROUP











                                    [GRAPH]


                  1990      1991      1992      1993      1994      1995
                  ----      ----      ----      ----      ----      ----
C & K             $100      $257      $268      $270      $205      $173
S & P 500          100       130       140       154       156       215
Peer Group         100       151       166       171       165       193
S&P Specialty      100       141       149       170       149       195
Chemicals

    The graph below shows the cumulative total return to Crompton's stockholders since December 31, 1984, shortly before Mr. Calarco became President and CEO, compared with the same indices shown on the previous graph, thus illustrating the relative performance of Crompton's common stock during Mr. Calarco's entire tenure with Crompton.

                  COMPARISON OF ELEVEN-YEAR CUMULATIVE RETURN
                    CROMPTON & KNOWLES CORPORATION, S&P 500,
                    S&P SPECIALTY CHEMICALS, AND PEER GROUP












                                    [GRAPH]


                 1984    1985      1986      1987      1988      1989      1990        1991      1992      1993      1994      1995
                 ----    ----      ----      ----      ----      ----      ----      ------    ------    ------    ------    ------
C & K            $100    $132      $188      $216      $337      $695      $792      $2,032    $2,122    $2,135    $1,620    $1,366
S & P 500         100     132       156       164       191       252       244         318       342       376       382       524
Peer Group        100     132       159       178       197       258       276         417       457       473       455       533
S&P Specialty     100     137       156       162       177       216       207         292       310       353       308       404
Chemicals


    The specialty chemical peer group comprises the following 22 companies: Betz Laboratories, Inc., The Dexter Corporation, Ecolab Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, M. A. Hanna Company, International Flavors & Fragrances Inc., Lawter International, Inc., Loctite Corporation, The Lubrizol Corporation, Nalco Chemical Company, Pall Corporation, Petrolite Corporation, Quaker Chemical Corporation, RPM, Inc., A. Schulman, Inc., Sigma-Aldrich Corporation, Valspar Corporation, and Witco Corporation.

    The S&P Specialty Chemicals Index companies are W.R. Grace & Co., Great Lakes Chemical Corporation, Morton International Inc. and Nalco Chemical Company.

EXECUTIVE COMPENSATION

    The following tables set forth information concerning compensation paid or to be paid to the chief executive officer of Crompton and each of the four most highly compensated executive officers of Crompton other than the chief executive officer, for services to Crompton in all capacities during 1993, 1994 and 1995, and options granted to and exercised by the same individuals during the period indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                            -----------------------
                                                                                    AWARDS
                                                     ANNUAL COMPENSATION    -----------------------
                                                                            RESTRICTED   SECURITIES   ALL OTHER
                  NAME AND                           --------------------     STOCK      UNDERLYING    COMPEN-
             PRINCIPAL POSITION               YEAR   SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)   SATION($)(1)
- --------------------------------------------  ----   ---------   --------   ----------   ----------   ---------
Vincent A. Calarco..........................  1995     495,000    415,000     --           110,000       89,687
  Chairman of the Board                       1994     493,000    300,000     --            78,000      111,870
  President and CEO                           1993     472,917    495,000     --            60,000      105,480
Charles J. Marsden..........................  1995     250,000     55,000     --            28,000       39,512
  Vice President--                            1994     240,000     56,000     --            22,000       42,121
  Finance and                                 1993     230,000    112,000     --            17,000       44,393
  Chief Financial Officer
Robert W. Ackley............................  1995     216,000    117,000     --            26,500       36,714
  V.P. and President--                        1994     203,750    108,000     --            20,000       36,383
  Davis-Standard Corporation                  1993     188,750    100,000     --            16,000       33,357
John T. Ferguson II.........................  1995     178,000     30,000     --            10,500       27,314
  General Counsel and                         1994     168,000     35,000     --            12,500       29,656
  Secretary                                   1993     156,667     67,000     --             9,500       33,060
Edmund H. Fording, Jr.......................  1995     175,167     25,000     --            10,500       24,774
  V.P. and President--                        1994     166,000     29,000     --             8,000       23,891
  Crompton & Knowles                          1993     166,000     59,000     --            11,500       25,531
  Colors Incorporated

- ------------
(1) Includes the following amounts paid during 1995 under Crompton's Supplemental Medical and Dental Reimbursement Plans (SMD), and employer contributions to Crompton's Employee Stock Ownership Plan (ESOP) and Individual Account Retirement Plan (IARP) (with that portion of the ESOP and IARP contributions in excess of the Section 401(k) and Section 415 limitations having been paid into Crompton's Benefit Equalization Plan): Mr. Calarco, $2,235 (SMD), $31,802 (ESOP), $55,560 (IARP); Mr. Marsden, $5,027
    (SMD), $13,065 (ESOP), $21,420 (IARP); Mr. Ackley, $1,074 (SMD), $12,960
    (ESOP), $22,680 (IARP); Mr. Ferguson, $4,397 (SMD), $9,063 (ESOP), $13,854
    (IARP); and Mr. Fording, $1,291 (SMD), $8,166 (ESOP), $15,317 (IARP).

    Total restricted stock outstanding for the persons shown in the table at the end of fiscal year 1995: Vincent A. Calarco, 276,033 shares valued at $3,657,437, of which 132,033 shares valued at $1,749,437 are forfeitable; Charles J. Marsden, 80,232 shares valued at $1,063,074, of which 36,232 shares valued at $480,074 are forfeitable; Robert W. Ackley, 50,002 shares valued at $662,527, of which 23,002 shares valued at $304,777 are forfeitable; Edmund H. Fording, 12,691 shares valued at $168,156, all of which shares are forfeitable; and John T. Ferguson II, 9,634 shares valued at $127,651, all of which shares are forfeitable. Dividends are paid on restricted shares from the date of grant but do not vest and are not distributed until the underlying shares are distributed.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                              POTENTIAL
                                                    INDIVIDUAL GRANTS                        REALIZABLE
                                    --------------------------------------------------    VALUE AT ASSUMED
                                                 PERCENT OF                                ANNUAL RATES OF
                                      NUMBER       TOTAL                                        STOCK
                                        OF        OPTIONS                                PRICE APPRECIATION
                                    SECURITIES   GRANTED TO                                FOR OPTION TERM
                                    UNDERLYING   EMPLOYEES     EXERCISE                  -------------------
                                     OPTIONS     IN FISCAL       PRICE      EXPIRATION    5%($)     10%($)
    NAME                            GRANTED(#)      YEAR        ($/SH)         DATE      $21.18     $33.72
- ----------------------------------  ----------   ----------   -----------   ----------   -------   ---------
V.A. Calarco......................     102,308(2)    33.0%       13.00        11/17/05   836,879   2,119,822
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
C.J. Marsden......................      20,808(2)     6.7%       13.00        11/17/05   170,209     431,142
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
R.W. Ackley.......................      18,808(2)     6.1%       13.00        11/17/05   153,849     389,702
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
J.T. Ferguson II..................       4,589(2)     1.5%       13.00        11/17/05    37,538      95,084
                                         5,911(3)     1.9%       13.00        10/17/05    48,352     122,476
E.H. Fording, Jr..................       2,058(2)     0.7%       13.00        11/17/05    16,834      42,642
                                         8,442(3)     2.7%       13.00        10/17/05    69,056     174,918

- ------------
(1) An option entitles the holder to purchase one share of the common stock of Crompton at a purchase price equal to the fair market value of Crompton's common stock on October 18, 1995, the date of grant of all of the options shown in the table. All options are subject to expiration prior to the dates shown in the table in case of death or termination of employment. Fifty percent of the options shown in the table are exercisable beginning on the first anniversary of the date of grant, and fifty percent are exercisable beginning on the second anniversary of the date of grant. The purchase price for stock on the exercise of options may be paid in cash or in shares of Crompton's common stock already owned by the option holder, or by a combination thereof. In the event of a change in control of Crompton, all of the options shown in the table will immediately become exercisable.
(2) Non-qualified options.
(3) Incentive options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                     VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES            IN-THE-MONEY
                               SHARES                   UNDERLYING UNEXERCISED           AT FY-END($)
                             ACQUIRED ON    VALUE         OPTIONS FY-END(#)         12/30/95--FMV $13.2500
                              EXERCISE     REALIZED   --------------------------  ---------------------------
    NAME                         (#)        ($)(2)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ---------------------------- -----------  ----------  -----------  -------------  ------------  -------------
V.A. Calarco................    --            --        894,160       149,000     5,697,531.73    27,500.00
C.J. Marsden................    16,300    253,791.00    237,376        39,500     1,251,138.93     7,125.00
R.W. Ackley.................    11,500    110,687.50     62,000        36,500          --          6,625.00
J.T. Ferguson II............     8,834     65,167.26     38,250        16,750          --          2,625.00
E.H. Fording, Jr............    --            --         74,500        14,500       204,172.50     2,625.00

- ------------
(1) All numbers reflect the 2-for-1 stock split on May 22, 1992.
(2) Fair market value at date of exercise less exercise price.

  Compensation Committee Interlocks and Insider Participation

    Messrs. Fox, Headrick and Huber served as members and Mr. Bitonti served as Chairman of the Executive Compensation Committee of the Crompton Board during the last completed fiscal year. No member of the Executive Compensation Committee is a current or former officer or employee of Crompton or any of its subsidiaries.

    During 1995, Mr. Calarco served as a director of Caremark International Inc., of which Mr. Piccolo is Chairman and Chief Executive Officer.

  Retirement Plans

    Each of the persons shown in the Summary Compensation Table on page 11 is covered by a supplemental retirement agreement with Crompton. Under each supplemental agreement, the aggregate benefit payable on an annualized basis from employer contributions under Crompton's Individual Account Retirement Plan to each officer at normal retirement age will be supplemented by Crompton so that the total annual benefit payable to him for life will be 35%, 50% or 60% of the average total compensation (including salary and bonus) paid to him during the highest five years of the last ten years prior to his normal retirement age. A supplemental benefit in a reduced amount may be payable in the event of termination of employment prior to normal retirement age. At any time after the date on which benefit payments commence, the officer may elect to receive a single lump sum equal to 90% of the actuarial equivalent of the benefit otherwise payable to the officer. An officer may elect to have his supplemental benefit under the agreement paid in a form which will provide for the continuation of benefits, to a beneficiary selected by him, upon his death after retirement. Each agreement also provides for the payment of a reduced benefit to the officer's beneficiary in the event of his death prior to normal retirement age and for the payment of disability benefits in addition to those available under Crompton's regular disability insurance program. Benefits under each agreement are payable only if the officer has completed at least five years of service after entering into the agreement, does not voluntarily terminate his employment unless such termination is the result of his retirement under a retirement plan or is with approval of the Crompton Board, and meets certain other conditions set forth in the agreement.

    Each of the supplemental retirement agreements also provides that if, after a change in control of Crompton (as defined in the agreement) has occurred, the officer's employment is terminated by Crompton other than for cause, disability, or death or the officer resigns for good reason (as defined in the agreement), the officer will be vested in an unreduced benefit equal to 35%, 50% or 60% (whichever level is applicable to him under the agreement) of his average total compensation over the highest five of the last ten years of his employment. In the event the officer is under age 55 when terminated, the benefit would be based on his final average total compensation projected to age 55 in accordance with certain assumptions set forth in the agreement. The benefit would be paid annually for life commencing at age 65, with provision made for payment to the officer's beneficiary of the value of the expected benefit in the event of his death prior to attaining that age.

    The following table sets forth the estimated aggregate annual benefit payable to each of the officers named in the table under his supplemental retirement agreement, from employer contributions to the IARP, and (in the case of Mr. Ackley) under a retirement plan which was terminated in 1982, upon retirement at or after normal retirement age based on each officer's compensation history to date and assuming payment of such benefit in the form of a life annuity:



                              ESTIMATED ANNUAL
    NAME OF INDIVIDUAL       RETIREMENT BENEFIT
- --------------------------   ------------------

Vincent A. Calarco........        $523,900
Charles J. Marsden........         158,892
Robert W. Ackley..........         145,642
John T. Ferguson II.......          71,852
Edmund H. Fording, Jr.....          72,485

  Employment Agreements

    Mr. Calarco is employed pursuant to an employment agreement which was amended and restated in February 1988. The amended agreement provides for Mr. Calarco's employment as Chairman of the Board, President and Chief Executive Officer for a term of three years, with automatic annual one year extensions of the term unless Crompton gives notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended. The amended agreement calls for a base salary of not less than $310,000 and for Mr. Calarco's continued participation in employee benefit plans and other fringe benefit arrangements substantially as in the past. In the event Mr. Calarco's employment is terminated by Crompton other than for cause, disability, or death or by Mr. Calarco for good reason (as defined in the agreement), Crompton is obligated to pay Mr. Calarco his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum termination payment equal to three times the sum of his then current salary and the highest bonus paid to him during the three years preceding his termination, to continue other employee benefits provided under the agreement for a period of three years or until he obtains other employment, and to make certain additional payments to cover any excise tax imposed under the Code on the amounts payable as a result of his termination and any legal fees incurred by Mr. Calarco in enforcing Crompton's obligations under the agreement.

    Crompton has entered into employment agreements with certain other key management employees, including Messrs. Marsden, Ackley, Ferguson and Fording. Each agreement is operative only upon the occurrence of a change in control (as defined in the agreement) and is intended to encourage the executive to remain in the employ of Crompton by providing him with greater security. Absent a change in control, the agreement does not require Crompton to retain the executive or to pay him any specified level of compensation or benefits. In the event of a change in control, the agreement provides that there will be no change, without the executive's consent, in the salary, bonus opportunity, benefits, duties, and location of employment of the executive for a period of one or two years after the change in control. If, during such period, the executive's employment is terminated by Crompton other than for cause, disability, or death or the executive resigns for good reason (as defined in the agreement), Crompton will pay the executive his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum severance payment equal to one or two times (depending on the executive) the sum of his base salary and the highest bonus paid to him during the three years preceding his termination and will continue other employee benefits similar to those provided to the executive prior to his termination for a period of one or two years or until his earlier employment with another employer.

                       PRINCIPAL STOCKHOLDERS OF CROMPTON

    The directors and the executive officers of Crompton have advised Crompton that they were directly or indirectly the beneficial owners of outstanding common stock of Crompton at the close of business on February 9, 1996, as set forth below, in each case representing less than one percent of such shares outstanding except as otherwise indicated. No person was known to the Crompton Board to be the beneficial owner of more than 5% of Crompton's outstanding voting securities as of February 9, 1996.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL
TITLE OF CLASS      NAME OF BENEFICIAL OWNER                           OWNERSHIP(1)           PERCENT OF CLASS
- --------------   --------------------------------------------   --------------------------    ----------------
 Common          Vincent A. Calarco..........................            1,744,427(2)                3.6%(15)
 Common          James A. Bitonti............................               29,547(3)
 Common          Robert A. Fox...............................               30,829(4)
 Common          Roger L. Headrick...........................               57,190(5)
 Common          Leo I. Higdon, Jr...........................                2,906(6)
 Common          Michael W. Huber............................               19,889(7)
 Common          Charles J. Marsden..........................              480,450(8)
 Common          C.A. (Lance) Piccolo........................               14,452(9)
 Common          Patricia K. Woolf...........................                3,413(10)
 Common          Robert W. Ackley............................              349,110(11)
 Common          John T. Ferguson II.........................               56,119(12)
 Common          Edmund H. Fording, Jr.......................               96,227(13)
 Common          Directors and Executive Officers as a Group
                 (17 persons)................................            3,277,696(14)               6.6%(16)

- ------------
 (1) Except as noted below, the officers and directors have both sole voting and sole investment power over the shares reflected in this table.
 (2) Includes 894,160 shares which Mr. Calarco had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 496,944 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 58,872 shares owned by his wife and 18,721 shares held by him or his wife as custodian for their children, as to which he disclaims beneficial ownership.
 (3) Includes 2,397 shares which Mr. Bitonti had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 11,200 shares owned jointly by Mr. Bitonti with his wife; 10,494 shares held under the Restricted Stock Plan for Directors; and 4,800 shares owned by his wife as to which he disclaims beneficial ownership.
 (4) Includes 2,397 shares which Mr. Fox had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 8,448 shares held under the Restricted Stock Plan for Directors.
 (5) Includes 2,397 shares which Mr. Headrick had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 10,173 shares held under the Restricted Stock Plan for Directors.
 (6) Includes 1,555 shares which Mr. Higdon had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 1,351 shares held under the Restricted Stock Plan for Directors.
 (7) Includes 2,397 shares which Mr. Huber had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 7,492 shares held under the Restricted Stock Plan for Directors.
 (8) Includes 237,376 shares which Mr. Marsden had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 106,665 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 19,000 shares owned by his wife as to which he disclaims beneficial ownership.
 (9) Includes 2,397 shares which Mr. Piccolo had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 9,115 shares held under the Restricted Stock Plan for Directors.
(10) Includes 622 shares which Ms. Woolf had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 1,845 shares held under the Restricted Stock Plan for Directors.
(11) Includes 62,000 shares which Mr. Ackley had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 86,912 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 2,400 shares owned by his wife, as to which he disclaims beneficial ownership.
(12) Includes 38,250 shares which Mr. Ferguson had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 15,189 and shares held under the 1988 Plan, the Employee Stock Ownership Plan, and a Benefit Equalization Plan Trust as to which he has voting but no investment power.
(13) Includes 74,500 shares which Mr. Fording had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 9,164 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power.
(14) Includes 1,441,921 shares which the officers and directors in the group had the right to acquire through stock options exercisable within 60 days of February 9, 1996.
(15)   %, giving effect to the issuance of up to      shares of Crompton Common
     Stock in the Merger.
(16)   %, giving effect to the issuance of up to      shares of Crompton Common
     Stock in the Merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

    As a result of the Merger, Uniroyal Stockholders and holders of Uniroyal Preferred Stock will receive shares of common stock of Crompton, a Massachusetts corporation, in exchange for their shares of common stock and preferred stock, respectively, of Uniroyal, a Delaware corporation. The following is a summary of certain material differences between the rights of holders of Uniroyal Common Stock and Uniroyal Preferred Stock and the rights of holders of Crompton Common Stock. These differences arise in part from the differences between the DGCL and the Massachusetts Business Corporation Law (the "MBCL"). Additional differences arise from the governing instruments of the two companies (in the case of Uniroyal, the Uniroyal Certificate, the Uniroyal By-laws and the Uniroyal Rights Agreement, and, in the case of Crompton, the Crompton Articles, the Crompton By-Laws and the Crompton Rights Agreement). Although it is impractical to compare all of the aspects in which the DGCL and the MBCL and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes the material differences between them.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    The DGCL and Uniroyal's By-Laws provide that any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action to be taken is signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present. The Uniroyal Certificate does not provide otherwise. In addition, Uniroyal's By-Laws require prompt notice to all stockholders who have not consented in writing.

    Under the MBCL any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if all stockholders entitled to vote consent to the action in writing. Neither the Crompton Articles nor the Crompton By-Laws provide otherwise.

AMENDMENT OF CHARTER DOCUMENTS

    Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Uniroyal Certificate does not require a greater proportion. In addition, the DGCL requires a class vote when, among other things, an amendment will alter or change the powers, preferences or special rights of a class of stock so as to affect them adversely.

    Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital stock or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class entitled to vote thereon. Under the MBCL, the articles of organization or by-laws may provide that all outstanding classes of stock vote as a single class, but the separate vote of any class of stock, the rights of which would be adversely affected by the amendment, is also required. The Crompton Articles require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of Crompton entitled to vote generally in elections of directors, voting as a single class, to amend the provisions of the Crompton Articles regarding composition of the Crompton Board of Directors or the voting requirements for certain "Business Combinations" involving an "Interested Stockholder" (as such terms are defined in the Crompton Articles).

VOTING RIGHTS OF PREFERRED STOCKHOLDERS

    Under the Uniroyal Certificate, holders of Uniroyal's Series A Preferred Stock have no general voting rights. If, however, the company is in arrears of four or more quarterly dividends, then the number of Directors shall be increased by one and the holders of Series A Preferred Stock, as a class, are entitled to elect one Director. The Uniroyal Certificate also entitles holders of Series A Preferred Stock to vote on all proposed changes to the Uniroyal Certificate which would adversely affect the preferences, rights, powers or privileges of the Series A Preferred Stock and to vote on the issuance of any class of shares prior to it with respect to dividends or liquidation.

    The Uniroyal Certificate provides the holders of Series B Preferred Stock with no general voting rights, except that a majority, voting as a class, must consent to (i) amendments of the Uniroyal Certificate that would adversely affect the preferences, rights, powers or privileges of the Series B Preferred Stock, and (ii) the creation, authorization, or issuance of any class of stock prior to the Series B Preferred Stock.

    Under the terms of the Merger, holders of Uniroyal Preferred Stock will receive shares of Crompton Common Stock. These shares carry voting rights as described elsewhere herein and in greater detail in Crompton's governing instruments. In general, the Crompton Articles entitle stockholders to one vote per share of Crompton Common Stock.

STOCKHOLDER VOTING

    The DGCL generally requires a majority vote of the shares of stock of each constituent corporation outstanding and entitled to vote in order to effectuate a merger between two Delaware corporations or between a Delaware corporation and a corporation organized under the laws of another state (a "foreign" corporation).

    The MBCL provides that a merger between two or more Massachusetts corporations must be approved by two-thirds of the shares of each class of stock of each constituent corporation outstanding and entitled to vote thereon or by such lesser proportion (but not less than a majority) thereof as a corporation's articles of organization may provide. Where the merger is between one or more Massachusetts corporations and one or more foreign corporations and the surviving corporation is to be a foreign corporation, the foregoing vote is required for the domestic corporation under the MBCL, but the foreign corporation is required only to comply with the applicable provisions of its jurisdiction of incorporation. In addition, the Crompton Articles require in the event of a "Business Combination" involving an "Interested Stockholder" (as those terms are defined in the Crompton Articles) the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class. An exception to this requirement applies when a majority of the "Continuing Directors" (as defined in the Crompton Articles) approves the "Business Combination" and a set of specific price-related conditions are met.

CONTROL SHARE STATUTES

    The DGCL does not have a control share statute, and the Uniroyal governing instruments contain no comparable provisions.

    Massachusetts has adopted a "control share" statute under which a person who acquires voting stock of a Massachusetts corporation which results in such person's voting power exceeding certain specified amounts (20%, 33 1/3% and 50%) would lose the right to vote such stock unless the stockholders of the corporation so authorize. Such authorization requires the affirmative vote of the holders of a majority of all shares entitled to vote generally in the election of directors, excluding the acquiring person's shares. Any person making such a control share acquisition may file a statement with the corporation demanding that the corporation call a stockholders' meeting to vote on whether to reinstate that person's voting rights. Stockholders who vote not to reinstate such voting rights may demand certain appraisal rights in the event such voting rights are reinstated. In the absence of an affirmative

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election to opt out by amending its articles of organization or by-laws, the control share statute applies to a Massachusetts corporation which has (i) 200 stockholders of record, (ii) its principal executive office or substantial assets within Massachusetts and (iii) either more than 10% of its stockholders of record residing within Massachusetts or more than 10% of its issued and outstanding shares held by Massachusetts residents. To date, Crompton has not so opted out.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    Section 203 of The DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as defined below) for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation which was the owner of 15% or more of such voting stock at any time within the previous three years.

    For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); and receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding shares held by certain affiliates of the corporation and certain employee stock plans); or (iii) at or subsequent to the time such person becomes an interested stockholder, the business combination is approved by both the board of directors and 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).

    Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq or is held of record by more than 2,000 stockholders. A Delaware corporation may elect in its original certificate of incorporation, or by amending its certificate of incorporation or bylaws, that it will not be governed by Section 203. Any such amendment must be approved by the stockholders and may not be further amended by the board of directors. Uniroyal is subject to the provisions of Section 203 and has not elected not to be governed by Section 203.

    Crompton is subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" (as defined below) for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owns 90% of the corporation's outstanding voting stock upon consummation of the

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transaction which made him an interested stockholder (excluding shares held by certain affiliates of the corporation); or (iii) on or after the date such person becomes an interested stockholder, the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the corporation's voting stock. A "business combination" includes mergers, stock and asset sales, and other transactions resulting in a financial benefit to the stockholder. Crompton has not elected not to be governed by Chapter 110F. Crompton, however, may at any time amend the Crompton Articles or Crompton By-Laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

APPRAISAL RIGHTS

    The DGCL provides for dissenters' appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder has neither voted in favor of or consented in writing to the transaction. In addition, no dissenters' appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under DGCL Section 251(f). Unless otherwise provided for in a corporation's certificate of incorporation, there are no dissenters' appraisal rights for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders or record, cash in lieu of fractional shares of such stock or any combination thereof. The Uniroyal governing instruments do not provide otherwise.

    Under the MBCL, a stockholder of a Massachusetts corporation who complies with statutory procedures is entitled to demand payment for his or her stock and an appraisal in the event that the corporation has voted (i) to sell, lease or exchange all or substantially all of its property and assets, (ii) to adopt any amendment of its articles of organization which adversely affects the rights of such stockholder or (iii) to merge or consolidate with another corporation, unless a vote of stockholders was not required to approve such merger or consolidation. The Crompton governing instruments do not provide otherwise.

AMENDMENT OF BY-LAWS

    Under the DGCL, the stockholders of a corporation entitled to vote and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The Uniroyal Certificate does not grant the directors of Uniroyal such power.

    Under the MBCL, stockholders have the power to make, amend or repeal by-laws and, if authorized in the articles of organization of the corporation, the by-laws may provide that directors may also make, amend or repeal by-laws, except with respect to any provision thereof which by law, the articles of organization or the by-laws requires action by stockholders. Any by-law adopted by the directors of the corporation may be amended or repealed by the stockholders. The Crompton Articles provide that a majority of the Board of Directors then in office shall have power to make, alter, amend, or repeal the Crompton By-Laws, except with respect to any provision thereof which by law, the Crompton Articles, or the Crompton By-Laws requires action by the stockholders. Under the Crompton Articles, amendment of the Crompton Articles relating to the Board of Directors requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Crompton entitled to vote generally in the election of directors, voting together as a single class. The Crompton By-Laws provide similarly.

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LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. It does not, however, permit a corporation to limit or eliminate the personal liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. Uniroyal's Certificate of Incorporation provides for limitations on directors' liability to Uniroyal to the fullest extent permitted by the DGCL.

    The DGCL provides that a corporation may, and the Uniroyal By-Laws provide that Uniroyal shall, indemnify any person party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another organization by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Uniroyal's By-Laws permit the Uniroyal Board to purchase and maintain insurance on behalf of present or past directors, officers, employees or agents.

    The MBCL allows a corporation to include in its articles of organization a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. The Crompton Articles include provisions eliminating the personal liability of Crompton's directors for monetary damages resulting from breaches of their fiduciary duty except (i) for any breach of the director's duty of loyalty to Crompton or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the MBCL, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

    The MBCL also provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by it to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Crompton's By-Laws provide for indemnification of its directors and officers to the full extent permitted by the MBCL. The Crompton By-Laws also authorize the Board to purchase insurance on behalf of any such person or persons whether or not they are entitled to indemnification and whether or not Crompton could indemnify them.

CLASSIFIED BOARD OF DIRECTORS

    The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Neither the Uniroyal Certificate nor the Uniroyal By-Laws provides for a classified board.

    The MBCL generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. Crompton has not opted out of this provision, and its Board of Directors is divided into three classes, each of which serves a three year term.

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CUMULATIVE VOTING FOR DIRECTORS

    The DGCL permits cumulative voting for directors to the extent provided for in a Delaware corporation's certificate of incorporation. The Uniroyal Certificate does not provide for cumulative voting.

    While the MBCL does not expressly prohibit cumulative voting, it is generally understood that cumulative voting is not permitted in Massachusetts corporations. The Crompton governing instruments do not provide for cumulative voting.

REMOVAL OF DIRECTORS

    Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. The Uniroyal governing documents do not provide otherwise.

    Under the MBCL, unless the articles of organization or by-laws provide otherwise, (i) directors selected by stockholders may be removed with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors, provided that the directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors; and (ii) any director elected by the stockholders may be removed from office for cause by vote of a majority of the directors then in office. A director may be removed for cause only after reasonable notice and an opportunity to be heard before the body proposing to remove such director. Furthermore, the MBCL provides that stockholders of a corporation having a classified board may remove directors only for cause by a vote of a majority of shares outstanding and entitled to vote. Crompton currently maintains a classified board. Under the Crompton Certificate and Crompton By-Laws, any director may be removed from office by stockholder vote at any time, with or without assigning any cause, but only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Crompton capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, any director may be removed from office for cause by vote of a majority of the directors then in office.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation, or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining directors, shall fill such vacancy. In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the DGCL. Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy. The Uniroyal Certificate provides that vacancies created by reason of death, removal or resignation may be filled by the remaining directors.

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    The MBCL provides that, unless otherwise provided in a corporation's articles of organization, any vacancy in the board of directors (including a vacancy resulting from the enlargement of the board) may be filled in the manner prescribed in the by-laws or in the absence of such a by-law, by the directors. The Crompton By-Laws provide that any such vacancy shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Under the Crompton By-Laws, any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the numbers of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SPECIAL MEETINGS

    Under the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under the Uniroyal By-Laws, a special meeting of stockholders may be called by the president and shall be called by the president or secretary at the request in writing of stockholders owning a majority in amount of the Uniroyal Common Stock issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. When any contract to which Uniroyal is a party, or any other obligation of Uniroyal, requires the corporation to take action which it may not do without the approval of the Uniroyal stockholders, such requests shall be made as soon as is reasonably practicable. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, must be given not less than ten or more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.

    Under the MBCL, special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act may be called by the president or by the directors and, unless otherwise provided in the articles of organization or by-laws, shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who hold at least 40% in interest of the capital stock entitled to vote thereat. In case none of the officers is able and willing to call a special meeting, the supreme judicial or superior court, upon application of one or more stockholders who hold at least 40% in interest, or such other percentage as specified in the corporation's articles of organization or by-laws, of the capital stock entitled to vote thereat, will have jurisdiction in equity to authorize one or more of such stockholders to call a meeting by giving such notice as is required by law. The Crompton By-Laws provide that special meetings of the stockholders may be called by the President or the Board of Directors. Special meetings of the stockholders may also be called by the clerk, or in the case of the death, absence, incapacity or refusal of the clerk, by another officer, upon written application of one or more stockholders who are entitled to vote and who hold at least 40% of the interest of the capital stock entitled to vote at the meeting. Each call of a meeting is to state the place, date, hour, and purpose of the meeting.

INSPECTION RIGHTS

    The DGCL provides that any stockholder, upon written demand stating the purpose of the inspection, shall have the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and, its other books and records.

    The MBCL generally provides that a stockholder may inspect a corporation's articles of organization, its by-laws, records of its meetings of incorporators and stockholders, a list of its stockholders, and its other stock and transfer records for any proper purpose.

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ELECTION OF DIRECTORS

    The DGCL requires that the board consist of more than one member and that directors shall be elected by a plurality of the votes of shares entitled to vote and present in person or represented by proxy at the meeting. The Uniroyal Certificate provides that Uniroyal's Board of Directors will consist of not less than three, and no more than five, directors. The number of directors may be changed only by amending the Certificate. Uniroyal's Board of Directors currently consists of five directors.

    The Crompton Articles provide that Crompton's Board of Directors will consist of not less than six or more than fifteen directors, with the exact number to be fixed by majority resolution of the Board of Directors, and that directors shall be elected by a plurality of the votes properly cast for the election thereof. The Crompton Articles also provide that any alteration of this provision requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares voting together as a class. Crompton's Board of Directors currently consist of nine directors.

DIVIDENDS

    Under the DGCL, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceeding fiscal year, provided such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Under the Uniroyal Certificate, holders of the Uniroyal Common Stock and Uniroyal Preferred Stock shall be entitled to receive dividends when, as and if declared by the Uniroyal Board. However, under the Uniroyal Certificate, dividends on the Series B Preferred Stock cumulate and must be paid in full before dividends may be paid with respect to the Series A Preferred Stock and the Uniroyal Common Stock. Furthermore, dividends on the Series A Preferred Stock also cumulate and must be paid in full before dividends may be paid on the Uniroyal Common Stock.

    Under the MBCL, the payment of dividends is generally permissible if such action is not taken when the corporation is insolvent, does not render the corporation insolvent and does not violate the corporation's articles of incorporation. The Crompton Articles provide that dividends on Crompton Common Stock shall be payable when and as declared by the Crompton Board.

STOCKHOLDER RIGHTS PLAN

    Crompton. Crompton has distributed one preferred share purchase right on each outstanding share of Crompton Common Stock. The rights entitle the stockholders to certain rights in the event of certain transactions involving Crompton. See "Description of Crompton Capital Stock--Preferred Share Purchase Rights."

    Uniroyal. On April 29, 1993, the Board of Directors of Uniroyal declared a dividend of one preferred stock purchase right on each outstanding share of Uniroyal Common Stock. The rights, which expire on April 29, 2003, were issued on April 29, 1993 to stockholders of record on that date and were authorized to be issued in respect of each share of Uniroyal Common Stock subsequently issued. Under certain circumstances each right will entitle the holder to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share, of Uniroyal at an exercise price of $60 per one one-hundredth of a share, subject to adjustment. The rights will not be exercisable or transferable apart from the Uniroyal Common Stock until the earlier to occur of either: (i) ten days following Uniroyal becoming aware that a person or group has acquired 15% or more of the outstanding Uniroyal Common Stock (the "Stock Acquisition Date"), or (ii) ten business days following commencement of a tender or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Uniroyal Common Stock. The rights will not have any voting rights or be entitled to dividends.

    If, after the Stock Acquisition Date, Uniroyal is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, each holder of a right shall thereafter have the right to receive on exercise of the right, that number of shares of common stock

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of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. In addition, in the event a person or group shall become the beneficial owner of 15% or more of the outstanding Uniroyal Common Stock (an "Acquiring Person") (except pursuant to an offer for all outstanding shares of Uniroyal Common Stock which the independent directors determine to be fair to and otherwise in the best interests of Uniroyal and its stockholders), each holder of a right other than an Acquiring Person shall have the right, upon exercise of a right, to purchase shares of Uniroyal Common Stock having a market value equal to two times the exercise price of the right. Notwithstanding the foregoing, any rights that are owned or acquired by an Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such rights. The rights are redeemable at $.01 per right at any time prior to ten days following the time that a person or group acquires beneficial ownership of 15% or more of the outstanding Uniroyal Common Stock.

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                     DESCRIPTION OF CROMPTON CAPITAL STOCK

    Under the Crompton Articles, Crompton is authorized to issue (i) 250,000,000 shares of Crompton Common Stock, of which 48,039,309 shares were issued and outstanding as of July 9, 1996 and (ii) 250,000 shares of Preferred Stock, without par value, none of which was issued and outstanding.

CROMPTON COMMON STOCK

    The holders of Crompton Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Crompton Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Crompton Common Stock are entitled to receive, upon any liquidation of Crompton, all remaining assets available for distribution to stockholders after satisfaction of Crompton's liabilities and the preferential rights of any preferred Stock that may then be issued and outstanding. The outstanding shares of Crompton Common Stock are, and the shares to be issued in the Merger will be, fully paid and nonassessable. The holders of Crompton Common Stock have no preemptive, conversion or redemption rights. The transfer agent and registrar for the Crompton Common Stock is Chemical Mellon Shareholder Services.

PREFERRED SHARE PURCHASE RIGHTS

    On July 20, 1988, the Crompton Board declared a dividend of one preferred share purchase right on each outstanding share of Crompton Common Stock. The Crompton Rights, which expire on August 4, 1998, were issued on August 5, 1988 to stockholders of record on that date and were authorized to be issued in respect of each share of Crompton Common Stock subsequently issued. Under certain circumstances each Crompton Right will entitle the holder to purchase one eight-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Series A Junior Preferred Shares"), of Crompton at an exercise price of $18.75 per one eight-hundredth of a Series A Junior Preferred Share, subject to adjustment. The Crompton Rights will not be exercisable or transferable apart from the Crompton Common Stock until the earlier to occur of either: (i) ten days following a public announcement that a person or group has acquired 20% or more of the outstanding Crompton Common Stock, or (ii) ten business days following commencement of, or a public announcement of an intention to make, a tender or exchange offer, which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Crompton Common Stock. The Crompton Rights will not have any voting rights nor be entitled to dividends.

    If, after the Crompton Rights become exercisable, Crompton is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, provision will be made for each holder of a Crompton Right to receive on exercise of the Crompton Right, that number of shares of common stock of the acquiring company which at the item of such transaction would have a market value of two times the exercise price of the Crompton Right. In addition, in the event a person or group shall become the beneficial owner of 20% or more of the outstanding Crompton Common Stock (an "Acquiring Person"), each holder of a Crompton Right other than an Acquiring Person shall have the right, upon exercise of a Crompton Right, to purchase shares of Crompton Common Stock having a market value equal to two times the exercise price of the Crompton Right. Notwithstanding the foregoing, any Crompton Rights that are owned or acquired by an Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such Crompton Rights. The Crompton Rights are redeemable at $.00125 per Crompton Right at any time prior to the time that a person or group acquires beneficial ownership of 20% or more of the outstanding Crompton Common Stock.

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CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Crompton Articles and Crompton By-Laws contain certain provisions that would likely have an effect of delaying or deterring a change in control of Crompton. Such provisions require, among other things, (i) a classified Board of Directors, with each class containing as nearly as possible one-third of the whole number of members of the Board of Directors and the members of each class serving for three-year terms, (ii) a vote of at least 80% of the holders of Crompton's voting securities to approve certain business combination transactions with a stockholder who is the beneficial owner of 10% or more of Crompton's outstanding voting securities, (iii) a vote of at least 80% of Crompton's voting securities to amend certain of the Crompton Articles and Crompton By-Laws, (iv) advance notice procedures with respect to nominations of directors other than by or at the direction of the Board of Directors, and (v) a vote of two-thirds ( 2/3) of Crompton's outstanding voting securities to approve certain merger and consolidation agreements involving Crompton.

                                 LEGAL MATTERS

    The validity of the shares of Crompton Common Stock to be issued in the Merger will be passed upon for Crompton by Wachtell, Lipton, Rosen & Katz, special counsel to Crompton.

    Certain federal income tax matters related to the Merger will be passed upon for Uniroyal by Skadden, Arps, Slate, Meagher & Flom, and for Crompton by Wachtell, Lipton, Rosen & Katz.

                                    EXPERTS

    The consolidated financial statements of Crompton as of December 30, 1995 and December 31, 1994, and for the years ended December 30, 1995, December 31, 1994, and December 25, 1993, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Uniroyal as of October 1, 1995 and October 2, 1994, and for the years ended October 1, 1995, October 2, 1994, and September 30, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Any Crompton Stockholder who intends to present a proposal at Crompton's 1997 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Crompton at its principal executive offices not later than November 15, 1996. Crompton will not be required to include in its proxy statement a form of proxy or stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Commission.

    Any Uniroyal Stockholder who intends to present a proposal at Uniroyal's 1997 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Uniroyal at its principal executive offices not later than October 11, 1996. Uniroyal will not be required to include in its proxy statement a form of proxy or stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Commission. If the Merger is consummated, there will be no 1997 Annual Meeting of Uniroyal Stockholders.

        INDEX TO FINANCIAL STATEMENTS OF CROMPTON & KNOWLES CORPORATION

                                                                                        PAGE
                                                                                        ----
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Statements of Earnings for the fiscal years ended December 30, 1995,
    December 31, 1994, and December 25, 1993.........................................    F-2
  Consolidated Balance Sheets at December 30, 1995 and December 31, 1994.............    F-3
  Consolidated Statements of Cash Flows for the fiscal years ended December 30, 1995,
    December 31, 1994, and December 25, 1993.........................................    F-4
  Consolidated Statements of Stockholders' Equity for the fiscal years ended December
    30, 1995, December 31, 1994, and December 25, 1993...............................    F-5
  Notes to Consolidated Financial Statements.........................................    F-6
  Independent Auditors' Report.......................................................   F-16

INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Statements of Earnings (Unaudited) for the quarters ended March 30,
    1996 and April 1, 1995...........................................................   F-17
  Consolidated Balance Sheets (Unaudited) at March 30, 1996 and December 30, 1995....   F-18
  Consolidated Statements of Cash Flows (Unaudited) for the quarters ended March 30,
    1996 and April 1, 1995...........................................................   F-19
  Notes to Consolidated Financial Statements for the Quarter ended March 30, 1996
    (Unaudited)......................................................................   F-20

                      CONSOLIDATED STATEMENTS OF EARNINGS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 1995        1994        1993
                                                               --------    --------    --------
Net sales...................................................   $665,513    $589,757    $558,348
                                                               --------    --------    --------

Costs and Expenses
  Cost of products sold.....................................    473,654     403,784     380,941
  Selling, general and administrative.......................    104,535      91,581      82,970
  Depreciation and amortization.............................     15,035      13,298      12,076
  Interest..................................................      8,364       2,167       1,093
  Other income..............................................       (166)     (1,042)     (1,205)
                                                               --------    --------    --------
    Total costs and expenses................................    601,422     509,788     475,875
                                                               --------    --------    --------
Earnings
  Earnings before income taxes..............................     64,091      79,969      82,473
  Income taxes..............................................     23,598      29,053      30,515
                                                               --------    --------    --------
  Net earnings..............................................   $ 40,493    $ 50,916    $ 51,958
                                                               --------    --------    --------
                                                               --------    --------    --------
Net Earnings Per Common Share...............................   $    .84    $   1.00    $   1.00
                                                               --------    --------    --------
                                                               --------    --------    --------

          See accompanying notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                            1995        1994
                                                                          --------    --------
Assets
Current Assets
  Cash.................................................................   $    918    $  1,832
  Accounts receivable..................................................    112,693      81,859
  Inventories..........................................................    154,846     157,356
  Other current assets.................................................     23,038      19,610
                                                                          --------    --------
      Total current assets.............................................    291,495     260,657
Non-Current Assets
  Property, plant and equipment........................................    129,991     117,105
  Cost in excess of acquired net assets................................     51,922      43,429
  Other assets.........................................................     10,730      11,137
                                                                          --------    --------
                                                                          $484,138    $432,328
                                                                          --------    --------
                                                                          --------    --------
Liabilities and Stockholders' Equity
Current Liabilities
  Notes payable........................................................   $ 60,439    $ 39,670
  Accounts payable.....................................................     49,415      47,000
  Accrued expenses.....................................................     35,136      33,369
  Income taxes payable.................................................      3,747       4,138
  Other current liabilities............................................     16,578      14,865
                                                                          --------    --------
      Total current liabilities........................................    165,315     139,042
                                                                          --------    --------
Non-Current Liabilities
  Long-term debt.......................................................     64,000      54,000
  Accrued postretirement liability.....................................      7,559       8,698
  Deferred income taxes................................................      7,217       6,681
Stockholders' Equity
  Common stock, $.10 par value--issued 53,361,072 shares...............      5,336       5,336
  Additional paid-in capital...........................................     59,440      62,241
  Retained earnings....................................................    234,113     218,837
  Accumulated translation adjustment...................................      6,320       1,858
  Treasury stock at cost...............................................    (62,972)    (54,213)
  Deferred compensation................................................     (2,190)    (10,152)
                                                                          --------    --------
      Total stockholders' equity.......................................    240,047     223,907
                                                                          --------    --------
                                                                          $484,138    $432,328
                                                                          --------    --------
                                                                          --------    --------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
             INCREASE (DECREASE) TO CASH (IN THOUSANDS OF DOLLARS)

                                                                  1995        1994        1993
                                                                --------    --------    --------
Cash Flows from Operating Activities
  Net earnings...............................................   $ 40,493    $ 50,916    $ 51,958
  Adjustments to reconcile net earnings to net cash provided by operations:
    Depreciation and amortization............................     15,035      13,298      12,076
    Deferred income taxes....................................        729       2,389         340
    Deferred compensation....................................        768        (332)      1,611
    Changes in assets and liabilities:
    Accounts receivable......................................    (27,234)      5,815     (11,798)
    Inventories..............................................      8,247     (34,695)       (253)
    Other current assets.....................................     (3,080)     (2,735)        722
    Other assets.............................................       (485)       (943)          2
    Accounts payable and accrued expenses....................     (4,719)     (8,186)     (4,937)
    Income taxes payable.....................................        323      (7,986)      3,918
    Other current liabilities................................     (1,938)      4,777      (1,435)
    Accrued postretirement liability.........................     (1,139)       (386)        310
    Other....................................................       (264)       (175)       (109)
                                                                --------    --------    --------
  Net cash provided by operations............................     26,736      21,757      52,405
                                                                --------    --------    --------
Cash Flows from Investing Activities
  Acquisitions...............................................     (9,538)    (13,734)         --
  Capital expenditures.......................................    (18,249)    (21,710)    (14,299)
  Other investing activities.................................     (1,505)        590       1,972
                                                                --------    --------    --------
  Net cash used by investing activities......................    (29,292)    (34,854)    (12,327)
                                                                --------    --------    --------
Cash Flows from Financing Activities
  Proceeds from (payments on) long-term borrowings...........     10,000      40,000     (10,000)
  Change in notes payable....................................     20,675      34,533        (282)
  Treasury stock acquired....................................     (4,296)    (47,647)     (5,103)
  Treasury stock issued under stock options and other
    plans....................................................        393       1,756       1,905
  Dividends paid.............................................    (25,217)    (23,309)    (19,482)
                                                                --------    --------    --------
  Net cash provided (used) by financing activities...........      1,555       5,333     (32,962)
                                                                --------    --------    --------
Cash
  Effect of exchange rates on cash...........................         87         312        (273)
                                                                --------    --------    --------
  Change in cash.............................................       (914)     (7,452)      6,843
  Cash at beginning of year..................................      1,832       9,284       2,441
                                                                --------    --------    --------
  Cash at end of year........................................   $    918    $  1,832    $  9,284
                                                                --------    --------    --------
                                                                --------    --------    --------

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 1995        1994        1993
                                                               --------    --------    --------
Common Stock
  Balance at beginning and end of year......................   $  5,336    $  5,336    $  5,336
                                                               --------    --------    --------
Additional Paid-in Capital
  Balance at beginning of year..............................     62,241      61,783      59,644
  Stock options and other issuances.........................       (410)      1,592       2,139
  Return of shares from long-term incentive plan trust......     (2,391)         --          --
  Issuance under long-term incentive plan...................         --      (1,134)         --
                                                               --------    --------    --------
  Balance at end of year....................................     59,440      62,241      61,783
                                                               --------    --------    --------
Retained Earnings
  Balance at beginning of year..............................    218,837     191,230     158,754
  Net earnings..............................................     40,493      50,916      51,958
  Cash dividends declared on common stock ($.525 per share
    in 1995, $.46 in 1994, and $.38 in 1993)................    (25,217)    (23,309)    (19,482)
                                                               --------    --------    --------
  Balance at end of year....................................    234,113     218,837     191,230
                                                               --------    --------    --------
Accumulated Translation Adjustment
  Balance at beginning of year..............................      1,858        (557)      3,803
  Equity adjustment for translation of foreign currencies...      4,462       2,415      (4,360)
                                                               --------    --------    --------
  Balance at end of year....................................      6,320       1,858        (557)
                                                               --------    --------    --------
Treasury Stock
  Balance at beginning of year..............................    (54,213)    (11,278)     (7,956)
  Issued, primarily under stock options (72,729 shares in
    1995, 58,957 shares in 1994, and 489,976 in 1993).......        340         276       1,781
  Common stock acquired (272,800 shares in 1995, 2,954,700
    shares in 1994 and 280,000 in 1993).....................     (4,296)    (47,647)     (5,103)
  Return of shares from long-term incentive plan trust
    (448,000 shares)........................................     (4,803)         --          --
  Issuance under long-term incentive plan (261,399
    shares).................................................         --       4,436          --
                                                               --------    --------    --------
  Balance at end of year....................................    (62,972)    (54,213)    (11,278)
                                                               --------    --------    --------
Deferred Compensation
  Balance at beginning of year..............................    (10,152)     (6,518)     (8,129)
  Return of shares from long-term incentive plan trust......      7,194          --          --
  Issuance under long-term incentive plan...................         --      (3,302)         --
  Amortization..............................................        768        (332)      1,611
                                                               --------    --------    --------
  Balance at end of year....................................     (2,190)    (10,152)     (6,518)
                                                               --------    --------    --------
  Total stockholders' equity................................   $240,047    $223,907    $239,996
                                                               --------    --------    --------
                                                               --------    --------    --------

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

ACCOUNTING POLICIES

  Principles of Consolidation

    The consolidated financial statements include the accounts of all subsidiaries. Intercompany balances and transactions are eliminated in consolidation. The Company's fiscal year ends on the last Saturday in December for domestic operations and a week earlier for most foreign operations.

  Translation of Foreign Currencies

    Foreign currency accounts are translated into U.S. dollars as follows: exchange rates at the end of the period are used to translate all assets and liabilities; average exchange rates during the year are used to translate income and expense accounts. Gains and losses resulting from the translation of foreign currency balance sheet accounts into U.S. dollars are included in a separate caption, "Accumulated translation adjustment," in the stockholders' equity section of the consolidated balance sheets.

  Property, Plant and Equipment

    Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation expense ($13,204 in 1995, $11,935 in 1994 and $10,828 in 1993) is computed generally on the straight-line method using the following ranges of asset lives: buildings and improvements--10 to 40 years, machinery and equipment--5 to 15 years, and furniture and fixtures--5 to 10 years.

    Renewals and improvements which extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over their useful lives or the remaining lease term, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

  Inventory Valuation

    Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for a significant portion of chemicals inventories and the first-in, first-out (FIFO) method for the remaining inventories.

  Cost in Excess of Acquired Net Assets

    The cost of acquisitions in excess of tangible and identifiable intangible assets in the amount of $51,922 has, in the opinion of management based on the undiscounted expected cash flows of the businesses, incurred no permanent impairment in value. This cost is being amortized using the straight-line method over periods from twenty to forty years. Accumulated amortization amounted to $8,281 in 1995 and $6,622 in 1994.

  Research and Development

    Expenditures for research and development costs are charged to operations as incurred ($14,027 in 1995, $12,106 in 1994, and $11,184 in 1993).

  Income Taxes

    A provision has not been made for U.S. income taxes which would be payable if undistributed earnings of foreign subsidiaries of approximately $72,400 at December 30, 1995, were distributed to the Company in the form of dividends, since it is management's intention to permanently invest such earnings in the related foreign operations. If distributed, such earnings would incur income tax expense at substantially less than the U.S. income tax rate, primarily because of the offset of foreign tax credits.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Statements of Cash Flows

    Cash includes bank term deposits of three months or less. Cash payments during the years ended 1995, 1994 and 1993 included interest of $8,488, $2,005 and $1,556 and income taxes of $23,515, $35,319 and $24,347, respectively.

  Earnings Per Common Share

    The computation of earnings per common share is based on the weighted average number of common and common equivalent shares outstanding amounting to 48,447,686 in 1995, 51,151,525 in 1994 and 52,175,691 in 1993. A dual presentation of earnings per common share has not been made since there is no significant difference in earnings per share calculated on a primary or fully diluted basis.

  Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

        Cash, short-term receivables and accounts payable--The carrying amount approximates fair value because of the short maturity of these instruments.

        Notes payable and long-term debt--Fair values of short-term borrowings and long-term debt approximate carrying value because interest rates on such debt are at variable market rates.

        Hedging contracts--Consists primarily of forward foreign currency contracts carried at market.

  Other Disclosures

    Included in accounts receivable are allowances for doubtful accounts in the amount of $3,269 in 1995 and $3,829 in 1994. Included in other current liabilities are customer deposits in the amount of $11,322 in 1995 and $11,183 in 1994.

  Accounting Standard Changes

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which is effective in 1996. The statement requires companies to review assets for possible impairment and provides guidelines for recognition of impairment losses related to long-lived assets and certain intangibles. The Company is evaluating the impact of the statement, but expects that the guidelines required by the statement will not result in impairment of value that would have a material effect on the Company's net earnings and financial position in 1996.

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock-Based Compensation" which is effective in 1996. The Company intends to follow the option that permits entities to continue to apply current accounting standards to stock based employee compensation arrangements. Effective with year-end 1996 reporting, the Company will disclose in the notes to the consolidated financial statements the impact on net earnings and earnings per share as if Statement No. 123 were applied.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Acquisitions

    In January 1995, the Company acquired the business and certain assets of McNeil Akron Repiquet S.a.r.l. in France at a cost of $4,638. In March 1995, the Company acquired Killion Extruders, Inc. at a cost of $4,900. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and liabilities have been recorded at their fair values at the dates of acquisition. The excess cost of the purchase price over fair value of net assets acquired in the amount of $9,649 is being amortized over forty years. The operating results of each acquisition are included in the Consolidated Statements of Earnings since the date of the acquisition.

  Inventories



                                                           1995        1994
                                                         --------    --------

Finished goods........................................   $ 89,177    $ 90,386
Work in process.......................................     30,316      32,640
Raw materials and supplies............................     35,353      34,330
                                                         --------    --------
                                                         $154,846    $157,356
                                                         --------    --------
                                                         --------    --------

    At December 30, 1995, inventories valued using the last-in, first-out (LIFO) method amounted to $70,550 ($75,958 at December 31, 1994). The LIFO reserve was not significant in 1995 and 1994.

  Property, Plant and Equipment



                                                           1995        1994
                                                         --------    --------

Land..................................................   $  7,490    $  7,292
Buildings and improvements............................     71,677      61,926
Machinery and equipment...............................    133,111     113,296
Furniture and fixtures................................      4,030       3,662
Construction in progress..............................     12,975      16,620
                                                         --------    --------
                                                          229,283     202,796
Less accumulated depreciation.........................     99,292      85,691
                                                         --------    --------
                                                         $129,991    $117,105
                                                         --------    --------
                                                         --------    --------

  Leases

    The future minimum rental payments under operating leases having initial or remaining non-cancellable lease terms in excess of one year (as of December 30, 1995) total $21,434 as follows: $5,533 in 1996, $4,254 in 1997, $3,637 in 1998,
$3,223 in 1999, $1,676 in 2000 and $3,111 in later years. Total rental expense for all operating leases was $8,126 in 1995, $7,305 in 1994, and $6,509 in 1993.

    All long-term leases expire prior to 2013. Real estate taxes, insurance and maintenance expenses generally are obligations of the Company and, accordingly, are not included as part of rental payments. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Debt

    Long-term debt is summarized as follows:

                                                            1995       1994
                                                           -------    -------
Revolving credit loans..................................   $60,000    $50,000
Industrial revenue bonds................................     4,000      4,000
                                                           -------    -------
      Total long-term debt..............................   $64,000    $54,000
                                                           -------    -------
                                                           -------    -------

    The industrial revenue bonds mature in 1997 and carry an interest rate that fluctuates within the tax exempt market. The average interest rate incurred in 1995 was 3.8%. The bonds are secured by a bank letter of credit.

    In June 1995, the Company amended its credit agreement with a group of five banks whereby the unsecured revolving credit loans available to the Company were increased to $125,000 through September 28, 1998. The agreement calls for interest at the prime rate on revolving loans, but offers pricing options based on certificate of deposit and Eurodollar rates which generally are more favorable than the prime rate option. The Company must pay an annual fee of .15% of the total unused commitment. The covenants of the revolving credit agreement impose restrictions on the Company with respect to debt and tangible net worth levels. These restrictions are not expected to adversely affect the Company's operations. At December 30, 1995, the $60,000 borrowed under the revolving credit agreement bore an interest rate of 6.2%. At December 30, 1995, unsecured notes payable outstanding of $60,439 borrowed under the Company's uncommitted lines of credit bore a variable interest rate of 6.0%.

    The aggregate annual maturities of long-term debt are $4,000 in 1997 and $60,000 in 1998.

  Income Taxes

    The components of pretax earnings and taxes are as follows:



                                                  1995       1994       1993
                                                 -------    -------    -------

PreTax Earnings:
  Domestic....................................   $59,306    $67,555    $68,498
  Foreign.....................................     4,785     12,414     13,975
                                                 -------    -------    -------
  Total.......................................   $64,091    $79,969    $82,473
                                                 -------    -------    -------
                                                 -------    -------    -------

Taxes:
  Domestic
    Current taxes.............................   $21,500    $23,361    $27,857
    Deferred taxes............................     1,604      2,057       (587)
                                                 -------    -------    -------
                                                 $23,104    $25,418    $27,270
                                                 -------    -------    -------
                                                 -------    -------    -------
Foreign
  Current taxes...............................   $ 1,369    $ 3,303    $ 2,318
  Deferred taxes..............................      (875)       332        927
                                                 -------    -------    -------
                                                 $   494    $ 3,635    $ 3,245
                                                 -------    -------    -------
                                                 -------    -------    -------
Total
  Current taxes...............................   $22,869    $26,664    $30,175
  Deferred taxes..............................       729      2,389        340
                                                 -------    -------    -------
                                                 $23,598    $29,053    $30,515
                                                 -------    -------    -------
                                                 -------    -------    -------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

    The following is a percentage reconciliation of computed "expected" tax expense to actual tax expense:



                                                      1995      1994      1993
                                                      ----      ----      ----

Computed "expected" tax expense..................     35.0%     35.0%     35.0%
State taxes (net of U.S. tax benefit)............      4.3       3.6       3.6
Foreign tax differential.........................     (1.8)     (0.9)     (2.0)
Other, net.......................................     (0.7)     (1.4)       .4
                                                      ----      ----      ----
                                                      36.8%     36.3%     37.0%
                                                      ----      ----      ----
                                                      ----      ----      ----

    Provisions have been made for deferred income taxes based on differences between financial statement and tax bases of assets and liabilities using currently enacted tax rates and regulations. The components of the net deferred tax asset as of December 30, 1995 and December 31, 1994, are as follows:



                                                            1995       1994
                                                           -------    -------

Deferred tax asset:
  Inventory reserves....................................   $ 3,596    $ 3,239
  Bad debt reserves.....................................       515        232
  Deferred compensation liability.......................       885        638
  Various expense accruals..............................     3,395      4,475
  Accrued postretirement liability......................     3,024      3,598
                                                           -------    -------
      Total deferred tax assets.........................    11,415     12,182
Deferred tax liability--depreciation....................   (10,241)   (10,279)
                                                           -------    -------
      Net deferred tax asset............................   $ 1,174    $ 1,903
                                                           -------    -------
                                                           -------    -------

    Total deferred tax assets for 1995 and 1994 include current assets of $8,391 and $8,584, respectively. The deferred tax liability is non-current for 1995 and 1994.

  Capital Stock

    The Company is authorized to issue 250,000,000 shares of common stock at a par value of $.10. There are 53,361,072 common shares issued, of which 5,351,962 and 4,703,891 shares were held in the treasury at December 30, 1995 and December 31, 1994, respectively.

    The Company is authorized to issue 250,000 shares of preferred stock without par value, none of which are outstanding. Preferred share purchase rights (Rights) outstanding with respect to each share of the Company's common stock entitle the holder to purchase one eight-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $18.75. The Rights cannot become exercisable until ten days following a public announcement that a person or group has acquired 20% or more of the common shares of the Company or intends to make a tender or exchange offer which would result in their ownership of 20% or more of the Company's common shares. The Rights also entitle the holder under certain circumstances to receive shares in another company which acquires the Company or merges with it.

  Stock Incentive Plans

    The 1988 Long Term Incentive Plan (the 1988 Plan) authorizes the Board to grant stock options, stock appreciation rights, restricted stock and long-term performance awards to the officers and other key employees of the Company over a period of ten years. Non-qualified and incentive stock options may be granted under the 1988 plan at prices not less than 100% of the market value on the date of the

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

grant. All outstanding options will expire not more than ten years and one month from the date of grant. There were 4,000,000 shares of common stock reserved for awards under the 1988 Plan.

    The 1993 Stock Option Plan for Non-Employee Directors authorizes 100,000 shares to be optioned to non-employee directors at the rate of their annual retainer divided by the stock price on the date of grant. The option will vest over a two year period and be exercisable over a ten year period from the date of grant, at a price equaling the fair market value on the date of grant.

    Under the 1988 Plan, 1,261,000 common shares have been transferred to an independent trustee to administer restricted stock awards for the Company's long term incentive program. At December 30, 1995 deferred compensation relating to such shares in the amount of $2,190 is being amortized over an estimated service period of six to fifteen years. In June 1995, the trustee returned 448,000 common shares to the Company representing those shares which have not yet been earned under the incentive program. Compensation expense relating to unearned shares is being accrued annually based upon the expected level of incentive achievement.

    Changes during 1995, 1994 and 1993 in shares under option are summarized as follows:

                                                               PRICE PER SHARE
                                                       -------------------------------
                                                          RANGE            AVERAGE         SHARES
                                                       ------------    ---------------    ---------
Outstanding at 12/26/92.............................   $ 1.29-22.78        $  7.88        1,929,900
Granted.............................................    19.31-23.75          19.45          218,736
Exercised...........................................     1.29-18.31           2.87         (424,419)
Lapsed..............................................     4.01-19.19          14.01           (6,667)

Outstanding at 12/25/93.............................     2.15-23.75          10.57        1,717,550
Granted.............................................    14.63-21.44          14.83          282,647
Exercised...........................................      2.15-9.31           5.59          (57,473)
Lapsed..............................................     9.31-19.31          18.12          (27,001)

Outstanding at 12/31/94.............................     2.47-23.75          11.24        1,915,723
Granted.............................................     9.31-16.06          13.07          330,481
Exercised...........................................      2.49-9.31           6.40          (61,299)
Lapsed..............................................     9.31-23.75          18.04          (23,791)

Outstanding at 12/30/95.............................   $ 2.47-23.75        $ 11.59        2,161,114
Exercisable at 12/30/95.............................   $ 2.47-23.75        $ 10.64        1,592,779

    Shares available for grant at December 30, 1995 and December 31, 1994 were 536,302 and 842,992, respectively.

    The Company has an Employee Stock Ownership Plan that is offered to eligible employees of the Company and certain of its subsidiaries. The Company makes contributions equivalent to a stated percentage of employee contributions. The Company's contributions were $2,020, $1,677 and $1,617 in 1995, 1994 and 1993, respectively.

  Postretirement Health Care Benefits

    The Company provides health benefits attributable to past service of eligible retired and active employees under the Company's postretirement health care benefit plans. Effective January 1, 1992, the Company adopted the provisions of FASB Statement No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." In 1994, the Company adopted several changes to its postretirement health care benefit plans including an annual cap for medical premiums paid by the Company,

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

higher deductible amounts and out-of-pocket limits on medical payments. The plan amendments resulted in a prior service gain of $3,254 which is being amortized over the average remaining employee service period of 15 years. Postretirement health care benefit expense did not have a material effect on net earnings for the years 1995, 1994 and 1993.

    The financial status of the accrued postretirement liability is as follows:



                                                             1995       1994
                                                            -------    ------

Retirees.................................................   $ 3,834    $2,812
Fully eligible active participants.......................       662       608
Other active participants................................     1,150     1,240
                                                            -------    ------
Total accumulated postretirement liability...............     5,646     4,660
Unrecognized actuarial gain (loss).......................    (1,113)      784
Unrecognized prior service gain..........................     3,026     3,254
                                                            -------    ------
                                                            $ 7,559    $8,698
                                                            -------    ------
                                                            -------    ------

    For measurement purposes, a 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995. The rate is assumed to decrease 1% per year to 6.5% in 2000 and remain at that level thereafter. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

    An increase in the assumed health care cost rate of 1% in each year would increase the accumulated postretirement benefit obligation by approximately $460.

  Pensions

    The Company maintains a defined contribution pension plan for eligible employees under provisions of section 401(k) of the Internal Revenue Code. The plan provides for Company contributions at a certain percentage of each participant's salary and allows voluntary tax-deferred employee contributions up to a stated percentage of salary. Other foreign and domestic pension plans are not significant. Total pension expense aggregated $4,516 in 1995, $4,251 in 1994 and $4,036 in 1993.

  Contingencies

    In the normal course of its business, the Company is subject to investigations, claims and legal proceedings, some of which concern environmental matters, involving both private and governmental parties. In some cases, the remedies sought or damages claimed may be substantial. While each of these matters is subject to various uncertainties as to outcome, and some of them may be decided unfavorably to the Company, based on the facts known to the Company and on consultation with legal counsel, management believes that there are no such matters pending or threatened which will have a material effect on the financial position of the Company or the results of the Company's operations in any given year.

  Foreign Operations

    Financial data applicable to the Company's foreign operations are as follows:



                                                 1995       1994        1993
                                               --------    -------    --------

Net sales...................................   $113,280    $97,848    $103,356
Net earnings................................   $  4,291    $ 8,779    $ 10,730
Assets......................................   $113,852    $90,508    $ 82,789

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Business Segment Data

    Sales by segment represent sales to unaffiliated customers only. Intersegment sales and transfers between geographic areas are nominal and have not been disclosed separately. Consolidated operating profit is defined as total revenue less operating expenses. In computing consolidated operating profit, the following items have not been deducted: interest expense, other income and income taxes. Identifiable assets by segment are those assets that are used in the Company's operations in each segment. Corporate assets are principally cash, prepayments and other assets maintained for general corporate purposes.

  Information by Business Segment

                                                                 1995        1994        1993
                                                               --------    --------    --------
Sales
  Specialty chemicals.......................................   $385,647    $393,544    $407,280
  Specialty process equipment and controls..................    279,866     196,213     151,068
                                                               --------    --------    --------
                                                               $665,513    $589,757    $558,348
                                                               --------    --------    --------
                                                               --------    --------    --------
Operating Profit
  Specialty chemicals.......................................   $ 42,609    $ 60,783    $ 68,067
  Specialty process equipment and controls..................     40,154      31,195      25,967
  General corporate expenses................................    (10,474)    (10,884)    (11,673)
                                                               --------    --------    --------
                                                                 72,289      81,094      82,361
  Interest expense..........................................     (8,364)     (2,167)     (1,093)
  Other income..............................................        166       1,042       1,205
                                                               --------    --------    --------
  Earnings before income taxes..............................   $ 64,091    $ 79,969    $ 82,473
                                                               --------    --------    --------
                                                               --------    --------    --------

Identifiable Assets
  Specialty chemicals.......................................   $318,020    $313,457    $281,804
  Specialty process equipment and controls..................    150,320     103,151      69,279
                                                               --------    --------    --------
                                                                468,340     416,608     351,083
  Corporate.................................................     15,798      15,720      12,163
                                                               --------    --------    --------
                                                               $484,138    $432,328    $363,246
                                                               --------    --------    --------
                                                               --------    --------    --------
Depreciation and Amortization
  Specialty chemicals.......................................   $ 11,510    $ 11,141    $ 10,628
  Specialty process equipment and controls..................      3,328       1,995       1,324
                                                               --------    --------    --------
                                                                 14,838      13,136      11,952
  Corporate.................................................        197         162         124
                                                               --------    --------    --------
                                                               $ 15,035    $ 13,298    $ 12,076
                                                               --------    --------    --------
                                                               --------    --------    --------
Capital Expenditures
  Specialty chemicals.......................................   $ 15,076    $ 18,891    $ 12,057
  Specialty process equipment and controls..................      3,087       2,756       2,131
                                                               --------    --------    --------
                                                                 18,163      21,647      14,188
  Corporate.................................................         86          63         111
                                                               --------    --------    --------
                                                               $ 18,249    $ 21,710    $ 14,299
                                                               --------    --------    --------
                                                               --------    --------    --------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Information by Major Geographic Segment

                                                                 1995        1994        1993
                                                               --------    --------    --------
Sales
  United States.............................................   $552,233    $491,909    $454,992
  Europe....................................................     94,347      88,693      93,808
  Other.....................................................     18,933       9,155       9,548
                                                               --------    --------    --------
                                                               $665,513    $589,757    $558,348
                                                               --------    --------    --------
                                                               --------    --------    --------
Exports to Unaffiliated Customers
  Included in United States sales:
  Far East..................................................   $ 16,895    $ 19,858    $ 26,244
  Latin America.............................................     12,225      15,027      10,183
  Europe....................................................     23,713       9,381       7,251
  Other.....................................................     11,989      10,178       4,338
                                                               --------    --------    --------
                                                                 64,822      54,444      48,016
                                                               --------    --------    --------
  Included in European sales:
  Far East..................................................         --      10,117       8,649
  Latin America.............................................      4,422       4,631       4,261
  Other.....................................................      3,042       6,362       3,756
                                                               --------    --------    --------
                                                                  7,464      21,110      16,666
                                                               --------    --------    --------
                                                               $ 72,286    $ 75,554    $ 64,682
                                                               --------    --------    --------
                                                               --------    --------    --------
Operating Profit
  United States.............................................   $ 77,893    $ 79,148    $ 79,536
  Europe....................................................      4,166      12,038      13,736
  Other.....................................................        704         792         762
                                                               --------    --------    --------
                                                                 82,763      91,978      94,034
  General corporate expenses................................    (10,474)    (10,884)    (11,673)
                                                               --------    --------    --------
                                                               $ 72,289    $ 81,094    $ 82,361
                                                               --------    --------    --------
                                                               --------    --------    --------
Identifiable Assets
  United States.............................................   $370,286    $341,820    $280,457
  Europe....................................................    105,408      85,578      77,203
  Other.....................................................      8,444       4,930       5,586
                                                               --------    --------    --------
                                                               $484,138    $432,328    $363,246
                                                               --------    --------    --------
                                                               --------    --------    --------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Summarized Unaudited Quarterly Financial Data

                                                                        1995
                                                    --------------------------------------------
                                                     FIRST       SECOND      THIRD       FOURTH
                                                    --------    --------    --------    --------
Net sales........................................   $168,193    $175,617    $159,065    $162,638
Gross profit.....................................     51,634      51,818      44,606      43,801
Net earnings.....................................     13,196      12,058       8,077       7,162
Net earnings per common share....................        .27         .25         .17         .15
Common dividends per share.......................        .12        .135        .135        .135
Market price per common share:
  High...........................................     17 3/8          20      15 3/4      14 7/8
  Low............................................     15 7/8      13 3/8      13 5/8          12

                                                                        1994
                                                    --------------------------------------------
                                                     FIRST       SECOND      THIRD       FOURTH
                                                    --------    --------    --------    --------
Net sales........................................   $133,594    $154,452    $142,821    $158,890
Gross profit.....................................     42,684      50,952      44,025      48,312
Net earnings.....................................     12,758      16,107      10,224      11,827
Net earnings per common share....................        .25         .31         .20         .24
Common dividends per share.......................        .10         .12         .12         .12
Market price per common share:
  High...........................................     24 1/8      23 5/8      18 1/2      16 5/8
  Low............................................     19 5/8      17 3/8      15 7/8      13 7/8

RESPONSIBILITY FOR FINANCIAL STATEMENTS

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by KPMG Peat Marwick LLP, Independent Certified Public Accountants, whose report is presented herein.

    Management of the Company assumes responsibility for the accuracy and reliability of the financial statements. In discharging such responsibility, management has established certain standards which are subject to continuous review and are monitored through the Company's financial management and internal audit group.

    The Board of Directors pursues its oversight role for the financial statements through its Audit Committee which consists of outside directors. The Audit Committee meets on a regular basis with representatives of management, the internal audit group and KPMG Peat Marwick LLP.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  CROMPTON & KNOWLES CORPORATION

    We have audited the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crompton & Knowles Corporation and subsidiaries at December 30, 1995 and December 31, 1994 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
January 24, 1996

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          MARCH 30,    APRIL 1,
                                                                            1996         1995
                                                                          ---------    --------
Net sales..............................................................   $ 164,840    $168,193
  Cost of products sold................................................     116,948     116,559
  Selling, general and administrative..................................      27,094      25,422
  Depreciation and amortization........................................       4,009       3,725
  Interest.............................................................       2,037       1,568
  Other income.........................................................        (252)       (228)
                                                                          ---------    --------
      Total costs and expenses.........................................     149,836     147,046
                                                                          ---------    --------
                                                                          ---------    --------
Earnings before income taxes...........................................      15,004      21,147
Income taxes...........................................................       5,536       7,951
Net earnings...........................................................   $   9,468    $ 13,196
Net earnings per common share..........................................   $     .20    $    .27
Dividends per common share.............................................   $    .135    $    .12
Average shares outstanding.............................................      48,318      48,921

          See accompanying notes to consolidated financial statements.

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      MARCH 30, 1996 AND DECEMBER 30, 1995
                           (IN THOUSANDS OF DOLLARS)

                                                                        MARCH 30,    DECEMBER 30,
                                                                          1996           1995
                                                                        ---------    ------------
ASSETS
CURRENT ASSETS
  Cash...............................................................   $   2,599      $    918
  Accounts receivable................................................     123,779       112,693
  Inventories........................................................     163,210       154,846
  Other current assets...............................................      25,589        23,038
                                                                        ---------    ------------
      Total current assets...........................................     315,177       291,495
NON-CURRENT ASSETS
  Property, plant and equipment......................................     135,051       129,991
  Cost in excess of acquired net assets..............................      60,525        51,922
  Other assets.......................................................      10,765        10,730
                                                                        ---------    ------------
                                                                        $ 521,518      $484,138
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable......................................................   $  57,886      $ 60,439
  Accounts payable...................................................      60,991        49,415
  Accrued expenses...................................................      41,916        35,136
  Income taxes payable...............................................       8,141         3,747
  Other current liabilities..........................................      21,894        16,578
                                                                        ---------    ------------
      Total current liabilities......................................     190,828       165,315
NON-CURRENT LIABILITIES
  Long-term debt.....................................................      74,000        64,000
  Accrued postretirement liability...................................       7,635         7,559
  Deferred income taxes..............................................       7,197         7,217

STOCKHOLDERS' EQUITY
  Common stock.......................................................       5,336         5,336
  Additional paid-in capital.........................................      59,557        59,440
  Retained earnings..................................................     237,098       234,113
  Accumulated translation adjustment.................................       4,797         6,320
  Treasury stock at cost.............................................     (62,890)      (62,972)
  Deferred compensation..............................................      (2,040)       (2,190)
                                                                        ---------    ------------
      Total stockholders' equity.....................................     241,858       240,047
                                                                        ---------    ------------
                                                                        ---------    ------------
                                                                        $ 521,518      $484,138

          See accompanying notes to consolidated financial statements.

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                           (IN THOUSANDS OF DOLLARS)

                                                                          MARCH 30,    APRIL 1,
                                                                            1996         1995
                                                                          ---------    --------
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.........................................................   $   9,468    $ 13,196
  Adjustments to reconcile net earnings to net cash provided by operations:
    Depreciation and amortization......................................       4,009       3,726
    Deferred compensation..............................................         150         473
    Changes in assets and liabilities, net.............................         663     (12,979)
        Net cash provided by operations................................      14,290       4,416

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions.........................................................     (10,025)     (8,633)
  Capital expenditures.................................................      (2,967)     (5,733)
  Other investing activities...........................................        (635)        457
        Net cash used by investing activities..........................     (13,627)    (13,909)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings...................................      10,000          --
  Change in notes payable..............................................      (2,510)     19,851
  Net treasury stock activity..........................................          35      (3,607)
  Dividends paid.......................................................      (6,483)     (5,814)
        Net cash provided by financing activities......................       1,042      10,430

CASH
  Effect of exchange rates on cash.....................................         (24)         34
  Change in cash.......................................................       1,681         971
  Cash at beginning of period..........................................         918       1,832
  Cash at end of period................................................   $   2,599    $  2,803

          See accompanying notes to consolidated financial statements.

                CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    QUARTER ENDED MARCH 30, 1996 (UNAUDITED)
                                 (IN THOUSANDS)

PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

    The information included in the foregoing consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

    Included in accounts receivable are allowances for doubtful accounts of $3,640 in 1996 and $3,269 at December 30, 1995.

    Accumulated depreciation amounted to $102,385 in 1996 and $99,292 at December 30, 1995.

    Accumulated amortization of cost in excess of acquired net assets amounted to $8,665 in 1996 and $8,281 at December 30, 1995.

    Other current liabilities primarily include customer deposits.

    It is suggested that the interim consolidated financial statements be read in conjunction with the consolidated financial statements and notes included in the Company's 1995 Annual Report on Form 10-K.

CAPITAL STOCK

    There are 53,361,072 common shares issued at $.10 par value, of which 5,334,321 shares and 5,351,962 shares were held in the treasury at March 30, 1996 and December 30, 1995, respectively.

INVENTORIES

    Components of inventories are as follows:

                                                       MARCH 30,    DECEMBER 30,
                                                         1996           1995
                                                       ---------    ------------
Finished goods......................................   $  95,816      $ 89,177
Work in process.....................................      31,030        30,316
Raw materials and supplies..........................      36,364        35,353
                                                       ---------    ------------
                                                       $ 163,210      $154,846
                                                       ---------    ------------
                                                       ---------    ------------

EARNINGS PER COMMON SHARE

    The computation of earnings per common share is based on the weighted average number of common and common equivalent shares outstanding. A dual presentation of earnings per common share has not been made since there is no significant difference in earnings per share calculated on a primary or fully diluted basis.

ACQUISITIONS

    In January 1996, the Company acquired ER-WE-PA, GmbH at a cost of $10,025 subject to audit adjustment. The acquisition has been accounted for using the purchase method and, accordingly, the acquired assets and liabilities have been recorded at their fair values at the dates of acquisition. The excess cost of purchase price over fair value of net assets acquired in the amount of $8,392 is being amortized over forty years. The operating results are included in the consolidated statements of earnings since the date of acquisition.

BUSINESS SEGMENT DATA


                                                             QUARTER ENDED
                                                         ---------------------
                                                         MARCH 30,    APRIL 1,
                                                           1996         1995
                                                         ---------    --------

SALES
Specialty chemicals...................................   $  96,083    $102,542
Specialty process equipment and controls..............      68,757      65,651
                                                         $ 164,840    $168,193

OPERATING PROFIT
Specialty chemicals...................................   $  12,791    $ 15,591
Specialty process equipment and controls..............       7,106      10,057
General corporate expense.............................      (3,108)     (3,161)
                                                            16,789      22,487
Interest expense......................................      (2,037)     (1,568)
Other income..........................................         252         228

Earnings before income taxes..........................   $  15,004    $ 21,147

SUBSEQUENT EVENT

    On April 30, 1996 the Company entered into an agreement and plan of merger with Uniroyal Chemical Corporation ("Uniroyal"), a $1.1 billion manufacturer of chemicals and polymers including rubber chemicals, crop protection chemicals and chemicals and additives for the plastics and lubricants industries. Under the terms of the agreement and subject to the conditions contained therein, among other things, each share of Uniroyal common stock will be exchanged for common stock of the Company valued at $15 based on the average price of the Company's stock over a period of twenty trading days ending with the third trading day preceding the date of the mailing of proxy materials. However, the Company will issue no more than 1.1111 shares, nor less than .9091 shares, for each share of Uniroyal common stock. Each share of Uniroyal's Series A Cumulative Redeemable Preferred Stock and Series B Preferred Stock issued and outstanding immediately prior to the consummation of the merger will be converted into and represent a number of shares of the Company's common stock equal to the exchange ratio multiplied by 6.667.

    The merger agreement provides that Uniroyal would be required to pay the Company a termination fee of $50 million if the merger agreement is terminated
(i) under certain circumstances following receipt of a proposal for a competing transaction and a competing transaction is consummated within one year following such termination or (ii) after Uniroyal's determination to terminate the merger agreement to pursue a competing transaction that would be more favorable to Uniroyal stockholders than the proposed merger with the Company.

    The merger is subject to the satisfaction or waiver of various conditions, including approval by the stockholders of both Uniroyal and the Company, Hart-Scott-Rodino and other regulatory approvals and availability of tax-free status and pooling of interests accounting treatment. The anticipated closing date of the merger is during the Company's third calendar quarter.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         CROMPTON & KNOWLES CORPORATION
                                 ("Crompton"),
                               TIGER MERGER CORP.
                  a wholly owned direct subsidiary of Crompton
                                  ("Subcorp"),
                                      and
                         UNIROYAL CHEMICAL CORPORATION
                                  ("Uniroyal")
                                 April 30, 1996

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AGREEMENT AND PLAN OF MERGER..........................................................    A-1
PRELIMINARY STATEMENTS................................................................    A-1
AGREEMENT.............................................................................    A-1

ARTICLE I: THE MERGER.................................................................    A-1
     1.1 The Merger...................................................................    A-1
     1.2 Effective Time...............................................................    A-1
     1.3 Effects of the Merger........................................................    A-2
     1.4 Certificate of Incorporation and Bylaws......................................    A-2
     1.5 Directors and Officers.......................................................    A-2
     1.6 Additional Actions...........................................................    A-2

ARTICLE II: CONVERSION OF SECURITIES..................................................    A-2
     2.1 Conversion of Capital Stock..................................................    A-2
     2.2 Exchange Ratio; Fractional Shares............................................    A-3
     2.3 Exchange of Certificates.....................................................    A-3
         (a)   Exchange Agent.........................................................    A-3
         (b)   Exchange Procedures....................................................    A-3
         (c)   Distributions with Respect to Unexchanged Shares.......................    A-4
         (d)   No Further Ownership Rights in Uniroyal Common Stock and Uniroyal
               Preferred Stock........................................................    A-4
         (e)   Termination of Exchange Fund...........................................    A-5
         (f)   No Liability...........................................................    A-5
         (g)   Investment of Exchange Fund............................................    A-5
     2.4 Treatment of Stock Options and Warrants......................................    A-5
     2.5 Dissenter's Rights...........................................................    A-6

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF
              CROMPTON AND SUBCORP....................................................    A-7
     3.1 Organization and Standing....................................................    A-7
     3.2 Subsidiaries.................................................................    A-7
     3.3 Corporate Power and Authority................................................    A-7
     3.4 Capitalization of Crompton...................................................    A-8
     3.5 Conflicts, Consents and Approval.............................................    A-8
     3.6 Brokerage and Finder's Fees..................................................    A-9
     3.7 Opinion of Financial Advisor.................................................    A-9
     3.8 Accounting Matters...........................................................    A-9
     3.9 Employee Benefit Plans.......................................................    A-9
    3.10 Crompton SEC Documents.......................................................   A-11
    3.11 Taxes........................................................................   A-11
    3.12 Registration Statement.......................................................   A-12
    3.13 Compliance with Law..........................................................   A-12
    3.14 Litigation...................................................................   A-12
    3.15 No Material Adverse Change...................................................   A-12
    3.16 Board Meeting................................................................   A-13
    3.17 Undisclosed Liabilities......................................................   A-13
    3.18 Labor Relations..............................................................   A-13
    3.19 Operation of Crompton's Business.............................................   A-13

                                                                                         PAGE
                                                                                         ----
    3.20 Permits; Compliance..........................................................   A-13
    3.21 Environmental Matters........................................................   A-13
    3.22 Uniroyal Stock Ownership.....................................................   A-14
    3.23 Contracts....................................................................   A-14
    3.24 State Takeover Laws..........................................................   A-14
    3.25 Crompton Rights Agreement....................................................   A-14

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF UNIROYAL................................   A-15
     4.1 Organization and Standing....................................................   A-15
     4.2 Subsidiaries.................................................................   A-15
     4.3 Corporate Power and Authority................................................   A-15
     4.4 Capitalization of Uniroyal...................................................   A-16
     4.5 Conflicts; Consents and Approvals............................................   A-16
     4.6 No Material Adverse Change...................................................   A-16
     4.7 Uniroyal SEC Documents.......................................................   A-17
     4.8 Taxes........................................................................   A-17
     4.9 Compliance with Law..........................................................   A-17
    4.10 Registration Statement.......................................................   A-18
    4.11 Litigation...................................................................   A-18
    4.12 Brokerage and Finder's Fees; Expenses........................................   A-18
    4.13 Opinion of Financial Advisor.................................................   A-18
    4.14 Accounting Matters...........................................................   A-18
    4.15 Employee Benefit Plans.......................................................   A-18
    4.16 Contracts....................................................................   A-20
    4.17 Labor Relations..............................................................   A-20
    4.18 Undisclosed Liabilities......................................................   A-20
    4.19 Operation of Uniroyal's Business.............................................   A-20
    4.20 Permits; Compliance..........................................................   A-20
    4.21 Environmental Matters........................................................   A-21
    4.22 Crompton Stock Ownership.....................................................   A-21
    4.23 Board Meeting................................................................   A-21
    4.24 DGCL Section 203 and State Takeover Laws.....................................   A-21
    4.25 Uniroyal Rights Agreement....................................................   A-21

ARTICLE V: COVENANTS OF THE PARTIES...................................................   A-22
     5.1 Mutual Covenants.............................................................   A-22
         (a)   General................................................................   A-22
         (b)   HSR Act................................................................   A-22
         (c)   Other Governmental Matters.............................................   A-22
         (d)   Pooling-of-Interests...................................................   A-22
         (e)   Tax-Free Treatment.....................................................   A-22
         (f)   Public Announcements...................................................   A-22
         (g)   Access.................................................................   A-22
     5.2 Covenants of Crompton........................................................   A-22
         (a)   Crompton Stockholders Meeting..........................................   A-22
         (b)   Preparation of Joint Proxy Statement...................................   A-23
         (c)   Conduct of Crompton's Operations.......................................   A-23
         (d)   Indemnification........................................................   A-23

                                                                                         PAGE
                                                                                         ----
         (e)   Directors' and Officers' Insurance.....................................   A-24
         (f)   Employee Benefits......................................................   A-24
         (g)   Notification of Certain Matters........................................   A-24
         (h)   No Solicitation........................................................   A-25
         (i)   [Intentionally Omitted]................................................   A-25
         (j)   Listing Application....................................................   A-25
         (k)   Directors of Crompton..................................................   A-25
         (l)   Affiliates of Crompton.................................................   A-25
         (m)   Change in Control......................................................   A-26
     5.3 Covenants of Uniroyal........................................................   A-26
         (a)   Uniroyal Stockholders Meeting..........................................   A-26
         (b)   Information for the Registration Statement and Preparation of Joint
               Proxy Statement........................................................   A-26
         (c)   Conduct of Uniroyal's Operations.......................................   A-26
         (d)   No Solicitation........................................................   A-28
         (e)   Affiliates of Uniroyal.................................................   A-28
         (f)   Notification of Certain Matters........................................   A-28

ARTICLE VI: CONDITIONS................................................................   A-29
     6.1 Mutual Conditions............................................................   A-29
     6.2 Conditions to Obligations of Uniroyal........................................   A-30
     6.3 Conditions to Obligations of Crompton and Subcorp............................   A-30

ARTICLE VII: TERMINATION AND AMENDMENT................................................   A-31
     7.1 Termination..................................................................   A-31
     7.2 Effect of Termination........................................................   A-32
     7.3 Amendment....................................................................   A-33
     7.4 Extension; Waiver............................................................   A-33

ARTICLE VIII: MISCELLANEOUS...........................................................   A-33
     8.1 Survival of Representations and Warranties...................................   A-33
     8.2 Notices......................................................................   A-33
     8.3 Interpretation...............................................................   A-34
     8.4 Counterparts.................................................................   A-34
     8.5 Entire Agreement.............................................................   A-34
     8.6 Third Party Beneficiaries....................................................   A-34
     8.7 Governing Law................................................................   A-34
     8.8 Specific Performance.........................................................   A-34
     8.9 Assignment...................................................................   A-34
    8.10 Expenses.....................................................................   A-35
    8.11 Incorporation of Disclosure Schedules........................................   A-35
    8.12 Severability.................................................................   A-35
    8.13 Subsidiaries.................................................................   A-35

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 30th day of April, 1996, by and among Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"), Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of Crompton ("Subcorp"), and Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal").

                             PRELIMINARY STATEMENTS

    A. Crompton desires to acquire the specialty chemical business and other businesses operated by Uniroyal through the merger (the "Merger") of Subcorp with and into Uniroyal, with Uniroyal as the surviving corporation, pursuant to which each share of Uniroyal Common Stock (as defined in Section 4.4) and each share of Uniroyal Preferred Stock (as defined in Section 2.1(c)) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Crompton Common Stock (as defined in Section 3.4) as more fully provided herein.

    B. Uniroyal desires to combine its specialty chemical and other businesses with the specialty chemical and related businesses operated by Crompton and for the holders of shares of Uniroyal Common Stock ("Uniroyal Stockholders") to have a continuing equity interest in the combined Crompton/Uniroyal businesses.

    C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

    E. The respective Boards of Directors of Crompton, Subcorp and Uniroyal have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

    Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

    1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Uniroyal as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Uniroyal shall continue its existence under the laws of the State of Delaware. Uniroyal, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of

Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Crompton, One Station Place, Metro Center, Stamford, Connecticut, or such other place as the parties may agree on the date (the "Closing Date") specified by the parties, which date shall be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived or such other time as the parties may mutually agree.

    1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

    1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Uniroyal' ", and (ii) the By-laws of Uniroyal in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of Subcorp immediately prior thereto; in each case until amended in accordance with applicable law.

    1.5 Directors and Officers. From and after the Effective Time, the officers of Uniroyal shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. Prior to the Effective Time, Uniroyal shall deliver to Crompton evidence satisfactory to Crompton of the resignations of the directors of Uniroyal, such resignations to be effective as of the Effective Time.

    1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to carry out the provisions of this Agreement, the proper officers and directors of Crompton and Uniroyal shall take all such necessary action.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Crompton, Subcorp or Uniroyal:

        (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

        (b) Each share of Uniroyal Common Stock (other than shares to be cancelled in accordance with Section 2.1(d)) issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio (as defined below).

        (c) Each share of the Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Uniroyal (the "Uniroyal Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(d) and other than Dissenting Shares covered by Section 2.5) shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio multiplied by 6.667.

    Each share of the Series B Preferred Stock, $0.01 par value per share, of Uniroyal (the "Uniroyal Series B Preferred Stock," and, together with the Uniroyal Series A Preferred Stock, the "Uniroyal Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(d) and other than Dissenting Shares covered by Section 2.5) shall be converted into and represent a number of shares of Crompton Common Stock equal to the Exchange Ratio multiplied by 6.667.

        (d) Each share of capital stock of Uniroyal held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries shall be cancelled and retired and no payment shall be made in respect thereof.

    2.2 Exchange Ratio; Fractional Shares. The "Exchange Ratio" shall equal $15.00 divided by the "Acquiror Transaction Value" (as defined below), rounded to four decimal places; provided, however, that notwithstanding the foregoing, the Exchange Ratio shall not be less than 0.9091 nor more than 1.1111. The term "Acquiror Transaction Value" shall mean the average closing price on the New York Stock Exchange ("NYSE") Composite Tape of Crompton Common Stock for the twenty (20) New York Stock Exchange trading days ending with the third New York Stock Exchange trading day immediately preceding the date of mailing of the Joint Proxy Statement (as defined in Section 3.12). No certificates for fractional shares of Crompton Common Stock shall be issued as a result of the conversions provided for in Section 2.1(b) and in Section 2.1(c). To the extent that an outstanding share of Uniroyal Common Stock or Uniroyal Preferred Stock would otherwise have become a fractional share of Crompton Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Uniroyal Common Stock or Uniroyal Preferred Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Crompton Common Stock on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Uniroyal Common Stock or Uniroyal Preferred Stock shall be surrendered for the account of the same holder, the number of shares of Crompton Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Crompton shall declare a stock dividend or other distribution payable in shares of Crompton Common Stock or securities convertible into shares of Crompton Common Stock, or effect a stock split, reclassification, combination or other change with respect to Crompton Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

    2.3 Exchange of Certificates.

        (a) Exchange Agent. At or prior to the Effective Time, Crompton shall deposit with an exchange agent designated by Crompton and reasonably acceptable to Uniroyal (the "Exchange Agent"), for the benefit of Uniroyal Stockholders and holders of Uniroyal Preferred Stock, for exchange in accordance with this Section 2.3, certificates representing shares of Crompton Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Uniroyal Common Stock and Uniroyal Preferred Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of Crompton Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

        (b) Exchange Procedures. Promptly and, in any event, within three (3) business days after the Effective Time, Crompton shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Uniroyal Common Stock or Uniroyal Preferred Stock whose shares were converted into the right to receive shares of Crompton Common Stock pursuant to Section 2.1(b) or Section 2.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Crompton may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Crompton Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Crompton Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Uniroyal Common Stock or Uniroyal Preferred Stock. In the event of a transfer of ownership of shares of Uniroyal Common Stock or Uniroyal Preferred Stock which is not registered on the transfer records of Uniroyal, a certificate representing the proper number of shares of Crompton Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Uniroyal Common Stock or Uniroyal Preferred Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
    Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Crompton Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

        (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Crompton Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.13), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Crompton Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Crompton Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Crompton Common Stock, less the amount of any withholding taxes which may be required thereon.

        (d) No Further Ownership Rights in Uniroyal Common Stock and Uniroyal Preferred Stock. All shares of Crompton Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Uniroyal Common Stock or Uniroyal Preferred Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Uniroyal of shares of Uniroyal Common Stock or Uniroyal Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

        (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Uniroyal Stockholders and holders of Uniroyal Preferred Stock for one (1) year after the Effective Time shall be delivered to Crompton or the Surviving Corporation, upon demand thereby, and holders of shares of Uniroyal Common Stock or Uniroyal Preferred Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Crompton for payment of any claim to shares of Crompton Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

        (f) No Liability. None of Crompton, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Uniroyal Common Stock or Uniroyal Preferred Stock (or, in each case, dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Uniroyal Common Stock or Uniroyal Preferred Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Crompton, free and clear of all claims or interest of any person previously entitled thereto.

        (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Crompton, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crompton upon termination of the Exchange Fund pursuant to
    Section 2.3(e).

    2.4 Treatment of Stock Options and Warrants.

        (a) Prior to the Effective Time, Crompton and Uniroyal shall take all such actions as may be necessary to cause each unexpired and unexercised option or right to purchase shares of Uniroyal Common Stock under stock option plans and stock purchase plans of Uniroyal in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Uniroyal or its subsidiaries by Uniroyal (each, a "Uniroyal Option") to be automatically converted at the Effective Time into an option (a "Crompton Exchange Option") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Uniroyal Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Option immediately before the Effective Time (including, without limitation, the acceleration of the exercisability of each such option upon the consummation of the Merger and the length of the period of continuing exercisability of each such option after any termination of the employment of the respective optionee); provided that with respect to any Uniroyal Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Crompton Exchange Options, Crompton shall (i) reserve for issuance the number of shares of Crompton Common Stock that will become subject to Crompton Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Crompton Exchange Options, make available for issuance all shares of Crompton Common Stock covered thereby, subject to the terms and conditions applicable thereto. A list of certain optionees whose termination will be treated as "for Good Reason" or "without Cause" (as defined in the Uniroyal Options) in determining the length of the post-termination period of continuing exercisability has been agreed upon by Crompton and Uniroyal and provided to Crompton by Uniroyal on the date hereof. Crompton shall cause the committee administering its stock incentive plan to grant Crompton Exchange Options in accordance with this Section 2.4.

        (b) The Surviving Corporation shall take all such actions as may be necessary to cause each unexpired and unexercised warrant to purchase shares of Uniroyal Common Stock under the Warrant Agreement, dated as of October 30, 1989, between Uniroyal and Avery, Inc. (each, a "Uniroyal Warrant") to be converted into a warrant (a "Crompton Exchange Warrant") to purchase that number of shares of Crompton Common Stock equal to the number of shares of Uniroyal Common Stock issuable immediately prior to the Effective Time upon exercise of the Uniroyal Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Uniroyal Warrant divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Uniroyal Warrant immediately before the Effective Time. In connection with the issuance of Crompton Exchange Warrants, Crompton shall (i) reserve for issuance the number of shares of Crompton Common Stock that will become subject to Crompton Exchange Warrants pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Crompton Exchange Warrants, make available for issuance all shares of Crompton Common Stock covered thereby, subject to the terms and conditions applicable thereto.

        (c) Uniroyal agrees to issue treasury shares of Uniroyal, to the extent available, upon the exercise of Uniroyal Options or Uniroyal Warrants prior to the Effective Time.

        (d) Crompton agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Crompton Common Stock issuable upon exercise of the Crompton Exchange Options and use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

    2.5 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Uniroyal Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such
Section 262 provides for appraisal rights for such Uniroyal Preferred Stock in the Merger ("Dissenting Shares"), shall not be converted as provided in Section
2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Crompton Common Stock, as provided in Section 2.1 hereof, and to which such holder is entitled, without interest or dividends thereon. Uniroyal shall give Crompton prompt notice of any demands received by Uniroyal for appraisal of Uniroyal Preferred Stock, and, prior to the Effective Time, Crompton shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Uniroyal shall not, except with the prior written consent of Crompton, make any payment with respect to, or offer to settle, any such demands.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF CROMPTON AND SUBCORP

    In order to induce Uniroyal to enter into this Agreement, Crompton and Subcorp hereby represent and warrant to Uniroyal that the statements contained in this Article III are true, correct and complete.

    3.1 Organization and Standing. Each of Crompton and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Crompton and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Crompton. Neither Crompton nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Crompton, its Articles of Organization, as amended and restated (the "Crompton Articles"), or By-Laws, or, in the case of any subsidiary of Crompton, its Certificate of Incorporation, By-laws or other organizational documents.

    3.2 Subsidiaries. As of the date hereof, other than immaterial interests, Crompton does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the disclosure schedule (the "Crompton Disclosure Schedule") delivered by Crompton to Uniroyal and dated the date hereof. Section 3.2 to the Crompton Disclosure Schedule sets forth as to each subsidiary of Crompton: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in Section 3.2 to the Crompton Disclosure Schedule, Crompton owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Crompton's subsidiaries. Except as set forth in Section 3.2 to the Crompton Disclosure Schedule, each of the outstanding shares of capital stock of each of Crompton's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Crompton free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Crompton. Other than as set forth in Section 3.2 to the Crompton Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Crompton, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Crompton; and no subsidiary of Crompton has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Crompton or any predecessor thereof.

    3.3 Corporate Power and Authority. Each of Crompton and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by the holders of Crompton Common Stock ("Crompton Stockholders"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Crompton and Subcorp, subject to authorization of the Merger and the transactions contemplated hereby by Crompton Stockholders. This Agreement has been duly executed and delivered by each of Crompton and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Crompton enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    3.4 Capitalization of Crompton. As of the date hereof, Crompton's authorized capital stock consisted solely of (a) 250,000,000 shares of common stock, $0.10 par value per share ("Crompton Common Stock"), of which (i) 48,026,751 shares were issued and outstanding, (ii) 5,334,321 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 2,601,077 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Crompton, and (b) 250,000 shares of preferred stock, without par value, none of which was issued and outstanding or reserved for issuance and 67,000 shares of which are designated as "Series A Junior Participating Preferred Stock." Each outstanding share of Crompton capital stock is, and all shares of Crompton Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Crompton capital stock has not been, and all shares of Crompton Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof, in the Crompton SEC Documents (as defined in Section 3.10) or in Section 3.4 to the Crompton Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Crompton of any securities of Crompton, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Crompton; and Crompton has no obligation of any kind to issue any additional securities or to pay for securities of Crompton or any predecessor. Crompton has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Crompton Common Stock.

    3.5 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Crompton or Subcorp nor the consummation of the transactions contemplated hereby will:

        (a) conflict with, or result in a breach of any provision of the Crompton Articles or By-Laws of Crompton or the Certificate of Incorporation or Bylaws of Subcorp;

        (b) except as disclosed to Uniroyal on the date hereof, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Crompton or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Crompton or any of its subsidiaries is a party;

        (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Crompton or any of its subsidiaries or their respective properties or assets; or

        (d) require any action or consent or approval of, or review by, or registration or filing by Crompton or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization of the Merger and the transactions contemplated hereby by Crompton Stockholders,
    (ii) authorization for inclusion of the shares of Crompton Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-

    Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in Section 3.5 to the Crompton Disclosure Schedule and, in the case of (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Crompton.

    3.6 Brokerage and Finder's Fees. Except for Crompton's obligation to Salomon Brothers Inc ("Salomon") (a copy of the written agreement relating to such obligation having previously been provided to Uniroyal), Crompton has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Salomon, Crompton is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby. A bona fide written estimate of the aggregate amount of all fees and expenses expected to be paid by Crompton to all accountants and investment bankers in connection with the Merger has been provided to Uniroyal on the date hereof.

    3.7 Opinion of Financial Advisor. Crompton has received the opinion of Salomon to the effect that, as of the date hereof, the Exchange Ratio is fair to Crompton from a financial point of view.

    3.8 Accounting Matters. To the best knowledge of Crompton and except as set forth in Section 3.8 to the Crompton Disclosure Schedule, neither Crompton nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Uniroyal or any of its affiliates) would prevent Crompton from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

    3.9 Employee Benefit Plans.

        (a) For purposes of this Section 3.9, the following terms have the definitions given below:

           "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Crompton Plans.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

           "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           "Crompton Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Crompton or any of its subsidiaries or to which Crompton or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Crompton Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

        (b) Section 3.9 to the Crompton Disclosure Schedule lists all Crompton Plans. With respect to each Crompton Plan, Crompton has made available to Uniroyal a true, correct and complete copy of: (i) each writing constituting a part of such Crompton Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

        (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Crompton Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Crompton Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Crompton Plan or the related trust.

        (d) All contributions required to be made to any Crompton Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Crompton Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Crompton SEC Documents filed or to be filed with the Commission.

        (e) Crompton and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Crompton Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Crompton Plan or the imposition of any lien on the assets of Crompton or any of its subsidiaries under ERISA or the Code.

        (f) Except as set forth in Section 3.9(f) to the Crompton Disclosure Schedule, no Crompton Plan is subject to Title IV or Section 302 of ERISA or
    Section 412 or 4971 of the Code. No Crompton Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Crompton or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

        (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Crompton or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Crompton nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

        (h) Except as disclosed in the Crompton SEC Documents filed with the Commission as of the date hereof or as disclosed to Uniroyal on the date hereof and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither

    Crompton nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

        (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Crompton or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 3.9(i) to the Crompton Disclosure Schedule, no amount paid or payable by Crompton or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

        (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Crompton Plans, any fiduciaries thereof with respect to their duties to the Crompton Plans or the assets of any of the trusts under any of the Crompton Plans which could reasonably be expected to result in any material liability of Crompton or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

    3.10 Crompton SEC Documents. Each of Crompton and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Crompton SEC Documents"). The Crompton SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Crompton included in the Crompton SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Crompton as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

    3.11 Taxes. Except as set forth in Section 3.11 to the Crompton Disclosure Schedule, (i) Crompton has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Crompton prior to the date hereof, (ii) all of the foregoing returns and reports are true and correct in all material respects, and Crompton has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) Crompton has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Crompton included in the Crompton SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995, (iv) neither Crompton nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Crompton nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Crompton or any of its subsidiaries for which there are not adequate reserves (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (in accordance with generally accepted accounting principles), (vii) the federal income tax returns of Crompton and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending December 31, 1991, and (viii) Crompton has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. For purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon.

    3.12 Registration Statement. None of the information provided by Crompton or any of its subsidiaries for inclusion in the registration statement on Form S-4 to be filed with the Commission by Crompton under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to shares of Crompton Common Stock to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Uniroyal Stockholders with respect to the Merger and the vote of Crompton Stockholders with respect to the Merger (collectively and as amended, supplemented or modified, the "Joint Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Uniroyal and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

    3.13 Compliance with Law. Each of Crompton and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to it or its business or properties, except for any such failures to be in compliance therewith which, individually or in the aggregate, would not have a material adverse effect on Crompton.

    3.14 Litigation. Except as set forth in Section 3.14 to the Crompton Disclosure Schedule or in the Crompton SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Crompton, threatened against Crompton or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Crompton or a material adverse effect on the ability of Crompton to consummate the transactions contemplated hereby. Neither Crompton nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Crompton or a material adverse effect on the ability of Crompton to consummate the transactions contemplated hereby.

    3.15 No Material Adverse Change. Except as set forth in the Crompton SEC Documents filed with the Commission as of the date hereof or in Section 3.15 to the Crompton Disclosure Schedule, since December 31, 1995, each of Crompton and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Crompton and its subsidiaries taken as a whole, (ii) material adverse effect on the ability of Crompton to consummate the transactions contemplated hereby,
(iii) declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (iv) material change in its accounting principles, practices or methods.

    3.16 Board Meeting. The Board of Directors of Crompton, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Crompton and the Crompton Stockholders.

    3.17 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Crompton as of December 31, 1995 or the notes thereto included in the Crompton SEC Documents or otherwise disclosed in the Crompton SEC Documents filed with the Commission as of the date hereof, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.17 to the Crompton Disclosure Schedule, neither Crompton nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on Crompton.

    3.18 Labor Relations. There is no unfair labor practice complaint against Crompton or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Crompton, threatened against or involving Crompton or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Crompton. Except as disclosed in the Crompton SEC Documents, neither Crompton nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of Crompton, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Crompton or any of its subsidiaries.

    3.19 Operation of Crompton's Business. (a) Since December 31, 1995 through the date of this Agreement, none of Crompton or any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.2(c) hereof except as described or reflected in the Crompton SEC Documents or as set forth in Section 3.19 to the Crompton Disclosure Schedule.

    3.20 Permits; Compliance. Each of Crompton and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Crompton.

    3.21 Environmental Matters.

        (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

        (b) Except as set forth in the Crompton SEC Documents filed with the Commission as of the date hereof, there are, with respect to Crompton, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Crompton, and none of Crompton and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

        (c) Except as set forth in the Crompton SEC Documents filed with the Commission as of the date hereof, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Crompton or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Crompton or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Crompton's business.

    3.22 Uniroyal Stock Ownership. Neither Crompton nor any of its subsidiaries owns any shares of Uniroyal Common Stock or other securities convertible into Uniroyal Common Stock.

    3.23 Contracts. Except as set forth in Section 3.23 to the Crompton Disclosure Schedule, none of Crompton, any of its subsidiaries, or, to the knowledge of Crompton, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Crompton under, any contract, agreement, guarantee, lease or executory commitment (each a "Contract") to which it is a party, except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Crompton.

    3.24 State Takeover Laws. Prior to the date hereof, the Board of Directors of Crompton has taken all action necessary to exempt under or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

    3.25 Crompton Rights Agreement. Crompton has taken or will take all action necessary, if any, in respect of the Rights Agreement dated as of July 20, 1988, as amended, between Crompton and The Chase Manhattan Bank, N.A. (the "Crompton Rights Agreement"), so as to provide that none of Uniroyal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Crompton Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF UNIROYAL

    In order to induce Subcorp and Crompton to enter into this Agreement, Uniroyal hereby represents and warrants to Crompton and Subcorp that the statements contained in this Article IV are true, correct and complete.

    4.1 Organization and Standing. Each of Uniroyal and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Uniroyal and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Uniroyal. Neither Uniroyal nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Uniroyal, its Certificate of Incorporation, as amended, or Bylaws, as amended and restated, or, in the case of any subsidiary of Uniroyal, its Certificate of Incorporation, Bylaws or other organizational documents.

    4.2 Subsidiaries. As of the date hereof, other than immaterial interests, Uniroyal does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule (the "Uniroyal Disclosure Schedule") delivered by Uniroyal to Crompton and dated the date hereof. Section 4.2 to the Uniroyal Disclosure Schedule sets forth as to each subsidiary of Uniroyal: (i) its name and jurisdiction of incorporation or organization, (ii) the number of issued and outstanding shares of its capital stock or share capital and (iii) the percentage of securities owned by its immediate parent. Except as set forth in Section 4.2 to the Uniroyal Disclosure Schedule, Uniroyal owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Uniroyal's subsidiaries. Each of the outstanding shares of capital stock of each of Uniroyal's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Uniroyal free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Uniroyal. Other than as set forth in Section 4.2 to the Uniroyal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Uniroyal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Uniroyal; and no subsidiary of Uniroyal has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Uniroyal or any predecessor thereof.

    4.3 Corporate Power and Authority. Uniroyal has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by Uniroyal Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Uniroyal, subject to authorization of the Merger and the transactions contemplated hereby by Uniroyal Stockholders. This Agreement has been duly executed and delivered by Uniroyal and constitutes the legal, valid and binding obligation of Uniroyal enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    4.4 Capitalization of Uniroyal. As of the date hereof, Uniroyal's authorized capital stock consisted solely of (a) 205,000,000 shares of common stock, $0.01 par value per share ("Uniroyal Common Stock"), of which (i) 24,286,043 shares were issued and outstanding, (ii) 1,136,588 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (a)(iii) below) and (iii) 1,959,108 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities other than purchase rights granted or issued by Uniroyal, and (b) 50,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 29,721 shares are designated as "Series A Cumulative Redeemable Preferred Stock," all of which were issued and outstanding, (ii) 12,000 shares are designated as "Series B Preferred Stock," all of which were issued and outstanding, and (iii) 2,050,000 shares are designated as "Series C Junior Participating Preferred Stock," none of which was issued and outstanding. Each outstanding share of Uniroyal capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof, in the Uniroyal SEC Documents (as defined in Section 4.7) or in Section 4.4 to the Uniroyal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Uniroyal of any securities of Uniroyal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Uniroyal; and Uniroyal has no obligation of any kind to issue any additional securities or to pay for securities of Uniroyal or any predecessor. Uniroyal has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Uniroyal Common Stock.

    4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Uniroyal, nor the consummation of the transactions contemplated hereby will:

        (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended and restated, of Uniroyal;

        (b) except as disclosed to Crompton on the date hereof, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Uniroyal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Uniroyal or any of its subsidiaries is a party;

        (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Uniroyal or any of its subsidiaries or any of their respective properties or assets; or

        (d) require any action or consent or approval of, or review by, or registration or filing by Uniroyal or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Uniroyal Stockholders,
    (ii) actions required by the HSR Act and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except, in the case of (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Uniroyal.

    4.6 No Material Adverse Change. Except as set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in Section 4.6 to the Uniroyal Disclosure Schedule, since October 1, 1995, each of Uniroyal and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Uniroyal and its subsidiaries taken as a whole, (ii) material adverse effect on the ability of Uniroyal to consummate the transactions contemplated hereby, (iii) declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (iv) material change in its accounting principles, practices or methods.

    4.7 Uniroyal SEC Documents. Each of Uniroyal and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1992 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Uniroyal SEC Documents"). The Uniroyal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Uniroyal included in the Uniroyal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Uniroyal as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

    4.8 Taxes. Except as set forth in the Uniroyal SEC Documents or in Section
4.8 to the Uniroyal Disclosure Schedule, (i) Uniroyal has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Uniroyal prior to the date hereof, (ii) all of the foregoing returns and reports are true and correct in all material respects, and Uniroyal has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) Uniroyal has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Uniroyal included in the Uniroyal SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995, (iv) neither Uniroyal nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Uniroyal nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Uniroyal or any of its subsidiaries for which there are not adequate reserves (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (in accordance with generally accepted accounting principles), (vii) the federal income tax returns of Uniroyal and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending October 1, 1989, and (viii) Uniroyal has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

    4.9 Compliance with Law. Each of Uniroyal and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to it or its business or properties, except for any such failures to be in compliance therewith which, individually or in the aggregate, would not have a material adverse effect on Uniroyal.

    4.10 Registration Statement. None of the information provided by Uniroyal or any of its subsidiaries for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Crompton and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    4.11 Litigation. Except as set forth in Section 4.11 to the Uniroyal Disclosure Schedule or in the Uniroyal SEC Documents, there is no Action pending or, to the knowledge of Uniroyal, threatened against Uniroyal or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Uniroyal or a material adverse effect on the ability of Uniroyal to consummate the transactions contemplated hereby. Neither Uniroyal nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Uniroyal or a material adverse effect on the ability of Uniroyal to consummate the transactions contemplated hereby.

    4.12 Brokerage and Finder's Fees; Expenses. Except for Uniroyal's obligation to Morgan Stanley & Co. Incorporated ("Morgan") (a copy of the written agreement relating to such obligation having previously been provided to Crompton), Uniroyal has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Morgan, Uniroyal is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby. A bona fide written estimate of the aggregate amount of all fees and expenses expected to be paid by Uniroyal to all attorneys, accountants and investment bankers in connection with the Merger has been provided to Crompton on the date hereof.

    4.13 Opinion of Financial Advisor. Uniroyal has received the opinion of Morgan to the effect that, as of the date hereof, the consideration to be received by the Uniroyal Stockholders is fair to the Uniroyal Stockholders from a financial point of view.

    4.14 Accounting Matters. To the best knowledge of Uniroyal, neither Uniroyal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Crompton or any of its affiliates) would prevent Crompton from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

    4.15 Employee Benefit Plans.

        (a) For purposes of this Section 4.15, the following terms have the definitions given below:

           "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Uniroyal Plans.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

           "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           "Uniroyal Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Uniroyal or any of its subsidiaries or to which Uniroyal or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Uniroyal Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

        (b) All material Uniroyal Plans for the benefit of the executive officers of Uniroyal have been disclosed in the Uniroyal SEC Documents. With respect to each Uniroyal Plan, Uniroyal has made available to Crompton a true, correct and complete copy of: (i) each writing constituting a part of such Uniroyal Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

        (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Uniroyal Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Uniroyal Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Uniroyal Plan or the related trust, except as set forth in
    Section 4.15(c) to the Uniroyal Disclosure Schedule.

        (d) All contributions required to be made to any Uniroyal Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Uniroyal Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in Uniroyal's financial statements contained in the Uniroyal SEC Documents.

        (e) Except as set forth in Section 4.15(c) to the Uniroyal Disclosure Schedule, Uniroyal and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Uniroyal Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to, any requirement for the posting of security with respect to a Uniroyal Plan or the imposition of any lien on the assets of Uniroyal or any of its subsidiaries under ERISA or the Code.

        (f) Except as set forth in Section 4.15(f) to the Uniroyal Disclosure Schedule, no Uniroyal Plan is subject to Title IV or Section 302 of ERISA or
    Section 412 or 4971 of the Code. No Uniroyal Plan is a Multiemployer Plan (as defined in Section 3.9) or a Multiple Employer Plan (as defined in
    Section 3.9), nor has Uniroyal or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

        (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Uniroyal or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither Uniroyal nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

        (h) Except as disclosed in the Uniroyal SEC Documents filed with the Commission as of the date hereof or as disclosed to Crompton on the date hereof and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Uniroyal nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

        (i) A statement by Uniroyal, to the best of Uniroyal's knowledge, as to the "excess parachute payments" within the meaning of Section 280G of the Code which may become payable by Uniroyal or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events has been provided to Crompton by Uniroyal on the date hereof.

        (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Uniroyal Plans, any fiduciaries thereof with respect to their duties to the Uniroyal Plans or the assets of any of the trusts under any of the Uniroyal Plans which could reasonably be expected to result in any material liability of Uniroyal or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

    4.16 Contracts. None of Uniroyal, any of its subsidiaries, or, to the knowledge of Uniroyal, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Uniroyal under, any Contract to which it is a party, except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Uniroyal.

    4.17 Labor Relations. There is no unfair labor practice complaint against Uniroyal or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Uniroyal, threatened against or involving Uniroyal or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Uniroyal. Except as disclosed in the Uniroyal SEC Documents, neither Uniroyal nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of Uniroyal, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Uniroyal or any of its subsidiaries.

    4.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Uniroyal as of December 31, 1995 or the notes thereto included in the Uniroyal SEC Documents or otherwise disclosed in the Uniroyal SEC Documents filed with the Commission as of the date hereof, or
(ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither Uniroyal nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on Uniroyal.

    4.19 Operation of Uniroyal's Business. (a) Since October 1, 1995 through the date of this Agreement, none of Uniroyal or any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the Uniroyal SEC Documents or as set forth in Section 4.19 to the Uniroyal Disclosure Schedule.

    4.20 Permits; Compliance. Each of Uniroyal and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Uniroyal.

    4.21 Environmental Matters.

        (a) Except as set forth in Section 4.21 to the Uniroyal Disclosure Schedule or set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in a report previously provided by Uniroyal to Crompton, there are, with respect to Uniroyal, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Uniroyal, and none of Uniroyal and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

        (b) Except as set forth in Section 4.21 to the Uniroyal Disclosure Schedule or set forth in the Uniroyal SEC Documents filed with the Commission as of the date hereof or in a report previously provided by Uniroyal to Crompton, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Uniroyal or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Uniroyal or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Uniroyal's business.

    4.22 Crompton Stock Ownership. Neither Uniroyal nor any of its subsidiaries owns any shares of Crompton Common Stock or other securities convertible into Crompton Common Stock.

    4.23 Board Meeting. The Board of Directors of Uniroyal, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Uniroyal and the stockholders of Uniroyal.

    4.24 DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Uniroyal has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

    4.25 Uniroyal Rights Agreement. Uniroyal has taken or will take all action necessary, if any, in respect of the Rights Agreement dated as of April 29, 1993, between Uniroyal and Chemical Bank, as amended (the "Uniroyal Rights Agreement"), so as to provide that none of Crompton and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Uniroyal Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Uniroyal Common Stock by Crompton.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

    The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

    5.1 Mutual Covenants.

        (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

        (b) HSR Act. As soon as practicable, and in any event no later than ten
    (10) business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Crompton nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their business or assets.

        (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

        (d) Pooling-of-Interests. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes.

        (e) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom to issue their respective opinions provided for in Section 6.1(g).

        (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Crompton and Uniroyal shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

        (g) Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Crompton and Uniroyal shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Crompton and Uniroyal pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated March 18, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

    5.2 Covenants of Crompton.

        (a) Crompton Stockholders Meeting. Crompton shall take all action in accordance with Applicable Laws and the Crompton Articles and By-Laws necessary to convene a meeting of Crompton Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

        (b) Preparation of Joint Proxy Statement. Crompton shall cooperate with Uniroyal to, and shall, as soon as is reasonably practicable, prepare and file the Joint Proxy Statement with the Commission on a confidential basis. Crompton shall cooperate with Uniroyal to, and shall, prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and shall cooperate with Uniroyal to, and shall, use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Crompton shall use all reasonable efforts to mail at the earliest practicable date to Crompton Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Crompton Stockholders in connection with the Merger and the transactions contemplated thereby. Crompton shall advise Uniroyal promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement. Crompton also shall cooperate with Uniroyal to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Crompton Common Stock in the Merger.

        (c) Conduct of Crompton's Operations. During the period from the date of this Agreement to the Effective Time, and except as set forth in Section 5.2(c) to the Crompton Disclosure Schedule, Crompton shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

        (d) Indemnification. From and after the Effective Time, Crompton shall cause the Surviving Corporation to indemnify and hold harmless to the fullest extent permitted under Applicable Law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Uniroyal (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. Crompton shall cause the Surviving Corporation to keep in effect Uniroyal's current provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, (i) Crompton shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the indemnified party, which counsel shall be reasonably acceptable to Crompton, in advance of the final disposition of any such action to the full extent permitted by Applicable Law, upon receipt of any undertaking required by Applicable Law, and (ii) Crompton shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

        (e) Directors' and Officers' Insurance. Crompton agrees to use its reasonable best efforts to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Uniroyal with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of four times the current annual premium paid by Uniroyal for its existing coverage, but in such case shall purchase as much coverage as possible for such amount.

        (f) Employee Benefits. Crompton covenants and agrees that, for a period of two years from and after the Effective Time, it will cause the Surviving Corporation or its subsidiaries to provide for the benefit of employees of the Surviving Corporation or its subsidiaries benefits that are no less favorable, in the aggregate, as those provided to employees of Uniroyal or its subsidiaries immediately prior to the date of this Agreement. If any Employee (as defined below) becomes a participant in any employee benefit or compensation plan of Crompton, a Crompton subsidiary (other than the Surviving Corporation) or a Crompton affiliate, such Employee shall be given credit under such plan for all service with Uniroyal and its subsidiaries, affiliates and predecessors which is recognized by Uniroyal and is rendered prior to the time the Employee becomes such a participant, solely for purposes of determining eligibility and vesting (but not for benefit accrual or any other purposes); provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans. To the extent employee benefit plans of Crompton or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or Former Employees (as defined below) after the Effective Time, such plans shall waive any preexisting conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. For purposes of the foregoing, (i) "Employees" shall mean the employees of Uniroyal or a Uniroyal subsidiary whose terms of employment are not subject to a collective bargaining agreement immediately prior to the Effective Time, including, without limitation, any employee who is absent at the Effective Time on short-term disability, long-term disability, Workers' Compensation or an authorized leave (such as maternity, military, family and medical leaves or other leaves where return to work is subject to statutory requirements), and (ii) "Former Employees" shall mean any former employees of Uniroyal or a Uniroyal subsidiary whose employment terminated prior to the Effective Time (whether by retirement or otherwise).

    Crompton shall cause the Surviving Corporation and its subsidiaries to honor all Uniroyal's existing agreements with any Employee or Former Employee and shall pay by wire transfer at the Closing the amounts referred to in that certain letter agreement dated the date hereof between Crompton and Uniroyal. The parties hereto agree that, prior to the Closing, Uniroyal will, with the participation of Crompton, use its best efforts to enter into amendments (reasonably satisfactory to Crompton) to the existing employment agreements with all individuals listed in Section 5.2(f) to the Crompton Disclosure Schedule to reflect the amendments described on the term sheets dated April 30, 1996, signed by such individuals.

    A description of the amounts to be paid at Closing to various individuals who have existing employment agreements with Uniroyal, if any such individual notifies Crompton in writing prior to the Closing that he will terminate his employment with Uniroyal as of the Closing, has been agreed upon by Crompton and Uniroyal and provided to Crompton by Uniroyal on the date hereof.

        (g) Notification of Certain Matters. Crompton shall give prompt notice to Uniroyal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Crompton or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
    (ii) any material failure of Crompton to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(g) shall not limit or otherwise affect the remedies available hereunder to Uniroyal.

        (h) No Solicitation. Crompton agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Crompton, or acquisition of any capital stock or any material portion of the assets (except as set forth in Section 5.2(h) to the Crompton Disclosure Schedule and except for acquisition of assets in the ordinary course of business consistent with past practice) of Crompton, or any combination of the foregoing (a "Crompton Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Uniroyal or its directors, officers, employees, agents and representatives) with respect to any Crompton Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Crompton may (i) furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Crompton Competing Transaction if and so long as the Board of Directors of Crompton determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and determines in good faith by a majority vote that such a proposal is more favorable to Crompton Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Uniroyal in response to such Crompton Competing Transaction) and
    (ii) take a position with respect to the Merger or a Crompton Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Crompton Competing Transaction. Crompton will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Crompton shall immediately advise Uniroyal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Crompton Competing Transaction (including the specific terms thereof) and promptly furnish to Uniroyal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

        (i) [Intentionally Omitted]

        (j) Listing Application. Crompton shall, as soon as practicable following the date hereof, prepare and submit to the NYSE a listing application covering the shares of Crompton Common Stock (and associated rights) issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Crompton Common Stock (and associated rights), subject to official notice of issuance.

        (k) Directors of Crompton. Immediately after the Effective Time, Crompton will take such action as may be necessary to cause (x) Robert J. Mazaika, Uniroyal's Chairman, President and Chief Executive Officer, to be elected to the Board of Directors of Crompton as Crompton's "Vice Chairman,"
    (y) Thomas M. Begel, a director of Uniroyal, to be elected to the Board of Directors of Crompton and (z) Harry Corless, a director of Uniroyal, to be elected to the Board of Directors of Crompton, each of the foregoing to be elected to a different class of the Crompton Board.

        (l) Affiliates of Crompton. Crompton shall use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Crompton within the meaning of Rule 145 under the Securities Act, to execute and deliver to Uniroyal no less than 35 days prior to the date of the meeting of Crompton Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Uniroyal.

        (m) Change in Control. Crompton agrees that the consummation of the Merger shall constitute a "Change in Control" of Uniroyal for all purposes within the meaning of all compensation or benefit plans or agreements of Uniroyal and its subsidiaries, including without limitation, the Uniroyal 1993 Stock Option Plan, the supplemental executive retirement agreements, the share purchase agreements, the Management Subscription Agreement and the employment agreements. In amplification of the foregoing, Crompton specifically agrees that, if the holder of a Uniroyal employment agreement shall terminate his employment within one year after the consummation of the Merger, such termination shall be deemed to be upon a termination of employment described in clause (C) of the first sentence of Section 7(d) of Uniroyal's employment agreements with Messrs. Mazaika, Johnson, Ingulli, Krakower, Melore, Eisenberg, Stephenson and Hagen or clause (B) of the first sentence of Section 3(d) of Uniroyal's employment agreement with Mr. Castaldi, except as otherwise agreed to by such individual after the date hereof.

    5.3 Covenants of Uniroyal.

        (a) Uniroyal Stockholders Meeting. Uniroyal shall take all action in accordance with Applicable Laws and its Certificate of Incorporation, as amended, and Bylaws, as amended and restated, necessary to convene a meeting of Uniroyal Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

        (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Uniroyal shall promptly furnish Crompton with all information concerning it as may be required for inclusion in the Registration Statement. Uniroyal shall cooperate with Crompton in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to Uniroyal contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Uniroyal shall promptly so inform Crompton and provide Crompton with the information necessary to make statements contained therein not false and misleading. Uniroyal shall use all reasonable efforts to cooperate with Crompton in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Uniroyal shall use all reasonable efforts to mail at the earliest practicable date to Uniroyal Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Uniroyal Stockholders in connection with the Merger and the transactions contemplated thereby.

        (c) Conduct of Uniroyal's Operations. During the period from the date of this Agreement to the Effective Time, Uniroyal shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to
    Section 7.1, Uniroyal shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Uniroyal Disclosure Schedule, without the prior written consent of Crompton:

           (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
       (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except in connection with the use of shares of capital stock of Uniroyal to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Uniroyal or any of its subsidiaries), (C) grant any person any right or option to acquire any shares of its capital stock,
       (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding warrants, options or rights to purchase Uniroyal Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

           (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

           (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws, as amended and restated or other organizational documents;

           (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person, other than in connection with this Agreement and the transactions contemplated hereby;

           (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

           (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of this Agreement;

           (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

           (viii) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $250,000;

           (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which Uniroyal is a party or any confidentiality agreement to which Uniroyal is a party;

           (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice;

           (xi) take any action to exempt under or make not subject to (x)
       Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Crompton or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

           (xii) take any action that would reasonably be expected to result in the representations and warranties set forth in Section 4.25 becoming false or inaccurate, or to otherwise terminate, amend, modify or make inapplicable as to any person or entity, the Uniroyal Rights Agreement or redeem the rights issued thereunder;

           (xiii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

           (xiv) agree in writing or otherwise to take any of the foregoing actions.

        (d) No Solicitation. Uniroyal agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Uniroyal, or acquisition of any capital stock or any material portion of the assets (except as set forth in Section 5.3(d) to the Uniroyal Disclosure Schedule and except for acquisition of assets in the ordinary course of business consistent with past practice) of Uniroyal, or any combination of the foregoing (a "Uniroyal Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Crompton, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Uniroyal Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Uniroyal may (i) furnish information to, and
               --------
    negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Uniroyal Competing Transaction if and so long as the Board of Directors of Uniroyal determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and determines in good faith by a majority vote that such a proposal is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Crompton in response to such Uniroyal Competing Transaction) and (ii) take a position with respect to the Merger or a Uniroyal Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Uniroyal Competing Transaction. Uniroyal will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Uniroyal shall immediately advise Crompton in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Uniroyal Competing Transaction (including the status, but not the specific terms thereof) and promptly furnish to Crompton a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

        (e) Affiliates of Uniroyal. Uniroyal shall use its reasonable best efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securities Act, to execute and deliver to Crompton no less than 35 days prior to the date of the meeting of Uniroyal Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Crompton.

        (f) Notification of Certain Matters. Uniroyal shall give prompt notice to Crompton of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Uniroyal representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Uniroyal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that
                                                      -----------------
    the delivery of any notice pursuant to this Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Crompton.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

        (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

        (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

        (c) The Merger and the transactions contemplated hereby shall have been approved by the Uniroyal Stockholders in the manner required by any Applicable Law.

        (d) The Merger and the transactions contemplated hereby shall have been approved by the Crompton Stockholders in the manner required by any Applicable Law.

        (e) The Commission shall have declared the Crompton Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

        (f) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding.

        (g) Crompton shall have received an opinion of Wachtell, Lipton, Rosen & Katz and Uniroyal shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of the facts then existing, under Applicable Law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinions, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom may require and rely on representations contained in certificates of Crompton, Uniroyal, Subcorp and others, as they deem reasonably appropriate.

        (h) Crompton shall have received a letter, in form and substance reasonably satisfactory to Crompton, from KPMG Peat Marwick LLP, dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

        (i) Uniroyal shall have received a letter, in form and substance reasonably satisfactory to Uniroyal, from Deloitte & Touche LLP, dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

        (j) The shares of Crompton Common Stock to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

        (k) Agreements with the officers of Uniroyal jointly identified by Crompton and Uniroyal on the date hereof and set forth in Section 5.2(f) to the Crompton Disclosure Schedule shall have been executed substantially on the terms set forth in the term sheets dated April 30, 1996, signed by such officers.

    6.2 Conditions to Obligations of Uniroyal. The obligations of Uniroyal to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Uniroyal:

        (a) The representations and warranties of each of Crompton and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Crompton.

        (b) Each of Crompton and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

        (c) Each of Crompton and Subcorp shall have furnished Uniroyal with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

        (d) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Crompton within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Uniroyal at least 35 days prior to the date of the meeting of Crompton Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Uniroyal.

        (e) Crompton shall have entered into satisfactory arrangements with respect to the consolidated indebtedness of the combined company.

    6.3 Conditions to Obligations of Crompton and Subcorp. The obligations of Crompton to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Crompton and Subcorp:

        (a) The representations and warranties of Uniroyal set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Uniroyal.

        (b) Uniroyal shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

        (c) Uniroyal shall have furnished Crompton with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and
    (b) have been satisfied.

        (d) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Uniroyal within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Crompton at least 35 days prior to the date of the meeting of Uniroyal

    Stockholders to approve the Merger written undertakings in the form reasonably acceptable to Crompton.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Uniroyal Stockholders and Crompton Stockholders:

        (a) by mutual consent of Crompton and Uniroyal;

        (b) by either Crompton or Uniroyal if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable, provided that the party seeking to terminate this Agreement under Section 7.1(b) shall have used its reasonable efforts to remove such injunction, order or decree;

        (c) by either Crompton or Uniroyal if the Merger shall not have been consummated before December 31, 1996, unless extended by the Boards of Directors of both Crompton and Uniroyal (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

        (d) by Crompton or Uniroyal if at the meeting of Uniroyal Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Uniroyal Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

        (e) by Crompton or Uniroyal if the meeting of Crompton Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Crompton Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

        (f) by Crompton or Uniroyal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

        (g) by either Crompton or Uniroyal if the Board of Directors of Uniroyal shall reasonably determine that a Uniroyal Competing Transaction is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement and Uniroyal shall have delivered to Crompton a written notice of the determination by the Uniroyal Board of Directors to terminate this Agreement pursuant to this Section 7.1(g); provided, however, that Uniroyal may not terminate this Agreement pursuant to this clause (g) unless (i) five business days shall have elapsed after delivery to Crompton of the notice referred to above, (ii) at the end of such five business-day period the Uniroyal Board of Directors shall continue to believe that such Uniroyal Competing Transaction is more favorable to Uniroyal Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement, (iii) at the time of such termination, Uniroyal shall have paid to

    Crompton the Termination Fee and (iv) promptly thereafter Uniroyal shall enter into a definitive acquisition, merger or similar agreement to effect such Uniroyal Competing Transaction.

    7.2 Effect of Termination.

        (a) In the event of the termination of this Agreement pursuant to
    Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement. If this Agreement is terminated (i) by Crompton or Uniroyal pursuant to Section 7.1(g), (ii) by Crompton pursuant to Section 7.1(c) if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have occurred on or before December 31, 1996 and
    (B) a Prior Event (as defined below) shall have occurred prior to such termination and (C) a Uniroyal Competing Transaction is consummated within one year following such termination, (iii) by Crompton pursuant to Section 7.1(f) if (A) Uniroyal's or Uniroyal's affiliate's failure to perform any material covenant or obligation under this Agreement is the basis for such termination and (B) a Prior Event shall have occurred prior to such termination and (C) a Uniroyal Competing Transaction is consummated within one year following such termination or (iv) by Crompton or Uniroyal pursuant to Section 7.1(d) if (A) a Prior Event shall have occurred prior to such termination and (B) a Uniroyal Competing Transaction is consummated within one year following such termination; then in any such case Uniroyal will, in the case of a termination by Crompton, within three business days following, in the case of clause (i) of this paragraph, any such termination or, in the case of clauses (ii), (iii) or (iv) of this paragraph, the consummation of the Uniroyal Competing Transaction, or, in the case of a termination by Uniroyal, prior to, in the case of clause (i) of this paragraph, such termination or, in the case of clause (iv) of this paragraph, the consummation of the Uniroyal Competing Transaction, pay to Crompton in cash by wire transfer in immediately available funds to an account designated by Crompton a termination fee in an amount equal to $50 million (the "Termination Fee").

        (b) As used herein, a "Prior Event" shall mean any of the following events:

           (i) any person (other than Crompton or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
       Act), or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Uniroyal Common Stock such that, upon consummation of such offer, such person would Beneficially Own (as defined below) or control 10% or more of the then outstanding Uniroyal Common Stock;

           (ii) Uniroyal or any of its subsidiaries shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Crompton or any of its subsidiaries) to, or any person (other than Crompton or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 10% or more of the assets of Uniroyal or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) Beneficial Ownership of securities representing 10% or more of the voting power of Uniroyal or any of its subsidiaries; or

           (iii) any person (other than Crompton or any subsidiary of Crompton) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of a number of shares of Uniroyal Common Stock in addition to the number of shares of Uniroyal Common

       Stock Beneficially Owned by such person on the date hereof equal to 10% or more of the voting power of Uniroyal.

        (c) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Uniroyal Stockholders or authorization of issuance of shares of Crompton Common Stock in the Merger by Crompton Stockholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Uniroyal Stockholders or Crompton Stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 Extension; Waiver. At any time prior to the Effective Time, Crompton (with respect to Uniroyal) and Uniroyal (with respect to Crompton and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

    8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Crompton or Subcorp:

   Crompton & Knowles Corporation
   One Station Place, Metro Center
   Stamford, CT 06902
   Attention: John T. Ferguson, II
   Telecopy No.: (203) 353-5470

   with a copy to

   Edward D. Herlihy
   Wachtell, Lipton, Rosen & Katz
   51 West 52nd Street
   New York, New York 10019
   Telecopy No.: (212) 403-2000

(b) if to Uniroyal:

   Uniroyal Chemical Corporation
   Benson Road
   Middlebury, CT 06749
   Attention: Ira J. Krakower
   Telecopy No.: (203) 573-4301

   with a copy to

   Joseph A. Coco
   Skadden, Arps, Slate, Meagher & Flom
   919 Third Avenue
   New York, New York 10022
   Telecopy No.: (212) 735-2000

    8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to common stock of Uniroyal or Crompton, as the case may be, or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Uniroyal Rights Agreement or Crompton Rights Agreement, as the case may be that trade together with such common stock. For the purposes of any provision of this Agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party and its subsidiaries, taken as a whole, under this Agreement, when read without any exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, business or financial condition of such party and its subsidiaries, taken as a whole.

    8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

    8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

    8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Sections 5.2(d), 5.2(e), 5.2(k) and 5.2(m) which may be enforced by the beneficiaries thereof (the expenses, including reasonable attorneys' fees, that may be incurred thereby in enforcing such provisions to be paid by Crompton).

    8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

    8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

    8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.10 Expenses. Subject to the provisions of Section 7.2, Crompton and Uniroyal shall pay their own costs and expenses associated with the transactions contemplated by this Agreement, except that Uniroyal and Crompton shall share equally (i) the filing fees in connection with the filing of the Joint Proxy Statement and Registration Statement with the Commission and (ii) the expenses incurred in connection with printing and mailing the Joint Proxy Statement to the Crompton Stockholders and Uniroyal Stockholders.

    8.11 Incorporation of Disclosure Schedules. The Uniroyal Disclosure Schedule and the Crompton Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    8.13 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner and (ii) for purposes of Articles III and IV hereof, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission.

    IN WITNESS WHEREOF, Crompton, Subcorp and Uniroyal have signed this Agreement as of the date first written above.

                                          CROMPTON & KNOWLES CORPORATION

                                          By:  /s/ VINCENT A. CALARCO
                                              -----------------------

                                          TIGER MERGER CORP.

                                          By:  /s/ VINCENT A. CALARCO
                                              -----------------------

                                          UNIROYAL CHEMICAL CORPORATION

                                          By:  /s/ ROBERT J. MAZAIKA
                                              -----------------------

                                                                         ANNEX B

MORGAN STANLEY
                [Letterhead of Morgan Stanley & Co. Incorporated]



                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      1585 BROADWAY
                                                      NEW YORK, NEW YORK 10036
                                                      (212) 761-4000

                                                      April 30, 1996

Board of Directors
Uniroyal Chemical Corporation
Middlebury, CT 06749

Gentlemen:

We understand that Uniroyal Chemical Corporation ("Uniroyal" or the "Company"), Crompton & Knowles Corporation ("Crompton") and Crompton Merger Corp., a wholly owned subsidiary of Crompton ("Merger Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 30, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Uniroyal. Pursuant to the Merger, the Company will be a wholly owned subsidiary of Crompton and each outstanding share of common stock, par value $0.01 per share (the "Company Common Stock"), of Uniroyal, other than shares held in the treasury of Uniroyal or by Crompton or any wholly owned subsidiary of Crompton or as to which dissenters' rights have been perfected, will be converted into a certain number of shares of common stock, par value $0.10 per share ("Crompton Common Stock"), of Crompton determined pursuant to a certain formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i)      analyzed certain publicly available financial statements and other information of the Company and Crompton, respectively;
     (ii)     reviewed certain internal business, operating and financial information, including financial projections, relating to the Company and Crompton, furnished to us by the Company and Crompton, respectively;
     (iii)    discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
     (iv)     discussed the past and current operations and financial condition and the prospects of Crompton with senior executives of Crompton and analyzed the pro forma impact of the Merger on Crompton's earnings per share, consolidated capitalization and financial ratios;
     (v)      reviewed the reported prices and trading activity for the Company Common Stock and the Crompton Common Stock;

     (vi)     compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly traded companies and their securities;
     (vii)    compared the financial performance of Crompton and the prices and trading activity of the Crompton Common Stock with that of certain other comparable publicly traded companies and their securities;
     (viii)   reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
     (ix)     participated in discussions and negotiations among representatives of the Company and Crompton and their financial and legal advisors and reviewed the Merger
              Agreement; and
     (x)      performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Crompton. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Crompton, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than Crompton, which expressed interest to us in the possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") have provided financial advisory and financing services for the Company and Crompton and have received fees for the rendering of these services. In addition, Morgan Stanley currently owns approximately 6% of the outstanding shares of Company Common Stock.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or Crompton with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ STEPHEN R. MUNGER
                                              ----------------------
                                              Stephen R. Munger
                                              Managing Director

                                                                         ANNEX C

                      [Letterhead of Salomon Brothers Inc]

Confidential

April 30, 1996

Board of Directors
Crompton & Knowles Corporation
One Station Place
Metro Center
Stamford, CT 06902

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Crompton & Knowles Corporation, a Massachusetts corporation (the "Company" or "Crompton"), of the consideration to be paid to the stockholders of Uniroyal Chemical Corporation ("Uniroyal"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company, into Uniroyal, as contemplated by the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Uniroyal common stock, $0.01 par value ("Uniroyal Common Stock"), issued and outstanding will be converted into and represent a number of shares of Crompton common stock, $0.10 par value ("Crompton Common Stock"), equal to $15.00 divided by the average closing price of Crompton Common Stock (the "Exchange Ratio") for the 20 trading days ending with the third trading day immediately preceding the date of mailing of the joint proxy statement for the Merger, provided that the Exchange Ratio will not be less than
0.9091 nor more than 1.1111. We understand that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling of interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

    In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the exhibits and the disclosure schedules thereto and the documents referred to therein; (ii) certain publicly available information concerning the Company and Uniroyal, including the Annual Reports on Form 10-K of the Company for each of the years in the five-year period ended December 30, 1995, the Annual Report on Form 10-K of Uniroyal for the year ended October 1, 1995, and the Quarterly Report on Form 10-Q of Uniroyal for the quarter ended December 31, 1995; (iii) the Company's and Uniroyal's press releases announcing preliminary financial information for the quarter ended March 30, 1996 and March 31, 1996, respectively; (iv) certain financial forecasts concerning the businesses and operations of the Company and Uniroyal that were prepared by the managements of the Company and Uniroyal, respectively; and (v) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and Uniroyal and the trading markets for such other companies' securities. We have also met with certain officers and employees of the Company and Uniroyal to discuss the foregoing, including the past and current business operations, financial condition and prospects of the Company and Uniroyal, respectively, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the financial projections of the Company and Uniroyal, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Company or Uniroyal, as the case may be, and we express no opinion with respect to such projections or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Uniroyal.

    Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Crompton Common Stock as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Crompton Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    As you are aware, we have acted as the financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a substantial portion of which is contingent upon consummation of the Merger. Additionally, we have previously rendered and are currently rendering certain investment banking and financial advisory services to the Company, for which we have received and will receive customary compensation. In addition, in the ordinary course of our business, we may actively trade the securities of the Company and Uniroyal for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This letter, and our opinion expressed herein, is not to be quoted, summarized or referred to, in whole or in part, without our prior written consent. Notwithstanding the foregoing, this opinion may be included or referred to in any registration statement or proxy statement sent to the stockholders of the Company and Uniroyal with respect to the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid to the stockholders of Uniroyal in connection with the Merger is fair to the Company from a financial point of view.

                                     Very truly yours,


                                     SALOMON BROTHERS INC

                                                                         ANNEX D
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec.Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger of consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonably attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deem just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         UNIROYAL CHEMICAL CORPORATION
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON      , 1996

The undersigned hereby appoints Robert J. Mazaika and Ira J. Krakower, and each of them with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all shares of Common Stock of Uniroyal Chemical Corporation, a Delaware corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present, at the Special Meeting of Stockholders of the Company to be held at the offices of Uniroyal Chemical Company, Inc. at Benson Road, Middlebury, Connecticut, on , 1996,
at    a.m. (local time), and at any and all adjournments or postponements thereof, as follows:

X Please mark your votes as in this example

1. Approval and adoption of the Agreement and Plan of Merger, dated as of       FOR    AGAINST    ABSTAIN
  April 30, 1996 (the "Merger Agreement"), by and among the Company, Crompton
  & Knowles Corporation, a Massachusetts corporation ("Crompton"), and Tiger    / /      / /        / /
  Merger Corp., a Delaware corporation and a wholly owned subsidiary of
  Crompton, and the transactions contemplated thereby, as fully described in the Joint Proxy Statement/Prospectus relating thereto.

2. OTHER MATTERS: Discretionary authority is hereby granted to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

- --------------------------------------------------------------------------------

                          (continued on reverse side)

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Joint Proxy Statement/Prospectus furnished herewith.
                                            Dated:_____________________________,
                                                              1996
                                         _______________________________________
                                                            Signature
                                         _______________________________________
                                                      Signature(s) (if held
                                                            jointly)
                                         _______________________________________
                                                       Title or Authority
                                         _______________________________________
                                                  IMPORTANT: PLEASE SIGN YOUR
                                                  NAME EXACTLY AS IT APPEARS
                                                  HEREON. WHEN SIGNING AS
                                                  ATTORNEY, AGENT, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE,
                                                  GUARDIAN OR CORPORATE
                                                  OFFICER, PLEASE GIVE YOUR
                                                  FULL TITLE AS SUCH. EACH
                                                  JOINT OWNER SHOULD SIGN THE
                                                  PROXY. IF EXECUTED BY A
                                                  PARTNERSHIP, THIS PROXY
                                                  SHOULD BE SIGNED BY AN
                                                  AUTHORIZED PARTNER.

                         CROMPTON & KNOWLES CORPORATION
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON      , 1996

The undersigned hereby appoints               and            , and each of them
with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all shares of Common Stock of Crompton & Knowles Corporation, a Massachusetts corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present, at the Special Meeting of Stockholders of the Company to be held at the Company's corporate
offices at One Station Place, Metro Center, Stamford, Connecticut, on      ,
1996, at 10:00 a.m. (local time), and at any and all adjournments or postponements thereof, as follows:

X Please mark your votes as in this example

1. Approval and adoption of the Agreement and Plan of Merger, dated as of       FOR    AGAINST    ABSTAIN
  April 30, 1996 (the "Merger Agreement"), by and among the Company, Uniroyal
  Chemical Corporation, a Delaware corporation ("Uniroyal"), and Tiger Merger   / /      / /        / /
  Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and the transactions contemplated thereby, which will also constitute approval of an amendment to Crompton's 1988 Long Term Incentive Plan to increase the number of shares of Crompton common stock, par value $0.10 per share, reserved for issuance thereunder by 6,000,000 shares, as fully described in the Joint Proxy Statement/Prospectus relating thereto.

2. OTHER MATTERS: Discretionary authority is hereby granted to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

- --------------------------------------------------------------------------------

                          (continued on reverse side)

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

   The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Joint Proxy Statement/Prospectus furnished herewith.
                                            Dated:_____________________________,
                                                              1996
                                         _______________________________________
                                                            Signature
                                         _______________________________________
                                                      Signature(s) (if held
                                                            jointly)
                                         _______________________________________
                                                       Title or Authority
                                         _______________________________________
                                                  IMPORTANT: PLEASE SIGN YOUR
                                                  NAME EXACTLY AS IT APPEARS
                                                  HEREON. WHEN SIGNING AS
                                                  ATTORNEY, AGENT, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE,
                                                  GUARDIAN OR CORPORATE
                                                  OFFICER, PLEASE GIVE YOUR
                                                  FULL TITLE AS SUCH. EACH
                                                  JOINT OWNER SHOULD SIGN THE
                                                  PROXY. IF EXECUTED BY A
                                                  PARTNERSHIP, THIS PROXY
                                                  SHOULD BE SIGNED BY AN
                                                  AUTHORIZED PARTNER.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts (the "B.C.L.") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

    The Registrant's By-laws provide that the Registrant shall, to the full extent permitted by law, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest, direct or indirect, as a shareholder, creditor, or otherwise or who serve at its request in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director, officer, or trustee, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director of officer.

    Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit, or other proceeding may be paid from time to time by the Registrant, at the discretion of a majority of the disinterested directors then in office, in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amount so paid to the Registrant if it is ultimately determined that indemnification for such expenses is not authorized pursuant to the By-laws, which undertaking may be accepted without reference to the financial ability of such director or officer to make repayment.

    The Registrant's Restated Articles of Organization provide that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 61 or 62 of the B.C.L. (such sections relate generally to the liability of directors for authorizing distributions to shareholders at a time when the Registrant is insolvent or bankrupt and the liability of directors for approving loans to officers or directors of the Registrant which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders), or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    The Registrant has insurance to indemnify its directors and officers, within the limits of the Registrant's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the Commonwealth of Massachusetts.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------

   2.01  Agreement and Plan of Merger dated as of April 30, 1996, among the Registrant, Tiger
         Merger Corp., and Uniroyal Chemical Corporation, included as Annex A in the Joint
         Proxy Statement/Prospectus included as part of this Registration Statement. The
         Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon Request.

   3.01  Restated Articles of Organization of the Registrant filed with the Commonwealth of
         Massachusetts on October 27, 1988, as amended on April 10, 1990 and on April 14,
         1992, filed as Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1992 (Commission File No. 1-4663) and incorporated herein by reference.

   3.02  By-laws of the Registrant as amended to date, filed as Exhibit 3(b) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1989
         (Commission File No. 1-4663) and incorporated herein by reference.

   4.01  Rights Agreement dated as of July 20, 1988, between the Registrant and The Chase
         Manhattan Bank, N.A., as Rights Agent, filed as Exhibit 1 to the Registrant's
         Current Report on Form 8-K dated July 29, 1988 (Commission File No. 1-4663) and incorporated herein by reference.

   4.02  Agreement dated as of March 28, 1991, amending Rights Agreement dated as of July 20,
         1988, between the Registrant and The Chase Manhattan Bank, N.A., as Rights Agent,
         filed as Exhibit 4(i)(i) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 29, 1990 (Commission File No. 1-4663) and incorporated herein by reference.

   4.03  Credit Agreement dated as of September 28, 1992, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 10.1 to the Registrant's
         Registration Statement on Form S-3 (Registration No. 33-52642) and incorporated herein by reference.

   4.04  First Amendment to Credit Agreement dated as of September 1, 1994, among the
         Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(2)
         to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
         31, 1994 (Commission File No. 1-4663) and incorporated herein by reference.

   4.05  Second Amendment to Credit Agreement dated as of May 28, 1995, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(3) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

   5.01  Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.

   8.01  Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

  10.01  1983 Stock Option Plan of Crompton & Knowles Corporation, as amended through April
         14, 1987, filed as Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q
         for the quarter ended March 28, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.02  Amendments to Crompton & Knowles Corporation Stock Option Plans adopted February 22,
         1988, filed as Exhibit 10(d) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------
  10.03  Amended Annual Incentive Compensation Plan for "A" Group of Senior Executives dated
         January 24, 1994, filed as Exhibit 10(d) to the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 25, 1993 (Commission File No. 1-4663) and incorporated herein by reference.

  10.04  Summary of Management Incentive Bonus Plan for selected key management personnel, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission File No. 1-4663) and incorporated herein by reference.

  10.05  Supplemental Medical Reimbursement Plan, filed as Exhibit 10(n) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

  10.06  Supplemental Dental Reimbursement Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

  10.07  Employment Agreement dated February 22, 1988, between the Registrant and Vincent A.
         Calarco, filed as Exhibit 10(j) to the Registrant's Annual Report on Form 10-K for
         the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.08  Form of Employment Agreement entered into in 1988, 1989, 1992, 1994 and 1996 between the Registrant or one of its subsidiaries and nine of the executive officers of the
         Registrant, filed as Exhibit 10(k) to the Registrant's Annual Report on Form 10-K
         for the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.09  Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and Vincent A. Calarco, filed as Exhibit 10(i) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.10  Form of Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and three of its executive officers, filed as Exhibit 10(j) to the
         Registrant's Annual Report on Form 10- K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

  10.11  Form of Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and five of its executive officers, filed as Exhibit 10(k) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

  10.12  Supplemental Retirement Agreement Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(l) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.13  Amended Benefit Equalization Plan dated October 20, 1993, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25,
         1993 (Commission File No. 1-4663) and incorporated herein by reference.

  10.14  Amended Benefit Equalization Plan Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(n) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.15  Amended 1988 Long Term Incentive Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission
         File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------
  10.16  Trust Agreement dated as of May 15, 1989, between the Registrant and Shawmut
         Worcester County Bank, N.A. and First Amendment thereto dated as of February 8,
         1990, filed as Exhibit 10(w) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 30, 1989 (Commission File No. 1-4663) and incorporated herein by reference.

  10.17  Form of 1992-1994 Long Term Performance Award Agreement, filed as Exhibit 10(y) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28,
         1991 (Commission File No. 1-4663) and incorporated herein by reference.

  10.18  Crompton & Knowles Corporation Restricted Stock Plan for Directors approved by the stockholders on April 9, 1991, filed as Exhibit 10(z) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 28, 1991 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.19  Amended 1933 Stock Option Plan for Non-Employee Directors, filed as Exhibit 10(s) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30,
         1995 (Commission File No. 1-4663) and incorporated herein by reference.

  11.01 Statement re computation of per share earnings, filed as Exhibit 11 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 30, 1996 (Commission File No. 1-4663) and incorporated herein by reference.

  21.01  Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

  23.01  Consent of KPMG Peat Marwick LLP.

  23.02  Consent of Deloitte & Touche LLP.

  23.03  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.01).

  23.04  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01).

  23.05  Consent of Morgan Stanley & Co. Incorporated.

  23.06  Consent of Salomon Brothers Inc (included in the opinion of Salomon Brothers Inc included as Annex C in the Joint Proxy Statement/Prospectus included as part of this
         Registraton Statement).

  24.01  Power of Attorney.

    (b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No. 1-4663), as amended by Form 10-K/A filed with the Commission on July 9, 1996).

    (c) Report, Opinion or Appraisal. Not Applicable.

ITEM 22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (g) The undersigned Registrant hereby undertakes:

        1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 19, 1996.

                                          CROMPTON & KNOWLES CORPORATION

                                          By:  /s/ VINCENT A. CALARCO
                                             ------------------------
                                             Vincent A. Calarco
                                             Chairman, President and
                                             Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 19, 1996.

                  SIGNATURE                                        TITLE
                  ---------                                        -----

           /s/ VINCENT A. CALARCO              Chairman, President and Chief Executive
 .............................................    Officer (principal executive officer)
             Vincent A. Calarco

           /s/ CHARLES J. MARSDEN              Vice President-Finance, Chief Financial
 .............................................    Officer and Director (principal financial
             Charles J. Marsden                  officer)

               /s/ PETER BARNA                 Treasurer (principal accounting officer)
 .............................................
                 Peter Barna

                      *                        Director
 .............................................
              James A. Bitonti

                      *                        Director
 .............................................
                Robert A. Fox

                      *                        Director
 .............................................
              Roger L. Headrick

                      *                        Director
 .............................................
             Leo I. Higdon, Jr.

                      *                        Director
 .............................................
              Michael W. Huber

                      *                        Director
 .............................................
                C.A. Piccolo

                      *                        Director
 .............................................
           Patricia K. Woolf, Ph.D

*By:   /s/ JOHN T. FERGUSON II
     ........................................
           John T. Ferguson II
             Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibits required by S-K item 601:

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------

 2.01    Agreement and Plan of Merger dated as of April 30, 1996, among the Registrant, Tiger
         Merger Corp., and Uniroyal Chemical Corporation, included as Annex A in the Joint
         Proxy Statement/Prospectus included as part of this Registration Statement. The
         Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon Request.

 3.01    Restated Articles of Organization of the Registrant filed with the Commonwealth of
         Massachusetts on October 27, 1988, as amended on April 10, 1990 and on April 14,
         1992, filed as Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1992 (Commission File No. 1-4663) and incorporated herein by reference.

 3.02    By-laws of the Registrant as amended to date, filed as Exhibit 3(b) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1989
         (Commission File No. 1-4663) and incorporated herein by reference.

 4.01    Rights Agreement dated as of July 20, 1988, between the Registrant and The Chase
         Manhattan Bank, N.A., as Rights Agent, filed as Exhibit 1 to the Registrant's
         Current Report on Form 8-K dated July 29, 1988 (Commission File No. 1-4663) and incorporated herein by reference.

 4.02    Agreement dated as of March 28, 1991, amending Rights Agreement dated as of July 20,
         1988, between the Registrant and The Chase Manhattan Bank, N.A., as Rights Agent,
         filed as Exhibit 4(i)(i) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 29, 1990 (Commission File No. 1-4663) and incorporated herein by reference.

 4.03    Credit Agreement dated as of September 28, 1992, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 10.1 to the Registrant's
         Registration Statement on Form S-3 (Registration No. 33-52642) and incorporated herein by reference.

 4.04    First Amendment to Credit Agreement dated as of September 1, 1994, among the
         Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(2)
         to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
         31, 1994 (Commission File No. 1-4663) and incorporated herein by reference.

 4.05    Second Amendment to Credit Agreement dated as of May 28, 1995, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(3) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

 5.01    Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.

 8.01    Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

10.01    1983 Stock Option Plan of Crompton & Knowles Corporation, as amended through April
         14, 1987, filed as Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q
         for the quarter ended March 28, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.02    Amendments to Crompton & Knowles Corporation Stock Option Plans adopted February 22,
         1988, filed as Exhibit 10(d) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------
10.03    Amended Annual Incentive Compensation Plan for "A" Group of Senior Executives dated
         January 24, 1994, filed as Exhibit 10(d) to the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 25, 1993 (Commission File No. 1-4663) and incorporated herein by reference.

10.04    Summary of Management Incentive Bonus Plan for selected key management personnel, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission File No. 1-4663) and incorporated herein by reference.

10.05    Supplemental Medical Reimbursement Plan, filed as Exhibit 10(n) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

10.06    Supplemental Dental Reimbursement Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

10.07    Employment Agreement dated February 22, 1988, between the Registrant and Vincent A.
         Calarco, filed as Exhibit 10(j) to the Registrant's Annual Report on Form 10-K for
         the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.08    Form of Employment Agreement entered into in 1988, 1989, 1992, 1994 and 1996 between the Registrant or one of its subsidiaries and nine of the executive officers of the
         Registrant, filed as Exhibit 10(k) to the Registrant's Annual Report on Form 10-K
         for the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.09    Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and Vincent A. Calarco, filed as Exhibit 10(i) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

10.10    Form of Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and three of its executive officers, filed as Exhibit 10(j) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

10.11    Form of Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and five of its executive officers, filed as Exhibit 10(k) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

10.12    Supplemental Retirement Agreement Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(l) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

10.13    Amended Benefit Equalization Plan dated October 20, 1993, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25,
         1993 (Commission File No. 1-4663) and incorporated herein by reference.

10.14    Amended Benefit Equalization Plan Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(n) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

10.15    Amended 1988 Long Term Incentive Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission
         File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------                                   -------------------
10.16    Trust Agreement dated as of May 15, 1989, between the Registrant and Shawmut
         Worcester County Bank, N.A. and First Amendment thereto dated as of February 8,
         1990, filed as Exhibit 10(w) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 30, 1989 (Commission File No. 1-4663) and incorporated herein by reference.

10.17    Form of 1992-1994 Long Term Performance Award Agreement, filed as Exhibit 10(y) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28,
         1991 (Commission File No. 1-4663) and incorporated herein by reference.

10.18    Crompton & Knowles Corporation Restricted Stock Plan for Directors approved by the stockholders on April 9, 1991, filed as Exhibit 10(z) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 28, 1991 (Commission File No.
         1-4663) and incorporated herein by reference.

10.19    Amended 1933 Stock Option Plan for Non-Employee Directors, filed as Exhibit 10(s) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30,
         1995 (Commission File No. 1-4663) and incorporated herein by reference.

11.01    Statement re computation of per share earnings, filed as Exhibit 11 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 30, 1996 (Commission File No. 1-4663) and incorporated herein by reference.

21.01    Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

23.01    Consent of KPMG Peat Marwick LLP.

23.02    Consent of Deloitte & Touche LLP.

23.03    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.01).

23.04    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01).

23.05    Consent of Morgan Stanley & Co. Incorporated.

23.06    Consent of Salomon Brothers Inc (included in the opinion of Salomon Brothers Inc included as Annex C in the Joint Proxy Statement/Prospectus included as part of this
         Registration Statement).

24.01    Power of Attorney.